As filed with the Securities and Exchange Commission on August 24, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BFC Financial Corporation

(Exact name of Registrant as specified in its charter)

Florida	6035	59-2022148
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

(954) 940-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jarett S. Levan

Acting Chairman, Chief Executive Officer and President

BFC Financial Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

(954) 940-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alison W. Miller Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, Florida 33130 (305) 789-3200	Stephen K. Roddenberry Akerman LLP Three Brickell City Centre 98 Southeast Seventh Street, Suite 1100 Miami, Florida 33131 (305) 374-5600	Raymond S. Lopez Executive Vice President and Chief Financial Officer BBX Capital Corporation 401 East Las Olas Boulevard, Suite 800 Fort Lauderdale, Florida 33301 (954) 940-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement, the satisfaction or waiver of the other conditions to closing the merger described herein and the consummation of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (3)	Amount of registration fee
Class A Common Stock, par value $0.01 per share (4)	24,345,981	N/A	$452,296,763	$45,546.28

(1)

This Registration Statement relates to the shares of Class A Common Stock, par value $0.01 per share (“BFC Class A Common Stock”), of BFC Financial Corporation (“BFC” or the “Registrant”) issuable to holders of Class A Common Stock, par value $0.01 per share (“BBX Capital Class A Common Stock”), of BBX Capital Corporation (“BBX Capital”), pursuant to the proposed merger (the “Merger”) of BBX Capital with and into BBX Merger Subsidiary LLC, a wholly owned subsidiary of BFC.

(2)

Based on the number of shares of BFC Class A Common Stock which may be issued in connection with the Merger, calculated as the product of (i) the sum of the aggregate number of shares of BBX Capital Class A Common Stock (A) outstanding (other than shares owned directly or indirectly by BFC) and (B) issuable pursuant to the vesting of restricted stock units and the exercise of outstanding options and (ii) an exchange ratio of 5.4 shares of BFC Class A Common Stock for each such share of BBX Capital Class A Common Stock.

(3)

Pursuant to Rules 457(c) and 457(f)(1) and (3) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for purposes of calculating this registration fee, the proposed maximum aggregate offering price is equal to (i) the product of (a) $19.84, the average of the high and low prices per share of BBX Capital Class A Common Stock on August 18, 2016, as quoted on the New York Stock Exchange, and (b) the number of shares of BBX Capital Class A Common Stock under clause (i)(A) and (B) of footnote 2 above minus (ii) $30,727,500, the estimated aggregate amount of cash consideration to be paid by BFC in the merger in exchange for shares of BBX Capital Class A Common Stock.

(4)

Each share of BFC Class A Common Stock registered hereunder includes an associated right to purchase from BFC one one-hundredth of a share of Series A Junior Participating Preferred Stock for $8.00. These purchase rights are not exercisable until the occurrence of certain prescribed events, none of which has occurred. The preferred share purchase rights are, and until the occurrence of any such prescribed event the preferred share purchase rights will be, evidenced by the certificates representing the associated shares of BFC Class A Common Stock and may be transferred only with such shares of BFC Class A Common Stock. The value attributable to the preferred share purchase rights, if any, is reflected in the value of the associated shares of BFC Class A Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The securities being offered by the use of this proxy statement/prospectus may not be issued until the registration statement filed with the Securities and Exchange Commission of which this proxy statement/prospectus is a part is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED AUGUST 24, 2016

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

On July 27, 2016, BFC Financial Corporation (“BFC”), BBX Capital Merger Subsidiary LLC, a wholly owned subsidiary of BFC (“Merger Sub”), and BBX Capital Corporation (“BBX Capital”) entered into an Agreement and Plan of Merger (the “merger agreement”) which provides for BBX Capital to be merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of BFC. Pursuant to the merger agreement, BBX Capital’s shareholders (other than BFC and shareholders who exercise and perfect their appraisal rights in accordance with Florida law) will have the right to receive, in consideration for each share of BBX Capital’s Class A Common Stock they own at the effective time of the merger, at their election, $20.00 in cash, without interest, or 5.4 shares of BFC’s Class A Common Stock. BBX Capital’s shareholders may specify different elections for different shares of BBX Capital’s Class A Common Stock that they own. Accordingly, BBX Capital’s shareholders may receive all stock consideration, all cash consideration, or a mix of stock and cash consideration in exchange for their shares. BFC will not issue fractional shares of its Class A Common Stock in the merger, but instead, the aggregate number of shares of BFC’s Class A Common Stock to which each shareholder of BBX Capital electing to receive stock consideration will be entitled will be rounded up to the next largest whole share. Pursuant to the terms of the merger agreement, the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC, which collectively represent approximately 81% of BBX Capital’s total outstanding equity and 90% of BBX Capital’s total voting power, will be canceled in connection with the merger. It is currently estimated that up to approximately 16.6 million shares of BFC’s Class A Common Stock may be issued in connection with the merger; however, the actual number of shares of BFC’s Class A Common Stock issued in the merger will depend on the number of shares of BBX Capital’s Class A Common Stock outstanding immediately prior to the effective time of the merger and the elections made by BBX Capital’s shareholders as to the form of consideration they wish to receive. In addition, 7.8 million shares of BFC’s Class A Common Stock are expected to be reserved for issuance in respect of outstanding BBX Capital restricted stock units and stock options to be assumed by BFC in the merger.

On July 27, 2016, the closing price of BFC’s Class A Common Stock, which is traded on the OTCQB under the ticker symbol “BFCF,” was $2.84 per share, and the closing price of BBX Capital’s Class A Common Stock, which is traded on the New York Stock Exchange under the ticker symbol “BBX,” was $15.73 per share.

Consummation of the merger is conditioned upon, among other things, approval of the merger agreement by holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast on the merger agreement and by the holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates. Accordingly, BBX Capital will hold a special meeting of its shareholders on             , 2016 at     :       .m., local time at                     . At the meeting, BBX Capital’s shareholders will be asked to consider and vote upon the merger agreement. Following receipt of a recommendation in favor of the merger agreement by a special committee comprised solely of independent directors of BBX Capital, the board of directors of BBX Capital determined that the merger agreement is advisable, fair to and in the best interest of BBX Capital’s shareholders. Accordingly, the board of directors of BBX Capital recommends that BBX Capital’s shareholders vote “FOR” the approval of the merger agreement.

        Under Florida law, BBX Capital’s shareholders are entitled to pursue appraisal rights in connection with the merger. For further information, BBX Capital’s shareholders should carefully review the appraisal rights discussions contained in this proxy statement/prospectus, including the summary of Florida’s appraisal rights statutes set forth in the “Appraisal Rights” section beginning on page 110 and the full text of Florida’s appraisal rights statutes which is included as Annex D. Unless waived by BFC, BFC’s obligation to consummate the merger is conditioned upon holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock duly and validly exercising appraisal rights, or remaining entitled to exercise appraisal rights immediately prior to the effective time of the merger. Accordingly, BFC will be relying on the number of shares of BBX Capital’s Class A Common Stock as to which appraisal rights are exercised in determining whether to terminate the merger agreement or consummate the merger. By voting any of its shares for the approval of the merger agreement, a BBX Capital shareholder will have waived and relinquished any claim for appraisal rights. In addition, BFC and BBX Capital intend to take the position with respect to any shareholder lawsuit seeking recovery outside of the appraisal rights process that any shareholder who either (i) votes for the approval of the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, whether cash, stock or a combination of cash and stock, and whether by making a valid election or by exchanging any of such shareholder’s stock certificates for merger consideration, will have waived and relinquished all claims arising out of or relating to the consideration provided to BBX Capital’s shareholders under the merger agreement.

This proxy statement/prospectus provides detailed information concerning BFC, BBX Capital, the merger agreement and the proposed merger between the companies. As described in the section of this proxy statement/prospectus entitled “Where You Can Find More Information,” additional information regarding BFC and BBX Capital has been filed with the Securities and Exchange Commission and is incorporated by reference into this proxy statement/prospectus. Shareholders are encouraged to read carefully this entire proxy statement/prospectus, including all of the annexes hereto, as well as the documents incorporated herein by reference. For a discussion of risks related to the merger, including material U.S. federal income tax consequences of the merger, please read the section entitled “Risk Factors” beginning on page 76.

Jarett S. Levan President and Acting Chairman and Chief Executive Officer
BBX Capital Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of BFC’s Class A Common Stock which may be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2016 and is first being mailed to shareholders of BBX Capital on or about             , 2016.

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on              , 2016

To the Shareholders of BBX Capital Corporation:

Notice is hereby given that a Special Meeting of Shareholders of BBX Capital Corporation (“BBX Capital”) will be held at                      on             , 2016 commencing at     :       .m., local time, to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 27, 2016 (the “merger agreement”), by and among BBX Capital, BFC Financial Corporation (“BFC”) and BBX Merger Subsidiary LLC, a wholly owned subsidiary of BFC (“Merger Sub”). Pursuant to the terms of the merger agreement, BBX Capital will merge with and into Merger Sub, which will continue after the merger as a wholly owned subsidiary of BFC, and BBX Capital’s shareholders (other than BFC and shareholders who assert and exercise their appraisal rights in accordance with Florida law) will have the right to receive, in exchange for each share of BBX Capital’s Class A Common Stock that they own at the effective time of the merger, at their election, $20.00 in cash, without interest, or 5.4 shares of BFC’s Class A Common Stock. BBX Capital’s shareholders may specify different elections for different shares of BBX Capital’s Class A Common Stock that they own. Accordingly, BBX Capital’s shareholders may receive all stock consideration, all cash consideration, or a mix of stock and cash consideration in exchange for their shares.

Consummation of the merger is conditioned upon, among other things, approval of the merger agreement at the meeting by holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast on the merger agreement and by holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates. Following receipt of a recommendation in favor of the merger agreement by a special committee comprised solely of independent directors of BBX Capital, the board of directors of BBX Capital determined that the merger agreement is advisable, fair to and in the best interest of BBX Capital’s shareholders. Accordingly, the board of directors of BBX Capital recommends that BBX Capital’s shareholders vote “FOR” the approval of the merger agreement.

Under Florida law, BBX Capital’s shareholders are entitled to pursue appraisal rights in connection with the merger. A BBX Capital shareholder who wishes to exercise appraisal rights must (i) not vote, or cause or permit to be voted, any of his, her or its shares of BBX Capital’s Class A Common Stock in favor of the merger agreement, (ii) before the vote on the merger agreement is taken at the special meeting of BBX Capital’s shareholders, deliver to BBX Capital written notice of the shareholder’s intent to demand payment for his, her or its shares if the merger is completed and (iii) strictly comply with the additional requirements for perfecting appraisal rights under Florida law, which are summarized in the section of the enclosed proxy statement/prospectus entitled “Appraisal Rights” beginning on page 110 and included in their entirety as Annex D to the enclosed proxy statement/prospectus. The written notice described in clause (ii) of the previous sentence must be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to BBX Capital Corporation at its address set forth above and directed to the attention of its Corporate Secretary. Unless waived by BFC, BFC’s obligation to consummate the merger is conditioned upon holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock duly and validly exercising appraisal rights, or remaining entitled to exercise appraisal rights immediately prior to the effective time of the merger. Accordingly, BFC will be relying on the number of shares of BBX Capital’s Class A Common Stock as to which appraisal rights are exercised in determining whether to terminate the merger agreement or consummate the merger. In addition, BFC and BBX Capital intend to take the position with respect to any shareholder lawsuit seeking recovery outside of the appraisal rights process that any shareholder who either (i) votes for the approval of the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, whether cash, stock or a combination of cash and stock, and whether by making a valid election or by exchanging any of such shareholder’s stock certificates for merger consideration, will have waived and relinquished all claims arising out of or relating to the consideration provided to BBX Capital’s shareholders under the merger agreement.

Only holders of record of BBX Capital’s Class A Common Stock and Class B Common Stock as of the close of business on             , 2016 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, please take the time to vote by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed stamped envelope or otherwise transmitting your voting instructions as described on the enclosed proxy card as soon as possible. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your broker, bank or other nominee.

BBX Capital’s shareholders may revoke their proxies at any time prior to their exercise in the manner described in the enclosed proxy statement/prospectus. Any shareholder of record of BBX Capital present at the meeting, including any adjournment or postponement thereof, may revoke his, her or its proxy and vote personally at the meeting.

The enclosed proxy statement/prospectus contains detailed information regarding the merger agreement and the merger. Please carefully review the proxy statement/prospectus in its entirety, including all of the annexes to the proxy statement/prospectus, as well as the documents incorporated by reference into the proxy statement/prospectus. The merger agreement is included as Annex A to the proxy statement/prospectus.

By order of the board of directors,

Jarett S. Levan President and Acting Chairman and Chief Executive Officer

Fort Lauderdale, Florida

            , 2016

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Hovde Group, LLC
Annex C	Background of the 2015 Tender Offer
Annex D	Florida Business Corporation Act Appraisal Rights Statutes (Sections 607.1301 to 607.1333)

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by BFC, constitutes a prospectus of BFC under Section 5 of the Securities Act of 1933 and the rules and regulations promulgated thereunder, in each case as amended, with respect to the shares of BFC’s Class A Common Stock issuable to BBX Capital’s shareholders in connection with the merger. This document also constitutes (i) a proxy statement of BBX Capital under Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended, and (ii) a notice of meeting with respect to the special meeting of BBX Capital’s shareholders, at which BBX Capital’s shareholders will consider and vote upon the merger agreement.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about BFC and BBX Capital from other documents filed with the SEC that are not included in, or delivered with, this proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus. You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from the SEC’s website at www.sec.gov, and they are available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. This information is also available to you without charge upon your request in writing or by telephone to BFC or BBX Capital at the following addresses and telephone numbers:

BBX Capital Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

Attention: Corporate Secretary

Telephone: (954) 940-4000

BFC Financial Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

Attention: Corporate Secretary

Telephone: (954) 940-4900

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into those documents or this proxy statement/prospectus.

You may also obtain certain of these documents at BBX Capital’s website, www.bbxcapital.com, under the “About - Investor Relations” section, and at BFC’s website, www.bfcfinancial.com, under the “Investor Relations” section. Information contained on BBX Capital’s or BFC’s website is not incorporated by reference into this proxy statement/prospectus.

You may also obtain additional copies of this proxy statement/prospectus or the documents incorporated by reference into this proxy statement/prospectus by contacting [                    ], the information agent for the merger, at [                    ].

You will not be charged for any of these documents that you request.

In order to receive timely delivery of requested documents in advance of the BBX Capital special meeting, your request should be received no later than             , 2016. If you request any documents, BBX Capital, BFC or [                    ] will mail them to you by first class mail or another equally prompt means within one business day after receipt of your request.

In addition, if you would like to request any documents incorporated by reference into this proxy statement/prospectus prior to deciding what form of consideration to elect, please do so at least five business days prior to the election deadline.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of             , 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and you should not assume

i

that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to shareholders of BBX Capital nor the issuance of shares of BFC’s Class A Common Stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Information contained in this proxy statement/prospectus regarding BFC has been provided by BFC, and information contained in this proxy statement/prospectus regarding BBX Capital has been provided by BBX Capital.

ii

SUMMARY TERM SHEET

On July 27, 2016, BFC Financial Corporation (“BFC”), BBX Merger Subsidiary LLC, a wholly owned subsidiary of BFC (“Merger Sub”), and BBX Capital Corporation (“BBX Capital”) entered into the Agreement and Plan of Merger (the “merger agreement”) that is described in this proxy statement/prospectus. Pursuant to the terms of the merger agreement and upon consummation of the merger contemplated thereby, BBX Capital will become a wholly owned subsidiary of BFC (the “merger”).

This summary, together with the section entitled “Questions and Answers About the Merger,” highlights selected information from this proxy statement/prospectus pertaining to the merger agreement and the merger. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement/prospectus, together with all the annexes hereto and the documents incorporated by reference herein. Page references have been included parenthetically to direct you to a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement

BFC Financial Corporation (page 138)

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, FL 33301

(954) 940-4900

BFC is a Florida-based holding company whose principal holdings include an 81% equity interest in BBX Capital and a direct 54% equity interest in Woodbridge Holdings, LLC (“Woodbridge”), the parent company of Bluegreen Corporation (“Bluegreen”). Bluegreen is a sales, marketing and management company focused on the vacation ownership industry. As described below, BBX Capital, through an investment in Woodbridge, holds the remaining 46% equity interest in Bluegreen. Based on BFC’s 54% ownership interest in Woodbridge and BFC’s 81% ownership interest in BBX, BFC effectively has a 91% direct and indirect ownership interest in Bluegreen.

BFC owns shares of BBX Capital’s Class A Common Stock representing approximately 81% of the total number of outstanding shares of BBX Capital’s Class A Common Stock. BFC also owns 100% of the outstanding shares of BBX Capital’s Class B Common Stock. In the aggregate, the shares of BBX Capital’s Class A Common Stock and Class B Common Stock (collectively, “BBX Capital’s Common Stock”) owned by BFC represent an approximately 81% equity interest and 90% voting interest in BBX Capital. The shares of BBX Capital’s Common Stock owned by BFC will be canceled in connection with the merger.

BFC has two classes of publicly traded common stock. BFC’s Class A Common Stock trades on the OTCQB under the ticker symbol “BFCF.” BFC’s Class B Common Stock trades on the OTCQB under the ticker symbol “BFCFB.”

BBX Capital Corporation (page 133)

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, FL 33301

(954) 940-4000

BBX Capital is a Florida-based company involved in the ownership, financing, acquisition, development and management of real estate, including through real estate joint ventures, and acquisitions of, or investments in, middle market operating businesses. BBX Capital’s principal asset until July 31, 2012 was its ownership of BankAtlantic. BankAtlantic was a federal savings bank headquartered in Fort Lauderdale, Florida. On July 31, 2012, BBX Capital completed the sale to BB&T Corporation (“BB&T”) of all of the issued and outstanding shares of capital stock of BankAtlantic (the “BankAtlantic Sale”). The principal assets of BBX Capital currently consist of its 46% interest in Woodbridge, investments in real estate joint ventures, and legacy loans and real estate transferred to BBX Capital in connection with the BankAtlantic Sale.

BBX Capital’s Class A Common Stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BBX.”

BBX Merger Subsidiary LLC (page 138)

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, FL 33301

(954) 940-4900

Merger Sub is a wholly owned subsidiary of BFC that was formed solely in contemplation of and for the purpose of the proposed merger with BBX Capital.

The Merger (page 96)

On July 27, 2016, BFC, Merger Sub and BBX Capital entered into the merger agreement, which is the legal document governing the merger. Subject to the terms and conditions of the merger agreement, BBX Capital will be merged with and into Merger Sub, and Merger Sub will continue as the surviving company of the merger (the “surviving company”) and a wholly owned subsidiary of BFC.

Upon completion of the merger, BBX Capital’s separate corporate existence will cease and its Class A Common Stock will no longer be publicly traded. The merger agreement is included as Annex A to this proxy statement/prospectus. You are encouraged to read the entire merger agreement carefully.

The Merger Consideration (page 96)

Pursuant to the terms of the merger agreement, BBX Capital’s shareholders (other than BFC and shareholders who assert and exercise their appraisal rights in accordance with the Florida Business Corporation Act) will have the right to receive, in exchange for each share of BBX Capital’s Class A Common Stock that they own at the effective time of the merger, at their election, $20.00 in cash, without interest (the “cash consideration”), or 5.4 shares of BFC’s Class A Common Stock (the “stock consideration”). The exchange ratio contemplated by the merger agreement of 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock is sometimes hereinafter referred to as the “exchange ratio.” The cash consideration and the stock consideration are together referred to herein as the “merger consideration.” BBX Capital’s shareholders may specify different elections for different shares of BBX Capital’s Class A Common Stock that they own. Accordingly, BBX Capital’s shareholders may receive all stock consideration, all cash consideration, or a mix of stock and cash consideration in exchange for their shares. BFC will not issue fractional shares of its Class A Common Stock in the merger, but instead, the aggregate number of shares of BFC’s Class A Common Stock to which each shareholder of BBX Capital who elects to receive stock consideration will be entitled will be rounded up to the next largest whole share. A BBX Capital shareholder who fails to make a timely and valid election as to the form of consideration that it wishes to receive in exchange for its shares will be deemed to have made an election to receive solely cash consideration for such shares.

The merger agreement was entered into following the close of trading on July 27, 2016 and publicly announced prior to the opening of trading on July 28, 2016. On July 27, 2016, the closing price of BFC’s Class A Common Stock was $2.84 per share, and the closing price of BBX Capital’s Class A Common Stock was $15.73 per share. On             , 2016, the last trading day prior to the date of this proxy statement/prospectus, the closing price of BFC’s Class A Common Stock was $         per share, and the closing price of BBX Capital’s Class A Common Stock was $         per share. Shareholders of BBX Capital may wish to obtain current market quotations prior to voting on the merger agreement and making an election as to the form of merger consideration that they wish to receive.

As has become typical in most public company merger and acquisition transactions, a class action lawsuit has been filed challenging the fairness of the merger and the procedures employed to determine the terms of the merger. The merger may also be subject to additional lawsuits in the future. A shareholder who believes that the merger consideration is unfair or inadequate or that the process used to arrive at it was improper should exercise appraisal rights by following the procedures discussed in the “Appraisal Rights” section of this proxy statement/prospectus, pursuant to which such shareholders will be entitled to receive a cash payment in an amount equal to the “fair value” of their shares as determined in accordance with the appraisal rights statutes of the Florida Business Corporation Act. Because, unless waived by BFC, BFC’s obligation to consummate the merger is conditioned upon holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock duly and validly exercising appraisal rights, or remaining entitled to exercise appraisal rights immediately prior to the effective time of the merger, BFC will be relying on the number of shares of BBX Capital’s Class A Common Stock as to which appraisal rights are exercised in determining whether to terminate the merger agreement or consummate the merger. In addition, based on Florida’s appraisal rights statutes as well as principles of waiver and estoppel, BFC and BBX Capital intend to take the position with respect to any lawsuits seeking recovery outside of the appraisal rights process that any shareholder who either (i) votes for the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, whether cash, stock or a combination of cash and stock, and whether by making a valid election or by exchanging any of such shareholder’s stock certificates for merger consideration, will have waived and relinquished all claims arising out of or relating to the consideration provided to BBX Capital’s shareholders under the merger agreement and be barred from seeking recovery of other consideration.

Financing of the Merger (page 63)

BFC expects to fund the cash consideration which may be payable to BBX Capital’s shareholders in the merger, which may total up to approximately $61.5 million, with a combination of cash on hand, and cash available to BFC from its subsidiaries, including Bluegreen and BBX Capital. BFC may also consider financing alternatives with affiliated entities as well as third party lenders. As of June 30, 2016, BFC and its wholly owned subsidiaries had cash on hand of approximately $23.1 million. The merger is not subject to a financing condition.

Treatment of BBX Capital Restricted Stock Units and Stock Options (page 97)

Pursuant to the terms of the merger agreement, BFC will assume BBX Capital’s 2005 Restricted Stock and Option Plan, as amended, BBX Capital’s Amended and Restated 2001 Stock Option Plan, as amended, and BBX Capital’s 2014 Stock Incentive Plan, as amended (collectively, the “BBX Capital Equity Compensation Plans”). In addition, options to acquire shares of BBX Capital’s Class A Common Stock and restricted stock units of BBX Capital’s Class A Common Stock granted under the BBX Capital Equity Compensation Plans and outstanding at the effective time of the merger will be converted automatically into options to purchase shares of BFC’s Class A Common Stock or restricted stock units of BFC’s Class A Common Stock, as applicable, and be subject to the same terms and conditions as in effect at the effective time of the merger; provided, however, that (i) the number of shares which may be purchased upon exercise of the options, and the number of shares subject to the restricted stock units, will be multiplied by the exchange ratio in the merger, and (ii) the exercise price of the options will be divided by the exchange ratio in the merger.

Conditions to Consummation of the Merger (page 99)

Consummation of the merger is subject to a number of conditions, including, without limitation, the following:

•

approval of the merger agreement by holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast on the merger agreement and by the holders of a majority of the shares of BBX Capital’s Class A Common Stock who voted on the merger agreement, excluding the shares voted by BFC and its affiliates;

•

holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock duly and validly exercising, or remaining entitled to exercise immediately prior to the effective time of the merger, appraisal rights in accordance with the Florida Business Corporation Act (it being specifically noted that BFC will be relying on the number of shares of BBX Capital’s Class A Common Stock as to which appraisal rights are exercised in determining whether to terminate the merger agreement or consummate the merger);

•	the representations and warranties of each of BFC and BBX Capital contained in the merger agreement being true and correct, subject to certain materiality qualifications;

•	the absence of any “Material Adverse Effect” with respect to BFC or BBX Capital;

•	the receipt of all consents and approvals reasonably necessary to consummate the merger and continue in full force and effect certain of BFC’s and BBX Capital’s material contracts;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger; and

•

the declaration by the SEC that the registration statement of which this proxy statement/ prospectus is a part is effective and the absence of any stop order or proceeding, initiated or threatened in writing by the SEC, suspending or threatening to suspend such effectiveness.

Notwithstanding the foregoing, to the extent permitted by applicable law or the merger agreement, the board of directors of either BFC or BBX Capital may choose to waive any of the conditions to consummation of the merger and choose to proceed to closing notwithstanding the fact that any such condition has not been fulfilled. Neither of the required shareholder approvals of BBX Capital may be waived.

As described above, the merger is not subject to a financing condition.

Ownership of BFC Following the Merger (page 64)

Based on the number of outstanding shares of BBX Capital’s Class A Common Stock (other than shares owned by BFC) and BFC’s Class A Common Stock and Class B Common Stock as of the date of this proxy statement/prospectus, it is estimated that BBX Capital’s shareholders immediately prior to the merger may own up to approximately 19% of the outstanding shares of BFC’s Class A Common Stock immediately following the merger and up to 17% of the total outstanding common equity of BFC immediately following the merger. However, the actual percentage of BFC’s Class A Common Stock and total common equity held by BBX Capital’s shareholders immediately following the merger will depend on the elections made by BBX Capital’s shareholders as to the form of consideration that they wish to receive in the merger and the number of shares of BBX Capital’s Class A Common Stock as to which appraisal rights are exercised in connection with the merger. Shares of BFC’s Class A Common Stock and Class B Common Stock represent, in the aggregate, 22% and 78%, respectively, of the general voting power of BFC.

Operations of BBX Capital and BFC Prior to and After the Effective Time of the Merger (page 63)

Both BBX Capital and BFC expect to, and have agreed in the merger agreement to, conduct their respective businesses prior to the effective time of the merger in the usual and ordinary course, consistent with their existing business and investment strategies and operational plans. It is also expected that, following the merger, BFC and BBX Capital (as a wholly owned subsidiary of BFC) will continue to conduct their respective businesses in substantially the same way as currently conducted.

Board of Directors and Executive Officers of BFC Following the Merger (page 64)

BFC’s board of directors is currently comprised of the following nine directors: Jarett S. Levan, John E. Abdo, Darwin Dornbush, Oscar Holzmann, Alan J. Levy, Joel Levy, William Nicholson, Neil Sterling and Seth M. Wise. Each of these directors is expected to continue to serve as director of BFC following the merger. Additionally, pursuant to the merger agreement, BFC has agreed to offer the directors of BBX Capital who are not also directors of BFC the opportunity to join the board of directors of BFC at the effective time of the merger. Norman H. Becker, Steven M. Coldren, Willis N. Holcombe, Anthony P. Segreto and Charlie C. Winningham, II currently serve as directors of BBX Capital but do not also serve on BFC’s board of directors.

The executive officers of BFC in office immediately prior to the effective time of the merger are currently expected to continue to hold the same positions at BFC upon completion of the merger. As of the date of this proxy statement/prospectus, the executive officers of BFC are Jarett S. Levan, Acting Chairman, Chief Executive Officer and President, John E. Abdo, Vice Chairman, Seth M. Wise, Executive Vice President, and Raymond S. Lopez, Executive Vice President, Chief Financial Officer and Chief Accounting Officer.

In addition, it is expected that Alan B. Levan, the former Chairman, Chief Executive Officer and President of BFC, will rejoin BFC’s board of directors and be appointed BFC’s Chairman, Chief Executive Officer and President if the director and officer bar imposed against him is reversed and vacated or, if it is not reversed and vacated, upon the expiration of the bar. If Mr. Alan Levan is reappointed to such positions, it is expected that Mr. Jarett Levan will continue to serve BFC as a director and Executive Vice President.

The BBX Capital Special Meeting (page 91)

BBX Capital will hold a special meeting of its shareholders at                      on             , 2016, at     :       .m., local time. At the BBX Capital special meeting, record holders of BBX Capital’s Class A Common Stock and record holders of BBX Capital’s Class B Common Stock as of the close of business on             , 2016 (the “record date”) will be asked to consider and vote upon the merger agreement. As of the close of business on the record date,                  shares of BBX Capital’s Class A Common Stock and 195,045 shares of BBX Capital’s Class B Common Stock were outstanding and will be eligible to vote at the BBX Capital special meeting.

Holders of BBX Capital’s Class A Common Stock and Class B Common Stock will vote as one class on the merger agreement. Holders of BBX Capital’s Class A Common Stock will be entitled to one vote per share on the merger agreement and, with respect to the combined vote of BBX Capital’s Class A Common Stock and Class B Common Stock on the merger agreement, all holders of BBX Capital’s Class A Common Stock will have in the aggregate 53% of the general voting power. The number of votes represented by each share of BBX Capital’s Class B Common Stock, which represents in the aggregate 47% of the general voting power, is calculated in accordance with BBX Capital’s Restated Articles of Incorporation. At the BBX Capital special meeting, each outstanding share of BBX Capital’s Class B Common Stock will be entitled to                      votes on the merger agreement. As previously described, BFC holds shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing an approximately 90% voting interest in BBX Capital. BFC has agreed in the merger agreement to vote all of the shares of BBX Capital’s Class A Common Stock and Class B Common Stock that it owns in favor of the merger agreement. Accordingly, assuming BFC votes its shares as agreed, approval of the merger agreement with respect to the combined vote of the holders of BBX Capital’s Class A Common Stock and Class B Common Stock is assured.

In addition to the combined vote of the holders of BBX Capital’s Class A Common Stock and Class B Common Stock, under the terms of the merger agreement, approval of the merger agreement also requires the affirmative vote of holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates.

The presence at the BBX Capital special meeting, in person or by proxy, of the holders of shares representing a majority of the aggregate voting power of BBX Capital’s Class A Common Stock and Class B Common Stock outstanding as of the close of business on the record date will constitute a quorum, permitting the conduct of business at the BBX Capital special meeting.

Recommendations of BBX Capital’s Special Committee and Board of Directors (page 37)

A special committee comprised solely of independent directors of BBX Capital (“BBX Capital’s special committee”) was formed and designated to, among other things and with the assistance of its legal and financial advisors, negotiate, review and evaluate the terms and conditions of, and determine the advisability of, the merger agreement. After such negotiation, review and evaluation, as well as consideration of the opinion of its financial advisor, Hovde Group, LLC (“Hovde”), BBX Capital’s special committee determined that the merger agreement is advisable, fair to and in the best interest of BBX Capital’s shareholders other than BFC and its affiliates (“BBX Capital’s unaffiliated shareholders”). On the basis of such determination, BBX Capital’s special committee recommended that the full board of directors of BBX Capital approve, and recommend to the shareholders of BBX Capital that they approve, the merger agreement.

After evaluation and consideration of the merger agreement, the recommendation of BBX Capital’s special committee and the opinion of Hovde, the board of directors of BBX Capital determined that the merger agreement is advisable, fair to and in the best interest of BBX Capital’s shareholders. Accordingly, the board of directors of BBX Capital approved the merger agreement and recommends that BBX Capital’s shareholders vote “FOR” the approval of the merger agreement.

To review the background of, and BBX Capital’s reasons for, the merger, see, in particular, the sections of this proxy statement/prospectus entitled “Special Factors — Background of the Merger” and “Special Factors — Recommendation of BBX Capital’s Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger.”

Opinion of the Financial Advisor to BBX Capital’s Special Committee (page 43)

Among other factors considered in deciding whether to approve the merger agreement, BBX Capital’s special committee and board of directors considered the opinion of the special committee’s financial advisor, Hovde, dated July 27, 2016, which is the date on which BBX Capital’s special committee and board of directors approved the merger agreement, that based on and subject to the considerations, limitations, and qualifications contained in its opinion, the merger consideration issuable or payable in connection with the merger was fair, from a financial point of view, to BBX Capital’s unaffiliated shareholders. Hovde’s opinion is included as Annex B to this proxy statement/prospectus and is incorporated herein by reference. You should read Hovde’s opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Hovde in providing its opinion.

Interests of Certain Persons in the Merger (page 65)

In considering the recommendations of BBX Capital’s special committee and board of directors, shareholders of BBX Capital should be aware that some of the executive officers and directors of BBX Capital have interests in the merger that may differ from, or may be in addition to, the interests of BBX Capital’s shareholders generally. These interests include that:

•	certain of BBX Capital’s directors and all of BBX Capital’s executive officers are also directors and/or executive officers of BFC;

•

John E. Abdo, who serves as Vice Chairman of each of BBX Capital and BFC, may, collectively with Alan B. Levan, who is the former Chairman and Chief Executive Officer of BBX Capital and the former Chairman, Chief Executive Officer and President of BFC and who continues to serve each of BBX Capital and BFC in a non-executive capacity as Founder and strategic advisor, be deemed to control BFC by virtue of their ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing, in the aggregate, approximately 76% of the total voting power of BFC;

•

Mr. Abdo and Mr. Alan Levan each beneficially own shares of BBX Capital’s Class A Common Stock in addition to the shares of BBX Capital’s Class A Common Stock and Class B Common Stock that they may be deemed to beneficially own by virtue of their control of BFC, as well restricted stock awards of BBX Capital’s Class A Common Stock, and, following the merger, are expected to collectively beneficially own shares of BFC’s Class A Common Stock and Class B Common Stock representing, in the aggregate, approximately 76% of the total voting power of BFC;

•

each executive officer of BBX Capital as well as Mr. Alan Levan has an employment agreement with BBX Capital and, in his capacity as an executive officer of BFC (or, in the case of Mr. Alan Levan, as an employee of BFC) an employment agreement with BFC, pursuant to which each of them is paid by the applicable company an annual base salary and is entitled to receive from the applicable company, among other things, bonus payments under bonus plans established from time to time, and it is expected that, following the merger, each of such individuals will continue to receive the full amounts payable to him or to which he is otherwise entitled under both of these agreements;

•

in addition to their holdings of shares of BBX Capital’s Class A Common Stock, certain of BBX Capital’s directors and all of BBX Capital’s executive officers hold options to purchase shares of BBX Capital’s Class A Common Stock and/or restricted stock units of BBX Capital’s Class A Common Stock which will be converted in the merger into options to purchase shares of BFC’s Class A Common Stock and restricted stock units of BFC’s Class A Common Stock, respectively, in each case, on the terms prevailing immediately prior to the effective time of the merger, except that the number of shares underlying the options and restricted stock units will be multiplied by the exchange ratio in the merger and the exercise price of the options will be divided by the exchange ratio in the merger;

•	the directors and officers of BBX Capital are entitled to continued indemnification and insurance coverage under the merger agreement;

•

each director of BBX Capital who is not also a director of BFC, including each member of BBX Capital’s special committee, will be offered the opportunity to become members of BFC’s board of directors upon consummation of the merger, and BFC compensates its directors for their service on its board of directors; it being noted, however, that the amount of compensation paid by BFC to its directors for board and committee service is currently equal to or less than the amount of compensation paid by BBX Capital to its directors for board and committee service; and

•	the members of BBX Capital’s special committee received compensation for their service on the special committee.

BBX Capital’s special committee and board of directors were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the merger agreement.

Limitation on the Solicitation, Negotiation and Discussion of Other Acquisition Proposals (page 105)

The merger agreement contains restrictions on the ability of BBX Capital to, among other things, solicit, negotiate and discuss with third parties other proposals relating to the acquisition of BBX Capital.

Notwithstanding these restrictions, if at any time prior to BBX Capital receiving the approval of its shareholders required to consummate the merger, BBX Capital’s special committee or board of directors receives an unsolicited, bona fide written acquisition proposal not in violation of the “no solicitation” provisions of the merger agreement and BBX Capital’s special committee or board of directors reasonably determines in good faith, after consultation with their respective financial, legal and other professional advisors, that such proposal will result in, or is reasonably expected to result in, a more favorable proposal to BBX Capital’s shareholders from a financial point of view than the merger or other revised proposal submitted by BFC and is reasonably capable of being consummated on the terms proposed (a “superior proposal”), then, after receiving the advice of outside counsel that it may be necessary to take such actions to comply with its fiduciary duties under applicable law, BBX Capital may (i) furnish information about its business to the person making such superior proposal and (ii) participate in discussions or negotiations regarding such proposal with the person making such superior proposal.

Change of the Recommendation of the Board of Directors of BBX Capital (page 107)

The merger agreement provides that the board of directors of BBX Capital may withhold, withdraw, modify or change its recommendation of the advisability of the merger agreement or approve or recommend any other acquisition or similar proposal only if, at any time prior to BBX Capital receiving the approval of its shareholders required to consummate the merger, a superior proposal was received without violation of the “no solicitation” provisions of the merger agreement and BBX Capital’s special committee or board of directors determines in good faith and after consultation with their financial advisors and legal counsel that the failure to take such action would be inconsistent with their fiduciary duties under applicable law.

Provided BBX Capital complies with the provisions of the merger agreement described above, BBX Capital will not be required to pay a fee to BFC if the merger agreement is terminated as a result of BBX Capital’s special committee or board of directors approving or recommending a “superior proposal” or withholding or withdrawing its recommendation of the merger agreement.

The Purchaser Group (page 54)

As previously described, BFC owns shares of BBX Capital’s Common Stock representing an approximately 81% equity interest and 90% voting interest in BBX Capital. BFC and Merger Sub, a wholly owned subsidiary of BFC, are parties to the merger agreement pursuant to which BBX Capital will merge with and into Merger Sub, and Merger Sub will continue as the surviving company of the merger and a wholly owned subsidiary of BFC. John E. Abdo, who serves as Vice Chairman of BFC and BBX Capital, and Alan B. Levan, who serves in a non-executive capacity as Founder and strategic advisor to the boards of both BFC and BBX Capital and is the former Chairman, Chief Executive Officer and President of BFC and the former Chairman and Chief Executive Officer of BBX Capital, may be deemed to control BFC by virtue of their collective ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 76% of the total voting power of such stock. Jarett S. Levan is the son of Mr. Alan Levan and is the Acting Chairman, Chief Executive Officer and President of BFC and the President and Acting Chairman and Chief Executive Officer of BBX Capital. Seth M. Wise is a director and Executive Vice President of BFC and Executive Vice President of BBX Capital. Raymond S. Lopez is Executive Vice President, Chief Financial Officer and Chief Accounting Officer of BFC and Executive Vice President and Chief Financial Officer of BBX Capital. Based on the foregoing, each of BFC, Merger Sub, John E. Abdo, Alan B. Levan, Jarett S. Levan, Seth M. Wise and Raymond S. Lopez (collectively, the “Purchaser Group”) is deemed to be an affiliate of BBX Capital under applicable SEC rules and regulations governing “going-private” transactions. In addition, each of them is deemed to be “engaged” in the transaction under applicable SEC rules and regulations. As a result, the members of the Purchaser Group are required to make certain statements in this proxy statement/prospectus for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Position of Purchaser Group Regarding the Fairness of the Merger (page 56)

As discussed in further detail in the section entitled “Special Factors – Position of the Purchaser Group Regarding the Fairness of the Merger,” the members of the Purchaser Group believe that the merger is fair to BBX Capital’s unaffiliated shareholders.

No “Golden Parachute” Compensation (page 67)

Neither BFC nor BBX Capital has any arrangement or understanding with its or the other company’s “named executive officers” (as defined under Item 402 of Regulation S-K of the SEC) concerning any type of compensation that is based on or otherwise relates to the merger. Further, each of BBX Capital’s executive officers, as well as Mr. Alan Levan, has delivered a letter to BBX Capital pursuant to which he (i) confirmed that neither the merger nor any of the other transactions contemplated by the merger agreement would be deemed to constitute a “Change in Control” under his employment agreement with BBX Capital and (ii) expressly waived any rights under his employment agreement with BBX Capital that might be triggered in the event that a “Change in Control” was deemed to have occurred either due to the consummation of the merger or other transactions contemplated by the merger agreement. As a result, the advisory shareholder vote relating to “golden parachute compensation” otherwise required by Item 402(t) of Regulation S-K of the SEC is not applicable to the merger.

Regulatory Matters (page 72)

Neither BFC nor BBX Capital is aware of any regulatory approvals or filings required for the completion of the merger other than the filing of this proxy statement/prospectus with the SEC and BFC’s compliance with applicable federal and state securities laws in connection with the issuance of shares of BFC’s Class A Common Stock in the merger.

Delisting and Deregistration of BBX Capital’s Class A Common Stock (page 65)

If the merger is consummated, all of the shares of BBX Capital’s Class A Common Stock and Class B Common Stock will be canceled and BBX Capital’s Class A Common Stock will be delisted from the NYSE. Following the merger, BBX Capital’s Class A Common Stock will also be deregistered under the Exchange Act and cease to be publicly traded.

Resale of BFC’s Class A Common Stock (page 65)

The shares of BFC’s Class A Common Stock issued to holders of BBX Capital’s Class A Common Stock who elect to receive stock consideration in connection with the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the “Securities Act”), except for shares issued to any BBX Capital shareholder who may be deemed to be an affiliate of BFC for purposes of Rule 144 under the Securities Act after the completion of the merger.

Exemption of Merger from Operation of Rights Agreements (page 68)

Both BBX Capital and BFC have in place rights agreements which were adopted in an effort to preserve the respective company’s ability to utilize its net operating loss carryforwards to offset future taxable income. The rights agreements were designed to prevent BBX Capital or BFC, as the case may be, from experiencing an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), by causing substantial dilution to any person or group that, without the approval of the respective company’s board of directors, acquires beneficial ownership of (i) in the case of BFC, shares of BFC’s Class A Common Stock or Class B Common Stock, which together with all other shares owned by the person or group, represents 5% or more of the outstanding shares of BFC’s Class A Common Stock and Class B Common Stock, and (ii) in the case of BBX Capital, shares of BBX Capital’s Class A Common Stock, which together with all other shares owned by the person or group, represents 5% or more of the outstanding shares of BBX Capital’s Class A Common Stock. Prior to entering into the merger agreement, both BBX Capital and BFC took steps to exempt the merger and other transactions contemplated by the merger agreement from the operation of their respective rights agreements.

Each share of BFC’s Class A Common Stock issued in the merger will include an associated preferred share purchase right under BFC’s rights agreement. See the sections of this proxy statement/prospectus entitled “Description of BFC’s Capital Stock” and “Comparison of Rights of Common Shareholders of BFC and BBX Capital” for additional information regarding BFC’s rights agreement and preferred share purchase rights.

Comparison of Rights of Common Shareholders of BFC and BBX Capital (page 121)

BBX Capital’s shareholders’ rights are currently governed by BBX Capital’s Restated Articles of Incorporation and BBX Capital’s Amended and Restated Bylaws, in each case as amended. Upon consummation of the merger, BBX Capital’s shareholders who receive stock consideration in the merger will become holders of BFC’s Class A Common Stock, and their rights will be governed by BFC’s Amended and Restated Articles of Incorporation and BFC’s Bylaws, in each case as amended. In addition, both BBX Capital and BFC are Florida corporations and, therefore, the rights of BBX Capital’s shareholders who receive shares of BFC’s Class A Common Stock in the merger will continue to be governed by the Florida Business Corporation Act.

Appraisal Rights (page 110)

Under the Florida Business Corporation Act, BBX Capital’s shareholders who do not vote, or cause or permit to be voted, any of their shares of BBX Capital’s Class A Common Stock in favor of the merger agreement and who properly exercise their appraisal rights with respect to the merger will be entitled to receive a cash payment equal to the “fair value” of their shares as determined in accordance with the Florida Business Corporation Act. Pursuant to the Florida Business Corporation Act, “fair value” of the shares of BBX Capital’s Class A Common Stock held by a BBX Capital shareholder exercising appraisal rights means the value of such shares immediately before the effective time of the merger excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable) and could be more than, less than or equal to $20.00 or the value of the shares of BFC’s Class A Common Stock that the shareholder would otherwise have been entitled to receive in connection with the merger. Merely voting against the approval of the merger agreement will not serve to assert the appraisal rights of a BBX Capital shareholder under the Florida Business Corporation Act. In addition, a proxy submitted by a BBX Capital shareholder not marked “Against” or “Abstain” with respect to the vote on the merger agreement will be voted “For” the approval of the merger agreement and, accordingly, will result in the waiver and relinquishment of such shareholder’s appraisal rights. In addition to not voting, or causing or permitting to be voted, any of their shares of BBX Capital’s Class A Common Stock in favor of the merger, BBX Capital’s shareholders who wish to exercise appraisal rights must comply with the other requirements under the Florida Business Corporation Act for exercising and perfecting appraisal rights. These requirements include, among others, that the shareholder deliver to BBX Capital, before the vote on the merger agreement is taken at the BBX Capital special meeting, written notice of the shareholder’s intent to demand payment for his, her or its shares of BBX Capital’s Class A Common Stock if the merger is completed. This written notice must be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to BBX Capital Corporation, 401 East Las Olas

Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Corporate Secretary. Florida’s appraisal rights statutes are described in the section of this proxy statement/prospectus entitled “Appraisal Rights” beginning on page 110 and are set forth in full in Annex D to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. A dissenting shareholder’s receipt of cash in exchange for his, her or its shares of BBX Capital’s Class A Common Stock pursuant to the appraisal rights process will be a taxable transaction to such shareholder.

Unless waived by BFC, BFC’s obligation to consummate the merger is conditioned upon holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock duly and validly exercising, or remaining entitled to exercise immediately prior to the effective time of the merger, appraisal rights in accordance with the Florida Business Corporation Act. Accordingly, BFC will be relying on the number of shares of BBX Capital’s Class A Common Stock as to which appraisal rights are exercised in determining whether to terminate the merger agreement or consummate the merger.

Based on Florida’s appraisal rights statutes as well as principles of waiver and estoppel, BFC and BBX Capital intend to take the position with respect to any lawsuits seeking recovery outside of the appraisal rights process that any shareholder who either (i) votes for the approval of the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, whether cash, stock or a combination of cash and stock, and whether by making a valid election or by exchanging any of such shareholder’s stock certificates for merger consideration, will have waived and relinquished all claims arising out of or relating to the consideration provided to BBX Capital’s shareholders under the merger agreement and be barred from seeking recovery of other consideration.

Unlike BBX Capital’s shareholders, BFC’s shareholders are not entitled to appraisal rights in connection with the merger.

Risks (page 76)

In evaluating the merger, you should carefully read this proxy statement/prospectus in its entirety, including all of the annexes hereto, and the information incorporated by reference herein. You should especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 76 and the “Risk Factors” sections of the documents incorporated by reference into this proxy statement/prospectus.

Material United States Federal Income Tax Consequences (page 69)

It is anticipated that the merger will qualify as a “reorganization” under Section 368(a) of the Code. The specific tax consequences of the merger to a BBX Capital shareholder will depend upon the form of merger consideration such BBX Capital shareholder receives in the merger. A shareholder of BBX Capital that receives solely shares of BFC’s Class A Common Stock in the merger will generally not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of such shareholder’s shares of BBX Capital’s Class A Common Stock for shares of BFC’s Class A Common Stock pursuant to the merger agreement, and the tax basis in the shares of BFC’s Class A Common Stock received will be equal to such shareholder’s then-current tax basis in the shares of BBX Capital’s Class A Common Stock exchanged for the shares of BFC’s Class A Common Stock.

BBX Capital’s shareholders that receive solely cash consideration will generally recognize gain or loss equal to the difference between the amount of cash they receive and their cost basis in their shares of BBX Capital’s Class A Common Stock.

BBX Capital’s shareholders that receive a combination of cash consideration and stock consideration in the merger may recognize gain, but will not recognize loss, upon the exchange of their shares of BBX Capital’s Class A Common Stock. If the sum of the fair market value of BFC’s Class A Common Stock and the amount of cash received by a BBX Capital shareholder exceeds the cost basis of such shareholder’s shares of BBX Capital’s Class A Common Stock, then such BBX Capital shareholder will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash they receive in the exchange. Generally, any gain recognized upon the exchange will be a capital gain, and any such capital gain will be a long-term capital gain if they have established a holding period of more than one year for the shares of BBX Capital’s Class A Common Stock. Depending on certain facts specific to each BBX Capital shareholder, any gain could instead be characterized as ordinary dividend income.

It is a condition to consummating the merger that Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (“Stearns Weaver”) issue an opinion to BFC and BBX Capital as of the effective date of the merger to the effect that the merger should qualify as a “reorganization” under Section 368(a) of the Code and that BFC and BBX Capital will each be a party to that “reorganization” under Section 368(b) of the Code.

As previously described, BBX Capital’s shareholders are entitled to pursue appraisal rights in connection with the merger pursuant to which they may receive a cash payment in an amount equal to the “fair value” of their shares (as determined in accordance with the Florida Business Corporation Act). A dissenting shareholder’s receipt of cash in exchange for his, her or its shares of BBX Capital’s Class A Common Stock pursuant to the appraisal rights process will be a taxable transaction to such shareholder.

This summary may not be applicable to all shareholders of BBX Capital. You should read the section of this proxy statement/prospectus entitled “Special Factors — Material United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You are urged to consult your tax advisor to determine the consequences of the merger to you.

Anticipated Accounting Treatment (page 72)

The merger will be accounted for as an equity transaction by BFC for financial reporting and accounting purposes under U.S. generally accepted accounting principles (“GAAP”). The results of operations of BBX Capital will continue to be included in the consolidated financial statements of BFC.

Termination of the Merger Agreement (page 107)

The merger agreement may be terminated at any time prior to the effective time of the merger upon the mutual written consent of BFC and BBX Capital. In addition, each of BFC and BBX Capital may terminate the merger agreement under certain circumstances, including, without limitation:

•	if either of the requisite BBX Capital shareholder approvals is not obtained;

•

if the merger has not been consummated by June 30, 2017; provided, however, that this deadline shall automatically be extended to December 31, 2017 if the parties are proceeding in good faith with respect to consummating the merger;

•	if any order, decree, ruling or other judgment issued by any court or other governmental entity prohibiting the consummation of the merger is in effect and has become final and nonappealable;

•	if any law is enacted, promulgated or issued, which is deemed applicable to the merger and would make consummation of the merger illegal;

•

if, after complying with the “no-solicitation” and “superior proposal” provisions of the merger agreement, BBX Capital’s special committee or board of directors determines to approve or recommend another acquisition or similar proposal, or withholds or withdraws its recommendation of the merger;

•	if any of the conditions to such party’s obligation to consummate the merger becomes incapable of being satisfied;

•

if the other company breaches in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, and such breach is not timely cured and would result in the failure to satisfy a condition to the non-breaching party’s or parties’ obligation to consummate the merger; or

•

if any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a “Material Adverse Effect” on the other company.

BBX Capital may also terminate the merger agreement at any time prior to the effective time of the merger if Hovde withdraws, revokes or annuls its fairness opinion. In addition, BFC may terminate the merger agreement at any time prior to the effective time of the merger if a tender offer or exchange offer for ten percent (10%) or more of the total number of outstanding shares of BBX Capital’s Common Stock is commenced or a registration statement or statement on Schedule TO with respect thereto is filed (other than by BFC or its affiliates) and BBX Capital’s board of directors, notwithstanding the “no solicitation” provisions of the merger agreement, recommends that BBX Capital’s shareholders tender their shares in such tender or exchange offer or publicly announces its intention to take no position with respect to such tender offer.

No fee or amount will be required to be paid to the other company in the event the merger agreement is terminated for any reason, except that either company may be subject to liability to the other if it willfully or intentionally breaches the merger agreement.

Litigation Regarding the Merger (page 72)

A lawsuit seeking to establish a class of BBX Capital’s shareholders and challenging the merger is pending in the 17th Judicial Circuit in and for Broward County, Florida. The plaintiff in the lawsuit alleges, among other things, that the proposed merger consideration undervalues BBX Capital and is unfair to BBX Capital’s public shareholders and that BBX Capital’s directors and BFC breached certain fiduciary duties to BBX Capital’s public shareholders. The lawsuit seeks to enjoin the merger or, if it is completed, to rescind the merger or recover relief as determined by the court. BFC and BBX Capital believe that the lawsuit is without merit and intend to vigorously defend the action.

Selected Historical Consolidated Financial Information of BFC

The following table summarizes BFC’s historical consolidated financial condition and results as of, and for the periods ended on, the dates indicated below. The consolidated statements of operations data for the years ended December 31, 2015, 2014 and 2013, and the consolidated statements of financial condition data as of December 31, 2015 and 2014, are derived from BFC’s audited consolidated financial statements for the years ended December 31, 2015 and 2014 that are incorporated by reference into this proxy statement/prospectus. The consolidated statements of operations data for the years ended December 31, 2012 and 2011, and the consolidated statements of financial condition data as of December 31, 2013, 2012 and 2011, are derived from BFC’s audited consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus. The consolidated statements of operations data for the six months ended June 30, 2016 and 2015, and the consolidated statements of financial condition data as of June 30, 2016, are derived from BFC’s unaudited consolidated financial statements for the six months ended June 30, 2016 incorporated by reference into this proxy statement/prospectus. The interim period financial data set forth below is not necessarily indicative of BFC’s results of operations for the full year or any other interim period. In addition, such interim financial data is unaudited; however, BFC’s management believes that such data reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of its results of operations and financial condition as of the date, and for the period, indicated. The results of operations for past periods may not be indicative of BFC’s consolidated results for any future period. The following information is only a summary and should be read together with BFC’s consolidated financial statements and related notes contained in, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, BFC’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are incorporated by reference into this proxy statement/prospectus. For additional information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

	For the Six Months Ended
	June 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
(In thousands except per share data)
Statements of Operations Data:
Total revenues	$358,604	341,011	740,207	672,186	563,763	490,930	449,466

Total cost and expenses	345,926	328,192	676,971	611,300	466,706	472,278	481,536

Gain on settlement of investment in subsidiary	—	—	—	—	—	—	10,690
Gain on extinguishment of debt	—	—	—	—	—	29,875	11,625
Equity in (loss) earnings from unconsolidated real estate joint ventures	1,313	(595)	(1,565)	(573)	(30)	186	1,256
Investment gains	—	—	—	—	—	9,307	—
Foreign exchange gain (loss)	320	(399)	(1,038)	(715)	(357)	—	—
Other income	452	2,215	4,050	4,780	228	2,442	1,837

Income (loss) from continuing operations before income taxes	14,763	14,040	64,683	64,378	96,898	60,462	(6,662)
Benefit (provision) for income taxes (1)	(4,739)	81,744	76,596	(37,073)	(26,141)	(16,225)	(1,775)

Income (loss) from continuing operations	10,024	95,784	141,279	27,305	70,757	44,237	(8,437)
Income (loss) from discontinued operations, net of income taxes (2)	—	—	—	—	—	267,863	(11,069)

Net income (loss)	10,024	95,784	141,279	27,305	70,757	312,100	(19,506)
Less: Net income (loss) attributable to noncontrolling interests	4,298	9,603	18,805	13,455	41,694	146,085	(8,236)

Net income (loss) attributable to BFC	5,726	86,181	122,474	13,850	29,063	166,015	(11,270)
Preferred stock dividends	—	—	—	—	—	(188)	(750)

Net income (loss) allocable to common stock	$5,726	86,181	122,474	13,850	29,063	165,827	(12,020)

Common Share Data (3) (4)
Basic earnings (loss) per common share:	$0.07	0.99	1.41	0.16	0.35	2.14	(0.16)

Diluted earnings (loss) per common share:	$0.07	0.99	1.40	0.16	0.35	2.09	(0.16)

Basic weighted average number of common shares outstanding	86,392	87,114	87,022	84,502	83,202	77,142	75,790

Diluted weighted average number of common shares outstanding	86,577	87,309	87,208	84,761	84,624	79,087	75,898

Cash dividends declared per Class A share (5)	$0.005	0.00	0.00	0.00	0.00	0.00	0.00

Cash dividends declared per Class B share (5)	$0.005	0.00	0.00	0.00	0.00	0.00	0.00

	As of
	June 30,	As of December 31,
	2016	2015	2014	2013	2012	2011
(In thousands)
Statements of Financial Condition Data:
Loans, loans held-for-sale and notes receivable, net	$452,038	470,987	486,534	581,641	804,420	3,015,673
Inventory	$216,553	220,929	195,388	213,997	195,860	213,325
Total assets	$1,384,842	1,340,960	1,402,452	1,430,365	1,538,474	4,768,324
Deposits	$—	—	—	—	—	3,279,852
BB&T preferred interest in FAR, LLC	$—	—	12,348	68,517	196,877	—
Other borrowings (6)	$678,381	675,391	661,582	682,966	613,118	1,054,116
BFC Shareholders’ equity	$384,958	376,826	252,906	239,421	298,967	121,534
Noncontrolling interests	$110,946	106,080	193,800	182,975	208,822	63,276
Total equity	$495,904	482,906	446,706	422,396	507,789	184,810

(1)

BFC’s ownership interest in BBX Capital increased to 81% during 2015 as a result of BFC’s purchase of additional shares of BBX Capital’s Class A Common Stock in a tender offer on April 30, 2015. Due to the increase in BFC’s ownership in BBX Capital, BFC now files a consolidated group federal income tax return which includes the operations of BBX Capital, Woodbridge and Bluegreen. BFC released a portion of its valuation allowance and recognized an approximately $92.3 million benefit for income taxes for the six months ended June 30, 2015 and an approximately $127.9 million benefit for income taxes for the year ended December 31, 2015.

(2)

Discontinued operations include the results of operations of BankAtlantic’s Community Banking, Investments, Tax Certificates and Capital Services reporting units for the years ended December 31, 2012 and 2011.

(3)

While BFC has two classes of common stock outstanding, the two-class method is not presented because BFC’s capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes.

(4)	For the years ended December 31, 2012 and 2011, basic and diluted earnings (loss) per share from discontinued operations were $1.84 per share and ($0.07) per share, respectively.
(5)

During June 2016, BFC declared a $0.005 per share cash dividend on its Class A Common Stock and Class B Common Stock. The dividend was paid on July 20, 2016 to all holders of record of BFC’s Class A Common Stock and Class B Common Stock at the close of trading on June 20, 2016.

(6)

Other borrowings consist of notes and mortgage notes payable and other borrowings, receivable-backed notes payable and junior subordinated debentures. For the year ended December 31, 2011, other borrowings also include Federal Home Loan Bank (“FHLB”) advances and subordinated debentures. BFC reclassified from other assets certain unamortized debt issuance costs as a direct deduction from the carrying value of the associated debt in BFC’s Statement of Financial Condition Data for each of the years in the five-year period ended December 31, 2015.

Selected Historical Consolidated Financial Information of BBX Capital

The following table summarizes BBX Capital’s historical consolidated financial condition and results as of, and for the periods ended on, the dates indicated below. The consolidated statements of operations data for the years ended December 31, 2015, 2014 and 2013, and the consolidated statements of financial condition data as of December 31, 2015 and 2014, are derived from BBX Capital’s audited consolidated financial statements for the years ended December 31, 2015 and 2014 that are incorporated by reference into this proxy statement/prospectus. The consolidated statements of operations data for the years ended December 31, 2012 and 2011, and the consolidated statements of financial condition data as of December 31, 2013, 2012 and 2011, are derived from BBX Capital’s audited consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus. The consolidated statements of operations data for the six months ended June 30, 2016 and 2015, and the consolidated statements of financial condition data as of June 30, 2016, are derived from BBX Capital’s unaudited consolidated financial statements for the six months ended June 30, 2016 incorporated by reference into this proxy statement/prospectus. The interim period financial data set forth below is not necessarily indicative of BBX Capital’s results of operations for the full year or any other interim period. In addition, such interim financial data is unaudited; however, BBX Capital’s management believes that such data reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of its results of operations and financial condition as of the date, and for the period, indicated. The results of operations for past periods may not be indicative of BBX Capital’s results for any future period. The following information is only a summary and should be read together with BBX Capital’s consolidated financial statements and related notes contained in, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are incorporated by reference into this proxy statement/prospectus. For additional information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

	For the Six Months Ended
	June 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
(In thousands except per share data)
Statements of Operations Data:
Total revenues	$47,711	60,324	131,483	92,645	48,658	33,285	45,682

Recoveries from (provision for) for loan losses	8,035	10,429	13,457	7,155	43,865	(2,405)	(37,874)
Asset (impairments) recoveries, net	(1,722)	1,873	(287)	(7,015)	(4,708)	(9,931)	(14,666)
Other costs and expenses	(69,515)	(60,688)	(134,780)	(116,305)	(53,596)	(68,169)	(72,134)

Total costs and expenses	(63,202)	(48,386)	(121,610)	(116,165)	(14,439)	(80,505)	(124,674)
Equity in earnings of Woodbridge Holdings, LLC	11,794	(4,365)	14,974	25,282	13,461	—	—
Equity in losses of unconsolidated real estate joint ventures	1,313	(595)	(1,565)	(559)	—	—	—

Income (loss) from continuing operations before income taxes	(2,384)	6,978	23,282	1,203	47,680	(47,220)	(78,992)
Provision (benefit) for income taxes (4)	—	(219)	(245)	(3,101)	20	(18,744)	(19,480)

Income (loss) from continuing operations	(2,384)	7,197	23,527	4,304	47,660	(28,476)	(59,512)
Discontinued operations, net of tax (3)	—	—	—	—	—	264,238	30,771

Net income (loss)	(2,384)	7,197	23,527	4,304	47,660	235,762	(28,741)
Less: net (earnings) loss attributable to non-controlling interest	(115)	(2,025)	(1,753)	391	179	—	(336)

Net income (loss) attributable to BBX Capital Corporation	$(2,499)	5,172	21,774	4,695	47,839	235,762	(29,077)

Per Common Share Data (1):
Basic earnings (loss) per share (4)(5)	$(0.15)	0.32	1.34	0.29	3.02	15.00	(2.04)
Diluted earnings (loss) per share (4)(5)	$(0.15)	0.31	1.30	0.28	2.94	15.00	(2.04)

Ratio of Earnings to Fixed Charges	(13.20)	9.40	4.86	(5.95)	7.21	(2.52)	(3.31)

Weighted Average Number of Common Shares Outstanding:
Basic weighted average number of common shares outstanding	16,394	16,172	16,229	16,043	15,843	15,720	14,227
Diluted weighted average number of common shares outstanding	16,394	16,810	16,805	16,678	16,278	15,720	14,227

	As of
	June 30,	As of December 31,
(In thousands)	2016	2015	2014	2013	2012	2011

Statements of Financial Condition Data:
Loans held-for-sale	$—	21,354	35,423	53,846	24,748	55,601
Loans receivable, net of allowance for loan losses	34,218	34,035	26,844	72,226	292,562	2,448,203
Total assets (6)	390,465	393,505	392,907	431,147	470,703	3,677,505
Deposits	—	—	—	—	—	3,280,083
Other borrowings (2)(6)	21,947	21,385	41,992	99,213	207,178	358,500
Total equity	337,406	335,979	311,280	303,566	240,324	(16,926)

(1)	BBX Capital did not declare or pay any cash dividends during the six months ended June 30, 2016 or 2015 or during any of the years in the five-year period ended December 31, 2015.
(2)

Other borrowings consisted of notes payable as of June 30, 2016 and December 31, 2015. Other borrowings consisted of BB&T’s preferred interest in Florida Asset Resolution Group, LLC, notes payable to related parties and notes payable as of December 31, 2014, 2013 and 2012. Other borrowings were primarily FHLB advances, subordinated debentures, and junior subordinated debentures as of December 31, 2011.

(3)

Discontinued operations include the results of operations of BankAtlantic’s Community Banking, Investments, Tax Certificates and Capital Services reporting units for the years ended December 31, 2012 and 2011.

(4)

During the six months ended June 30, 2016 and 2015 and during each of the years in the five-year period ended December 31, 2015, BBX Capital maintained a deferred tax valuation allowance for its entire net deferred tax asset. During the years ended December 31, 2015 and 2014, BBX Capital recognized a tax benefit of $0.3 million and $3.1 million, respectively, from the reduction in the deferred tax valuation allowance for taxable temporary differences recognized in connection with certain acquisitions made by its BBX Sweet Holdings subsidiary. During the years ended December 31, 2012 and 2011, BBX Capital recognized a tax benefit of $18.7 million and $19.2 million, respectively, from the reduction in the deferred tax asset valuation allowance associated with income from discontinued operations.

(5)	For the years ended December 31, 2012 and 2011, basic and diluted earnings per share from discontinued operations was $16.81 and $2.17 per share, respectively.
(6)

BBX Capital reclassified from other assets certain unamortized debt issuance costs as a direct deduction from the carrying value of the associated debt in BBX Capital’s Statement of Financial Condition Data for each of the years in the five-year period ended December 31, 2015.

Selected Unaudited Pro Forma Condensed Consolidated Financial Information

The following table sets forth selected unaudited pro forma condensed consolidated financial information for BFC after giving effect to the merger. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements included in this proxy statement/prospectus. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 113 of this proxy statement/prospectus.

	For the Six	For the
	Months Ended	Year Ended
	June 30,	December 31,
	2016	2015
Statements of Operations Data:
Total revenues	$358,604	740,207

Total cost and expenses	345,926	676,971

Equity in (loss) earnings from unconsolidated real estate joint ventures	1,313	(1,565)
Foreign exchange gain (loss)	320	(1,038)
Other income	452	4,050

Income from continuing operations before income taxes	14,763	64,683
Benefit (provision) for income taxes	(4,739)	76,596

Net income	10,024	141,279
Less: Net income attributable to noncontrolling interests	4,766	13,841

Net income allocable to BFC	$5,258	127,438

Common Share Data:
Basic earnings per share of common stock:	$0.06	1.34

Diluted earnings per share of common stock:	$0.05	1.29

Basic weighted average number of common shares outstanding	94,688	95,318

Diluted weighted average number of common shares outstanding	98,027	99,054

Unaudited Comparative Per Share Information

The following table sets forth: (a) certain historical per share information of BFC; (b) certain historical per share information of BBX Capital; and (c) unaudited pro forma combined and equivalent pro forma combined per share information after giving effect to the merger.

	As of or for the six months ended June 30, 2016
	BFC		BBX Capital
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent Combined
Net income (loss) per common share:
Basic	$0.07	0.06	(0.15)	0.32
Diluted	$0.07	0.05	(0.15)	0.27

Dividends per common share declared for the period	$0.005	0.005	—	0.027

Book value per share:
Basic	$4.61	4.54	20.47	24.52
Diluted	$4.61	4.54	20.47	24.52

	As of or for the year ended December 31, 2015
	BFC		BBX Capital
Net income per common share
Basic	$1.41	1.34	1.34	7.24
Diluted	$1.40	1.29	1.30	6.97

Dividends per common share declared for the period	$—	—	—	—

Market Price and Dividend Information

BFC’s Class A Common Stock is listed for trading on the OTCQB under the ticker symbol “BFCF.” BBX Capital’s Class A Common Stock is listed for trading on the NYSE under the ticker symbol “BBX.”

The merger agreement was entered into following the close of trading on July 27, 2016 and publicly announced prior to the opening of trading on July 28, 2016. The table below sets forth the closing prices for BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock, as quoted on the OTCQB and NYSE, respectively, on July 27, 2016 and             , 2016, the last trading day before the date of this proxy statement/prospectus. The table also includes the equivalent prices per share of BBX Capital’s Class A Common Stock that holders of such stock who elect to receive stock consideration in the merger would have received in connection with the merger if the merger were completed on those dates, applying the exchange ratio of 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock.

	BFC’s Class A Common Stock	BBX Capital’s Class A Common Stock	Equivalent Value of BBX Capital’s Class A Common Stock
July 27, 2016	$2.84	$15.73	$15.34
, 2016	$—	$—	$—

The above table shows only historical comparisons. These comparisons may not provide meaningful information to BBX Capital’s shareholders in determining whether to approve the merger agreement or in making a determination as to the consideration that they wish to receive for their shares of BBX Capital’s Class A Common Stock in the merger. BBX Capital’s shareholders may wish to obtain current market quotations and should carefully review the other information contained in this proxy statement/prospectus prior to voting their shares and making an election as to the consideration that they wish to receive for their shares in the merger.

During June 2016, BFC’s board of directors declared a cash dividend payment of $0.005 per share on BFC’s Class A Common Stock and Class B Common Stock, which was paid during July 2016. Prior to such dividend, BFC had never paid cash dividends on its Class A Common Stock or Class B Common Stock. BFC has indicated its intention to declare regular quarterly dividends of $0.005 per share on its Class A Common Stock and Class B Common Stock (an aggregate of $0.02 per share annually); however, any such future dividend payment is subject to approval and declaration by BFC’s board of directors based on factors considered by it and, accordingly, BFC may not make dividend payments in the future, whether in the amount anticipated, on a regular basis, or at all.

BFC pays regular quarterly cash dividends of $187,500 with respect to its outstanding 5% Cumulative Preferred Stock. BFC may not pay or set apart for payment any dividend or other distribution (other than a dividend or distribution payable solely in common stock) on its Class A Common Stock or Class B Common Stock until such time as all accrued and unpaid dividends on BFC’s 5% Cumulative Preferred Stock have been or contemporaneously are declared or paid and a sum is set apart sufficient for payment of such accrued and unpaid dividends.

BBX Capital did not pay any dividends during the years ended December 31, 2014 or 2015, or thereafter through the date of this proxy statement/prospectus. In the event the merger is not consummated, BBX Capital currently expects to continue to utilize its available cash to pursue opportunities in accordance with its business strategies, but it may in the future consider the payment of dividends depending upon its results of operations, liquidity needs and other factors, although there is no assurance that such dividends will be paid. If BBX Capital or its successor pays dividends following the consummation of the merger, only BFC, as the 100% owner of BBX Capital or its successor, will be entitled to such dividends and current BBX Capital shareholders will only be entitled to dividends on BFC’s Common Stock owned by them to the extent declared and paid as discussed above.

The merger agreement contains certain restrictions on the right of BFC and BBX Capital to make dividend payments or other capital distributions during the interim period between the date of the merger agreement and the effective time of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE BBX CAPITAL SPECIAL MEETING

On July 27, 2016, BFC, Merger Sub and BBX Capital entered into the merger agreement that is described in this proxy statement/prospectus. Pursuant to the terms of the merger agreement and upon consummation of the merger contemplated thereby, BBX Capital will become a wholly owned subsidiary of BFC. The following provides answers to certain questions that BBX Capital’s shareholders may have with respect to the merger. The following may not contain all of the information that is important to you, and you are urged to read this proxy statement/prospectus in its entirety, together with all annexes hereto, including the merger agreement which is included as Annex A, and the documents that are incorporated by reference herein.

Q:	Why am I being asked to vote on the merger?

A:

BBX Capital is a Florida corporation. Under the Florida Business Corporation Act, the merger cannot be completed unless the merger agreement is approved by holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast on the merger agreement. In addition, pursuant to the merger agreement, the merger cannot be completed unless the merger agreement is approved by the holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by BBX Capital’s board of directors.

Q:	What will BBX Capital’s shareholders receive in the merger?

A:

Shareholders of BBX Capital (other than BFC and shareholders who exercise and perfect their appraisal rights in accordance with the Florida Business Corporation Act) will have the right to receive, at their election, cash consideration of $20.00, without interest, or stock consideration of 5.4 shares of BFC’s Class A Common Stock in exchange for each share of BBX Capital’s Class A Common Stock that they own at the effective time of the merger. BBX Capital’s shareholders may specify different elections for different shares of BBX Capital’s Class A Common Stock that they own. Accordingly, BBX Capital’s shareholders may receive all stock consideration, all cash consideration, or a mix of stock and cash consideration in exchange for their shares. BFC will not issue fractional shares of its Class A Common Stock in the merger, but instead, the aggregate number of shares of BFC’s Class A Common Stock to which each shareholder of BBX Capital will be entitled will be rounded up to the next largest whole share.

The merger agreement was entered into following the close of trading on July 27, 2016 and publicly announced prior to the opening of trading on July 28, 2016. On July 27, 2016 and             , 2016, the last trading day before the date of this proxy statement/ prospectus, the closing price of BFC’s Class A Common Stock, which is listed on the OTCQB, was $2.84 per share and $         per share, respectively. On July 27, 2016 and             , 2016, the closing price of BBX Capital’s Class A Common Stock, which is listed on the NYSE, was $15.73 per share and $         per share, respectively. Shareholders of BBX Capital may wish to obtain current market quotations prior to voting their shares and making an election as to the consideration that they wish to receive for their shares.

BFC currently owns 13,126,396 shares of BBX Capital’s Class A Common Stock, representing approximately 81% of the outstanding shares of such stock, and all 195,045 outstanding shares of BBX Capital’s Class B Common Stock. Collectively, these shares represent approximately 90% of BBX Capital’s total voting power. The shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC will be canceled in connection with the merger.

Q:	What will happen to options to purchase shares of BBX Capital’s Class A Common Stock and restricted stock units of BBX Capital’s Class A Common Stock?

A:

Pursuant to the terms of the merger agreement, BFC will assume the BBX Capital Equity Compensation Plans. Options to acquire shares of BBX Capital’s Class A Common Stock and restricted stock units of BBX Capital’s Class A Common Stock granted under the BBX Capital Equity Compensation Plans and outstanding at the effective time of the merger will be converted automatically into options to purchase shares of BFC’s Class A Common Stock or restricted stock units of BFC’s Class A

Common Stock, as applicable, and be subject to the same terms and conditions as in effect at the effective time of the merger; provided, however, that (i) the number of shares which may be purchased upon exercise of the options, and the number of shares subject to the restricted stock units, will be multiplied by the exchange ratio in the merger, and (ii) the exercise price of the options will be divided by the exchange ratio in the merger.

Q:	Are there conditions to BFC’s and BBX Capital’s respective obligations to consummate the merger?

A:

Yes. Consummation of the merger is subject to a number of conditions, including, among others, (i) approval of the merger agreement by holders of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast on the merger agreement and by holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates; (ii) holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock duly and validly exercising, or remaining entitled to exercise immediately prior to the effective time of the merger, appraisal rights in accordance with the Florida Business Corporation Act; (iii) the representations and warranties of BFC and BBX Capital contained in the merger agreement being true and correct subject to certain materiality qualifications; (iv) the absence of any “Material Adverse Effect” (as defined in the merger agreement) with respect to either BFC or BBX Capital; and (v) the receipt of all consents and approvals reasonably necessary to consummate the merger and continue in full force and effect certain of BFC’s and BBX Capital’s material contracts. To the extent permitted by applicable law and the merger agreement, the board of directors of either BFC or BBX Capital may choose to waive any of the conditions to consummation of the merger and choose to proceed to closing notwithstanding the fact that any such condition has not been fulfilled. Neither required approval of BBX Capital’s shareholders may be waived. The merger is not subject to a financing condition.

Q:	Will there be restrictions on the transfer of shares of BFC’s Class A Common Stock issued in the merger?

A:

Shares of BFC’s Class A Common Stock issued to holders of BBX Capital’s Class A Common Stock who elect to receive stock consideration in connection with the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any BBX Capital shareholder who may be deemed to be an affiliate of BFC for purposes of Rule 144 under the Securities Act after the completion of the merger. Generally, an individual or entity will be deemed to be an affiliate of BFC only if the individual or entity is a director, executive officer or holder of 10% or more of the outstanding shares of BFC.

Q:	What are the expected material federal income tax consequences of the merger to BBX Capital’s shareholders?

A:

It is anticipated that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. BBX Capital shareholders that receive solely shares of BFC’s Class A Common Stock will generally not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of their shares of BBX Capital’s Class A Common Stock for shares of BFC’s Class A Common Stock pursuant to the merger agreement.

BBX Capital shareholders that receive solely cash will generally recognize gain or loss equal to the difference between the amount of cash they receive and their cost basis in their shares of BBX Capital’s Class A Common Stock.

BBX Capital shareholders that receive a combination of stock and cash, may recognize gain, but will not recognize loss, upon the exchange of their shares of BBX Capital’s Class A Common Stock. If the sum of the fair market value of the shares of BFC’s Class A Common Stock and the amount of cash a BBX Capital shareholder receives in exchange for its shares of BBX Capital’s Class A Common Stock exceeds the cost basis of its shares of BBX Capital’s Class A Common Stock, then such BBX Capital shareholder will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash it receives in the exchange. Generally, any gain recognized upon the exchange will be a capital gain, and any such capital gain will be a long-term capital gain if the shareholder has established a holding period of more than one year for its shares of BBX Capital’s Class A Common Stock. However, depending on certain facts specific to each BBX Capital shareholder, any gain could instead be characterized as ordinary dividend income.

As described in further detail below, BBX Capital’s shareholders are entitled to pursue appraisal rights in connection with the merger pursuant to which they may receive a cash payment in an amount equal to the “fair value” of their shares (as determined in accordance with the Florida Business Corporation Act). A dissenting shareholder’s receipt of cash in exchange for his, her or its shares of BBX Capital’s Class A Common Stock pursuant to the appraisal rights process will be a taxable transaction to such shareholder.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:	Does the board of directors of BBX Capital recommend the approval of the merger agreement?

A:

Yes. BBX Capital’s board of directors formed a special committee comprised of independent directors to, among other things and with the assistance of its legal and financial advisors, negotiate, review and evaluate the terms and conditions of, and determine the advisability of, the merger agreement. After such negotiation, review and evaluation, BBX Capital’s special committee determined that the merger agreement is advisable, fair to and in the best interest of BBX Capital’s unaffiliated shareholders. On the basis of such determination, BBX Capital’s special committee recommended that the full board of directors of BBX Capital approve the merger agreement and recommend to the shareholders of BBX Capital that they approve the merger agreement. In arriving at its determination, BBX Capital’s special committee consulted with its legal and financial advisors and considered the factors described under “Special Factors – Recommendation of BBX Capital’s Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger.”

After consideration of the recommendation of BBX Capital’s special committee and evaluation and consideration of the merger agreement, the board of directors of BBX Capital determined that the merger is advisable, fair to and in the best interest of BBX Capital’s shareholders, approved the merger agreement and recommends that BBX Capital’s shareholders vote “FOR” the approval of the merger agreement. In arriving at its determination, BBX Capital’s board of directors also considered the factors described under “Special Factors – Recommendation of BBX Capital’s Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger.”

Q:	How do BBX Capital and BFC expect to conduct their respective businesses until the merger is completed and after the merger is completed?

A:

Both BBX Capital and BFC expect to, and have agreed in the merger agreement to, conduct their respective businesses prior to the effective time of the merger in the usual and ordinary course, consistent with their existing business and investment strategies and operational plans.

It is expected that, following the merger, both BFC and BBX Capital (as a wholly owned subsidiary of BFC) will continue to conduct their respective businesses in substantially the way they are currently conducted.

Q:	Are there risks associated with the merger?

A:

Yes. In evaluating the merger, you should carefully consider the risks discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 76 and the other information about BFC and BBX Capital contained in, or incorporated by reference into, this proxy statement/prospectus, including the “Risk Factors” sections of the documents incorporated by reference herein.

Q:	When do the parties expect the merger to be completed?

A:

BFC and BBX Capital expect to complete the merger as promptly as practicable after all conditions to closing are satisfied. Satisfaction of the closing conditions is subject to a number of factors, certain of which are outside of BFC’s and BBX Capital’s control, and there is no assurance as to when the closing conditions will be satisfied, if at all.

Q:	Should I send in my stock certificates now?

A:

No. BBX Capital’s shareholders should not send stock certificates with their proxies. The election form, which will be mailed to BBX Capital’s shareholders prior to the closing of the merger, and, if applicable, the letter of transmittal, which may be mailed to BBX Capital’s shareholders shortly after the closing of the merger, will contain instructions for the surrender of BBX Capital Class A Common Stock certificates.

Q:	Will I receive the form of consideration that I elect?

A:

Yes. If you timely and validly return the election form and comply with the instructions for receiving the merger consideration, you will receive the form of consideration that you elect, without proration or adjustment. If you do not make a valid election with respect to any shares that you own, you will be entitled to receive solely cash consideration for such shares.

Q:	How do I make an election to receive cash, shares of BFC’s Class A Common Stock, or both?

A:

An election form will be mailed at least thirty days prior to the anticipated closing date of the merger (or on such other date as BFC and BBX Capital may mutually agree) (the “mailing date”) to each holder of record of BBX Capital’s Class A Common Stock as of the close of business on the fifth business day prior to the mailing date. The companies will also make an election form available, if requested, by each person that subsequently becomes a holder of BBX Capital’s Class A Common Stock. Each BBX Capital shareholder who desires to elect the form of consideration that they wish to receive in exchange for their shares must complete and return to                     , the exchange agent for the merger, by the election deadline, the election form, together with such shareholders’ BBX Capital Class A Common Stock certificate(s) (or appropriate evidence as to its loss, theft or destruction), a properly completed notice of guaranteed delivery, or evidence of ownership of the shares in book-entry form, in each case, with such additional documentation and according to the instructions included with the election form. See “Special Factors – Election Form” for more detailed information regarding the requirements for making a valid election. The election form will be provided to BBX Capital’s shareholders under separate cover and is not being provided with this proxy statement/prospectus. The election deadline will be 5:00 p.m., New York time, on the date which is two business days prior to the closing date of the merger (or, in the case of a delay in the anticipated closing date, such other date as BFC and BBX Capital may mutually agree). The companies will publicly announce the anticipated election deadline at least five business days prior to the election deadline.

If you own shares of BBX Capital’s Class A Common Stock in “street name” through a broker, bank or other nominee, you should seek instructions from your broker, bank or other nominee concerning how to make an election as to the consideration that you wish to receive.

Q:	Can I change my election after the election form has been submitted?

A:

Yes, as long as you do so before the election deadline. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new later-dated election materials. Revocation must specify the name in which your shares of BBX Capital’s Class A Common Stock are registered on the books of BBX Capital and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this proxy statement/prospectus and in the election form. If you instructed a broker, bank or other nominee to submit an election for your shares of BBX Capital’s Class A Common Stock, you must follow the directions of your broker, bank or other nominee for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice or materials must be received by the exchange agent by the election deadline in order for the revocation or new election to be valid. See “Special Factors – Election Revocation and Changes.”

Q:	May I transfer my shares of BBX Capital’s Class A Common Stock after I make my election?

A:

Holders of BBX Capital’s Class A Common Stock who have made elections will be unable to sell or otherwise transfer their shares of BBX Capital’s Class A Common Stock after making the election, unless the election is properly revoked before the election deadline or unless the merger agreement is terminated.

Q:	What if I do not send an election form or it is not timely received?

A:

If the exchange agent does not receive a properly completed election form from you before the election deadline, together with all required documentation and materials set forth in the instructions to the election form, including, if applicable, the certificates representing your shares of BBX Capital’s Class A Common Stock, then you will be deemed to have not made an election as to the form of consideration that you wish to receive and, pursuant to the merger agreement, you will be entitled to receive solely cash consideration in exchange for your shares. You bear the risk of delivery and should send the election form and all accompanying materials by courier to the appropriate address shown in the election form.

Q:	May I submit an election form even if I do not vote for the approval of the merger agreement?

A:

Yes. You may submit an election form even if you vote against the approval of the merger agreement or if you abstain from voting, and you must do so if you wish to receive any stock consideration in exchange for your shares. However, see “Do I waive any rights by accepting the merger consideration?” below.

Q:	What will happen to BBX Capital if the merger does not occur?

A:

If the merger is not approved by the holders of a majority of the shares of BBX Capital’s Class A Common Stock who voted on the merger agreement, excluding the shares voted by BFC and its affiliates, or if the merger is not completed for any other reason, you will not receive any form of consideration for your shares of BBX Capital’s Class A Common Stock in connection with the merger. Instead, BBX Capital will remain a public corporation and its shares of BBX Capital’s Class A Common Stock will continue to be registered under the Exchange Act and, subject to its continued compliance with the listing standards of the NYSE, will continue to be listed on the NYSE.

Q:	If I believe the merger consideration is not fair or adequate, can I assert appraisal rights with respect to the merger?

A:

Yes. Under the Florida Business Corporation Act, holders of BBX Capital’s Class A Common Stock have the right to assert and exercise appraisal rights with respect to the merger and obtain a cash payment in an amount equal to the “fair value” of their shares as determined in accordance with the Florida Business Corporation Act in lieu of the merger consideration that they would otherwise be entitled to receive pursuant to the terms of the merger agreement. Under the Florida Business Corporation Act, “fair value” of the shares of BBX Capital’s Class A Common Stock held by a BBX Capital shareholder asserting appraisal rights means the value of such shares immediately before the effective time of the merger, regardless of when the vote on the merger agreement is taken and excluding any appreciation or deprecation in anticipation of the merger (unless exclusion would be inequitable), and could be more than, less than or equal to $20.00 or the value of the shares of BFC’s Class A Common Stock that the shareholder would otherwise have been entitled to receive in connection with the merger pursuant to the terms of the merger agreement. Any BBX Capital shareholder who wishes to exercise appraisal rights may not vote, or cause or permit to be voted, any of his, her or its shares of BBX Capital’s Class A Common Stock in favor of the merger agreement, and such shareholder must strictly follow the procedures set forth in Sections 607.1301 through 607.1333 of the Florida Business Corporation Act relating to appraisal rights. These provisions are summarized under the section entitled “Appraisal Rights” beginning on page 110, and the full text of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act is included as Annex D to this proxy statement/prospectus. A dissenting shareholder’s receipt of cash in exchange for his, her or its shares of BBX Capital’s Class A Common Stock pursuant to the appraisal rights process will be a taxable transaction to such shareholder.

Unless waived by BFC, BFC’s obligation to consummate the merger is conditioned upon holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock duly and validly exercising, or remaining entitled to exercise immediately prior to the effective time of the merger, appraisal rights in accordance with the Florida Business Corporation Act. Accordingly, BFC will be relying on the number of shares of BBX Capital’s Class A Common Stock as to which appraisal rights are exercised in determining whether to terminate the merger agreement or consummate the merger.

Q:	Do I waive any rights by accepting the merger consideration?

A:

BFC and BBX Capital believe the answer to this question is yes. As explained in the “Appraisal Rights” section, if you accept merger consideration, whether stock, cash, or a combination of stock and cash and whether by making a valid election or by exchanging any stock certificates for merger consideration, BFC and BBX Capital believe, and will argue in any shareholder litigation challenging the merger, that you will have waived and relinquished your rights to recover anything but the merger consideration, even if you vote against the merger agreement or abstain.

Shareholder lawsuits for breaches of fiduciary duty in the wake of merger announcements have become routine and typically seek both the benefit of the transaction, the merger consideration, and additional consideration as well. As described herein, one such lawsuit was brought prior to the first filing of this proxy statement/prospectus and others have been threatened.

A material condition to BFC’s obligation to consummate the merger is that holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock exercise appraisal rights or remain entitled to exercise appraisal rights at the effective time of the merger. Accordingly, BFC will rely upon the number of shares as to which appraisal rights are exercised in making a decision as to whether to terminate the merger agreement or consummate the merger.

Q:	Are any of BFC’s or BBX Capital’s “named executive officers” entitled to any “golden parachute compensation” in connection with the merger?

A:

No. Neither BFC nor BBX Capital has any arrangement or understanding with its or the other company’s “named executive officers” concerning any type of compensation that is based on or otherwise relates to the merger. Further, each of BBX Capital’s executive officers, as well as Alan B. Levan, a non-executive employee of BFC and BBX Capital, delivered a letter to BBX Capital pursuant to which he (i) confirmed that neither the merger nor any of the other transactions contemplated by the merger agreement would be deemed to constitute a “Change in Control” under his employment agreement with BBX Capital and (ii) expressly waived any rights under his employment agreement with BBX Capital that might be triggered in the event that a “Change in Control” was deemed to have occurred either due to the consummation of the merger or the other transactions contemplated by the merger agreement. As a result, the advisory shareholder vote relating to “golden parachute compensation” otherwise required by Item 402(t) of Regulation S-K of the SEC is not applicable to the merger.

Q:	Where and when is the BBX Capital special meeting?

A:	The special meeting of BBX Capital’s shareholders will be held at on , 2016 commencing at : .m., local time.

Q:	Who can vote at the meeting?

A:	Record holders of BBX Capital’s Class A Common Stock and record holders of BBX Capital’s Class B Common Stock at the close of business on the record date of , 2016 may vote at the meeting.

As of the close of business on the record date,                  shares of BBX Capital’s Class A Common Stock and 195,045 shares of BBX Capital’s Class B Common Stock were outstanding and eligible to be voted at the meeting.

Q:	What are the voting rights of BBX Capital’s shareholders?

A:

Holders of BBX Capital’s Class A Common Stock and Class B Common Stock will vote as one class on the merger agreement. Holders of BBX Capital’s Class A Common Stock will be entitled to one vote per share on the merger agreement and, with respect to the combined vote of BBX Capital’s Class A Common Stock and Class B Common Stock on the merger agreement, all holders of BBX Capital’s Class A Common Stock will have in the aggregate 53% of the general voting power. The number of votes represented by each share of BBX Capital’s Class B Common Stock, which represents in the aggregate 47% of the general voting power, is calculated in accordance with BBX Capital’s Restated Articles of Incorporation. At the BBX Capital special meeting, each outstanding share of BBX Capital’s Class B Common Stock will be entitled to                      votes on the merger agreement.

In addition to the combined vote of the holders of BBX Capital’s Class A Common Stock and Class B Common Stock, under the terms of the merger agreement, approval of the merger agreement also requires the affirmative vote of holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates.

Q:	What are my choices when voting?

A:	BBX Capital’s shareholders may vote for or against, or abstain from voting on, the merger agreement.

Q:	What is the recommendation of BBX Capital’s board of directors with respect to the merger agreement?

A:

As described in further detail in this proxy statement/prospectus, including in the section entitled “Special Factors – Recommendation of BBX Capital’s Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger,” the board of directors of BBX Capital recommends that BBX Capital’s shareholders vote “FOR” the approval of the merger agreement.

Q:	What vote of BBX Capital’s shareholders is required to approve the merger agreement?

A:

Under the Florida Business Corporation Act, the merger agreement is required to be approved by holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the total number of votes entitled to be cast on the merger agreement. BFC, which holds shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing an approximately 90% voting interest in BBX Capital, has agreed in the merger agreement to vote all of the shares of BBX Capital’s Class A Common Stock and Class B Common Stock that it owns in favor of the merger agreement. Accordingly, assuming BFC votes its shares as agreed, approval of the merger agreement with respect to the combined vote of the holders of BBX Capital’s Class A Common Stock and Class B Common Stock is assured.

As previously described, in addition to the combined vote of the holders of BBX Capital’s Class A Common Stock and Class B Common Stock, under the terms of the merger agreement, approval of the merger agreement also requires the affirmative vote of holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates.

Abstentions will have the same effect as votes cast against the merger agreement with respect to each required vote.

Q:	How many shares of BBX Capital’s Class A Common Stock and Class B Common Stock do BBX Capital’s directors and executive officers own?

A:

BBX Capital’s directors and executive officers may be deemed to collectively own and are entitled to vote 13,212,189 shares, or approximately 82%, of BBX Capital’s Class A Common Stock and all 195,045 shares of BBX Capital’s Class B Common Stock. These shares represent in the aggregate approximately 90% of the total voting power of BBX Capital and include the 13,126,396 shares, or approximately 81%, of BBX Capital’s Class A Common Stock, and 195,045 shares of BBX Capital’s Class B Common Stock owned by BFC. John E. Abdo, Vice Chairman of each of BFC and BBX Capital, and Alan B. Levan, a non-executive employee of BFC and BBX Capital and the former Chairman, Chief Executive Officer and President of BFC and former Chairman and Chief Executive Officer of BBX Capital, may be deemed to beneficially own the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC by virtue of their collective ownership interest in BFC’s Class A Common Stock and Class B Common Stock.

Q:	Have any shareholders of BBX Capital committed to vote for the approval of the merger agreement?

A:

BFC has committed in the merger agreement to vote all of the shares of BBX Capital’s Class A Common Stock and Class B Common Stock that it owns in favor of the merger agreement. While it is anticipated that BBX Capital’s directors and executive officers will vote the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by them in favor of the merger agreement, none of them have any binding commitment to do so.

Q:	What constitutes a quorum?

A:

The presence at the meeting, in person or by proxy, of the holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the total voting power of BBX Capital as of the close of business on the record date will constitute a quorum, permitting the conduct of business at the meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:

If your shares of BBX Capital’s Class A Common Stock are registered directly in your name with American Stock Transfer & Trust Company, BBX Capital’s stock transfer agent (“AST”), you are considered the shareholder of record with respect to those shares. If your shares of BBX Capital’s Class A Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares but not the shareholder of record, and your shares are held in “street name.”

Q:	How do I vote my shares?

A:

If you are a shareholder of record of BBX Capital, you can give a proxy to be voted at the meeting by mailing in the enclosed proxy card or by transmitting your voting instructions by telephone or internet as described in further detail on the enclosed proxy card. Shareholders of record of BBX Capital may also vote their shares at the meeting by completing a ballot at the meeting.

If you hold your shares of BBX Capital in “street name,” you must vote your shares in accordance with the directions set forth on the voting instruction card enclosed or provided by your broker, bank or other nominee.

Q:	May I vote in person?

A:

If you are a shareholder of record of BBX Capital, you may attend the meeting and vote your shares in person, rather than signing and returning your proxy card or otherwise transmitting your voting instructions as described on the proxy card.

If you hold your shares of BBX Capital in “street name,” you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from your broker, bank or other nominee giving you the right to vote the shares in person.

Q:	If my shares are held in “street name,” will my broker, bank or other nominee vote my shares without instructions from me?

A:

No. If you hold your shares in “street name” through a broker, bank or other nominee, whether your broker, bank or other nominee may vote your shares in its discretion depends on the proposals before the meeting. Under the rules of the NYSE, if you do not provide your broker, bank or other nominee with voting instructions with respect to your shares, your broker, bank or other nominee may vote your shares in its discretion only on “routine matters.” The vote on the merger agreement is not considered to be a “routine matter” under the rules of the NYSE. Accordingly, your broker, bank or other nominee will not have discretion to vote your shares on the merger agreement if you do not provide voting directions. Without instructions, your shares will not be voted on the merger agreement and will have the same effect as votes against the merger agreement with respect to the combined vote of the holders of BBX Capital’s Class A Common Stock and Class B Common Stock on the merger agreement but will have no impact on the vote to approve the merger agreement by holders of BBX Capital’s Class A Common Stock other than BFC and its affiliates. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares.

Q:	What do I need to do now?

A:

In order for your shares to be represented at the meeting, after carefully reading and considering the information contained in, or incorporated by reference into, this proxy statement/prospectus, (i) if you are a shareholder of record of BBX Capital, please complete, sign and date your proxy card and return it in the enclosed postage-paid return envelope or otherwise transmit your voting instructions as described on the proxy card, or (ii) if you hold your shares of BBX Capital in “street name,” please instruct your broker, bank or other nominee how to vote your shares by following the directions set forth on the voting instruction card enclosed or provided by your broker, bank or other nominee.

Q:	What happens if I do not attend the meeting and fail to return a proxy card or vote my shares by telephone or the internet?

A:

The failure of a shareholder of record of BBX Capital to return his, her or its proxy card or vote his, her or its shares at the meeting or by telephone or the internet pursuant to the directions set forth on the proxy card will have the same effect as voting against the merger agreement with respect to the combined vote of the holders of BBX Capital’s Class A Common Stock and Class B Common Stock on the merger agreement but will have no impact on the vote to approve the merger agreement by holders of BBX Capital’s Class A Common Stock other than BFC and its affiliates.

Q:	How will proxy cards that are returned without voting instructions be treated?

A:	All signed and dated proxies received by BBX Capital prior to the vote at the meeting that do not contain any direction as to how to vote will be voted “FOR” the approval of the merger agreement.

Q:	Do I waive any rights by voting for or causing or permitting any of my shares to be voted for the merger agreement?

A:

Yes. By voting any shares for the merger agreement or causing or permitting any of its shares to be voted for the merger agreement, a BBX Capital shareholder will have waived and relinquished any claim for appraisal rights. In addition, BFC and BBX Capital intend to take the position with respect to any shareholder lawsuit seeking recovery outside of the appraisal rights process that any shareholder who either (i) votes for the approval of the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, whether cash, stock or a combination of cash and stock, and whether by making a valid election or by exchanging any of such shareholder’s stock certificates for merger consideration, will have waived and relinquished all claims arising out of or relating to the consideration provided to BBX Capital’s shareholders under the merger agreement.

Q:	Can I change my vote?

A:

Yes. If you are a shareholder of record of BBX Capital, you may revoke your proxy by providing written notice of revocation addressed to, or in person to, BBX Capital Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Corporate Secretary.

Shareholders of record may also submit a new valid proxy bearing a later date or transmit new voting instructions by telephone or the internet in accordance with the voting procedures described on the proxy card. To be valid, any such revocation notice or new proxy card must be received, and any new voting instructions must be transmitted, in each case by no later than 11:59 p.m., local time, on the date immediately preceding the meeting. In addition, shareholders of record may revoke previously granted proxies or change their vote by attending the meeting and voting in person, although attendance at the meeting will not by itself revoke a previously granted proxy.

If you hold your shares of BBX Capital in “street name,” you must contact your broker, bank or other nominee to find out how to change your vote.

Q:	Are there any matters to be acted upon at the meeting other than the merger agreement?

A:	No. The only matter to be acted upon at the meeting is the proposal to approve the merger agreement.

Q:	Who can help answer my questions?

A:

If you are a BBX Capital shareholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger or the meeting of BBX Capital’s shareholders, including the procedures for voting your shares, you should contact [                    ], the information agent for the merger, at [                                ].

SPECIAL FACTORS

Effects of the Merger

If the conditions to closing the merger are satisfied or waived (to the extent waiver is permitted by applicable law) and the merger is completed, BBX Capital will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company of the merger and a wholly owned subsidiary of BFC.

If the merger is completed, BBX Capital’s shareholders (other than BFC and shareholders who assert and exercise their appraisal rights in accordance with the Florida Business Corporation Act) will have the right to receive, in exchange for each share of BBX Capital’s Class A Common Stock that they own at the effective time of the merger, at their election, the cash consideration of $20.00, without interest, or the stock consideration of 5.4 shares of BFC’s Class A Common Stock. BBX Capital’s shareholders may specify different elections for different shares of BBX Capital’s Class A Common Stock that they own. Accordingly, BBX Capital’s shareholders may receive all stock consideration, all cash consideration, or a mix of stock and cash consideration in exchange for their shares. In addition, options to acquire shares of BBX Capital’s Class A Common Stock and restricted stock units of BBX Capital’s Class A Common Stock granted under the BBX Capital Equity Compensation Plans and outstanding at the effective time of the merger will be converted automatically into options to purchase shares of BFC’s Class A Common Stock or restricted stock units of BFC’s Class A Common Stock, as applicable, and be subject to the same terms and conditions as in effect at the effective time of the merger; provided however, that (i) the number of shares which may be purchased upon exercise of the options, and the number of shares subject to the restricted stock units, will be multiplied by the exchange ratio in the merger of 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock subject to the options or restricted stock units, as the case may be, and (ii) the exercise price of the options will be divided by 5.4. Under the terms of the merger agreement, the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC, which collectively represent approximately 81% of BBX Capital’s total outstanding equity and 90% of BBX Capital’s total voting power, will be canceled in connection with the merger.

On July 27, 2016, the closing sales price of BBX Capital’s Class A Common Stock on the NYSE was $15.73 per share and the closing sales price of BFC’s Class A Common Stock on the OTCQB was $2.84 per share. Following the merger, BBX Capital’s shareholders will not own any shares of capital stock of BBX Capital and, accordingly, will cease to have any rights as a shareholder of BBX Capital other than to receive the merger consideration to which it is entitled or, if applicable, rights to appraisal under the Florida Business Corporation Act.

Upon completion of the merger, BBX Capital will merge with and into Merger Sub and become a wholly owned subsidiary of BFC. As a result, following the merger, BFC and its shareholders, including, shareholders of BBX Capital who receive shares of BFC’s Class A Common Stock in the merger, will be entitled to 100% of the benefits and bear 100% of the risks and detriments with respect to the ownership of BBX Capital, including rewards relating to the earnings, appreciation and growth of BBX Capital and risks relating to BBX Capital’s operations and investments and any decrease in the value of BBX Capital. Following the merger, shareholders of BBX Capital who receive solely cash consideration in connection with the merger will no longer be entitled to any of the rewards of ownership of BBX Capital, such as those relating to the earnings, appreciation and growth of either company or bear any of the risks of ownership of BBX Capital or BFC (unless they separately hold shares of BFC’s Class A Common Stock or Class B Common Stock), including those relating to the combined company’s ongoing operations and the risks of any decrease in the value of the combined company.

The table below sets forth the interests of the members of the Purchaser Group (other than Merger Sub, which will be the successor to BBX Capital as the surviving company of the merger) in BBX Capital’s net book value and net loss prior to and immediately after consummation of the merger, based on BBX Capital’s historical net book value and net loss as of, and for the six months ended, June 30, 2016.

	Ownership Prior to the Merger				Ownership After the Merger
(dollars in thousands)	Net Book Value		Net Loss		Net Book Value		Net Loss
Name	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
BFC	272,636	81.3%	(2,031)	81.3%	335,523	100.0%	(2,499)	100.0%
John E. Abdo (1)	27,951	8.3%	(208)	8.3%	33,980	10.1%	(253)	10.1%
Alan B. Levan (1)	31,968	9.5%	(238)	9.5%	39,026	11.6%	(291)	11.6%
Jarett S. Levan (1)	3,859	1.2%	(29)	1.2%	4,676	1.4%	(35)	1.4%
Seth M. Wise (1)	4,404	1.3%	(33)	1.3%	5,343	1.6%	(40)	1.6%
Raymond S. Lopez (1)	0	0.0%	(0)	0.0%	0	0.0%	(0)	0.0%

(1)

The percentage ownership interests of Mr. Abdo, Mr. Alan Levan, Mr. Jarett Levan, Mr. Wise and Mr. Lopez in the net book value and net earnings (loss) of BBX Capital after the merger will depend on, among other things, the elections made by such individuals and BBX Capital’s other shareholders as to the form of merger consideration that they desire to receive. However, in order to demonstrate the maximum change in percentage ownership of Mr. Abdo, Mr. Alan Levan, Mr. Jarett Levan, Mr. Wise and Mr. Lopez (and for illustrative purposes only), the amounts and percentages set forth under Ownership After the Merger assume that each of them elect to receive stock consideration in exchange for all of his shares of BBX Capital’s Class A Common Stock and all other shareholders of BBX Capital make a cash election for all of their shares.

BBX Capital’s Class A Common Stock is currently registered under the Exchange Act and traded on the NYSE under the ticker symbol “BBX.” If the merger is completed, BBX Capital’s Class A Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and BBX Capital’s Class A Common Stock will cease to be publicly traded. In connection with the deregistration of its Class A Common Stock, BBX Capital will no longer be required to file periodic and other reports and statements with the SEC or to comply with certain other rules and regulations promulgated by the SEC and applicable to companies which have publicly held equity securities, including the Sarbanes-Oxley Act of 2002. This may result in the elimination of the costs and certain of the time and other constraints currently imposed upon BBX Capital and its management. However, following the merger, BBX Capital will continue to be a subsidiary of BFC, which is a public company and subject to the above-described disclosure requirements and other rules and regulations of the SEC. In addition, following consummation of the merger, the reporting obligations under Section 16 of the Exchange Act for BBX Capital’s directors, officers and principal shareholders, in their capacities as such, will cease but will, if they are directors, officers or principal shareholders of BFC, continue with respect to BFC.

See “Material United States Federal Income Tax Consequences” below for information regarding the material United States federal income tax consequences of the merger.

Background of the Merger

BFC has held a significant investment in BBX Capital (or its predecessor company) for over 25 years. In recent years, BFC has focused primarily on providing overall support for its controlled subsidiaries with a view to the improved performance of the organization as a whole. Consistent with this strategy, BFC’s board of directors has focused on possible ways to maximize the utilization of assets and resources within the consolidated organization, including, without limitation, through business combination transactions.

As of the date of this proxy statement/prospectus, BFC owns approximately 81% of the total outstanding shares of BBX Capital’s Class A Common Stock and Class B Common Stock, which represents an approximately 90% voting interest in BBX Capital.

On May 7, 2013, BFC and BBX Capital entered into an Agreement and Plan of Merger (the “2013 merger agreement”) which provided for BBX Capital to merge with and into a wholly-owned subsidiary of BFC. Under the terms of the 2013 merger agreement, BBX Capital’s shareholders (other than BFC and shareholders of BBX Capital who exercised appraisal rights in accordance with the Florida Business Corporation Act) would have been entitled to receive 5.39 shares of BFC’s Class A Common Stock in exchange for each share of BBX Capital’s Class A Common Stock that they held at the effective time of the merger. The 2013 merger agreement was subject to certain closing conditions, including, without limitation, the condition that BFC’s Class A Common Stock be approved for listing on a national securities exchange at the effective time of the merger. However, BFC was advised by the NYSE and NASDAQ that, subject to a change in their position in the future, they would not consider approval of any application for listing of BFC’s Class A Common Stock prior to the final resolution of the federal securities litigation brought by the SEC against BBX Capital and its then-serving Chairman, Alan B. Levan, who also served as BFC’s Chairman. As a result of the time frames involved in BBX Capital and Mr. Alan Levan’s appeal of the jury verdict in the SEC action, the boards of directors of BFC and BBX Capital mutually agreed to terminate the 2013 merger agreement on December 15, 2014.

Following the termination of the 2013 merger agreement, BFC’s management continued to focus on possible ways to increase its ownership interest in BBX Capital. In particular, BFC sought to increase its ownership to in excess of 80% of the outstanding shares of BBX Capital in order to allow BFC to take advantage of certain significant tax benefits available to BFC as the holder of more than an 80% equity and voting interest in BBX Capital. On March 17, 2015, BFC issued and filed with the SEC a press release announcing its intention to commence a tender offer to purchase up to 4,771,221 shares of BBX Capital’s Class A Common Stock at a purchase price of $20.00 per share. On March 20, 2015, BFC filed with the SEC its Schedule TO relating to the tender offer and began mailing to BBX Capital’s shareholders the offer to purchase and transmittal documents. The tender offer was not conducted in connection with or anticipation of any going private transaction, and it was conditioned upon, among other things, the consummation of the tender offer and the purchase of shares of BBX Capital’s Class A Common Stock in connection therewith not being reasonably likely to result in BBX Capital’s Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act. Further, in connection with the tender offer, BFC delivered a letter agreement to BBX Capital in which BFC agreed that for a period of one year following consummation of the tender offer, BFC would not, without the approval of a majority of the independent directors then serving on the BBX Capital’s board of directors, take any action for the purpose of causing, or which would have a reasonable likelihood of causing BBX Capital’s Class A Common Stock to be delisted from the NYSE or deregistered under the Exchange Act, or BBX Capital’s board of directors not to continue to meet certain specified corporate governance requirements set forth in the listing standards of the NYSE. On April 2, 2015, BBX Capital filed a Solicitation/Recommendation Statement on Schedule 14D-9 in which it disclosed that, for the reasons described therein, the special committee of its board of directors which was formed to consider and respond to any tender offer made by BFC determined to express no opinion and remain neutral with respect to the tender offer. On April 30, 2015, BFC consummated the tender offer and purchased from the shareholders of BBX Capital a total of 4,771,221 shares of BBX Capital’s Class A Common Stock, at a purchase price of $20.00 per share, for a total purchase price of approximately $95.4 million. The purchase of shares of BBX Capital’s Class A Common Stock in the tender offer increased BFC’s ownership interest in BBX Capital from approximately 52% to approximately 81% and its voting interest in BBX Capital from approximately 74% to 90%. The completion of the tender offer did not impact BBX Capital’s status as a public company, as BBX Capital’s Class A Common Stock continued to be listed for trading on the NYSE and registered under the Exchange Act. For a more detailed description of the background of the tender offer, see Annex C to this proxy statement/prospectus.

At a meeting of BFC’s board of directors held on May 2, 2016, BFC’s directors reviewed the past attempts to merge BFC and BBX Capital, including the inability to consummate the merger contemplated by the 2013 merger agreement as a result of the inability to obtain the listing of BFC’s Class A Common Stock on a national securities exchange as required by the 2013 merger agreement, and the possibility of pursuing a new stock-for-stock merger without such listing requirement. The directors were advised that such a merger would constitute a going-private transaction and be subject to the SEC rules and regulations relating to going-private transactions, including Rule 13e-3 under the Exchange Act, which would require that BFC include in the proxy statement/prospectus relating to the merger BFC’s belief that the merger was fair to BBX Capital’s unaffiliated shareholders. BFC’s directors also discussed the potential valuation of the companies for purposes of determining the exchange ratio in the merger, conditioning the merger on, among other things, a requirement that the merger agreement be approved by holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement other than shares voted by BFC and its affiliates (in addition to the approval of BBX Capital’s shareholders required by the Florida Business Corporation Act), and the potential timeline and contemplated process for pursuing and completing a merger with BBX Capital, including the formation by BBX Capital’s board of directors of a special committee comprised solely of independent directors to consider the merger and, if it determines to pursue a merger with BFC, to negotiate the merger agreement on behalf of BBX Capital’s board of directors and the engagement by BFC and BBX Capital’s special committee of their own financial and legal advisors. BFC’s board of directors approved and authorized BFC’s management to commence discussions with BBX Capital’s board of directors with respect to a potential merger between the companies and the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) to provide certain financial advisory services to BFC in connection with the merger and Stearns Weaver, BFC’s regular outside legal counsel, as BFC’s legal counsel for purposes of the merger.

At a meeting of BBX Capital’s board of directors held on May 3, 2016, BBX Capital’s board of directors was advised of BFC’s interest in pursuing a possible merger between the companies. Because of the affiliation between BFC and BBX Capital and the interests of certain of BBX Capital’s directors in the merger, including those of John E. Abdo and Jarett S. Levan, BBX Capital’s board of directors discussed the formation of a special committee to consider a business combination transaction between BFC and BBX Capital. After discussion, BBX Capital’s independent directors agreed to meet to further consider a transaction between BFC and BBX Capital and, if desirable, form a special committee to act on behalf of BBX Capital’s board of directors with respect to the transaction.

Following the meeting, the independent directors of BBX Capital met to further discuss a possible combination of BFC and BBX Capital. The independent directors agreed to consider a transaction between the companies. Accordingly, a special committee comprised of Steven M. Coldren, Norman H. Becker, Willis N. Holcombe, Anthony P. Segreto and Charlie C. Winningham II, each of whom is an independent director of BBX Capital, was formed to explore the possible combination of BFC and BBX Capital and, with the assistance of the special committee’s legal and financial advisors, negotiate, review and evaluate the terms and conditions of a transaction between the companies. Mr. Coldren was appointed Chairman of the special committee. As previously described, BFC currently owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing approximately 90% of the total voting power of BBX Capital and, as a result, a sale of BBX Capital to a third party cannot be accomplished without BFC’s support. In light of such voting interest and the fact that BFC indicated its desire to maintain its ownership position in BBX Capital, BBX Capital’s special committee did not conduct a market check or auction process with respect to the possible sale of BBX Capital nor did it consider potential business combinations with parties other than BFC. Instead, BBX Capital’s special committee, together with its legal and financial advisors, explored, considered and negotiated a transaction with BFC seeking to obtain consideration that was both fair to, and the highest possible for, BBX Capital’s shareholders.

At a meeting of BBX Capital’s special committee held on May 12, 2016, Akerman LLP (“Akerman”), at the request of the special committee, made a presentation to the special committee regarding serving as the special committee’s legal counsel in connection with the proposed merger. Following such presentation and discussion by the special committee, the special committee selected Akerman to serve as its legal counsel in connection with the proposed merger, and thereafter formalized the engagement. BBX Capital’s special committee also discussed at the meeting its search for an independent investment banker to serve as its financial advisor in connection with the proposed merger.

A meeting of BBX Capital’s special committee was held on June 3, 2016. At the meeting, the special committee heard a presentation by Hovde and reviewed a presentation by Houlihan Lokey, Inc., in each case, relating to serving as the special committee’s financial advisor in connection with the proposed merger. Following these presentations and discussion by the special committee, the special committee selected Hovde to serve as its financial advisor in connection with the proposed merger. The engagement of Hovde as the special committee’s financial advisor in connection with the proposed merger was thereafter formalized.

An update on the discussions regarding the potential merger between BFC and BBX Capital was provided to BFC’s board of directors at its meeting held on June 6, 2016. BFC’s board of directors was advised that KBW had been engaged to provide certain financial advisory services to BFC pursuant to the board’s previous approval, that BBX Capital’s board of directors indicated that it was receptive to considering a stock-for-stock merger between the companies and had formed a special committee comprised of its independent directors to consider the merger on its behalf, and that BBX Capital’s special committee had engaged Hovde to serve as its financial advisor and Akerman to serve as its legal counsel for purposes of the merger. BFC’s board of directors also discussed the proposed timing and contemplated process for pursuing and completing the merger.

At a regular meeting of the board of directors of BBX Capital held on June 7, 2016, Mr. Coldren, Chairman of BBX Capital’s special committee, informed the full board of directors that the special committee had engaged Akerman to serve as its legal counsel and Hovde to serve as its financial advisor with respect to the proposed merger with BFC. Mr. Coldren discussed with the board the anticipated fees to be paid to the special committee’s advisors as well as the potential timeline of, and contemplated process of the special committee with respect to, the merger. The board also discussed the compensation payable to the members of the special committee in consideration for their time, efforts and service on the special committee and approved cash fees of $10,000 to the Chairman of the special committee and $5,000 to each other member of the special committee.

Thereafter, Hovde commenced its financial analyses with respect to a stock-for-stock merger between BFC and BBX Capital.

A special meeting of BFC’s board of directors was held on June 27, 2016. At the request of BFC’s board of directors, representatives of KBW attending the meeting discussed with the board on a preliminary basis certain valuation considerations relating to BFC and BBX Capital, including with respect to Bluegreen, and answered questions from the members of the board. The board then continued their discussion regarding the proposed merger, including the requirements of Rule 13e-3 under the Exchange Act applicable to the merger as a going-private transaction, the potential timeline of the merger and the contemplated process related thereto, and the potential benefits of the merger to both companies and their shareholders, including the simplification of the corporate structure of the combined company which might enhance investor understanding of the ownership of the companies’ assets and subsidiaries, including Bluegreen, the limited business integration risks, the elimination of certain costs relating to the maintenance of two separate public companies, and the enhanced trading market and liquidity in BFC’s Class A Common Stock that may result if BFC shares are issued in connection with the merger. BFC’s board also discussed the requirements of Rule 13e-3 under the Exchange Act that each party to the merger must determine that the merger is fair to BBX Capital’s unaffiliated shareholders. After the meeting, at the request of BFC, KBW discussed with Hovde KBW’s preliminary valuation considerations relating to BFC and BBX Capital, including with respect to Bluegreen.

A meeting of BBX Capital’s special committee was held on June 29, 2016. At the meeting, representatives of Hovde updated the members of the special committee regarding its discussion with KBW.

At a regular meeting of the board of directors of BBX Capital held on July 5, 2016, Mr. Coldren, Chairman of BBX Capital’s special committee, provided an update to the full board of directors with respect to the status of discussions regarding the proposed merger between BFC and BBX Capital. Mr. Coldren informed the board that the special committee, together with its legal counsel and financial advisor, planned to meet with members of BFC’s management, BFC’s legal counsel and KBW to discuss the potential transaction.

On July 7, 2016, the members of BBX Capital’s special committee, together with representatives of Akerman and Hovde, met with members of BFC’s management and representatives of Stearns Weaver and KBW to discuss the proposed merger between BFC and BBX Capital. The participants discussed the potential benefits of the merger to both companies and their shareholders. Representatives of Stearns Weaver and Akerman then discussed the requirements of Rule 13e-3 under the Exchange Act that the companies determine that the merger is fair to BBX Capital’s unaffiliated shareholders as well as the duty of BFC’s board of directors with respect to the fairness of the merger to BFC’s shareholders. Certain of the proposed terms of the merger agreement were also discussed, including BFC’s proposal that the merger be conditioned on the merger agreement being approved by holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement other than shares voted by BFC and its affiliates (in addition to the approval of BBX Capital’s shareholders required by the Florida Business Corporation Act). KBW discussed preliminary valuation considerations for the proposed merger. BFC’s management then suggested that an exchange ratio of approximately 3.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock may be appropriate. BBX Capital’s special committee stated that such exchange ratio would be inadequate as the implied value of BFC’s Class A Common Stock that BBX Capital’s shareholders would receive in the merger based on a 3.4-1 exchange ratio would, at the then-current trading price of BFC’s Class A Common Stock, represent a significant discount to the market price of BBX Capital’s Class A Common Stock. BFC’s management noted that the exchange ratio reflected that the assets are largely overlapping and accordingly that the trading prices of the shares was a less appropriate methodology under the circumstances. However to address the issue, it proposed that the merger be structured to give BBX Capital’s shareholders the option to elect stock consideration or cash consideration, or a combination of stock and cash consideration. The mechanics of this structure, including a discussion of whether such elections would be subject to proration or adjustment, were discussed. BBX Capital’s special committee stated that it would be amenable to such a structure and asked BFC’s management to present a specific proposal. After a discussion, BFC’s management presented a proposal that would give shareholders of BBX Capital the right to choose between cash consideration of $16.75 per share or an exchange ratio of 3.65 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock. BBX Capital’s special committee and its advisors then met in private to discuss the proposal. After discussion with its advisors, BBX Capital’s special committee proposed cash consideration of $17.75 per share and an exchange ratio of 4.81 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock. BFC’s management then proposed, subject to the approval of the BFC board, an exchange ratio of 4.0 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock and an increase in the cash consideration to $20.00 per share. BBX Capital’s special committee then reconvened with its advisors and, following a discussion regarding BFC’s proposal, informed BFC’s management that, subject to tax review and further discussion, including with its advisors, it was agreeable to a merger between the companies in which BBX Capital’s shareholders would have the option of electing to receive, in exchange for each share of BBX Capital’s Class A Common Stock that they own, 4.0 shares of BFC’s Class A Common Stock or $20.00 in cash. Stearns Weaver was then requested to prepare a draft of the merger agreement on these terms.

In the following days, legal counsel and tax advisors for the companies discussed the merger, including the implications of the cash/stock election. Stearns Weaver prepared a draft of the merger agreement with a cash/stock election, an exchange ratio of 4.0 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock or cash consideration of $20.00 per share.

A regular meeting of BFC’s board of directors was held on July 11, 2016. At the meeting, an update on the merger discussions with BBX Capital’s special committee and its financial advisor and legal counsel was provided to the board.

Stearns Weaver delivered a draft of the merger agreement to Akerman on July 18, 2016.

A special meeting of BFC’s board of directors was held on July 21, 2016 to discuss the status of the proposed merger with BBX Capital. Members of BFC’s management and representatives of Stearns Weaver and KBW participated in the meeting. The board was advised of the contemplated change from a solely stock-for-stock transaction to the new structure which would allow BBX Capital’s shareholders to make a cash/stock election, with an exchange ratio of 4.0 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock or cash consideration of $20.00 per share. The board was then advised that a draft of the merger agreement had been delivered to Akerman and that Hovde was continuing its financial analyses related to the proposed merger in order to be in a position to deliver a fairness opinion to BBX Capital’s special committee. The board was also advised that BBX Capital’s shareholders would be entitled to appraisal rights in connection with the merger and that, due to the uncertainty of appraisal rights proceedings, the draft merger agreement contained a closing condition that, unless waived, appraisal rights with respect to not more than a set number of shares of BBX Capital’s Class A Common Stock be exercised. The board then discussed this condition, including setting the condition at approximately 5% of the outstanding shares of BBX Capital’s Class A Common Stock not owned by BFC. Certain of the other terms of the draft merger agreement sent to Akerman were also discussed, including BFC’s proposal that merger be conditioned on holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding shares held by BFC and its affiliates, voting for the approval of the merger agreement.

Thereafter, Stearns Weaver and Akerman had conferences regarding the proposed terms of the merger agreement and Akerman subsequently provided its comments to Stearns Weaver in writing on July 24, 2016. A revised draft of the merger agreement reflecting such comments was delivered to Akerman on July 25, 2016.

A special meeting of BFC’s board of directors was held on July 26, 2016. A copy of the then-current draft of the merger agreement and a copy of a financial presentation provided by KBW were delivered to BFC’s board of directors prior to the meeting. Representatives of Stearns Weaver first reviewed the material terms and conditions of the merger agreement with the board. Conflicts of interest with respect to the merger were disclosed, including the holdings of BFC’s directors, executive officers and control persons in BBX Capital’s Class A Common Stock and restricted stock units of BBX Capital’s Class A Common Stock and employment agreements at BBX Capital. KBW then discussed with the board with its financial presentation in connection with the merger, a summary of which is set forth below under “Summary of Financial Presentation of Keefe, Bruyette & Woods, Inc. to BFC’s Board of Directors.” Among other things, it was noted by the board that, as set forth in KBW’s presentation, the implied per share equity values of BFC and BBX Capital indicated by the going concern value based approach did not purport to be appraisals or reflect the prices at which companies or assets may actually be sold or the fair value of shares in connection with any appraisal rights proceeding and that the going concern value based approach did not consider expenses or operating results other than for Bluegreen and did not consider the impact of taxes on a sale. At this point of the meeting, the board discussed at length the merger and the merger consideration, particularly the exchange ratio in light of the fact that the merger would be a going-private transaction under applicable SEC rules and regulations, including Rule 13e-3 under the Exchange Act, and that BFC must determine that the merger was fair to BBX Capital’s unaffiliated shareholders. BFC’s board of directors considered, among other things, the financial analyses contained in KBW’s financial presentation, the then-current book and trading values of BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock and the exchange ratio of 5.39 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock contemplated by the 2013 merger agreement. Following this discussion and consideration, BFC’s board of directors made a determination to revise its offer to BBX Capital to increase the exchange ratio from 4.0 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock to 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock and to continue to offer the opportunity to elect $20.00 of cash per share. Although KBW’s engagement initially provided for a fairness opinion, BFC’s board made a determination to move forward without an opinion and to rely on the financial analyses contained in KBW’s presentation in connection with the board’s evaluation of the merger. BFC’s board was then advised that BBX Capital’s special committee and board of directors had meetings scheduled for the following day to consider the merger agreement. In light of the fact that BFC would need to determine that the merger was fair to BBX Capital’s unaffiliated shareholders and the considerations in making such determination would include that BBX Capital’s special committee received an opinion from its financial advisor as to the fairness, from a financial point of view, of the merger consideration to BBX Capital’s shareholders, that BBX Capital’s special committee recommended approval of the merger agreement to BBX Capital’s full board of directors and that BBX Capital’s board of directors approved the merger agreement, BFC’s board of directors decided to recess its meeting until following the conclusion of the following day’s meetings of BBX Capital’s special committee and board of directors.

Following the recess of the meeting, Stearns Weaver informed Akerman that BFC’s board had approved an increase in the exchange ratio to 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock and delivered to Akerman a revised draft of the merger agreement reflecting the increase of the exchange ratio.

A joint meeting of BBX Capital’s special committee and board of directors was held on July 27, 2016. Representatives of Akerman and Hovde attended the meeting at the request of the special committee. A copy of the proposed final draft of the merger agreement had previously been delivered to the members of BBX Capital’s special committee and board of directors. The members of BBX Capital’s special committee and board of directors were informed that BFC had increased its offer with respect to the exchange ratio from 4.0 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock to 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock, and that the proposed per share cash consideration remained at $20.00. Representatives of Hovde then reviewed and discussed its financial analyses with respect to BBX Capital, BFC and the proposed merger (the “Hovde Presentation”). Thereafter, Hovde rendered to BBX Capital’s special committee its opinion that, as of July 27, 2016, and based on and subject to the considerations, limitations, and qualifications contained in its opinion, the merger consideration issuable or payable in connection with the merger was fair, from a financial point of view, to BBX Capital’s unaffiliated shareholders. In addition, Akerman reviewed and discussed the material terms, conditions and provisions of the merger agreement. The members of the special committee then met in private to further discuss the merger agreement and the proposed merger. After discussions and deliberations, BBX Capital’s special committee unanimously determined that the merger was advisable, fair to and in the best interest of BBX Capital’s unaffiliated shareholders and to recommend that the full board of directors approve the merger agreement. The other members of BBX Capital’s board of directors then re-joined the meeting and were informed of the special committee’s determination that the merger was advisable, fair to and in the best interest of BBX Capital’s unaffiliated shareholders and the special committee’s recommendation that the full board of directors approve the merger agreement. After further discussion and consideration, BBX Capital’s board of directors unanimously determined that the merger was advisable, fair to and in the best interest of BBX Capital’s shareholders and adopted resolutions approving the merger agreement and the merger.

The July 26, 2016 special meeting of BFC’s board of directors was reconvened on July 27, 2016 for the purpose of considering and acting upon the merger agreement. BFC’s board was advised that, earlier in the day, BBX Capital’s special committee had received an opinion from Hovde that the merger consideration, consisting of an option by BBX Capital’s shareholders to elect to receive 5.4 shares of BFC’s Class A Common Stock or $20.00 in cash in exchange for each share of BBX Capital’s Class A Common Stock that they held, was fair, from a financial point of view to BBX Capital’s unaffiliated shareholders, that BBX Capital’s special committee had recommended approval of the merger agreement to BBX Capital’s full board of directors and that BBX Capital’s board of directors approved the merger agreement. BFC’s board then continued their discussion of the merger and the merger agreement. The attorneys from Stearns Weaver noted that, other than the increase in the exchange ratio, there were no material changes to the merger agreement compared to the draft that was distributed in advance of, and reviewed and discussed at, the preceding day’s meeting, and once again noted the interests of BFC’s officers, directors and principal shareholders with respect to the proposed merger which had been disclosed to BFC’s board. The board then further discussed and deliberated with respect to the proposed merger. Following such discussions and deliberations, the board unanimously determined that the merger was advisable, fair to and in the best interests of BFC and its shareholders, was fair to BBX Capital’s unaffiliated shareholders, and adopted resolutions approving the merger agreement and the merger.

The merger agreement was entered into following the close of trading on July 27, 2016 and publicly announced prior to the opening of trading on July 28, 2016.

Recommendation of BBX Capital’s Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger

Role and Recommendation of BBX Capital’s Special Committee

The board of directors of BBX Capital designated a special committee comprised solely of independent directors to, among other things, negotiate, review and evaluate the terms and conditions of the merger agreement and determine the advisability of the merger agreement. Directors Steven M. Coldren, Norman H. Becker, Willis N. Holcombe, Anthony P. Segreto and Charlie C. Winningham, II were appointed to the special committee. Mr. Coldren served as Chairman of the special committee.

BBX Capital’s special committee, with the assistance of Akerman, outside legal counsel to the special committee, and Hovde, financial advisor to the special committee, negotiated the terms and conditions of the merger agreement on behalf of BBX Capital and, after review and consideration, BBX Capital’s special committee determined that the merger agreement is advisable, fair to and in the best interest of BBX Capital’s unaffiliated shareholders and approved the merger agreement. BBX Capital’s special committee therefore recommended that the board of directors of BBX Capital approve the merger agreement and recommend to BBX Capital’s shareholders that they vote to approve the merger agreement.

BBX Capital’s special committee was aware of the interests of certain officers and directors of BBX Capital in the merger, as described below under “Interests of Certain Persons in the Merger.”

In arriving at its determination, BBX Capital’s special committee consulted with Akerman with respect to legal and regulatory matters and with Hovde with respect to its financial analyses. In arriving at its determination, the special committee also independently considered the factors described below under “Reasons for the Merger; Fairness of the Merger.” In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the special committee did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. BBX Capital’s special committee viewed its determination and recommendation as being based on the information available and factors presented to and considered by it. In addition, individual directors serving on the special committee may have given different weight to different factors.

Recommendation of the BBX Capital Board

After considering the recommendation of BBX Capital’s special committee and the other factors discussed below, the board of directors of BBX Capital determined that the merger agreement is advisable, fair to and in the best interest of BBX Capital’s shareholders, approved the merger agreement and recommends that BBX Capital’s shareholders vote “FOR” the approval of the merger agreement.

Reasons for the Merger; Fairness of the Merger

BBX Capital’s special committee and board of directors believe that the merger is substantively fair to BBX Capital’s unaffiliated shareholders and that the following material factors support that determination:

•

the merger agreement provides BBX Capital’s shareholders with the right to receive, in exchange for each share of BBX Capital’s Class A Common Stock that they own, at their election, cash consideration of $20.00, without interest, or 5.4 shares of BBX Capital’s Class A Common Stock; BBX Capital’s shareholders may elect to receive all cash consideration, all stock consideration, or a mix of cash consideration and stock consideration in exchange for their shares; and elections made by BBX Capital’s shareholders will not be subject to proration or adjustment, meaning that each BBX Capital shareholder that makes a valid election will receive the consideration which such shareholder has elected to receive;

•

BBX Capital’s shareholders who elect to receive cash consideration for their shares will realize a determined value for their shares, and the merger will provide liquidity for such shareholders without incurring brokerage and other costs typically associated with market sales and, in the case of larger holders, without the delays that might otherwise be necessary in order to liquidate their positions;

•

BBX Capital’s shareholders who elect to receive stock consideration will participate as a shareholder of BFC following the merger and be entitled to the rewards and benefits of ownership of BFC, including those relating to the earnings, appreciation and growth of BFC and the rewards and benefits of ownership of BBX Capital through BFC’s ownership of BBX Capital, dividends, if any, which may be paid by BFC following the merger, and the benefits which BFC may realize as a result of the merger;

•

the fact that the merger will simplify the current ownership structure into one combined company and create potential efficiencies and savings, including reduced legal, accounting and audit fees and other costs associated with operating and maintaining multiple public companies;

•

that it is anticipated that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code so that BBX Capital’s shareholders who receive only shares of BFC’s Class A Common Stock in the merger should generally not recognize any gain or loss upon their receipt of shares of BFC’s Class A Common Stock in exchange for their shares of BBX Capital’s Class A Common Stock;

•

the cash consideration of $20.00 for each share of BBX Capital’s Class A Common Stock represents a premium of approximately 27.1% to the $15.73 per share closing price of BBX Capital’s Class A Common Stock on July 27, 2016, the trading date immediately preceding the public announcement of the merger agreement;

•	the fact that BFC, after the merger, is expected to have a greater unaffiliated public float compared to BBX Capital’s current unaffiliated public float, which may enhance shareholder liquidity;

•

the opportunity for holders of BBX Capital’s Class A Common Stock who receive stock consideration to benefit from any increase in the trading price of BFC’s Class A Common Stock between the date of the merger agreement and the effective time of the merger due to the fact that the exchange ratio is fixed;

•

the opinion of Hovde rendered to BBX Capital’s special committee that, as of July 27, 2016 and subject to and based on the qualifications, limitations and assumptions set forth in the opinion, the merger consideration is fair, from a financial point of view, to BBX Capital’s unaffiliated shareholders (see “Opinion of the Financial Advisor to BBX Capital’s Special Committee” for additional information regarding Hovde’s opinion and the financial analyses performed by Hovde in connection with the rendering of its opinion);

•	the fact that all outstanding stock options and restricted stock units of BBX Capital will be assumed by BFC in the merger;

•

the fact that, while it is expected that, following the merger, the members of BBX Capital’s senior management will continue to receive the full amounts payable to them under their respective employment agreements with BFC and BBX Capital, none of them will receive any severance payments or other “golden parachute compensation” in connection with the merger;

•

the fact that both companies already have overlapping ownership of assets and the same management, and that three of BBX Capital’s directors, including its Acting Chairman and its Vice Chairman, are also directors of BFC and the merger agreement provides for BFC to offer the directors of BBX Capital immediately prior to the effective time of the merger who are not also directors of BFC the opportunity to become directors of BFC upon consummation of the merger;

•

other factors related to BFC’s long-term relationship with BBX Capital, including the limited business integration risks in connection with the merger and BFC’s knowledge of BBX Capital’s business, operations, financial condition, earnings and prospects, as well as the risks associated with its business and prospects;

•	the provision in the merger agreement that requires BFC to vote all of its shares of BBX Capital’s Class A Common Stock and Class B Common Stock in favor of the merger agreement; and

•

the interim operating covenants contained in the merger agreement with respect to BFC, which restricts BFC’s ability to take certain actions prior to the closing of the merger that could reduce the value of its Class A Common Stock.

BBX Capital’s special committee and board of directors believe that sufficient procedural safeguards were and are present to provide assurance of the fairness of the merger to BBX Capital’s unaffiliated shareholders. Specifically, BBX Capital’s special committee and board of directors believe that the merger is procedurally fair to BBX Capital’s unaffiliated shareholders due to, among other factors:

•

the fact that while the merger agreement does not require the approval of the holders of a majority of the outstanding shares of BBX Capital’s Class A Common Stock not owned by BFC or its affiliates, the merger agreement must be approved by the affirmative vote of the holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates;

•

the fact that, while the merger agreement generally prohibits BBX Capital from soliciting certain alternative transactions to the merger, BBX Capital does have the right to furnish information about its business to any person making an unsolicited “superior proposal” to the merger and to participate in negotiations regarding, and, in specific circumstances, to accept, such proposal in lieu of the merger;

•

the absence of any termination or similar fee to be paid if the merger agreement is terminated, including in the event BBX Capital accepts a “superior proposal” in lieu of the merger, as described above;

•	the fact that the merger is not subject to a financing condition;

•

the fact that the financial and other terms and conditions of the merger agreement were the result of negotiations between BFC and BBX Capital’s special committee, which was assisted by its legal and financial advisors;

•

the fact that BBX Capital’s special committee was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the merger agreement on behalf of BBX Capital’s board of directors, and to decide whether or not to recommend the merger agreement to BBX Capital’s board of directors;

•

the fact that the members of BBX Capital’s special committee are not officers or employees of BBX Capital and they are otherwise independent under the listing standards of the NYSE, and they do not have any interests in the merger different from, or in addition to, those of BBX Capital’s unaffiliated shareholders, other than (i) their receipt of compensation for serving on BBX Capital’s special committee (which is not contingent upon the consummation of the merger or the special committee’s recommendation of the merger agreement), (ii) their indemnification and liability insurance rights under the merger agreement, and (iii) their opportunity to join BFC’s board of directors upon consummation of the merger and compensation which they may receive for their service on BFC’s board of directors (which compensation is currently the same as the compensation that BBX Capital pays to its independent directors for board service);

•

the fact that no member of the Purchaser Group served on the special committee, nor did any of them participate in the deliberative process of, or the conclusions reached by, BBX Capital’s special committee in determining to recommend the merger agreement for approval by BBX Capital’s board of directors or the negotiating positions of BBX Capital’s special committee;

•

the fact that BBX Capital’s special committee retained its own independent legal and financial advisors, each of which is experienced in advising committees such as BBX Capital’s special committee in transactions similar to the merger and which the special committee determined had no relationships that would compromise the independence of BBX Capital’s special committee;

•

the fact that BBX Capital’s special committee determined, by the unanimous vote of all of its members, to recommend approval of the merger agreement to BBX Capital’s full board of directors, and BBX Capital’s full board of directors, acting upon such recommendation, determined that the merger agreement is fair to, and in the best interest of, BBX Capital’s shareholders;

•

the fact that BBX Capital’s special committee and board of directors had no obligation to recommend the approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction; and

•

the fact that BBX Capital’s special committee and board of directors believed that potential alternative transactions with third parties were not achievable due to BFC’s controlling voting position in BBX Capital and BFC’s indication that it was not interested in disposing of such position.

BBX Capital’s special committee and board of directors considered the following factors to be generally negative or unfavorable in making their determinations and recommendation with respect to the merger agreement:

•

the receipt of cash consideration or a combination of cash consideration and stock consideration in exchange for shares of BBX Capital’s Class A Common Stock may be a taxable transaction for U.S. federal income tax purposes to U.S. holders as described below under “Material United States Federal Income Tax Consequences”;

•

the fact that BBX Capital’s Class A Common Stock is traded on the NYSE and that the shares of BFC’s Class A Common Stock which BBX Capital’s shareholders who receive stock consideration will receive in the merger is traded on the OTCQB, which may not be as liquid of a trading market as the NYSE and may impact the market price of BFC’s Class A Common Stock, and there is no requirement for BFC to, and BFC currently has no plans to, apply for the listing of its Class A Common Stock on the NYSE or any other national securities exchange;

•

the reduced voting power that BBX Capital’s shareholders will have at BFC as compared to their current voting power at BBX Capital based on the fact that BBX Capital’s Class A Common Stock represents, in the aggregate, 53% of the total voting power of BBX Capital and the shares of BFC’s Class A Common Stock which BBX Capital’s shareholders who receive stock consideration in the merger will, regardless of the number of shares issued and together with the other outstanding shares of BFC’s Class A Common Stock, represent 22% of the total voting power of BFC; it being noted, however, that BFC owns a controlling position in both BBX Capital’s Class A Common Stock, as a single class, and BBX Capital’s Class A Common Stock and Class B Common Stock, when taken together;

•

the possibility of shareholder litigation seeking to enjoin the merger or recover damages if the merger is completed, including the impact that such litigation and any potential liability arising therefrom may have on the ability of the companies to consummate the merger, and on the business, operations and financial condition of BBX Capital prior to the completion of the merger and, if the merger is consummated, on the business, operations and financial condition of the combined company following the completion of the merger;

•

the risk that the merger may not otherwise be consummated on the contemplated terms, or at all, and the substantial costs to be incurred in connection with the merger, including transaction expenses arising from the merger, whether or not the merger is consummated;

•

the fact that the stock consideration offered in the merger would be adversely affected by any decrease in the trading price of BFC’s Class A Common Stock between the date of the merger agreement and the effective time of the merger because the exchange ratio is fixed;

•

the possibility that holders of a significant amount of shares of BBX Capital’s Class A Common Stock may exercise appraisal rights, which could cause the merger not to be completed or, if the merger is completed, could have a material adverse impact on BFC’s cash position following the merger;

•	possible disruptions to BBX Capital’s operations, and management distractions that could arise from the merger;

•

the limitations generally imposed by the merger agreement on the solicitation or consideration by BBX Capital of alternative business combinations prior to the consummation of the merger, subject to the exception described above;

•

neither BBX Capital’s special committee or board of directors conducted an auction process or other solicitation of interest from third parties for the acquisition of BBX Capital due to BFC’s controlling position in BBX Capital and BFC’s indication that it was not interested in disposing of its position in BBX Capital, which made it unrealistic to expect or to pursue an unsolicited third party acquisition proposal or offer for the assets or control of BBX Capital and unlikely that BBX Capital’s special committee could conduct a meaningful auction for the acquisition of the assets or control of BBX Capital;

•

BBX Capital’s shareholders will be foregoing the potential benefits that would be realized by remaining as shareholders of BBX Capital as a stand-alone entity, and BBX Capital’s shareholders that do not elect to receive stock consideration will not share in the potential benefits of the combined company;

•

the interim operating covenants contained in the merger agreement with respect to BBX Capital, which may limit BBX Capital’s ability to take certain actions prior to the closing of the merger or the termination of the merger agreement that could increase the value of BBX Capital’s Class A Common Stock or otherwise benefit BBX Capital and its shareholders;

•

the interests that directors and executive officers of BBX Capital have with respect to the merger in addition to their interests as shareholders of BBX Capital generally, as described under “Special Factors — Interests of Certain Persons in the Merger”;

•

other risks associated with the merger and the businesses and operations of BFC and its subsidiaries, including the risks and uncertainties described in the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus and the “Risk Factors” sections of the documents incorporated by reference herein; and

•	the possibility that the expected benefits from the merger described above may not be realized by BFC to the extent anticipated or at all.

BBX Capital’s special committee and board of directors reviewed and considered the potential benefits, advantages and opportunities of the merger against the uncertainties and risks described above, both generally and particularly in light of the fact that there can be no assurance about future results. After such review and consideration, BBX Capital’s special committee and board of directors concluded that the potential benefits of the merger outweighed the potential uncertainties and risks relating to the merger. In reaching such determinations, neither BBX Capital’s special committee nor board of directors quantified or assigned any relative or specific weights to the various factors that it considered. Rather, each of them viewed its determination and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of BBX Capital’s special committee and board of directors may have given different weight to different factors. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section of this proxy statement/prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Neither BBX Capital’s special committee nor board of directors considered the liquidation value of BBX Capital’s assets to be a factor in determining the fairness of the merger based on their belief that BBX Capital is a viable, going concern where value is derived from cash flow generated from its continuing operations. Based upon their business judgment and their knowledge of BBX Capital and its assets and business, BBX Capital’s special committee and board of directors believed that the value that might be realized in a liquidation would be significantly less than its value as a going concern. In addition, neither BBX Capital’s special committee or board of directors established or considered a pre-merger going concern value of BBX Capital’s Class A Common Stock. BBX Capital’s special committee and board of directors are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for: (i) a merger or consolidation of BBX Capital with another company; (ii) the sale or transfer of all or substantially all of BBX Capital’s assets; or (iii) the purchase of BBX Capital’s securities that would enable such person to exercise control of or significant influence over BBX Capital. BBX Capital’s special committee did consider the $20.00 per share purchase price paid by BFC in its tender offer for BBX Capital’s Class A Common Stock during 2015, the 5.39 exchange ratio contemplated by the previously described 2013 merger agreement between BFC and BBX Capital, and BBX Capital’s book value per share of $20.50 as of March 31, 2016.

Based on the recommendation of BBX Capital’s special committee and the other factors discussed above, BBX Capital’s board of directors recommends that BBX Capital’s shareholders vote FOR the approval of the merger agreement.

Opinion of the Financial Advisor to BBX Capital’s Special Committee

The fairness opinion delivered by Hovde, the financial advisor to BBX Capital’s special committee, is described below. The description contains projections, estimates, and other forward-looking statements about the future earnings or other measures of BBX Capital’s and its affiliates’ future performance. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those contained in the projections. BBX Capital’s shareholders should not rely on any of these statements as having been made or adopted by BBX Capital or BFC.

The full text of Hovde’s written opinion, dated July 27, 2016, is attached as Annex B to this proxy statement/prospectus. A copy of the Hovde Presentation is filed as an exhibit to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the merger. See “Where You Can Find More Information” for information on accessing the Transaction Statement on Schedule 13E-3. In addition, Hovde’s written opinion and the Hovde Presentation will be available for inspection and copying at BBX Capital’s principal executive offices during regular business hours by any interested shareholder of BBX Capital or any representative of such shareholder who has been so designated in writing.

Hovde’s opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. BBX Capital’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Hovde has acted as financial advisor to the special committee of BBX Capital’s board of directors in connection with the proposed merger. BBX Capital’s special committee engaged Hovde to serve as its financial advisor in connection with the proposed merger because Hovde is a nationally recognized investment banking firm with substantial experience in merger transactions and is familiar with BBX Capital and its operations. As part of its investment banking business, Hovde is experienced in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde met with BBX Capital’s board of directors and special committee on July 27, 2016, and delivered an oral opinion to BBX Capital’s special committee that the merger consideration issuable or payable in connection with the merger was fair, from a financial point of view, to BBX Capital’s unaffiliated shareholders. Hovde confirmed that opinion in writing on July 27, 2016.

The full text of Hovde’s written opinion is included as Annex B to this proxy statement/prospectus, and is incorporated herein by reference. Shareholders of BBX Capital are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion is directed solely to BBX Capital’s special committee and addresses only the fairness, from a financial point of view, of the merger consideration issuable or payable to BBX Capital’s unaffiliated shareholders in connection with the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any BBX Capital shareholder as to whether or not BBX Capital should enter into the merger agreement or to any BBX Capital shareholder as to how such shareholder should vote at any meetings of shareholder called to consider and vote upon the merger agreement or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of BBX Capital, BFC and their affiliates and material prepared in connection with the merger, including, among other things, the following:

•	Hovde reviewed a draft of the merger agreement dated July 26, 2016 (the most recent draft made available to Hovde);

•

Hovde reviewed the Annual Reports on Form 10-K for each of BBX Capital and BFC for the years ended December 31, 2014 and December 31, 2015; and certain interim reports to shareholders and Quarterly Reports on Form 10-Q for each of BBX Capital and BFC for the quarter ended March 31, 2016;

•	Hovde reviewed certain other publicly available business and financial information concerning each of BFC, BBX Capital, and their affiliates;

•

Hovde reviewed certain internal information relating to the business, results of operations, financial condition and prospects of each of BBX Capital and BFC, including certain forecasts and projections relating to BBX Capital and BFC and their affiliates prepared by management of the respective entities and their affiliates;

•	Hovde reviewed the relative shareholder ownership and voting interest in BBX Capital and BFC, including beneficial shareholder ownership and voting interest of BBX Capital;

•	Hovde reviewed the current and historical market prices and trading volumes for each of BFC’s and BBX Capital’s Class A Common Stock;

•

Hovde compared the financial performance of each of BBX Capital and BFC and the prices and trading activity of each of BFC’s and BBX Capital’s Class A Common Stock, and analyzed the financial performance of certain of BFC’s and BBX Capital’s subsidiaries as compared to certain other publicly-traded companies Hovde deemed comparable to such entities and their securities;

•	Hovde reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving companies that Hovde considered relevant; and

•	Hovde assessed general economic, market and financial conditions

Hovde also conducted meetings and had discussions with members of BBX Capital’s and BFC’s senior management for purposes of reviewing the business, financial condition, results of operations, and future prospects of BBX Capital, BFC and their affiliates, as well as the history and past and current operations of BBX Capital and BFC, and the historical financial performance and outlook and future prospects of BBX Capital and BFC. Hovde also discussed with management of BBX Capital and BFC their assessment of the reasons for the merger. Hovde also performed such other analyses, reviewed such other information and considered such other factors as Hovde deemed appropriate, and took into account its experience in other transactions, as well as its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by BBX Capital and BFC and in the discussions it had with each of their respective management. Hovde relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by BBX Capital and BFC, and assumed that such financial forecasts and projections were reasonably prepared by BBX Capital and BFC on a basis reflecting the best currently available information and judgments and estimates of each of BBX Capital and BFC. Hovde assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and Hovde did not assume any responsibility independently to verify such information or assumptions, or the accuracy or reasonableness thereof. Hovde was authorized by BBX Capital, including its special committee, to rely upon such forecasts and projections and other information and data, including, without limitation the projections, and Hovde expressed no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared. In performing its review, Hovde relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by BBX Capital and BFC or their respective representatives or that was otherwise reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Hovde further relied on the statements of the respective managements of BBX Capital and BFC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to and did not undertake an independent verification of any of such information and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the merger agreement would advise it promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of its review. Hovde did not make an independent evaluation or appraisal of any specific assets or liabilities of BBX Capital, BFC or any of their respective subsidiaries. Hovde’s opinion also did not take into account the effects of any existing or potential litigation involving BFC, BBX Capital or their respective officers, directors or affiliates, and Hovde assumed that the outcome of any such litigation will not have a material adverse effect on BFC or BBX Capital or otherwise negatively affect Hovde’s determination of the fairness, from a financial point of view, of the merger consideration.

Hovde assumed, in all respects material to its analyses, the following: (i) that the merger will be consummated substantially in accordance with the terms set forth in the draft merger agreement it reviewed on July 26, 2016 (the final terms of which will not differ in any respect material to Hovde’s analyses from the draft reviewed) with no additional payments or adjustments to the merger consideration; (ii) the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct; (iii) each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the merger will be satisfied or waived; and (v) the merger has been, and will be, conducted in compliance with all laws and regulations that are applicable to BBX Capital and BFC. BBX Capital advised Hovde that it was not aware of any factors that would impede any necessary regulatory or governmental approval of the merger or that would cause any necessary regulatory and governmental approvals as granted to be subject to any conditions that would be unduly burdensome on BBX Capital or BFC, or that would have a material adverse effect on the contemplated benefits of the merger. BFC’s management has informed Hovde, and Hovde has assumed for purposes of rending its opinion, that BFC has, or will be able to obtain, all of the necessary cash, lines of credit or other sources of funds, if needed, to enable it to pay the merger consideration and to complete the merger in a timely manner and without terms and conditions that would materially adversely affect the operations of BFC after consummation of the merger. In performing its review and giving its opinion, Hovde did not express any opinion as to the value of BBX Capital’s Class A Common Stock or BFC’s Class A Common Stock following the announcement of the proposed merger or following the consummation of the Merger, or the prices at which shares of BBX Capital’s Class A Common Stock or BFC’s Class A Common Stock may be purchased or sold at any time. As of the date of its opinion, the aggregate market price of 5.4 shares of BFC’s Class A Common Stock (the stock consideration per share of BBX Capital’s Class A Common Stock) was substantially less than $20.00 (the cash consideration per share of BBX Capital’s Class A Common Stock). Under the merger agreement, a BBX Capital shareholder who does not make a valid election as to whether to receive stock consideration or cash consideration for its shares will receive solely cash consideration for such shares. Hovde assumed for purposes of its opinion that a holder of BBX Capital’s Class A Common Stock who elects to receive the stock consideration is willing and able to accept the risk that the aggregate value of the stock received might not be equal to or exceed, and might be substantially less than, the aggregate value of the cash consideration that the shareholder would otherwise be entitled to receive, at the time of the merger or at any time in the future.

Hovde was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of BBX Capital or any other party, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise BBX Capital’s special committee or any other party with respect to alternatives to the merger.

Hovde’s opinion was based solely upon the information available to it, and the economic, market and other circumstances as they existed as of the date of its opinion. Events occurring and information that became available after the date of Hovde’s opinion could materially affect the assumptions and analyses used in preparing its opinion. Hovde did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring or information that becomes available after the date thereof. Hovde did not render any opinion with respect to the legal, accounting, regulatory and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

BBX Capital’s special committee engaged Hovde on June 12, 2016 to provide it with financial services relating to issuing a fairness opinion to BBX Capital’s special committee in connection with the merger. Pursuant to the terms of the engagement, Hovde will receive consideration in the amount of $250,000. Pursuant to the engagement agreement, in addition to such fee and regardless of whether the merger is consummated, BBX Capital has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses, and expenses arising out of the merger or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of Hovde, BBX Capital, and BFC. Hovde’s opinion was necessarily based on financial, economic, market, and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Hovde has no obligation to update or reaffirm its opinion at any time. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Hovde’s analyses did not consider taxes on sale or liquidation of BBX Capital or its subsidiaries. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, Hovde’s analyses do not necessarily reflect the value of BBX Capital’s Class A Common Stock or the prices at which BBX Capital’s Class A Common Stock may be sold at any time. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which BBX Capital might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by BBX Capital’s special committee in making its recommendation to BBX Capital’s full board of directors to approve the merger agreement. Consequently, the analyses described below should not be viewed as solely determinative of the decision of BBX Capital’s special committee, board of directors or management with respect to the fairness of merger consideration to be issued or paid to BBX Capital’s shareholders in connection with the merger.

The following is a summary of the material analyses prepared by Hovde and delivered to BBX Capital’s special committee on July 27, 2016, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Capital Structure and Ownership. In its review of BBX Capital and BFC, Hovde examined the capital structure of both companies, including their respective levels of: (1) intangible assets and goodwill; (2) notes payable and other long term debt instruments, exclusive of securitized debt of vacation ownership interests; and (3) the equity structure of both companies including the different classes of common equity and their ownership and voting interests. As part of this analysis, Hovde reviewed the current direct ownership and beneficial ownership of the two companies and their subsidiaries. The following tables summarize these ownership interests as of March 31, 2016.

Current Direct Ownership

	BBX Shareholders Other than BFC	BFC Financial	BBX Capital
Ownership of:
BBX Capital	18.74%	81.26%
BFC Financial
Renin Holdings		19.00	81.00%
CAM			100.00
FAR			100.00
Hoffman’s			100.00
BBX Sweets			100.00
Woodbridge / Bluegreen		54.00	46.00

Current Beneficial Ownership

	BBX Shareholders Other than BFC	BFC Financial	BBX Capital
Ownership of:
BBX Capital	18.74%	81.26%	100.00%
BFC Financial	—	100.00	—
Renin Holdings	15.84	84.82	81.00
CAM	18.74	81.26	100.00
FAR	18.74	81.26	100.00
Hoffman’s	18.74	81.26	100.00
BBX Sweets	18.74	81.26	100.00
Woodbridge / Bluegreen	8.62	91.38	46.00

Source: Capital IQ, BBX Capital and BFC corporate filings and BBX Capital and BFC management

In addition to the direct and beneficial ownership review of the companies, Hovde examined the institutional and other ownership of BBX Capital’s Class A Common Stock. As part of that review, Hovde also examined the cross-ownership of certain individual and institutional shareholders in terms of their shareholdings, their economic interest and their voting control of BBX Capital and BFC. All of BBX Capital’s Class B Common Stock is owned by BFC.

Bluegreen Selected Public Companies Analysis. Hovde undertook a market analysis of Bluegreen, the principal asset of Woodbridge, as one means of evaluating the value of BBX Capital. BBX Capital and BFC own direct 46% and 54%, respectively, interests in Woodbridge, and Woodbridge owns 100% of Bluegreen. BBX Capital accounts for its 46% interest in Woodbridge under the equity method of accounting in its financial statements.

As part of this analysis, Hovde reviewed publicly available information related to a select group of publicly traded companies to compare selected financial metrics to Bluegreen. The selected public company group consisted of four publicly traded companies that Hovde deemed relevant to its analysis. Hovde analyzed the financial performance of each of the selected public companies and analyzed their respective trading multiples. A number of factors were considered in comparing Bluegreen to the selected public companies, including historical and forecasted growth in revenue and profits, profit margin and other characteristics deemed relevant. Information regarding the selected companies was based on balance sheet data as of, and income statement data for, the twelve months ended March 31, 2016, and market data as of July 25, 2016. The information regarding 2016 estimated performance metrics were based on analyst estimates. The Bluegreen select public company comparable group consisted of the following companies:

Publicly Traded Company	Exchange	Ticker
Wyndham Worldwide Corporation	NYSE	WYN

Interval Leisure Group, Inc.	NASDAQ	IILG

Marriott Vacations Worldwide Corp.	NYSE	VAC

ClubCorp Holdings Inc.	NYSE	MYCC

For each publicly-traded company, Hovde compared the following pricing multiples of the selected group to the same pricing multiples for Bluegreen and then derived an enterprise value or equity value, as applicable, for Bluegreen. The following multiples were utilized in the analysis:

•	the multiple of the enterprise value to last twelve months EBITDA (the “Enterprise Value to LTM EBITDA Multiple”);

•	the multiple of the enterprise value to 2016 estimated EBITDA (the “Enterprise Value to 2016E EBITDA Multiple”);

•	the multiple of the enterprise value to last twelve months EBIT (the “Enterprise Value to LTM EBIT Multiple”);

•	the multiple of the enterprise value to 2016 estimated EBIT (the “Enterprise Value to 2016E EBIT Multiple”);

•	the multiple of the stock price to last twelve months earnings per share (the “Price-to-LTM Earnings Multiple”); and

•	the multiple of the stock price to 2016 estimated earnings per share (the “Price-to-2016E Earnings Multiple”).

The implied market capitalization based on these financial metrics were then used in the Sum of the Parts Analysis described in more detail under “Sum-of-the Parts” below. The results of the analysis are set forth in the table below.

	Adjusted LTM Multiples[1]						Adjusted 2016E Multiples[2]
	EV / LTM		EV / LTM		P / LTM		EV / ‘16E		EV / ‘16E		P / ‘16E
Company	EBITDA		EBIT		Earnings		EBITDA		EBIT		Earnings
Wyndham Worldwide Corporation	9.87	x	12.41	x	15.39	x	8.91	x	11.03	x	13.27	x
Interval Leisure Group, Inc.[3]	17.39		19.89		14.54		8.12		9.01		17.20
Marriott Vacations Worldwide Corp.	7.90		8.72		18.95		7.70		7.01		15.87
ClubCorp Holdings Inc.	10.13		21.93		NM		8.04		16.96		NA

Hovde then compared the historical and projected financial performance of Bluegreen with that of the median of the multiples derived from the selected companies analysis to determine a range of implied market capitalizations for Bluegreen.

	Adjusted LTM Multiples[1]						Adjusted 2016E Multiples[2]
	EV / LTM		EV / LTM		P / LTM		EV / ‘16E		EV / ‘16E		P / ‘16E
	EBITDA		EBIT		Earnings		EBITDA		EBIT		Earnings
Minimum	7.90	x	8.72	x	14.54	x	7.70	x	7.01	x	13.27	x
25th Percentile	8.39		9.64		14.54		7.79		7.51		13.27
Median	10.00		16.15		15.39		8.08		10.02		15.87
75th Percentile	15.57		21.42		18.95		8.71		15.48		17.20
Maximum	17.39		21.93		18.95		8.91		16.96		17.20

Bluegreen	$143.1		$133.8		$83.5		$151.4		$141.2		$78.1

Implied Enterprise Value (Median)	$1,431.2		$2,160.2		$1,394.5		$1,223.4		$1,414.6		$1,347.8
Less: Net Debt4, [5]	60.0		60.0		60.0		60.0		60.0		60.0
Less: Minority Interest [6]	48.7		48.7		48.7		48.7		48.7		48.7

Implied Market Capitalization [7]	$1,322.4		$2,051.5		$1,285.8		$1,114.6		$1,305.9		$1,239.1

Source: Capital IQ

Market data as of 7/25/2016; Financial data as of 3/31/2016

1)	LTM Financial Data as of 3/31/2016; EBITDA and EBIT are adjusted for interest related to securitized vacation ownership debt, in line with industry standards
2)	2016 Financial Data Estimates as of 7/25/2016; EBITDA and EBIT are adjusted for interest related to securitized vacation ownership debt, in line with industry standards
3)

IILG 2016E multiples estimated calculated from projections provided by MKM Partners and Oppenheimer dated 4/14/2016 and 3/9/2016, respectively; IILG acquired Vistana in a transaction that closed on 5/11/2016

4)	Net Debt and minority interest derived from public filings for BBX Capital and BFC and projections provided by BBX Capital’s management
5)	Net Debt includes notes and mortgage notes payable and other borrowings and junior subordinated debentures less non-restricted cash
6)	Minority interest is noncontrolling interest in Bluegreen/Big Cedar joint venture
7)	Implied Market Capitalization is enterprise value less net debt and minority interest

However, none of the companies utilized for this comparative analysis are directly comparable to Bluegreen. Hovde does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Bluegreen and the proposed merger cannot rely solely upon a quantitative review of the selected companies, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Bluegreen. As such, the Selected Public Companies Analysis is subject to certain limitations.

In determining a range of values and the implied exchange ratios for shares of BBX Capital, Hovde used the following methodologies:

Relative Book Value: This analysis is based on the relative book values of BBX Capital and BFC as of March 31, 2016 and the volume weighted average price of BFC’s Class A Common Stock as of July 25, 2016 and over periods of 5, 20, 30, 60, 90, 180, and 360 days. Using the volume weighted average price of BFC’s Class A Common Stock for a defined time period and the exchange ratio determined by the relative book value of the two companies, Hovde then calculated the implied per share value of BBX Capital for each of the time periods presented and the implied exchange ratios represented by those prices. The implied per share value range for BBX Capital resulting from this analysis ranged from $11.86 to $13.52 per share. The implied exchange ratios based on these per share values ranged from 4.18 to 4.76. Hovde then compared these implied exchange ratios to 4.50, which was the exchange ratio based on the relative book value of BBX Capital and BFC as of March 31, 2016.

	Book Value Per Share
	BFC	BBX	Exchange Ratio
3/31/2016	$4.56	$20.50	4.50

		Implied BBX	Implied
	BFC VWAP	Value Per Share[1]	Exchange Ratio[2]
7/25/2016	$2.84	$12.77	4.50
5 Day	2.80	12.59	4.43
20 Day	2.80	12.60	4.44
30 Day	2.71	12.18	4.29
60 Day	2.64	11.86	4.18
90 Day	2.68	12.03	4.24
180 Day	2.77	12.47	4.39
360 Day	3.01	13.52	4.76

Source: Factset and BBX Capital and BFC Company Filings

Market data as of 7/25/2016; Financial Data as of 3/31/2016

1)	Implied BBX Value Per Share equals BFC volume weighted average price multiplied by the Exchange Ratio; Values are rounded to the nearest one cent
2)	Implied Exchange Ratio equals Implied BBX Value Per Share divided by BFC closing stock price of $2.84 as of 7/25/2016; Values are rounded to the nearest one-hundredth

Volume Weighted Price: This analysis is based on the volume weighted average prices of BBX Capital’s Class A Common Stock and BFC’s Class A Common Stock over periods of 5, 20, 30, 60, 90, 180, and 360 days and the implied exchange ratios represented by those volume weighted average prices for each of the time periods presented. Hovde then calculated the implied per share value of BBX Capital using the implied exchange ratios and a per share price of BFC of $2.84 per share, the closing price of BFC’s Class A Common Stock as of July 25, 2016. Based on this methodology, the implied exchange ratios per share of BBX Capital ranged from 5.12 to 5.60 per share. The resulting value range per share of BBX Capital ranged from $14.53 to $15.89 per share, assuming a BFC price of $2.84 as of July 25, 2016.

						Implied
					Implied	BBX
	VWAP		Volume		Exchange	Value
	BBX	BFC	BBX	BFC	Ratio[1]	Per Share[2]
BFC Stock Price as of 7/25/2016						$2.84

5 Day	$15.62	$2.80	18,190	199,921	5.58	$15.83
20 Day	15.39	2.80	63,244	554,381	5.49	15.59
30 Day	14.80	2.71	168,702	929,626	5.46	15.51
60 Day	14.77	2.64	298,015	2,319,117	5.60	15.89
90 Day	14.84	2.68	417,537	3,515,355	5.54	15.74
180 Day	14.31	2.77	980,345	6,781,971	5.16	14.65
360 Day	15.38	3.01	2,575,019	12,784,612	5.12	14.53

Source: Factset

Market data as of 7/25/2016

1)	Implied Exchange Ratio equals BBX volume weighted average price divided by BFC volume weighted average price; Values are rounded to the nearest one-hundredth
2)	Implied BBX Value Per Share equals BFC Stock Price multiplied by the Exchange Ratio; BFC closing stock price of $2.84 as of 7/25/2016; Values are rounded to the nearest one cent

Majority Shareholder Purchase of Remaining Shares. Under this methodology, Hovde analyzed the premiums paid by a majority shareholder seeking to obtain all of the minority interest in the target company. The analysis excluded transactions with the following criteria: (a) targets with revenues greater than $1.5 billion; (b) targets with an EBITDA less than $0; (c) tender offers; (d) short-form mergers; (e) transactions in which the minority interest was less than 10% of the shares outstanding; (f) transactions for which financial information regarding the target was unavailable; and (g) transactions in which the premium to market information was unavailable or not meaningful.

The market premiums reviewed as part of this analysis were calculated by comparing the majority shareholder’s announced purchase price of the target to the target’s closing price 1 day, 1 week and 1 month prior to the transaction’s announcement. Hovde then compared the range of market premiums for the 1day, 1 week and 1 month periods to the premiums a BBX Capital shareholder would receive based on the closing market price of BBX Capital for similar time periods. As of July 25, 2016, the market premium that a BBX Capital shareholder would receive in the merger in comparison to BBX Capital’s closing price 1 day, 1 week and 1 month prior to this date was, 25.79%, 28.21% and 38.41%, respectively.

The transactions reviewed in connection with this analysis were:

Date
Announced	Acquirer	Target
5/31/2016	SemGroup Corp.	Rose Rock Midstream LP
3/7/2016	American Financial Group	National Interstate Corp.
1/15/2016	Beams Power Investment Ltd.	Synutra International, Inc.
1/29/2015	Books-A-Million, Inc. /Management	Books-A-Million, Inc.
12/2/2014	Tesoro Logistics LP	QEP Midstream Partners LP
10/1/2014	Enterprise Products Partners LP	Oiltanking Partners LP
5/7/2013	Pioneer Natural Resources Co.	Pioneer Southwest Energy Partners LP
6/16/2011	Angelo, Gordon & Co. LP	C&D Technologies, Inc.
2/23/2011	Enterprise Products Partners LP	Duncan Energy Partners LP
8/26/2010	Berkshire Hathaway, Inc.	Wesco Financial Corp.

The 1 day premium to market for this comparable group ranged from (1.09)% to 91.18% with a median premium of 26.57%

The 1 week premium to market for this comparable group ranged from (2.06)% to 92.31% with a median premium of 26.26%

The 1 month premium to market for this comparable group ranged from (4.24)% to 101.11% with a median premium of 29.45%.

Given BBX Capital’s 1 Day, 1 week and 1 month share price of $15.90, $15.60 and $14.45, respectively, and the corresponding market premiums set forth above, the implied BBX Capital share prices reflecting these premiums ranged from:

•	$15.73 to $30.40 per share for the 1 day market premium with the median share price being $20.13 per share;

•	$15.28 to $30.00 per share for the 1 week market premium with the median share price being $19.70 per share; and

•	$13.84 to $29.06 per share for the 1 month market premium with the median share price being $18.71 per share.

Relative Valuation Based on Implied Bluegreen Market Valuation. Hovde estimated the relative valuation of BBX Capital and BFC based on Bluegreen’s implied market valuation. Since BBX Capital owns 46.0% of Bluegreen and BFC owns 91.4% of Bluegreen (inclusive of its indirect ownership of Bluegreen through BBX Capital), Hovde estimated the implied market valuation of Bluegreen based on trading prices of BBX Capital and BFC as of July 25, 2016, and by assuming Bluegreen’s value comprised between 50% and 100% of the total market capitalization of both BBX Capital and BFC. As of July 25, 2016, BBX Capital had a total market capitalization of $257.6 million and BFC had a total market capitalization of $250.5 million. Based on these market capitalizations, the relative ownership of Bluegreen by BBX Capital and BFC, and assuming Bluegreen comprised between 50% and 100% of the total market capitalization of each company, Hovde estimated that Bluegreen’s market valuation was between $280.0 million and $559.9 million based on BBX Capital’s market capitalization and between $137.1 million and $274.2 million based on BFC’s market capitalization.

Hovde utilized the range of Bluegreen values implied by BBX Capital’s market capitalization to estimate a “grossed-up” market capitalization for BFC based on its percentage ownership of Bluegreen and determined a range of BFC market capitalizations between $255.8 million and $511.7 million. Hovde then compared the per share trading price of BBX Capital on July 25, 2016 of $15.90 to the implied per share trading prices of BFC based on its “grossed-up” market capitalization range in order to determine a range of implied exchange ratios. Hovde determined a range of implied exchange ratios between 2.74x and 5.48x and an implied per share BBX Capital valuation range between $7.64 and $15.57 based on BFC’s trading price of $2.84 per share as of July 25, 2016. Hovde noted that while this analysis allowed for an “apples-to-apples” comparison of Bluegreen’s valuation within BBX Capital and BFC’s market prices, it did not address the different capitalization structures or other business operations of BBX Capital or BFC, which could materially affect the stock values of either company.

Sum-of –the Parts. Under this methodology, Hovde estimated the implied value of both BBX Capital and BFC by analyzing the significant assets of both companies, specifically Bluegreen (Woodbridge), the legacy real estate owned portfolio of BBX Capital and BBX Capital’s joint venture real estate portfolio with third party developers. The value of Bluegreen was adjusted to reflect BBX Capital’s and BFC’s interest in the company at two different valuation levels (the 25th percentile and the 75th percentile) based on the analysis referred to above as the Bluegreen Selected Public Companies Analysis. In terms of the legacy real estate owned portfolio, Hovde compared the carrying value of the portfolio at March 31, 2016 with the current appraised values of the properties in the portfolio provided by management and made adjustments to the implied value of these assets to both companies. Similarly, Hovde reviewed the joint venture real estate portfolio in terms of its current carrying value and a discounted cash flow analysis of the projects being developed and made adjustments to the implied value of these assets to both companies. Other holdings by both BBX Capital and BFC were assumed to be de minimis and were valued at book value as of March 31, 2016. The results of this analysis showed that BBX Capital had an implied equity value of between $43.51 and $52.05 per share and that BFC had an implied equity value of between $13.42 and $15.66 per share. On a relative basis, this implied an exchange ratio of 3.24 to 3.32, or an implied BBX Capital value of $9.11 to $9.34 per share, given the range of exchange ratios and a BFC closing price of $2.84 as of July 25, 2016.

BBX Capital
		Low Range		High Range
	BBX Ownership	Total Equity	BBX Equity	Total Equity	BBX Equity
	Interest	Value	Value	Value	Value
Book Value as of 3/31/2016			$336.0		$336.0
Bluegreen	46.0%
25th Percentile EV/ EBITDA Multiple[1]		$1,070.3	$492.3	$—	$—
75th Percentile EV/ EBITDA Multiple[1]		—	—	1,210.1	556.6
Less: Carrying Value		(250.1)	(115.1)	(250.1)	(115.1)

Bluegreen Adjustment		$820.1	$377.3	$960.0	$441.6

Real Estate Owned	100.0%
Value Based on Carrying Value[2]		$65.1	$65.1	$—	$—
Value Based on Appraised Value[2]		—	—	94.7	94.7
Less: Carrying Value		(65.1)	(65.1)	(65.1)	(65.1)

Real Estate Owned Adjustment		$—	$—	$29.6	$29.6

Real Estate Development & Joint Ventures	100.0%
Value Based on Carrying Value[3]		$50.8	$50.8	$—	$—
Value Based on Projected Cash Flows[3]		—	—	96.9	96.9
Less: Carrying Value		(50.8)	(50.8)	(50.8)	(50.8)

Real Estate Dev. & JV Adjustment		$—	$—	$46.10	$46.10

Total Equity Value		$820.1	$713.3	$1,035.7	$853.3

Shares Outstanding (in millions)[4]			16.4		16.4
Implied Value Per Share			$43.51		$52.05

Source: BBX Capital and BFC Financials and BBX Capital and BFC Management

Note: Book Value assumed for holdings not shown in Sum-Of-The-Parts analysis for BBX Capital and BFC

1)	Bluegreen Equity Value based on Percentile EV / ‘16E EBITDA Multiple from Selected Public Companies Analysis
2)	BBX and BFC Carrying Value / Appraised Value of Real Estate Owned provided by BBX Capital and BFC Management; as of 3/31/2016
3)

BBX and BFC Carrying Value of Real Estate Development Projects provided by BBX Capital and BFC Management; Value based on projected cash flows assumes a 15% discount rate (management’s hurdle rate for such projects; as of 3/31/2016)

4)	BBX Capital and BFC shares outstanding as of 3/31/2016; includes both Class A and Class B shares

BFC Financial
		Low Range		High Range
	BFC Ownership	Total Equity	BFC Equity	Total Equity	BFC Equity
	Interest	Value	Value	Value	Value
Book Value as of 3/31/2016			$385.2		$385.2
Bluegreen	91.4%
25th Percentile EV/ EBITDA Multiple[1]		$1,070.3	$978.1	$—	$—
75th Percentile EV/ EBITDA Multiple[1]		—	—	1,210.1	1,105.9
Less: Carrying Value		(250.1)	(228.6)	(250.1)	(228.6)

Bluegreen Adjustment		$820.1	$749.5	$960.0	$877.3

Real Estate Owned	81.3%
Value Based on Carrying Value[2]		$65.1	$52.9	$—	$—
Value Based on Appraised Value[2]		—	—	94.7	77.0
Less: Carrying Value		(65.1)	(52.9)	(65.1)	(52.9)

Real Estate Owned Adjustment		$—	$—	$29.6	$24.1

Real Estate Development & Joint Ventures	81.3%
Value Based on Carrying Value[3]		$50.8	$41.2	$—	$—
Value Based on Projected Cash Flows[3]		—	—	96.9	78.7
Less: Carrying Value		(50.8)	(41.2)	(50.8)	(41.2)

Real Estate Dev. & JV Adjustment		$—	$—	$46.10	$37.50

Total Equity Value		$820.1	$1,134.7	$1,035.7	$1,324.0

Shares Outstanding (in millions)[4]			84.6		84.6
Implied Value Per Share			$13.42		$15.66

Implied Relative Valuation - Exchange Ratio			3.24		3.32
Implied BBX Value Per Share (BFC Current Price [5] X Exchange Ratio)			$9.11		$9.34

Source: BBX Capital and BFC Company Financials and BBX Capital and BFC Company Management

Note: Book Value assumed for holdings not shown in Sum-Of-The-Parts analysis for BBX Capital and BFC

1)	Bluegreen Equity Value based on Percentile EV / ‘16E EBITDA Multiple from Public Comp. Analysis
2)	BBX and BFC Carrying Value / Appraised Value of Real Estate Owned provided by BBX Capital and BFC Company Management; as of 3/31/2016
3)

BBX and BFC Carrying Value of Real Estate Development Projects provided by BBX Capital and BFC Company Management; Value based on projected cash flows assumes a 15% discount rate (management’s hurdle rate for such projects; as of 3/31/2016)

4)	BBX Capital and BFC shares outstanding as of 3/31/2016; includes both Class A and Class B shares
5)	BFC closing stock price of $2.84 as of 7/25/2016

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including, but not limited to, projected financials, the current market and merger and acquisition environment, and price movements in the common stock valuations of both BBX Capital and BFC in conjunction with the price movements of various broad market indices.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be issued or paid in connection with the merger is fair, from a financial point of view, to BBX Capital’s unaffiliated shareholders. Each BBX Capital shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex B to this proxy statement/prospectus.

The Purchaser Group

As previously described, BFC, which owns shares of BBX Capital’s Common Stock representing an approximately 90% voting interest in BBX Capital, and Merger Sub, a wholly owned subsidiary of BFC, are parties to the merger agreement pursuant to which BBX Capital will merge with and into Merger Sub, and Merger Sub will continue as the surviving company of the merger and a wholly owned subsidiary of BFC. John E. Abdo, who serves as Vice Chairman of BFC and BBX Capital, and Alan B. Levan, who serves in a non-executive capacity as Founder and strategic advisor for each of BFC and BBX Capital and is the former Chairman, Chief Executive Officer and President of BFC and the former Chairman and Chief Executive Officer of BBX Capital, may be deemed to control BFC by virtue of their collective ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 76% of the total voting power of such stock. Jarett S. Levan is the son of Mr. Alan Levan and is the Acting Chairman, Chief Executive Officer and President of BFC and the President and Acting Chairman and Chief Executive Officer of BBX Capital. Seth M. Wise is a director and Executive Vice President of BFC and Executive Vice President of BBX Capital. Raymond S. Lopez is Executive Vice President, Chief Financial Officer and Chief Accounting Officer of BFC and Executive Vice President and Chief Financial Officer of BBX Capital.

Based on the foregoing, BFC, Merger Sub, John E. Abdo, Alan B. Levan, Jarett S. Levan, Seth M. Wise and Raymond S. Lopez comprise the Purchaser Group for purposes of this proxy statement/prospectus, as each of them is deemed to be (i) an affiliate of BBX Capital under applicable SEC rules and regulations governing “going-private” transactions and (ii) “engaged” in the transaction under applicable SEC rules and regulations. The members of the Purchaser Group are required to make certain statements in this proxy statement/prospectus for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act.

Purposes and Reasons of the Purchaser Group for the Merger

Each member of the Purchaser Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. For the Purchaser Group, the purpose of the merger is to enable BFC to acquire all of the outstanding shares of BBX Capital’s Class A Common Stock that it does not already own and, as a result, for BFC and its shareholders to bear the rewards and risk of ownership of BBX Capital. Following the merger, BFC and its shareholders will bear 100% of the risks and rewards of ownership of BBX Capital, including benefits relating to any future earnings and the future cash position of BBX Capital. As a privately-held company, it is expected that BBX Capital will be relieved of some of the expenses, burdens, and constraints imposed on companies that are subject to public reporting requirements under the federal securities laws of the United States, including the Exchange Act and the Sarbanes-Oxley Act of 2002. However, because BBX Capital is and will continue to be consolidated in BFC’s financial statements, BBX Capital will continue to operate in a manner consistent with supporting BFC’s compliance with such laws.

The Purchaser Group believes that the structure of the merger is preferable to other structures, including a tender offer, because, assuming all the conditions to closing the merger are satisfied or waived (to the extent permitted), it will enable BFC to acquire at one time all of the outstanding shares of BBX Capital’s Class A Common Stock that it does not already own. At the same time, the merger will allow BBX Capital’s shareholders the option to receive stock consideration, in which case they will become shareholders of BFC and participate and share in the potential future profits and other benefits of ownership of BFC, while continuing to benefit from the future profits and other benefits of ownership related to BBX Capital through BFC’s ownership of BBX Capital. Alternatively they can elect to receive cash consideration, in which case they will be able to liquidate their holdings of BBX Capital and obtain $20.00 for each share exchanged for cash consideration. Finally, BBX Capital’s shareholders can elect cash consideration for some of their shares and stock consideration for other of their shares.

The Purchaser Group’s reasons for entering into the merger agreement at this time include the following:

•

the fact that the proposed merger would simplify the current ownership structure into one combined company and create efficiencies and savings, including reduced legal, accounting and audit fees and other costs associated with multiple public companies;

•	the fact that the combined company may realize an increase in its shareholders’ equity and market capitalization as a result of the merger;

•

the potential increased visibility and trading liquidity for BFC’s capital stock which may result from the merger and the increased market capitalization described above, and the potential benefits related thereto, including that it may increase BFC’s ability to raise capital to the extent necessary to support the business and investment plans of BFC and its subsidiaries;

•	the simplification of BFC’s balance sheet that would result from the merger; and

•

factors related to BFC’s long-term relationship with BBX Capital, including the limited business integration risks in connection with the merger and BFC’s knowledge of BBX Capital’s business, operations, financial condition, earnings and prospects, as well as the risks associated with its business and prospects.

Position of the Purchaser Group Regarding Fairness of the Merger

Under SEC rules governing “going-private” transactions, the members of the Purchaser Group are required to express their belief as to the fairness of the merger to BBX Capital’s unaffiliated shareholders. The members of the Purchaser Group are making the statements included in this section solely for purposes of complying with Rule 13e-3 and related rules and regulations under the Exchange Act.

The Purchaser Group believes that the interests of BBX Capital’s unaffiliated shareholders were represented by BBX Capital’s special committee, which negotiated the terms and conditions of the merger agreement on behalf of BBX Capital with the assistance of its independent legal and financial advisors. The Purchaser Group did not participate in the deliberations of BBX Capital’s special committee regarding, and did not receive any advice from BBX Capital’s special committee’s independent legal counsel or financial advisor as to, the fairness of the merger to BBX Capital’s unaffiliated shareholders. As described under “Background of the Merger” above and “Summary of Financial Presentation of Keefe, Bruyette & Woods, Inc. to BFC’s Board of Directors” below, BFC engaged KBW to provide financial advisory services in connection with the rendering of a financial presentation to BFC’s board of directors in connection with the merger. KBW was not engaged to, and did not, and neither BFC nor any other member of the Purchaser Group engaged a financial advisor to, render an opinion with respect to the fairness of the merger or any aspect thereof, including the merger consideration, to BBX Capital’s unaffiliated shareholders.

However, based on their knowledge and analyses of available information regarding BBX Capital, the procedural safeguards implemented during the negotiation of the merger agreement, including the authority delegated to BBX Capital’s special committee, and the other factors considered by, and the analyses, discussion and resulting conclusions of, BBX Capital’s special committee and board of directors discussed in “Special Factors—Recommendation of BBX Capital’s Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger” (which considerations, analyses, discussion and resulting conclusions are adopted by the Purchaser Group as its own solely for the purposes of making the statements in this section), the members of the Purchaser Group believe the merger is substantively and procedurally fair to BBX Capital’s unaffiliated shareholders. This belief, however, is not intended to be, and should not be construed as, a recommendation by the Purchaser Group to any shareholder of BBX Capital as to how such shareholder should vote on the merger agreement or as to the consideration which such shareholder should elect to receive in the merger. The Purchaser Group makes no recommendation as to how any BBX Capital shareholder should vote on the merger agreement or as to the consideration which such shareholder should elect to receive in the merger. However, if a BBX Capital shareholder desires liquidity, the ability to elect the cash consideration is available, and if a BBX Capital shareholder wishes to retain an interest in the assets and operations of BBX Capital, the stock consideration election is available.

The foregoing discussion of the information and factors considered and given weight by the members of the Purchaser Group is not intended to be exhaustive, but includes the factors considered by the members of the Purchaser Group that are believed to be material to the fairness determination regarding the fairness of the merger to BBX Capital’s unaffiliated shareholders for the purpose of complying with the requirements of Rule 13e-3 and the related rules and regulations under the Exchange Act. The members of the Purchaser Group did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger to BBX Capital’s unaffiliated shareholders. Rather, the members of the Purchaser Group made their fairness determinations after considering all of the factors as a whole.

Summary of Financial Presentation of Keefe, Bruyette & Woods, Inc. to BFC’s Board of Directors

KBW provided financial advisory services in connection with the rendering of a financial presentation to BFC’s board of directors in connection with the merger. BFC selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because of KBW’s familiarity with BFC and its business.

As part of its engagement, representatives of KBW attended meetings of the BFC board at which the BFC board evaluated the possible terms of the proposed merger. At the meeting of BFC’s board held on July 26, 2016, KBW presented to the BFC board certain financial analyses prepared by KBW with respect to BFC and BBX Capital (the “KBW Presentation”) in order to assist BFC’s board in its evaluation.

The KBW Presentation was for the information of, and was directed to, the BFC board (in its capacity as such) in connection with its consideration of the financial terms of the merger, and a summary of the KBW Presentation is included below only because the KBW Presentation was reviewed by the board of directors of BFC. The KBW Presentation does not constitute a “fairness opinion” or other opinion or recommendation to any person or entity, including the BFC board, with respect to the proposed merger or any related transaction. The KBW Presentation does not constitute a recommendation to any shareholder of any entity as to how to vote in connection with, or otherwise act with respect to, the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should exercise any dissenters’ or appraisal rights that may be available to such shareholder.

The KBW Presentation contained information obtained from publicly available sources and from materials provided to KBW by BFC and BBX Capital. In conducting its analyses, KBW, with the consent of BFC, assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information reviewed by KBW, and KBW did not assume any responsibility or liability for independent verification of, or the accuracy or completeness of, such information. KBW did not conduct any independent verification or any appraisal or physical inspection of properties, assets or liabilities or evaluate the solvency, financial capability or fair value of BFC or BBX Capital under any state or federal laws, including those relating to bankruptcy, insolvency or other matters, and did not express a view or opinion as to the terms of the proposed merger or any related transaction undertaken by BFC. KBW further assumed that all financial and operating forecasts, estimates and projections, including those relating to Bluegreen, that were prepared and provided to KBW by management of BFC and BBX Capital, and that were used by and relied upon by KBW, were reasonably prepared by such managements on bases reflecting the best currently available estimates and judgments of such managements as to the future financial performance of Bluegreen and the other matters covered thereby. KBW further assumed that such forecast estimates and projections, as well as third party real estate appraisals provided to KBW by BBX Capital’s management, provided a reasonable basis upon which KBW could prepare the KBW Presentation. KBW expressed no view as to any of the foregoing information or the assumptions or bases therefor.

The KBW Presentation was based upon economic, market and other conditions as they existed and could be evaluated as of its date (or such other dates as reflected therein). KBW does not have an obligation to replicate, revise or reaffirm the KBW Presentation.

A copy of the KBW Presentation is filed as an exhibit to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the merger. See “Where You Can Find More Information” for information on accessing the Transaction Statement on Schedule 13E-3. The KBW Presentation will be available for inspection and copying at BFC’s principal executive offices during regular business hours by any interested shareholder of BBX Capital or any representative of such shareholder who has been so designated in writing.

In preparing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, BFC, BBX Capital and Bluegreen. Any estimates contained in the analyses prepared by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW Presentation was among several factors taken into consideration by the BFC board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the BFC board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiations between BFC and the special committee of BBX Capital’s board of directors, and BFC’s decision to enter into the merger agreement was solely that of the BFC board.

The following is a summary of the material financial analyses in the KBW Presentation presented by KBW to the BFC board on July 26, 2016. The summary is not a complete description of the financial analyses contained in the KBW Presentation, but summarizes the material analyses performed and presented. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of financial analyses is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, financial analyses are not readily susceptible to summary description. KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses.

As more fully described below, the KBW Presentation contained (i) ranges of implied per share equity values of BFC and BBX Capital and resulting implied exchange ratios as indicated from selected financial analyses of Bluegreen and certain real estate development projects of BBX Capital and third party appraisals of certain real property assets of BBX Capital (the “Going Concern Value Based Approach”), (ii) selected historical reported book values per share of BFC and BBX Capital (the “Book Value Based Approach”), and (iii) current and historical public market trading prices of BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock (the “Public Stock Price Based Approach”).

Going Concern Value Based Approach

KBW performed selected financial analyses of Bluegreen and certain real estate development projects of BBX Capital and utilized the implied values indicated by these analyses and third party appraisals of certain real property assets of BBX Capital to adjust BFC’s and BBX Capital’s GAAP book values as of March 31, 2016. The adjustments to book value reflected BFC’s total direct and indirect (through BBX Capital) ownership of approximately 91% of Bluegreen, BFC’s direct ownership of approximately 81% of BBX Capital and BBX Capital’s ownership of 46% of Bluegreen through Woodbridge. Estimated financial data utilized in these analyses were from financial and operating forecasts and projections of Bluegreen that were prepared by the managements of BFC and BBX Capital and financial and operating forecasts and projections of BBX Capital relating to certain real estate development projects that were prepared by the management of BBX Capital.

KBW performed the following financial analyses of Bluegreen:

•

A selected companies analysis of Bluegreen in which selected trading multiples of estimated calendar year 2016 earnings before interest, taxes, depreciation and amortization, or EBITDA, and estimated calendar year 2016 earnings of 7.6x to

8.5x and 13.5x to 16.6x, respectively, derived from publicly available information related to the following three publicly traded companies in the vacation ownership industry, Wyndham Worldwide Corporation, Interval Leisure Group, Inc. and Marriott Vacations Worldwide Corporation, were applied to corresponding financial data of Bluegreen;

•

A selected transactions analysis of Bluegreen in which selected transaction value multiples of latest 12 months or current year estimated EBITDA and earnings of 7.2x to 8.4x and 11.5x to 17.9x, respectively, derived from publicly available information related to the following three publicly announced merger or acquisition transactions in the vacation ownership industry, Apollo Global Management/Diamond Resorts International, Inc., Interval Leisure Group/Vistana Signature Experiences, Inc., and Cerberus Capital Management/Silverleaf Resorts, Inc., were applied to corresponding estimated financial data of Bluegreen for calendar year 2016; and

•

A discounted cash flow (“DCF”) analysis of Bluegreen based on the net present value, using discount rates ranging from 9.25% to 11.0%, of the projected future free cash flows that Bluegreen could generate in the nine months ended December 31, 2016 through calendar year 2020 and of implied terminal values, which terminal values were derived by applying EBITDA terminal value multiples ranging from 7.0x to 8.0x to Bluegreen’s projected calendar year 2021 EBITDA.

KBW also performed a DCF analysis of 14 real estate development projects of BBX Capital based on the net present value, using a discount rate of 15.0% (management’s hurdle rate for such projects as of March 31, 2016), of the projected future free cash flows that such projects could generate.

The results of the above analyses and the appraised values of 29 real property assets of BBX Capital were utilized to adjust BFC’s and BBX Capital’s GAAP book values as of March 31, 2016, which suggested the following implied estimated equity per share reference ranges for BFC and BBX Capital:

	Selected Companies Analysis		Selected Transaction Analysis
	EV / ‘16E EBITDA	Price /‘16E Earnings	EV /EBITDA	Price / Earnings	DCF Analysis
Implied BFC Estimated Value per Share
Low	$13.76	$14.02	$13.17	$12.27	$15.41
High	$15.24	$16.57	$15.19	$17.65	$17.89
Implied BBX Capital Estimated Value per Share
Low	$47.14	$47.80	$45.60	$43.26	$51.41
High	$50.96	$54.43	$50.84	$57.24	$57.85

The above implied estimated equity per share reference ranges for BFC and BBX Capital were utilized to derive the following implied exchange ratio reference ranges:

	Selected Companies Analysis				Selected Transaction Analysis
	EV / ‘16E EBITDA		Price / ‘16E Earnings		EV / EBITDA		Price / Earnings		DCF Analysis
Low	3.42	x	3.41	x	3.46	x	3.53	x	3.34	x
High	3.34	x	3.28	x	3.35	x	3.24	x	3.23	x

It should be noted that no company or transaction used as a comparison in the above selected companies analysis and selected transactions analysis of Bluegreen is identical to Bluegreen, BFC, BBX Capital or the merger. Each such company and transaction differs from Bluegreen, BFC, BBX Capital and the merger for many reasons, including that the companies used as a comparison in the selected companies analysis differ from Bluegreen based on, among other things, the sizes of the companies, the nature of their operations and their brand affiliations. In addition, as set forth in the KBW Presentation, the implied values indicated by the Going Concern Value Based Approach do not purport to be appraisals or reflect the prices at which companies or assets may actually be sold or the fair value of shares in connection with any appraisal rights proceeding. The Going Concern Value Based Approach did not consider expenses or operating results other than for Bluegreen and did not consider the impact of taxes on a sale.

Book Value Based Approach

KBW reviewed the following historical reported book values per share of BFC and BBX Capital:

Reported Book Value per Share

	Q2’15	Q3’15	Q4’15	Q1’16
BFC	$4.08	$4.18	$4.46	$4.56
BBX Capital	$19.63	$19.49	$20.42	$20.50

The above historical reported book values per share of BFC and BBX Capital were utilized to derive the following implied exchange ratios:

	Q2’15		Q3’15		Q4’15		Q1’16
Implied Exchange Ratio	4.81	x	4.66	x	4.58	x	4.50	x

Public Stock Price Based Approach

KBW reviewed the following closing public market trading prices of BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock on July 22, 2016 and volume weighted average public market trading prices of BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock for periods ended July 22, 2016:

	BFC	BBX Capital
Price (as of 7/22/16)	$2.82	$15.91
VWAP - 5 Day	$2.82	$15.57
VWAP - 20 Day	$2.74	$14.88
VWAP - 30 Day	$2.68	$14.74
VWAP - 60 Day	$2.66	$14.79
VWAP - 90 Day	$2.78	$14.99
VWAP - 180 Day	$2.88	$14.95

The above market trading price data was utilized to derive the following implied exchange ratios:

	Implied Exchange Ratio
Price (as of 7/22/16)	5.64	x
VWAP - 5 Day	5.53	x
VWAP - 20 Day	5.44	x
VWAP - 30 Day	5.50	x
VWAP - 60 Day	5.57	x
VWAP - 90 Day	5.40	x
VWAP - 180 Day	5.19	x

Miscellaneous

KBW provided financial advisory services in connection with rendering the KBW Presentation to the BFC board and was not retained by BFC in connection with the negotiation and structuring of the proposed merger. KBW did not act as an advisor to or agent of any other person. In the ordinary course of their broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, BFC and BBX Capital, and as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of BFC or BBX Capital for their own accounts and for the accounts of their respective customers and clients. KBW employees may also maintain individual positions in BFC’s Common Stock and BBX Capital’s Class A Common Stock, which positions currently include individual positions in shares of each of BFC’s Common Stock and BBX Capital’s Class A Common Stock held by a senior member of the KBW advisory team providing services to BFC in connection with the proposed merger. A commercial bank affiliate of KBW is also a lender to BFC under an existing revolving credit facility.

Pursuant to the KBW engagement agreement, BFC agreed to pay KBW a non-refundable cash fee equal to $300,000, which became payable concurrently with the rendering of the KBW Presentation. BFC also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to this present engagement and the engagement of one of KBW’s investment banking affiliates by an affiliate of BFC and BBX Capital to serve as financial advisor in connection with the evaluation of a potential transaction, in the two years preceding the date of the KBW Presentation, KBW has provided investment banking and financial advisory services to BFC and received compensation for such services. Specifically, KBW provided certain financial advisory services to BFC in connection with BFC’s previously described tender offer for additional shares of BBX Capital’s Class A Common Stock which was consummated during April 2015 and KBW acted as financial advisor to BFC in connection with the previously described 2013 merger agreement between BFC and BBX Capital which was terminated during December 2014. In the two years preceding the date of the KBW Presentation, KBW has not provided investment banking and financial advisory services to BBX Capital. KBW may in the future provide investment banking and financial advisory services to BFC, BBX Capital and their affiliates and receive compensation for such services.

Additional Information Regarding Bluegreen

BFC, through Woodbridge, has held a significant investment in Bluegreen since April 2002, when Bluegreen was a separate, publicly-traded company listed on the NYSE. In November 2011, BFC and Bluegreen entered into an Agreement and Plan of Merger which provided for BFC to acquire all of the shares of Bluegreen’s Common Stock that it did not already own in a stock-for-stock transaction (“2011 Bluegreen Merger Agreement”). On June 15, 2012, the board of directors of Bluegreen received a letter from Diamond Resorts Corporation (“Diamond”) which contained a proposal subject to stated terms and conditions to acquire 100% of the outstanding shares of Bluegreen’s Common Stock at a price of $6.25 per share in cash, which valued all of Bluegreen’s outstanding shares at approximately $198.1 million. The proposal was contingent on satisfactory due diligence and obtaining sufficient financing. The board of directors of Bluegreen did not at that time believe that Diamond’s proposal was a superior proposal to the contemplated BFC stock-for-stock merger. On November 14, 2012, BFC and Bluegreen terminated the 2011 Bluegreen Merger Agreement because BFC had been unable to obtain a listing of its Class A Common Stock on a national securities exchange, which was a condition to closing the merger, and entered into a new Agreement and Plan of Merger with Woodbridge which provided for Woodbridge to acquire all of the shares of Bluegreen’s Common Stock that it did not already own at a price of $10.00 per share in cash, which valued all of Bluegreen’s outstanding shares at approximately $317.0 million (“2012 Bluegreen Merger Agreement”). On April 2, 2013, the cash merger closed and Bluegreen became a wholly owned subsidiary of Woodbridge. In connection with the financing of the cash merger, BBX Capital invested $71.75 million in Woodbridge in exchange for a 46% equity interest in Woodbridge, with BFC continuing to hold the remaining 54% equity interest in Woodbridge. The litigation brought by Bluegreen’s shareholders challenging the 2011 Bluegreen Merger Agreement, the 2012 Merger Agreement, and the $10.00 per share consideration paid for Bluegreen as inadequate was consolidated and litigated as In re Bluegreen Corporation Shareholder Litigation

in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida, Case No. 502011CA018111. The plaintiffs in that litigation proffered an expert who opined about the fair value of Bluegreen as follows: he opined the fair value was $19.48 per share as of November 14, 2012, which valued all of Bluegreen’s outstanding shares at approximately $617.5 million; he opined the fair value was $22.26 per share as of April 2, 2013, which valued all of Bluegreen’s outstanding shares at approximately $705.7 million; and, he opined the fair value was $27.29 per share as of April 30, 2014, which valued all of Bluegreen’s outstanding shares at approximately $865.1 million. BFC and Bluegreen proffered an expert who opined about the fair value of Bluegreen as follows: he opined the fair value was $9.19 per share as of November 14, 2012, which valued all of Bluegreen’s outstanding shares at approximately $291.3 million; and he opined the fair value was $10.64 per share as of April 2, 2013, which valued all of Bluegreen’s outstanding shares at approximately $337.3 million. The competing valuations were driven by a number of disputed factors, including whether or not companies wholly or partly focused on the vacation ownership or vacation ownership exchange business but with different attributes were comparable to Bluegreen for valuation purposes. On June 26, 2015, BFC, Bluegreen, the individual defendants, and the plaintiffs entered into a Stipulation and Agreement of Compromise, Settlement, and Release to settle the claims for $36.5 million, minus attorneys’ fees and costs, which was then approved by the court and distributed to Bluegreen’s shareholders in cash on a pro rata basis to those who claimed it. Applying the settlement amount to the value established by the closing on April 2, 2013 values all of Bluegreen’s outstanding shares, at a minimum and without considering attorneys’ fees and costs, at approximately $353.5 million at that time. The values of Bluegreen’s outstanding shares set forth in this paragraph were calculated by multiplying the per share value or expert’s opined per share value, as the case may be, by 31,701,552 shares of Bluegreen’s common stock outstanding as of March 1, 2013, as reported in Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2012.

In the fall of 2015, investment banks were engaged in connection with the consideration of strategic alternatives and initiatives relating to Woodbridge and Bluegreen. Such alternatives included the potential initial public offering, joint venture or sale of Woodbridge or Bluegreen. Also considered were strategic finance transactions and acquisitions. No binding offers were received and no definitive agreements were entered into, and subsequently a decision was made not to pursue any actions with respect to Woodbridge or Bluegreen at that time.

As discussed in the “Background of the Merger” section above, litigants and financial experts have taken different views of the value of Bluegreen at different times, and no company or transaction is identical to Bluegreen, BFC, BBX Capital, or the merger. Among other things, SEC filings by these companies show that certain other publicly-traded or acquired companies that focus on the vacation ownership or vacation exchange business differ in the following ways, among others: market capitalization, amounts of assets, number of resorts in their network, the quality of the resorts in their network, the size of their membership bases, the number of international resorts in their network, their participation in the vacation ownership exchange industry, their affiliation and access to established hotel or vacation ownership brands, the magnitude of available inventory for sale, and executive management that has not faced the challenges Florida-based companies have faced during and following the recent recession, including litigation and regulatory challenges. Further, while the value of Bluegreen in connection with a third party sale is uncertain, such price would be substantially diminished by the tax consequences of a disposition.

Bluegreen is the most significant asset of BFC and BBX Capital, and currently each has a large ownership stake in the company through their ownership interests in Woodbridge. Accordingly, Bluegreen’s value is critical to the value of both BFC’s and BBX Capital’s Class A Common Stock and, therefore, a BBX Capital shareholder’s view as to the value of Bluegreen will be an important factor to such shareholder in deciding whether to accept merger consideration and, if so, which form of merger consideration to elect, and whether to seek appraisal rights.

5.4 shares of BFC’s Class A Common Stock will, immediately following the merger, represent a greater percentage ownership interest in Bluegreen as compared to one share of BBX Capital’s Class A Common Stock. Accordingly, a BBX Capital shareholder that elects to receive stock consideration in the merger will, with respect to each share of BBX Capital’s Class A

Common Stock exchanged for stock consideration, have a greater percentage ownership in Bluegreen by virtue of the 5.4 shares of BFC’s Class A Common Stock received than the shareholder had by virtue of its one share of BBX Capital’s Class A Common Stock. By way of example only, a BBX Capital shareholder that owns 500,000 shares of BBX Capital’s Class A Common Stock currently has an approximately 1.4% indirect ownership interest in Bluegreen. If that shareholder elects to receive stock consideration for all 500,000 shares of BBX Capital’s Class A Common Stock that it owns, the shareholder would receive 2,700,000 shares of BFC’s Class A Common Stock in the merger. Based on current outstanding share amounts, those 2,700,000 shares of BFC’s Class A Common Stock would represent an indirect ownership interest in Bluegreen of approximately 2.5% immediately following the merger if all of BBX Capital’s shareholders elect to receive stock consideration in the merger. In addition, the shareholder’s indirect percentage ownership interest in Bluegreen would increase to the extent that other BBX Capital shareholders elect to receive cash consideration in the merger.

Financing of the Merger

BFC expects to fund the cash consideration payable to BBX Capital’s shareholders in the merger, which may total up to approximately $61.5 million, with a combination of cash on hand and cash available to BFC from its subsidiaries, including Bluegreen and BBX Capital. BFC may also consider financing alternatives with both affiliated entities as well as third party lenders. As of June 30, 2016, BFC and its wholly owned subsidiaries had cash on hand of approximately $23.1 million. The merger is not subject to a financing condition.

Operations of BBX Capital and BFC Prior to and After the Effective Time of the Merger

Both BBX Capital and BFC expect to, and have agreed in the merger agreement to, conduct their respective businesses prior to the effective time of the merger in the usual and ordinary course, consistent with their existing business and investment strategies and operational plans.

Following the merger, it is expected that BFC and BBX Capital (as a wholly owned subsidiary of BFC) will continue to conduct their respective businesses in substantially the way they are currently conducted. Specifically, BFC expects to continue to focus on providing strategic support to its existing investments with a view to the improved performance of the organization as a whole, and BFC may seek to make opportunistic investments outside of its existing portfolio, including investments in real estate based opportunities and middle market operating businesses, or pursue transactions involving its subsidiaries, including Woodbridge and Bluegreen, such as a future sale or spin-off of a subsidiary or a transaction involving other public or private issuances of debt or equity securities of a subsidiary. It is expected that BBX Capital will continue its activities related to the ownership, financing and management of real estate and real estate related assets, as well as pursue investment opportunities in real estate and middle market operating businesses.

Neither BBX Capital nor any member of the Purchaser Group has any current plans or proposals and is not in negotiations to cause BBX Capital to engage in (i) an extraordinary corporate transaction following consummation of the merger involving BBX Capital’s corporate structure, business or management, such as a merger, reorganization or liquidation, (ii) the sale or transfer of a material amount of BBX Capital’s assets (other than in the ordinary course of business, consistent with past practices) or (iii) any other material changes in BBX Capital’s business. It is expected that, following the merger, BFC will continue to assess BBX Capital’s assets, corporate and capital structure, capitalization, operations, business and properties in light of then-current market and relevant industry conditions to determine what changes, if any, might be desirable to enhance the business and operations of BBX Capital and may cause BBX Capital to engage in the types of transactions discussed above. Following the merger, any such corporate actions will require the approval of BFC, in its capacity as the sole owner of BBX Capital (other than corporate actions that require the approval of BFC’s shareholders under applicable law).

Effects on BBX Capital if the Merger is Not Completed

If the merger is not completed, BBX Capital’s shareholders will not receive any consideration for their shares of BBX Capital’s Class A Common Stock pursuant to the merger agreement. Instead, BBX Capital will remain a public company and its Class A Common Stock will continue to be registered under the Exchange Act and listed on the NYSE (subject to its continued

compliance with the listing standards of the NYSE). In addition, if the merger is not completed, it is expected that BBX Capital’s management will operate BBX Capital’s business in a manner similar to that in which it is currently operated and continue to evaluate and review BBX Capital’s business operations, prospects and capitalization, and BBX Capital’s shareholders will continue to be subject to the same risks and opportunities to which they are currently subject with respect to the shares of BBX Capital’s Class A Common Stock that they own, as well as general economic, regulatory and market conditions.

If the merger is not completed, the market price of BBX Capital’s Class A Common Stock may decrease, including to or below the level of the market price of BBX Capital’s Class A Common Stock prior to the public announcement of the merger agreement.

If the merger is not completed, there can be no assurance that any other transaction acceptable to BBX Capital will be offered in the future or that BBX Capital’s business, prospects or results of operations will not be adversely impacted.

Board of Directors and Executive Officers of BFC Following the Merger

BFC’s board of directors is currently comprised of the following nine directors: John E. Abdo, Darwin Dornbush, Oscar Holzmann, Jarett S. Levan, Alan J. Levy, Joel Levy, William Nicholson, Neil Sterling and Seth M. Wise. Each of these directors is expected to continue to serve as a director of BFC following the merger. Additionally, in connection with the merger, BFC has agreed to offer the directors of BBX Capital who are not also directors of BFC the opportunity to join the board of directors of BFC at the effective time of the merger. Norman H. Becker, Steven M. Coldren, Willis N. Holcombe, Anthony P. Segreto and Charlie C. Winningham, II currently serve on BBX Capital’s board of directors but are not also directors of BFC.

The executive officers of BFC in office immediately prior to the effective time of the merger are currently expected to continue to hold the same positions at BFC upon completion of the merger. As of the date of this proxy statement/prospectus, the executive officers of BFC are Jarett S. Levan, Acting Chairman, Chief Executive Officer and President, John E. Abdo, Vice Chairman, Seth M. Wise, Executive Vice President, and Raymond S. Lopez, Executive Vice President, Chief Financial Officer and Chief Accounting Officer.

See the section of this proxy statement/prospectus entitled “Information About the Purchaser Group —Directors, Executive Officers and Managers of BFC and Merger Sub” for information regarding the current directors and executive officers of BFC and “Information About BBX Capital – Directors and Executive Officers” for information regarding the directors and executive officers of BBX Capital.

In addition, it is expected that Alan B. Levan, the former Chairman, Chief Executive Officer and President of BFC, will rejoin BFC’s board of directors and be appointed BFC’s Chairman, Chief Executive Officer and President if the director and officer bar imposed against him is reversed and vacated or upon the expiration of the bar in December 2017. If Mr. Alan Levan is reappointed to such positions, it is expected that Mr. Jarett Levan will continue to serve BFC as a director and Executive Vice President.

Ownership of BFC Following the Merger

Based on the number of outstanding shares of BBX Capital’s Class A Common Stock (other than shares owned by BFC) and BFC’s Class A Common Stock and Class B Common Stock as of the date of this proxy statement/prospectus, it is estimated that BBX Capital’s shareholders immediately prior to the merger may own up to approximately 19% of the outstanding shares of BFC’s Class A Common Stock immediately following the merger and up to 17% of the total outstanding common equity of BFC immediately following the merger. However, the actual percentage of BFC’s Class A Common Stock and total common equity held by BBX Capital’s shareholders immediately following the merger will depend on the elections made by BBX Capital’s shareholders as to the form of consideration that they wish to receive in the merger and the number of shares of BBX Capital’s Class A Common Stock as to which appraisal rights are exercised in connection with the merger. Shares of BFC’s Class A Common Stock and Class B Common Stock represent in the aggregate 22% and 78%, respectively, of the general voting power of BFC.

Restrictions on Sales of BFC’s Class A Common Stock Received in the Merger

Shares of BFC’s Class A Common Stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of BFC’s Class A Common Stock issued to any shareholder of BBX Capital who may be deemed to be an affiliate of BFC for purposes of Rule 144 under the Securities Act after the completion of the merger. Generally, an individual or entity will be deemed to be an affiliate of BFC only if the individual or entity is a director, executive officer or holder of 10% or more of the outstanding shares of BFC. This proxy statement/prospectus does not cover resales of shares of BFC’s Class A Common Stock received by any person in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Delisting and Deregistration of BBX Capital’s Class A Common Stock

If the merger is consummated, all of the shares of BBX Capital’s Class A Common Stock and Class B Common Stock will be canceled and BBX Capital’s Class A Common Stock will be delisted from the NYSE. Following the merger, BBX Capital’s Class A Common Stock will be deregistered under the Exchange Act and cease to be publicly traded.

Interests of Certain Persons in the Merger

In considering the recommendations of BBX Capital’s special committee and board of directors, BBX Capital’s shareholders should be aware that certain of the directors and executive officers of BBX Capital have interests in the merger that may differ from, or may be in addition to, the interests of BBX Capital’s shareholders generally. These interests present such directors and executive officers with actual or potential conflicts of interests. These interests, to the extent material, are described below. BBX Capital’s special committee and board of directors were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the merger agreement.

Control of BFC

John E. Abdo, who serves as Vice Chairman of each of BBX Capital and BFC, may, collectively with Alan B. Levan, who is the former Chairman and Chief Executive Officer of BBX Capital and the former Chairman, Chief Executive Officer and President of BFC and who continues to serve each of BBX Capital and BFC in a non-executive capacity as Founder and strategic advisor, be deemed to control BFC by virtue of their ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing, in the aggregate, approximately 76% of the total voting power of BFC. In addition, Mr. Abdo and Mr. Alan Levan each beneficially own shares of BBX Capital’s Class A Common Stock in addition to the shares of BBX Capital’s Class A Common Stock and Class B Common Stock that they may be deemed to beneficially own by virtue of their control of BFC, as well restricted stock units of BBX Capital’s Class A Common Stock. It is estimated that Mr. Abdo and Mr. Alan Levan may collectively beneficially own shares of BFC’s Class A Common Stock and Class B Common Stock representing, in the aggregate, up to approximately 76% of the total voting power of BFC immediately following the merger. See also the sections of this proxy statement/prospectus entitled “Description of BFC’s Capital Stock – Shareholder Agreements,” “Information about BBX Capital – Security Ownership of Certain Beneficial Owners and Management” and “Information about BFC – Security Ownership of Certain Beneficial Owners and Management” for additional information regarding Mr. Abdo’s and Mr. Alan Levan’s beneficial holdings of BBX Capital’s and BFC’s securities, and the shareholder agreements, including the shareholder agreement between Mr. Abdo and Mr. Alan Levan, relating to, among other things, the voting of shares of BFC’s Class B Common Stock.

Common Directors and Executive Officers; Continued Compensation

Certain of BBX Capital’s directors and all of BBX Capital’s executive officers are also directors and/or executive officers of BFC. Jarett S. Levan is the President and Acting Chairman and Chief Executive Officer of BBX Capital and the Acting Chairman, Chief Executive Officer and President of BFC. Mr. Jarett Levan is the son of Mr. Alan Levan. Mr. Abdo is the Vice Chairman of both BBX Capital and BFC. Seth M. Wise is Executive Vice President of BBX Capital and a director and Executive Vice President of BFC. Raymond S. Lopez is Executive Vice President and Chief Financial Officer of BBX Capital and Executive Vice President, Chief Financial Officer and Chief Accounting Officer of BFC. Each of these individuals, as well as Mr. Alan Levan, has an employment agreement with BBX Capital and, in his capacity as an executive officer of BFC (or, in the case Mr. Alan Levan, an employee of BFC) an employment agreement with BFC, pursuant to which each of them is paid by the applicable company an annual base salary and is entitled to receive from the applicable company, among other things, bonus payments under bonus plans established from time to time. It is expected that, following the merger, each of these individuals, as well as Mr. Alan Levan, will continue to receive the full amounts payable to him or to which he is otherwise entitled under both of these agreements.

Beneficial Holdings; Treatment of Stock Options and Restricted Stock Units

As set forth in the section of this proxy statement/prospectus entitled “Information about BBX Capital – Security Ownership of Certain Beneficial Owners and Management,” certain of BBX Capital’s directors and all of BBX Capital’s executive officers beneficially own shares of BBX Capital’s Class A Common Stock and will be entitled to receive cash consideration and/or stock consideration in exchange for their shares of BBX Capital’s Class A Common Stock on the same basis as BBX Capital’s other shareholders.

In addition to their holdings of shares of BBX Capital’s Class A Common Stock, certain of BBX Capital’s directors and all of BBX Capital’s executive officers hold options to purchase shares of BBX Capital’s Class A Common Stock and/or restricted stock units of BBX Capital’s Class A Common Stock which will be converted in the merger into options to purchase shares of BFC’s Class A Common Stock and restricted stock units of BFC’s Class A Common Stock, respectively, in each case, on the terms prevailing immediately prior to the effective time of the merger, except that the number of shares underlying the options and restricted stock units will be multiplied by the exchange ratio in the merger and the exercise price of the options will be divided by the exchange ratio in the merger. A total of approximately 6,614 shares of BBX Capital’s Class A Common Stock are currently issuable pursuant to outstanding stock options granted by BBX Capital at a weighted average exercise price of $92.09 per share, and a total of approximately 1,429,152 shares of BBX Capital’s Class A Common Stock are currently issuable pursuant to restricted stock units granted by BBX Capital. As described under “Related Party Transactions” below, BFC has an option to acquire the shares subject to BBX Capital restricted stock units, upon vesting of the restricted stock units, in exchange for newly issued shares of BFC’s Class A Common Stock.

Special Committee Compensation

The members of BBX Capital’s special committee, who are Steven M. Coldren, Norman H. Becker, Willis N. Holcombe, Anthony P. Segreto and Charlie C. Winningham, II, received compensation in consideration of the time and effort required of them for service on the special committee, including attending meetings, evaluating the merger and negotiating the terms and conditions of the merger agreement. BBX Capital’s full board of directors approved a cash fee of $10,000 to Mr. Coldren for his service as Chairman of the special committee and a cash fee of $5,000 to each other member of the special committee in consideration for his service. These fees are not contingent upon the consummation of the merger or BBX Capital’s special committee’s recommendation of the merger. See also “Opportunity to Join BFC’s Board of Directors” below.

Opportunity to Join BFC’s Board of Directors

BFC has agreed in the merger agreement to offer each director of BBX Capital who is not also a director of BFC, which includes each member of BBX Capital’s special committee, the opportunity to become a member of BFC’s board of directors upon consummation of the merger. Individuals who join BFC’s board of directors will serve for an initial term expiring at BFC’s next annual meeting of shareholders, and at that time, the director would be required to stand for re-election by BFC’s shareholders if he wished to continue to serve as a director and was nominated for re-election by BFC’s board of directors. Further, each of them will be entitled to receive the same compensation for his service on BFC’s board of directors as BFC’s other non-employee directors. For 2015, this compensation consisted of an annual cash retainer of $70,000, which is the same amount as the annual cash retainer that non-employee directors currently receive for their service on BBX Capital’s board of directors. Members of the committees of BFC’s board of directors may receive additional compensation for their service on such committees, which, amounts, for 2015, were either less than or equal to the amounts paid by BBX Capital for such service on its committees. BFC may increase or otherwise change the compensation of its non-employee directors in the future, and such change may include the granting of options, restricted stock or other equity-based compensation of BFC.

Indemnification and Insurance Provisions in the Merger Agreement

The merger agreement provides that the surviving company will indemnify, defend and hold harmless each present and former director and officer of BBX Capital for each such director’s and officer’s liabilities with respect to acts or omissions occurring prior to the effective time of the merger, to the same extent as provided for under the Florida Business Corporation Act and in BBX Capital’s Restated Articles of Incorporation and Amended and Restated Bylaws.

The merger agreement also provides that, for six years after the effective time of the merger, the surviving company will maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by BBX Capital or a substitute policy of at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the BBX Capital policy, in each case, with respect to claims arising from facts or events which occurred before the effective time of the merger. Alternatively, BBX Capital may obtain single limit tail coverage providing at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the BBX Capital policy for such six-year period with respect to claims arising from facts or events which occurred before the effective time of the merger.

No “Golden Parachute” Compensation

Neither BBX Capital nor BFC has any arrangement or understanding with its or the other company’s “named executive officers” concerning any type of compensation that is based on or otherwise relates to the merger. Further, each of BBX Capital’s executive officers, as well as Alan B. Levan, who currently serves as a non-executive employee of each of BFC and BBX Capital, has delivered a letter to BBX Capital pursuant to which he (i) confirmed that neither the merger nor any of the other transactions contemplated by the merger agreement would be deemed to constitute a “Change in Control” under his employment agreement with BBX Capital and (ii) expressly waived any rights under his employment agreement with BBX Capital that might be triggered in the event that a “Change in Control” was deemed to have occurred either due to the consummation of the merger or the other transactions contemplated by the merger agreement. As a result, the advisory shareholder vote relating to “golden parachute compensation” otherwise required by Item 402(t) of Regulation S-K of the SEC is not applicable to the merger.

Related Party Transactions

During April 2013, BBX Capital invested $71.75 million in Woodbridge in exchange for a 46% equity interest in Woodbridge. BFC continues to hold the remaining 54% of Woodbridge’s outstanding equity interests. BBX Capital’s investment in Woodbridge consisted of $60 million in cash and a promissory note in Woodbridge’s favor in the principal amount of $11.75 million. The promissory note had a term of five years, accrued interest at a rate of 5% per annum and provided for payments of interest only on a quarterly basis during the term of the promissory note, with all outstanding amounts being due and payable at the end of the five-year term. During 2015, Woodbridge recognized approximately $418,000 of interest income under the note. BBX Capital repaid the note in full during September 2015. In connection with BBX Capital’s investment in Woodbridge, BFC and BBX Capital entered into an Amended and Restated Operating Agreement of Woodbridge, which sets forth BFC’s and BBX Capital’s respective rights as members of Woodbridge and provides for, among other things, required unanimity on certain specified “major decisions” and for distributions from Woodbridge to be made on a pro rata basis in accordance with BFC’s and BBX Capital’s respective percentage equity interests in Woodbridge.

In December 2012, BFC entered into an agreement with BBX Capital pursuant to which BBX Capital provides office facilities to BFC at BBX Capital’s and BFC’s principal executive offices. Under the terms of the agreement, BFC reimburses BBX Capital at cost for certain costs and expenses related to the office facilities provided, which totaled $419,000 during the year ended December 31, 2015.

Beginning in 2013, employees of BFC and BBX Capital were provided health insurance under policies maintained by Bluegreen. Bluegreen was reimbursed at cost for this expense, which, for the year ended December 31, 2015, totaled $193,000 with respect to BFC and $1,150,000 with respect to BBX Capital. This arrangement was terminated in January 2016.

On September 4, 2015, BFC entered into Share Exchange Agreements (the “Share Exchange Agreements”) with Alan B. Levan, John E. Abdo, Jarett S. Levan and Seth M. Wise (collectively, the “BBX Capital RSU Holders”) as holders of restricted stock units of Class A Common Stock of BBX Capital (“BBX Capital RSUs”). Pursuant to the Share Exchange Agreements, (a) each BBX Capital RSU Holder granted BFC the option to acquire, simultaneously with the vesting of each BBX Capital RSU, some or all of the shares of BBX Capital’s Class A Common Stock which, absent the Share Exchange Agreement, would (after withholding) have been received by the BBX Capital RSU Holder upon the vesting of the BBX Capital RSU and (b) BFC agreed to issue to the BBX Capital RSU Holder shares of BFC’s Class A Common Stock or Class B Common Stock having an aggregate market value equal to the aggregate market value of the shares of BBX Capital’s Class A Common Stock acquired by BFC upon the option exercise. Pursuant to the Share Exchange Agreements, the market value of the shares of BFC’s Class A Common Stock and Class B Common Stock and of BBX Capital’s Class A Common Stock is the closing price of the applicable class of stock on the trading day immediately preceding the date of closing of the share exchange.

On September 1, 2015, BFC’s Board of Directors approved (a) the exercise in full of BFC’s options with respect to all of the BBX Capital RSUs held by the BBX Capital RSU Holders which vested on September 30, 2015 and (b) the issuance of shares of BFC’s Class B Common Stock in exchange therefor. In connection with this option exercise, on September 30, 2015, BFC issued a total of 1,218,476 shares of its Class B Common Stock to the BBX Capital RSU Holders and received a total of 221,821 shares of BBX Capital’s Class A Common Stock in exchange therefor. The share exchanges were effected simultaneously with the vesting of the applicable BBX Capital RSUs on September 30, 2015 and were based on the closing prices of BFC’s Class B Common Stock and BBX Capital’s Class A Common Stock on September 29, 2015 of $2.88 per share and $15.82 per share, respectively. The following table sets forth the number of shares of BFC’s Class B Common Stock issued to each BBX Capital RSU Holder on September 30, 2015 and the number of shares of BBX Capital’s Class A Common Stock which BFC received in exchange therefor.

BBX Capital RSU Holder	Number of Shares of BFC’s Class B Common Stock Issued to the BBX Capital RSU Holder	Number of Shares of BBX Capital’s Class A Common Stock Received by BFC
Alan B. Levan	405,624	73,843
John E. Abdo	405,624	73,843
Jarett S. Levan	204,413	37,213
Seth M. Wise	202,815	36,922
Total	1,218,476	221,821

On May 8, 2015, BFC, BBX Capital, Woodbridge, Bluegreen and their respective subsidiaries entered into an Agreement to Allocate Consolidated Income Tax Liability and Benefits (the “Consolidated Tax Agreement”) pursuant to which, among other customary terms and conditions, the parties agreed to file consolidated federal tax returns. Pursuant to the Consolidated Tax Agreement, the parties calculate their respective income tax liabilities and attributes as if each of them were a separate filer. If any tax attributes are used by another party to the Consolidated Tax Agreement to offset its tax liability, the party providing the benefit will receive an amount for the tax benefits realized. During the year ended December 31, 2015, Bluegreen paid BFC $19.2 million pursuant to the Consolidated Tax Agreement.

BFC provides risk management services to BBX Capital. BBX Capital reimburses BFC for these services based on cost, which was approximately $180,000 during 2015.

Exemption of Merger from Operation of Rights Agreements; Termination of BBX Capital’s Rights Agreement

Both BBX Capital and BFC have in place rights agreements which were adopted in an effort to preserve the respective company’s ability to utilize its net operating loss carryforwards to offset future taxable income. The rights agreements were designed to prevent BBX Capital or BFC, as the case may be, from experiencing an “ownership change” for purposes of Section 382 of the

Code by causing substantial dilution to any person or group that, without the approval of the respective company’s board of directors, acquires beneficial ownership of (i) in the case of BFC, shares of BFC’s Class A Common Stock or Class B Common Stock, which together with all other shares owned by the person or group, represents 5% or more of the outstanding shares of BFC’s Class A Common Stock and Class B Common Stock, and (ii) in the case of BBX Capital, shares of BBX Capital’s Class A Common Stock, which together with all other shares owned by the person or group, represents 5% or more of the outstanding shares of BBX Capital’s Class A Common Stock. Prior to entering into the merger agreement, each company’s board of directors adopted a resolution which exempted the merger and other transactions contemplated by the merger agreement from the operation of such company’s rights agreement.

Each share of BFC’s Class A Common Stock issued in the merger will include an associated preferred share purchase right under BFC’s rights agreement. See the sections of this proxy statement/prospectus entitled “Description of BFC’s Capital Stock” and “Comparison of Rights of Common Shareholders of BFC and BBX Capital” for additional information regarding BFC’s rights agreement and preferred share purchase rights.

Material United States Federal Income Tax Consequences

General

The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. Holders of shares of BBX Capital’s Class A Common Stock and represents the opinion of Stearns Weaver, counsel to BFC. This discussion is based upon the Code, applicable U.S. Treasury regulations promulgated thereunder, and administrative rulings and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of this discussion. This discussion relates solely to U.S. Holders of BBX Capital’s Class A Common Stock who hold their shares of such stock, and will hold their shares of BFC’s Class A Common Stock received in the merger, if any, as capital assets within the meaning of Section 1221 of the Code. Further, this discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of BBX Capital’s Class A Common Stock in light of his, her or its personal investment circumstances or to holders of BBX Capital’s Class A Common Stock subject to special treatment under the U.S. federal income tax laws such as:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currency;

•	banks or trusts;

•	persons that hold shares of BBX Capital’s Class A Common Stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	investors in pass-through entities;

•	shareholders of BBX Capital who acquired their shares of BBX Capital’s Class A Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;

•	holders of options or restricted shares granted under any BBX Capital benefit plan; or

•	Non-U.S. Holders.

Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

You should consult your own tax advisor regarding the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws, in light of your particular circumstances.

For purposes of this discussion, you are a “U.S. Holder” if you beneficially own shares of BBX Capital’s Class A Common Stock and you are:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

•

a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of BBX Capital’s Class A Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds BBX Capital’s Class A Common Stock, the tax treatment of a partner in such entity generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level, If you are a partner in a partnership holding BBX Capital’s Class A Common Stock, please consult your tax advisor.

In the opinion of Stearns Weaver, (i) the merger should qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) BFC and BBX Capital will each be a party to the reorganization within the meaning of Section 368(b) of the Code. It is a condition to the completion of the merger that BFC and BBX Capital each receives a written opinion from Stearns Weaver as of the effective time of the merger to such effect.

The opinions described above have been or will be based, in part, on the accuracy of certain assumptions and representations as to factual matters and covenants and undertakings. If any such assumptions, representations, covenants or undertakings are inaccurate as of the effective time of the merger, or are violated in any material respect, the tax consequences to holders of BBX Capital’s Class A Common Stock of the merger could differ materially from those described below. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences of the merger. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS or a court would not disagree with or challenge any of the conclusions described herein.

Tax Consequences of the Merger to U.S. Holders of BBX Capital’s Class A Common Stock

Exchange of BBX Capital’s Class A Common Stock solely for Stock Consideration

U.S. Holders who receive solely shares of BFC’s Class A Common Stock in exchange for shares of BBX Capital’s Class A Common Stock in connection with the merger should not recognize gain or loss in the merger. Such U.S. Holder’s aggregate tax basis in the shares of BFC’s Class A Common Stock received in connection with the merger will be equal to the aggregate tax basis of the shares of BBX Capital’s Class A Common Stock surrendered, and his, her or its holding period in the shares of BFC’s Class A Common Stock received will include his, her or its holding period in the shares of BBX Capital’s Class A Common Stock surrendered. If a U.S. Holder acquired different blocks of BBX Capital’s Class A Common Stock at different times and different prices, such U.S. Holder should consult his, her or its tax advisor as to the determination of the tax bases and holding periods of any shares of BFC’s Class A Common Stock received in the merger.

Exchange of BBX Capital’s Class A Common Stock for Cash Consideration or a Combination of Cash Consideration and Stock Consideration

U.S. Holders who receive solely cash in exchange for shares of BBX Capital’s Class A Common Stock in connection with the merger will generally recognize gain or loss in the merger equal to the difference between the amount of cash received by a holder of BBX Capital’s Class A Common Stock and such holder’s cost basis in such holder’s shares of BBX Capital’s Class A Common Stock.

U.S. Holders who receive a combination of shares of BFC’s Class A Common Stock and cash in exchange for shares of BBX Capital’s Class A Common Stock in connection with the merger may recognize gain, but will not recognize loss, in the merger. If the sum of the fair market value of BFC’s Class A Common Stock and the amount of cash received by a holder of BBX Capital’s Class A Common Stock in exchange for such holder’s shares of BBX Capital’s Class A Common Stock exceeds the cost basis of their shares of BBX Capital’s Class A Common Stock, then such holder of BBX Capital’s Class A Common Stock will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash they receive in the exchange. The holding period of BFC’s Class A Common Stock received in exchange for shares of BBX Capital’s Class A Common Stock will include the holding period of the share of BBX Capital’s Class A Common Stock for which it is exchanged. U.S. Holders receiving a combination of shares of BFC’s Class A Common Stock and cash should consult their tax advisors regarding the manner in which such shares and cash should be allocated among the U.S. Holder’s shares of BBX Capital’s Class A Common Stock.

The aggregate basis of BFC’s Class A Common Stock received in the merger by a holder of BBX Capital’s Class A Common Stock will be the same as the aggregate basis of BBX Capital’s Class A Common Stock for which it is exchanged, decreased by the amount of cash received in the merger and increased by the amount of any gain recognized by the holder not treated as dividend income and the amount, if any, treated as dividend income to such holder.

If holders of BBX Capital’s Class A Common Stock acquired different blocks of BBX Capital’s Class A Common Stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of BBX Capital’s Class A Common Stock and such holders’ basis and holding period in their shares of BFC’s Class A Common Stock may be determined with reference to each block of BBX Capital’s Class A Common Stock. Any such holders should consult their tax advisors regarding the manner in which cash and BFC’s Class A Common Stock received in the merger should be allocated among different blocks of BBX Capital’s Class A Common Stock and with respect to identifying the bases or holding periods of the particular shares of BFC’s Class A Common Stock received in the merger.

Gain that holders of BBX Capital’s Class A Common Stock recognize in connection with the merger generally will constitute capital gain and long-term capital gain if such holders have held (or are treated as having held) their shares of BBX Capital’s Class A Common Stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of BBX Capital’s Class A Common Stock is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns shares of BFC’s Class A Common Stock other than shares of BFC’s Class A Common Stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent a holder’s ratable share of BFC’s earnings and profits. In such case, U.S. Holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of BBX Capital’s Class A Common Stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to backup withholding unless (i) such holder is an exempt holder (such as a corporation or a tax-exempt organization), (ii) such holder furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on Form W-9 or any successor form or (iii) such holder is otherwise exempt from backup withholding. A U.S. Holder may credit any amount withheld under the backup withholding rules against his, her or its U.S. federal income tax liability and may seek a refund of any excess amount withheld under the backup withholding rules by filing the appropriate form with the IRS.

Miscellaneous

Under Treasury Regulations Section 1.368-3(b), if a U.S. Holder receives shares of BFC’s Class A Common Stock in exchange for shares of BBX Capital’s Class A Common Stock in connection with the merger and who owned immediately before the merger either (i) five percent or more, by vote or value, of the publicly traded stock of BBX Capital or (ii) securities of BBX Capital with a tax basis of $1.0 million or more, such U.S. Holder will be required to file a statement with his, her or its U.S. federal income tax return covering the year during which the merger was consummated. That statement must set forth such U.S. Holder’s tax basis in, and the fair market value of, the shares of BBX Capital’s Class A Common Stock that he, she or it surrendered pursuant to the merger in exchange for shares of BFC’s Class A Common Stock, the effective date of the merger and the respective corporate names and employer identification numbers of BFC and BBX Capital. The U.S. Holder will be required to retain permanent records of these facts.

Cash Received by Shareholders of BBX Capital who Exercise Appraisal Rights

A holder of BBX Capital’s Class A Common Stock that duly exercises and perfects his, her or its appraisal rights in accordance with the Florida Business Corporation Act should generally recognize capital gain or loss in an amount equal to the difference between the amount paid to such holder in respect of his, her or its appraisal rights and the tax basis of the holder’s shares of BBX Capital’s Class A Common Stock. Such gain or loss will be a long-term capital gain or loss if the holder’s holding period is more than one year from the date that the holder asserts and exercises his, her or its appraisal rights. In addition, a portion of any proceeds received following the effective date of the merger may be characterized as interest, taxable as ordinary income, thus reducing the amount of such capital gain or increasing the amount of such capital loss (as the case may be). Shareholders of BBX Capital are encouraged to consult with their own tax advisors as to the tax consequences of asserting and exercising appraisal rights.

Treatment of the Companies

No gain or loss should be recognized by BFC or BBX Capital as a result of the merger.

Anticipated Accounting Treatment

The merger will be accounted for as an equity transaction by BFC for financial reporting and accounting purposes under GAAP. The results of operations of BBX Capital will continue to be included in the consolidated financial statements of BFC.

Regulatory Matters

Neither BFC nor BBX Capital is aware of any regulatory approvals or filings required for the completion of the merger other than the filing of this proxy statement/prospectus with the SEC and BFC’s compliance with applicable federal and state securities laws in connection with the issuance of the shares of BFC’s Class A Common Stock in the merger.

Litigation Regarding the Merger

On August 10, 2016, Shiva Stein filed a lawsuit against BFC, Merger Sub, BBX Capital and the members of BBX Capital’s board of directors, which seeks to establish a class of BBX Capital’s shareholders and challenges the currently proposed merger. This action, styled Shiva Stein, on behalf of herself and all others similarly situated, v. BBX Capital Corp., John E. Abdo, Norman H. Becker, Steven M. Coldren, Willis N. Holcombe, Jarett S. Levan, Anthony P. Segreto, Charlie C. Winningham, II, BFC Financial Corporation and BBX Merger Subsidiary LLC, Case No. CACE16014713, was filed in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida. The plaintiff asserts that the proposed merger consideration undervalues BBX Capital and is unfair to BBX Capital’s public shareholders, that the sales process was unfair and that BBX Capital’s directors breached their fiduciary duties of care, loyalty and candor owed to the public shareholders of BBX Capital because, among other reasons, they failed to take steps to maximize the value of BBX Capital to its public shareholders and instead diverted consideration to themselves. The complaint also alleges that BFC, as the controlling shareholder of BBX Capital, breached its fiduciary duties of care, loyalty and candor owed to the public shareholders of BBX Capital by utilizing confidential, non-public information to formulate the merger consideration and not acting in the best interests of BBX Capital’s public shareholders. In addition, the complaint includes a cause of action against BBX Capital, BFC and Merger Sub for aiding and abetting the alleged breaches of fiduciary duties. The plaintiff is seeking an injunction blocking the proposed merger or, if the proposed merger is completed, rescinding the transaction or awarding damages as determined by the court. The case has not advanced beyond the initial complaint, no orders have been entered addressing the alleged claims and no class of shareholders has been certified. BFC and BBX Capital believe that the lawsuit is without merit and intend to vigorously defend the action.

Provisions for Unaffiliated Shareholders

No provision has been made to grant BBX Capital’s unaffiliated shareholders access to the corporate files of BBX Capital, any other party to the merger, or any of their respective affiliates or to obtain counsel or appraisal services at the expense of BBX Capital or any other such party or affiliate. Furthermore, BBX Capital’s special committee believes that sufficient procedural safeguards were present, and will be present, to ensure the fairness of the merger to BBX Capital’s unaffiliated shareholders without retaining an unaffiliated representative to act solely on behalf of such shareholders for purposes of negotiating a transaction or preparing a report concerning the fairness of the merger. BBX Capital’s special committee believes that the independence of the members of the special committee and the retention by the special committee of its own independent legal counsel and financial advisor permitted BBX Capital’s special committee to effectively represent the interests of BBX Capital’s unaffiliated shareholders.

Estimated Fees and Expenses

Fees and expenses incurred or to be incurred by the parties in connection with the merger are estimated as of the date of this proxy statement/prospectus to be as follows:

Legal fees and expenses	$1,500,000
Other professional fees and expenses (including accounting and financial advisor fees and expenses)	$750,000
Special committee fees	$30,000
Miscellaneous (including filing fees, printer fees and expenses, proxy solicitation and mailing costs, and exchange agent fees and expenses)	$150,000

Total	$2,430,000

Generally, all fees and expenses incurred in the connection with the merger will be the obligation of the party incurring such fees and expenses, except in certain circumstances. For additional information, see “The Merger Agreement—Expenses.”

BBX Capital Shareholders Making Elections

No less than 30 days prior to the anticipated effective time of the merger (or on such other date as BFC and BBX Capital may mutually agree) (the “mailing date”), an election form and other customary and appropriate transmittal materials will be mailed to each holder of BBX Capital’s Class A Common Stock as of the close of business on the fifth business day prior to the mailing date. Any person who becomes a BBX Capital shareholder after the record date established for the mailing of the election forms or who did not otherwise receive an election form should contact                     , the exchange agent for the merger, at                      or their broker, bank or other nominee to obtain an election form. The election form will allow holders of BBX Capital’s Class A Common Stock to choose stock consideration, cash consideration or a combination of stock and cash consideration in exchange for their shares of BBX Capital’s Class A Common Stock. To validly make an election, holders of BBX Capital’s Class A Common Stock must properly complete, sign and send the election form and accompanying materials and documentation described under “Election Form” below to the exchange so that they are received by the exchange agent prior to the election deadline.

BBX Capital shareholders who vote against approving the merger agreement or abstain from voting on the merger agreement are still entitled to make elections with respect to their shares of BBX Capital’s Class A Common Stock and must do so if they wish to receive any stock consideration in exchange for any of their shares.

Non-Electing Holders

BBX Capital shareholders who fail to make a valid election, including shareholders whose election forms and other required documentation and materials are not received by the exchange agent by the election deadline or whose election forms are improperly completed or not signed, will be deemed not to have made an election. BBX Capital shareholders will be entitled to receive solely cash consideration with respect to his, her or its shares of BBX Capital’s Class A Common Stock for which no election has been made or for which no election has been deemed to be made. Any BBX Capital shareholder who seeks to exercise appraisal rights but who withdraws or loses his, her or its appraisal rights under the Florida Business Corporation Act and who does not make a valid election prior to the election deadline will be deemed to not have made an election with respect to his, her or its shares and, accordingly, will only have the right to the receive the cash consideration in the merger in exchange for his, her or its shares of BBX Capital’s Class A Common Stock.

Election Deadline

The election deadline will be 5:00 p.m., New York time, on the second business day prior to the effective time of the merger. BFC and BBX Capital will publicly announce the anticipated election deadline at least five business days prior to the election deadline. If the effective time of the merger is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date (which will be the second business day prior to the new effective time of the merger or such other time as mutually agreed by BFC and BBX Capital), and the companies will promptly announce any such delay and, when determined, the new election deadline.

Holders of BBX Capital’s Class A Common Stock who hold their shares in “street name” may be subject to an earlier deadline. Therefore, holders of BBX Capital’s Class A Common Stock should carefully read any materials received from their broker, bank or other nominee.

Election Form

The election form must be properly completed and signed and accompanied by:

•

duly endorsed original stock certificates representing all of the shares of BBX Capital’s Class A Common Stock to which such election form relates, duly endorsed in blank or otherwise in form acceptable for transfer on BBX Capital’s books (or appropriate evidence as to loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the election form);

•

a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the election form, from a firm which is a member of a registered national securities exchange or commercial bank or trust company having an office or correspondent in the U.S., provided that the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

•	if the shares of BBX Capital’s Class A Common Stock are held in book-entry form, the documents specified in the instructions accompanying the election form.

In order to make a valid election, the properly completed and signed election form, together with all of the required items described in one of the bullets above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the election form. If it is determined that any purported election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Impact of Selling Shares of BBX Capital’s Class A Common Stock as to which an Election Has Already Been Made

Holders of BBX Capital’s Class A Common Stock who have made elections will be unable to sell or otherwise transfer their shares of BBX Capital’s Class A Common Stock after making the election, unless the election is properly revoked before the election deadline or unless the merger agreement is terminated.

Election Revocation and Changes

An election may be revoked or changed with respect to all or a portion of the shares of BBX Capital’s Class A Common Stock covered by an election form by the holder who submitted the election form, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, or the merger agreement is terminated, and any stock certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the BBX Capital shareholder who submitted those certificates. BBX Capital’s shareholders will not be entitled to revoke or change their elections following the election deadline, unless the merger agreement is thereafter terminated or the election deadline is thereafter delayed. As a result, BBX Capital shareholders who have made elections will be unable to revoke their elections or sell their shares of BBX Capital’s Class A Common Stock during the period between the election deadline and the date of completion of the merger or termination of the merger agreement.

The Companies’ Position with Respect to Acceptance of Merger Consideration

BFC and BBX Capital intend to take the position with respect to any shareholder lawsuit seeking recovery outside of the appraisal rights process that any shareholder who either (i) votes for the approval of the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, whether cash, stock or a combination of cash and stock, and whether by making a valid election as described above or by exchanging any of such shareholder’s stock certificates for merger consideration (including, without limitation, non-electing holders who surrender stock certificates for cash consideration), will have waived and relinquished all claims arising out of or relating to the consideration provided to BBX Capital’s shareholders under the merger agreement.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” BBX Capital’s shareholders should carefully consider the following risks relating to the merger and the ownership of shares of BFC’s Class A Common Stock before deciding how to vote their shares on the merger agreement and making an election as to the consideration they desire to receive in the merger. In addition, you should read and carefully consider the risks associated with each of BFC, BBX Capital and Bluegreen and their respective businesses. These risks can be found in BFC’s and BBX Capital’s respective reports which have been filed with the SEC, including, without limitation, each company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, all of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” Realization of any of the risks or events described below, any of the risks or events described under “Special Note Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference herein could have a material adverse effect on BFC’s, BBX Capital’s, the combined company’s or Bluegreen’s respective businesses, financial condition, cash flows and results of operations, and could result in a decline in the trading prices of BFC’s Class A Common Stock or BBX Capital’s Class A Common Stock.

Because the exchange ratio in the merger is fixed and the market price of BFC’s Class A Common Stock will fluctuate prior to the consummation of the merger, BBX Capital shareholders who receive shares of BFC’s Class A Common Stock in the merger cannot be sure of the market value of any shares of BFC’s Class A Common Stock they elect to receive until the effective time of the merger.

In connection with the merger, each share of BBX Capital’s Class A Common Stock outstanding at the effective time of the merger (other than shares owned by BFC and holders of BBX Capital’s Class A Common Stock who properly exercise and perfect their appraisal rights) will be converted automatically into the right to receive, at the election of the holder thereof, $20.00 in cash, without interest, or 5.4 shares of BFC’s Class A Common Stock. BBX Capital’s shareholders will have the right to specify different elections with respect to different shares of BBX Capital’s Class A Common Stock that they own. Accordingly, BBX Capital’s shareholders may receive all cash, all stock, or a combination of cash and stock in exchange for their shares. Pursuant to the terms of the merger agreement, the exchange ratio with respect to the stock consideration of 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock will not be adjusted except to reflect any stock split, reverse stock split or similar transaction affecting BFC’s Class A Common Stock or BBX Capital’s Class A Common Stock prior to the effective time of the merger. The market price of BFC’s Class A Common Stock and the market price of BBX Capital’s Class A Common Stock have fluctuated in the past, including during the period between the date of the merger agreement and the date of this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Comparative Stock Prices and Dividends” for information regarding the historical market prices of BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock. The market prices of BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock will likely continue to fluctuate between the date of this proxy statement/prospectus and the closing of the merger. Future variations in the market price of BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock could be the result of market assessments of the likelihood that the merger will be consummated or the timing of the consummation of the merger, general market and economic conditions and other factors both within and beyond the control of BFC or BBX Capital. Except for ratable adjustments in connection with stock splits, reverse stock splits and similar transactions as described above, the merger agreement does not provide for any adjustment for changes in the market price of either BFC’s Class A Common Stock or BBX Capital’s Class A Common Stock, the results of the respective companies, the passage of time or any other factor. Increases or decreases in the market price of BFC’s Class A Common Stock will impact the value of the shares of BFC’s Class A Common Stock to be received by holders of BBX Capital’s Class A Common Stock who elect to receive stock consideration in the merger. As a result of such changes, as well as increases or decreases in the market price of BBX Capital’s Class A Common Stock, the market value of the shares of BFC’s Class A Common Stock, together with any cash received by a BBX Capital shareholder, may be more than or less than the market value of the shares of BBX Capital’s Class A Common Stock held by such BBX Capital shareholder at the effective time of the merger. Shareholders of BBX

Capital may wish to obtain current market quotations for BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock prior to voting their shares and making an election as to the consideration that they desire to receive in the merger. However, because the date that the merger may be consummated will be after the BBX Capital special meeting and after the date on which shareholders are required to make their elections as to the consideration that they desire to receive, when voting on the merger agreement at the BBX Capital special meeting and making their elections, BBX Capital’s shareholders will not know in advance the market value of the shares of BFC’s Class A Common Stock or BBX Capital’s Class A Common Stock at the effective time of the merger.

All the conditions to consummating the merger may not be satisfied, and the merger may not be consummated even if all the conditions to consummating the merger, including the required approval of the merger agreement by BBX Capital’s shareholders, are satisfied.

Consummation of the merger is subject to a number of closing conditions. While the companies have agreed in the merger agreement to use all commercially reasonable efforts to satisfy the closing conditions, the companies may not be successful in their efforts to do so. If the conditions to closing the merger are not satisfied or waived, then the merger will not be completed, even if BBX Capital’s shareholders have voted to approve the merger agreement, and the companies would have incurred significant transaction costs without consummating the transaction. See the section of this proxy statement/prospectus entitled “Special Factors – Estimated Fees and Expenses” for information regarding the costs and expenses incurred or expected to be incurred by the companies in connection with the merger. In addition, if the merger is not completed, or if there are significant delays in completing the merger, the market prices of BBX Capital’s Class A Common Stock and BFC’s Class A Common Stock may be adversely impacted as a result of negative reactions from the financial markets, including market price declines to the extent that current prices reflect a positive market assumption that the merger will be completed. Delays in completing the merger may also negatively impact the respective operations and financial results of the companies due to, among other things, the diversion of management attention to the merger rather than each company’s operations and pursuit of other opportunities that could have been beneficial to that company, which in turn may also adversely impact the market price of BBX Capital’s Class A Common Stock and/or BFC’s Class A Common Stock. Further, any delay in completing the merger could cause BFC not to realize, or delay the realization of, some or all of the benefits that BFC expects to achieve from the merger. In addition, BFC and BBX Capital can agree not to consummate the merger even if BBX Capital’s shareholders vote to approve the merger agreement and all of the other conditions to closing the merger are otherwise satisfied.

BFC’s Class A Common Stock has relatively less voting power with respect to BFC compared to the voting power represented by BBX Capital’s Class A Common Stock with respect to BBX Capital.

Following completion of the merger, BBX Capital’s shareholders will no longer hold shares of BBX Capital’s Class A Common Stock. Holders of BBX Capital’s Class A Common Stock who elect to receive stock consideration in the merger will become holders of BFC’s Class A Common Stock. There are important differences between the rights of holders of BBX Capital’s Class A Common Stock and the rights of holders of BFC’s Class A Common Stock. See the section of this proxy statement/prospectus entitled “Comparison of Rights of Common Shareholders of BFC and BBX Capital” for a discussion of the different rights associated with BBX Capital’s Class A Common Stock and BFC’s Class A Common Stock.

Without limiting the generality of the foregoing, under BBX Capital’s Restated Articles of Incorporation, each share of BBX Capital’s Class A Common Stock is entitled to one vote on each matter presented to a vote of holders of BBX Capital’s Class A Common Stock, and all such shares together currently represent 53% of BBX Capital’s total voting power. BBX Capital’s Class B Common Stock, 100% of the outstanding shares of which are owned by BFC, represents the remaining 47% of BBX Capital’s total voting power. Under BFC’s Amended and Restated Articles of Incorporation, each share of BFC’s Class A Common Stock entitles the holder thereof to one vote on each matter presented to a vote of the holders of BFC’s Class A Common Stock, with all holders of BFC’s Class A Common Stock having in the aggregate 22% of the total voting power of BFC and all holders of BFC’s Class B Common Stock having in the aggregate the remaining 78% of the general voting power of BFC. Accordingly, while BBX Capital’s shareholders may collectively receive shares in the merger constituting up to approximately 19% of the outstanding shares of BFC’s Class A Common Stock and 17% of BFC’s total common equity following the merger, these shares would only represent approximately 4% of the total voting power of BFC.

BFC’s cash position will be impacted to the extent that BBX Capital’s shareholders receive cash consideration or exercise appraisal rights in connection with the merger.

Pursuant to the terms of the merger agreement, each BBX Capital shareholder will receive the form of consideration that such shareholder elects, without proration or adjustment. Further, in accordance with the merger agreement, a BBX Capital shareholder that does not make a valid election as to the form of consideration that such shareholder desires to receive will receive solely cash consideration in exchange for his, her or its shares as to which no election is made. BFC will be required to fund the total amount of the cash consideration to be paid to BBX Capital’s shareholders, which may total up to approximately $61.5 million.

In addition, under the Florida Business Corporation Act, BBX Capital’s shareholders are entitled to exercise appraisal rights in connection with the merger and receive a cash payment equal to the “fair value” of their shares of BBX Capital’s Class A Common Stock (as determined in accordance with the Florida Business Corporation Act) in lieu of the merger consideration which they would otherwise be entitled to receive in accordance with the terms of the merger agreement. Under the Florida Business Corporation Act, the “fair value” of dissenting shares may be determined in an appraisal rights proceeding, which is inherently unpredictable. The exercise of appraisal rights and the resulting cash payments made in respect thereof will impact BFC’s cash balances following the merger. In addition, while BFC’s obligation to consummate the merger is conditioned upon holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock duly and validly exercising, or remaining entitled to exercise immediately prior to the effective time of the merger, appraisal rights in accordance with the Florida Business Corporation Act, BFC’s board of directors may choose to waive such condition and consummate the merger even if a greater number of BBX Capital’s shareholders exercise appraisal rights. In that case, the cash payments made to dissenting shareholders will further reduce BFC’s cash position.

If the merger is consummated, shareholders of BBX Capital who receive shares of BFC’s Class A Common Stock in the merger will increase their exposure to the business and operations of Bluegreen.

BFC is a holding company whose principal holdings include an 81% equity interest in BBX Capital and, through Woodbridge, a 54% equity interest in Bluegreen. Through its investment in Woodbridge, BBX Capital holds the remaining 46% equity interest in Bluegreen. Upon completion of the merger, BBX Capital will become a wholly owned subsidiary of BFC, and BFC will therefore have a 100% interest in BBX Capital and Bluegreen. Accordingly, BBX Capital’s shareholders who receive stock consideration in the merger will, as shareholders of BFC, be subject to increased exposure to Bluegreen’s business and operations.

Certain executive officers and directors of BBX Capital have interests in the merger that are different from, or in addition to, the interests of BBX Capital’s shareholders generally.

BBX Capital’s shareholders should be aware that certain directors and executive officers of BBX Capital have interests in the merger that are different from, or are in addition to, the interests of BBX Capital’s shareholders generally. These interests are described in the section of this proxy statement/prospectus entitled “Special Factors – Interests of Certain Persons in the Merger” beginning on page 65.

Substantial sales of BFC’s Class A Common Stock could adversely affect its market price.

While the actual number of shares of BFC’s Class A Common Stock issued in the merger will depend on the total number of shares of BBX Capital’s Class A Common Stock as to which BBX Capital’s shareholders elect to receive stock consideration, a maximum of approximately 16.6 million shares of BFC’s Class A Common Stock may be issued in connection with the merger, which would represent approximately 19% of the total number of shares of BFC’s Class A Common Stock outstanding immediately following the merger. This share amount does not include approximately 36,000 shares of BFC’s Class A Common Stock which may be issued in connection with the exercise of outstanding BBX Capital stock options to be assumed by BFC in the merger and approximately 7.7 million shares of BFC’s Class A Common Stock subject to BBX Capital restricted stock units to be assumed by BFC in the merger. Other than shares issued to shareholders of BBX Capital who may be deemed to be affiliates of BFC for purposes of Rule 144 under the Securities Act after the completion of the merger, the shares issued in connection with the merger will not be subject to restrictions on resale. The potential resale of the newly issued shares could have the effect of depressing the market price of BFC’s Class A Common Stock.

The board of directors of BFC and BBX Capital may, to the extent permitted by applicable law, choose to waive any conditions to consummation of the merger and proceed to consummate the transaction.

The conditions to closing the merger may, to the extent permitted by applicable law or the merger agreement, be waived, in whole or in part, and the merger consummated notwithstanding that a closing condition has not been fulfilled or satisfied and notwithstanding that the waiver of the condition may directly or indirectly impact the financial condition of BFC after the merger. The determination to waive the fulfillment of a condition will be made by the board of directors of the company entitled to the benefit of the condition. No vote of the shareholders will be required in connection with the waiver of a closing condition. Neither the requirement that the merger agreement be approved by holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the total number of votes entitled to be cast on the merger agreement nor the requirement that the merger agreement be approved by holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates, may be waived.

The merger agreement limits the ability of BBX Capital to pursue an alternative transaction proposal to the merger, and BFC’s existing ownership interest in BBX Capital limits BBX Capital’s ability to consummate any alternative transaction.

BFC currently owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing approximately 90% of the total voting power of BBX Capital. As a result, a sale of BBX Capital to a third party cannot be accomplished without BFC’s support. In light of such voting interest and the fact that BFC advised BBX Capital of its desire to maintain its ownership position in BBX Capital and that it would not support a third party sale, BBX Capital’s special committee did not conduct a market check or auction process with respect to the possible sale of BBX Capital. Such a market check or auction process, if BBX Capital had been in a position to conduct one, may have resulted in different terms for BBX Capital’s shareholders.

Further, the merger agreement generally prohibits BBX Capital from soliciting, initiating, encouraging or otherwise facilitating certain alternative transaction proposals with any third party, which may have the effect of limiting BBX Capital’s ability to pursue offers from third parties that could result in greater value to its shareholders relative to the terms and conditions of the merger agreement. Notwithstanding the foregoing, the merger agreement provides BBX Capital with the right to furnish information about its business to any person who makes an unsolicited superior proposal to the merger and participate in discussions or negotiations regarding, and in specific circumstances to accept, such proposal in lieu of the merger. Further, BBX Capital would not be required to pay to BFC any termination or similar fee if it chooses to accept any such superior proposal. However, BFC’s control position and desire to maintain its ownership interest in BBX Capital is believed to limit the likelihood that any potential competing acquirer would come forward.

The companies are subject to contractual restrictions during the pendency of the merger, which might adversely affect their respective businesses and operations.

Under the terms of the merger agreement, the companies are subject to certain restrictions on the conduct of their businesses prior to completing the merger. These restrictions may adversely affect each company’s ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts or incur capital expenditures to grow its business. Further, as previously described, during the pendency of the merger, management attention and company resources may be diverted towards consummation of the merger instead of the businesses and operations of the companies, which could have a material adverse effect on the companies.

The amount of the cash payment that BBX Capital’s shareholders will receive if they choose to exercise their appraisal rights is uncertain and may be determined to be higher or lower than the value of the merger consideration.

As previously described, BBX Capital’s shareholders are entitled to pursue appraisal rights in connection with the merger. If a BBX Capital shareholder exercises his, her or its appraisal rights and follows the required procedures specified in the Florida Business Corporation Act (which are summarized in the section of this proxy statement/prospectus entitled “Appraisal Rights” and included in their entirety as Annex D to this proxy statement/prospectus) he, she or it will have the right to receive a cash payment equal to the “fair value” of his, her or its shares of BBX Capital’s Class A Common Stock (as determined in accordance with the Florida Business Corporation Act). The express procedures of the Florida Business Corporation Act must be followed and, if they are not, shareholders wishing to exercise their appraisal rights may lose such rights. Moreover, pursuant to the Florida Business Corporation Act, the “fair value” of the shares of BBX Capital’s Class A Common Stock held by a BBX Capital shareholder asserting appraisal rights means the value of such shares immediately before the effective time of the merger, regardless of when the vote on the merger is taken and excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable), and could be more than, less than or equal to $20.00 or the value of the shares of BFC’s Class A Common Stock that the shareholder would otherwise have been entitled to receive in connection with the merger. Further, the “fair value” cash payment could potentially be determined in judicial proceedings, the result of which cannot be predicted. In addition, a dissenting shareholder’s receipt of cash in exchange for his, her or its shares of BBX Capital’s Class A Common Stock pursuant to the appraisal rights process will be a taxable transaction to such shareholder.

BBX Capital shareholders who make elections may be unable to sell their shares pending completion of the merger.

As previously described, pursuant to the merger agreement, BBX Capital’s shareholders may elect to receive cash consideration or stock consideration in exchange for each of their shares of BBX Capital’s Class A Common Stock. In order to make a valid election, BBX Capital’s shareholders will need to complete and deliver to the exchange agent prior to the election deadline, which will be prior to the effective time of the merger, an election form, together with the stock certificates representing all of the shares of BBX Capital’s Class A Common Stock covered by the election form (and/or all of the other required materials or documentation described above under “Special Factors – Election Form”). This means that during the time between when a BBX Capital shareholder makes his, her or its election and the date the merger is completed, such shareholder will be unable to sell his, her or its shares of BBX Capital’s Class A Common Stock. Moreover, if the merger is delayed, this period could extend for a significant period of time.

You may be deemed to waive certain rights if you vote for the merger agreement, do not exercise appraisal rights or accept merger consideration.

Based on Florida’s appraisal rights statutes as well as principles of waiver and estoppel, BFC and BBX Capital intend to take the position with respect to any shareholder litigation challenging the merger outside of the appraisal rights process that a shareholder who votes for the approval of the merger agreement, does not exercise appraisal rights, or accepts merger consideration, whether stock, cash, or a combination of stock and cash and whether by making a valid election or by exchanging any of such shareholder’s stock certificates for merger consideration, has waived and relinquished the right to recover anything other than the merger consideration.

The value of Bluegreen is uncertain.

Bluegreen is the most significant asset of BFC and BBX Capital, and currently each has an ownership stake in the company through their ownership interests in Woodbridge. Accordingly, Bluegreen’s value is critical to the value of both BFC’s and BBX Capital’s Class A Common Stock and, therefore, a BBX Capital shareholder’s view as to the value of Bluegreen will be an important factor to such shareholder in deciding on how to vote on the merger agreement, whether to accept merger consideration and, if so, which form of merger consideration to elect, and whether to seek appraisal rights. As discussed in the “Special Factors –

Background of the Merger” section above, litigants, financial experts, and market participants have taken different views regarding the value of Bluegreen at different times, and no company or transaction is identical to Bluegreen, BFC, BBX Capital, or the merger. Further, while the value of Bluegreen in connection with a third party sale is uncertain, such price would be substantially diminished by the tax consequences of a disposition. Generally, high estimates of Bluegreen’s value would make the exchange of 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock more attractive as compared to the cash consideration, while lower estimates of Bluegreen’s value would make the cash consideration of $20.00 per share of BBX Capital’s Class A Common Stock more attractive as compared to the stock consideration. BBX Capital’s shareholders who receive cash consideration in the merger will be foregoing any potential future benefits relating to the ownership of Bluegreen, including benefits relating to Bluegreen’s value and any future growth. BBX Capital’s shareholders who elect to receive stock consideration will, as shareholders of BFC, be subject to the risks that Bluegreen faces, including the risk that the value of Bluegreen that can be realized may be less than believed and/or may decrease over time.

There are tax risks associated with the merger.

The receipt by a BBX Capital shareholder of cash consideration or a combination of cash consideration and stock consideration in exchange for such shareholder’s shares of BBX Capital’s Class A Common Stock in the merger will be treated as a taxable sale of such shares of BBX Capital’s Class A Common Stock by such shareholder for U.S. federal income tax purposes. The amount of gain or loss recognized by each BBX Capital shareholder who receives solely cash consideration in the merger and the amount of gain recognized by each BBX Capital shareholder who receives a combination of cash consideration and stock consideration in the merger will vary depending on each BBX Capital shareholder’s particular situation, including the amount of cash and/or the value of the shares of BFC’s Class A Common Stock received by such shareholder, the adjusted tax basis of the shares of BBX Capital’s Class A Common Stock exchanged by such shareholder, and the amount of any capital losses, if any, that may be available to such shareholder to offset a portion of any gain recognized by such shareholder.

In addition, while it is anticipated that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code so that BBX Capital’s shareholders who receive only shares of BFC’s Class A Common Stock in the merger will generally not recognize any gain or loss upon their receipt of shares of BFC’s Class A Common Stock in exchange for their shares of BBX Capital’s Class A Common Stock and that BFC and BBX Capital will receive an opinion of counsel that the merger should so qualify as a “reorganization” within the meaning of Section 368(a) of the Code, neither BFC nor BBX Capital has applied for, or expects to obtain, a ruling from the IRS with respect to the federal income tax consequences of the merger and no assurance can be given that the IRS will agree with the positions taken in the legal opinion or will not challenge the income tax consequences of the merger.

For a more complete discussion of certain U.S. federal income tax consequences of the Merger, see “Special Factors - Material United States Federal Income Tax Consequences.”

The fairness opinion of Hovde was rendered subject to certain assumptions made and limitations on the review undertaken by such firm and has not been updated since its date of issuance.

Hovde delivered a written opinion, dated July 27, 2016, as to the fairness as of that date, from a financial point of view, of the merger consideration pursuant to the merger agreement to BBX Capital’s unaffiliated shareholders. Hovde’s fairness opinion does not address any other aspect or implication of the merger or the merger agreement or constitute a recommendation as to how any shareholder of BBX Capital should vote on the merger agreement or otherwise act with respect to the merger or any other matter. In addition, Hovde’s opinion was rendered based on certain assumptions made, procedures followed, matters considered and limitations on the review undertaken. Further, Hovde’s opinion speaks only as of the date of its issuance, and it has not been updated since such date nor is it expected to be updated at any future date. Consequently, Hovde’s opinion does not take into account events occurring or information that became available after its date of issuance, and such subsequent events and information as well as changes in the operations and prospects of BFC, BBX Capital or their subsidiaries, general market and economic conditions, and other factors

(including those which may be beyond the control of BFC and/or BBX Capital and on which Hovde’s fairness opinion was based) may alter the value of the companies or the market price of their stock. Hovde does not express any opinion as to what the value of shares of BFC’s Class A Common Stock issued in the merger would actually be when issued or the prices at which the securities of BFC or BBX Capital may trade or be purchased or sold at any time. Hovde’s opinion is included as Annex B to this proxy statement/prospectus. The description of Hovde’s opinion and summary of the material financial analyses performed in connection with rendering the opinion is set forth in the section of this proxy statement/prospectus entitled “Special Factors — Opinion of the Financial Advisor to BBX Capital’s Special Committee.”

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of BFC following completion of the merger.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only. The unaudited pro forma financial information reflects adjustments, which are based upon information available to BFC’s management as of the date of this proxy statement/prospectus, and assumptions that BFC’s management believes are reasonable under circumstances existing as of the date of this proxy statement/prospectus. Certain adjustments have been excluded for purposes of preparing the unaudited pro forma financial information, and actual adjustments may differ materially from the adjustments made in connection with the preparation of the unaudited pro forma financial information. Accordingly, the unaudited pro forma financial information is not necessarily indicative of what BFC’s actual financial position or results of operations would have been had the merger been completed on the dates assumed nor should such information be relied upon as being indicative of the future results of operations or financial condition of BFC. See the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for additional information.

The merger is the subject of a purported class action lawsuit and may be challenged by additional class action lawsuits, which could materially adversely affect BFC, BBX Capital and their respective business, financial condition and operating results and/or result in an order preventing the consummation of the merger.

A lawsuit which seeks to establish a class of BBX Capital’s shareholders and challenges the merger is pending in the 17th Judicial Circuit in and for Broward County, Florida. In this action, the plaintiff asserts that the proposed merger consideration undervalues BBX Capital and is unfair to BBX Capital’s public shareholders, that the sales process was unfair and that BBX Capital’s directors breached their fiduciary duties of care, loyalty and candor owed to the public shareholders of BBX Capital because, among other reasons, they failed to take steps to maximize the value of BBX Capital to its public shareholders and instead diverted consideration to themselves. The complaint also alleges that BFC, as the controlling shareholder of BBX Capital, breached its fiduciary duties of care, loyalty and candor owed to the public shareholders of BBX Capital by utilizing confidential, non-public information to formulate the merger consideration and not acting in the best interests of BBX Capital’s public shareholders. In addition, the complaint includes a cause of action against BBX Capital, BFC and Merger Sub for aiding and abetting the alleged breaches of fiduciary duties. The plaintiff is seeking an injunction blocking the proposed merger or, if the proposed merger is completed, rescinding the transaction or awarding damages as determined by the court. See “Special Factors – Litigation Regarding the Merger” above for additional information regarding this lawsuit. BFC, BBX Capital and their respective directors and officers may also become subject to additional class action lawsuits relating to the merger which make similar or additional allegations. The costs of the defense of these lawsuits and other effects of litigation could have an adverse effect on BFC, BBX Capital and their respective businesses, financial condition and operating results. In addition, one of the conditions to consummating the merger is that no injunction or other order is issued by a court or other governmental entity prohibiting consummation of the merger. Consequently, if any lawsuit is successful in obtaining an injunction preventing the completion of the merger, such injunction may prevent the merger from being completed in the expected timeframe, or at all.

The liquidity and market price of the stock owned by BBX Capital’s shareholders who receive stock consideration in the merger may be adversely impacted by the fact that BFC’s Class A Common Stock trades on the OTCQB while BBX Capital’s Class A Common Stock trades on the NYSE.

BBX Capital’s Class A Common Stock is traded on the NYSE, whereas BFC’s Class A Common Stock is traded on the OTCQB. The OTCQB may not be as liquid of a trading market as the NYSE and may impact the market price of BFC’s Class A Common Stock. There is no requirement for BFC to, and BFC currently has no plans to, apply for the listing of its Class A Common Stock on the NYSE or any other national securities exchange.

The market price of BFC’s Class A Common Stock could be volatile, and holders of BFC’s Class A Common Stock may lose a significant portion of their investment.

The market price of BFC’s Class A Common Stock could be volatile, and holders of BFC’s Class A Common Stock may not be able to resell the shares of BFC’s Class A Common Stock at or above the price at which they acquired such stock (including, in the case of BBX Capital’s shareholders who elect to receive shares of BFC’s Class A Common Stock in the merger, at or above the market price of the shares of BBX Capital’s Class A Common Stock held by them at the effective time of the merger divided by the exchange ratio in the merger) due to fluctuations in the market price of BFC’s Class A Common Stock, including changes in price caused by factors unrelated to BFC’s operating performance or prospects.

Specific factors that may have a significant effect on the market price of BFC’s Class A Common Stock include:

•	actual or anticipated fluctuations in the operating results or future prospects of BFC and its subsidiaries, including Bluegreen and BBX Capital;

•	reaction to public announcements regarding BFC and its subsidiaries, including Bluegreen and BBX Capital;

•	strategic actions such as acquisitions and dispositions taken by BFC and its subsidiaries, including Bluegreen and BBX Capital, or the competitors of BFC or its subsidiaries;

•	the recruitment or departure of key personnel;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to BFC, its subsidiaries and their respective businesses, operations and investments;

•	changes in tax or accounting standards, policies, guidance, interpretations or principles;

•	adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	sales of BFC’s Class A Common Stock by BFC, members of its management team or significant shareholders.

Holders of BFC’s Class A Common Stock may not receive dividends in the amounts anticipated, when anticipated, or at all.

During June 2016, BFC’s board of directors declared a cash dividend of $0.005 per share on BFC’s Class A Common Stock and Class B Common Stock and BFC has indicated its intention to declare regular quarterly dividends of $0.005 per share on its Class A Common Stock and Class B Common Stock (an aggregate of $0.02 per share annually). However, any such future dividend payment is subject to approval and declaration by BFC’s board of directors and, accordingly, BFC may not make dividend payments in the future, whether in the amount anticipated, on a regular basis or as anticipated, or at all. The payment of dividends, if any, by BFC will depend on many factors considered by its board of directors, including, without limitation, BFC’s financial condition and results of operations, liquidity requirements, market opportunities, and contractual constraints. Further, over time, BFC’s cash needs may change significantly from its current needs, which could affect whether BFC pays dividends and the amount of any dividends it may pay in the future. The terms of BFC’s indebtedness may also restrict it from paying cash dividends on its stock under certain circumstances. In addition, BFC pays regular quarterly cash dividends of $187,500 with respect to its outstanding 5% Cumulative Preferred Stock. BFC may not pay or set apart for payment any dividend or other distribution (other than a dividend or distribution payable solely in common stock) on its Class A Common Stock or Class B Common Stock until such time as all accrued and unpaid dividends on BFC’s 5% Cumulative Preferred Stock have been or contemporaneously are declared or paid and a sum is set apart sufficient for payment of such accrued and unpaid dividends.

BFC may issue additional securities and incur additional indebtedness at BFC or at its subsidiaries.

BFC may in the future seek to raise funds through the issuance of debt or equity securities. There is generally no restriction on BFC’s ability to issue debt or equity securities which are pari passu or have a preference over its Class A Common Stock and Class B Common Stock. Authorized but unissued shares of BFC’s capital stock are available for issuance from time to time at the discretion of BFC’s board of directors, and any such issuance may be dilutive to BFC’s shareholders. In addition, any securities issuances in the future by a subsidiary of BFC may dilute BFC’s economic investment or voting interest in that company.

Further, BFC and its subsidiaries have in the past and may in the future incur significant amounts of debt. Any indebtedness, including any indebtedness incurred in connection with financing the merger, could have several important effects on BFC or its subsidiaries, including, without limitation, that BFC or its subsidiaries may be required to use available cash for the payment of principal and interest due on its debt and that the outstanding indebtedness and leverage at BFC or its subsidiaries will impact liquidity, and any negative changes in general economic and industry conditions will increase such impact.

Alan B. Levan and John E. Abdo’s control position may adversely affect the market price of BFC’s Class A Common Stock and Class B Common Stock.

Alan B. Levan, the former Chairman, Chief Executive Officer and President of BFC, and John E. Abdo, the Vice Chairman of BFC, collectively beneficially own shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 76% of the general voting power of BFC. It is estimated that Mr. Alan Levan and Mr. Abdo may collectively own shares of BFC’s Class A Common Stock and Class B Common Stock representing up to approximately 76% of the general voting power of BFC immediately following the merger. In addition, each of Mr. Alan Levan and Mr. Abdo has been granted restricted securities of BFC and BBX Capital which are scheduled to vest over time. Further, Mr. Alan Levan and Mr. Abdo are parties to an agreement pursuant to which Mr. Alan Levan has agreed to vote his shares of BFC’s Class B Common Stock in favor of the election of Mr. Abdo to BFC’s board of directors for so long as he is willing and able to serve as a director of BFC, and Mr. Abdo has agreed to vote the shares of BFC’s Class B Common Stock he owns in the same manner that Mr. Alan Levan votes his shares of BFC’s Class B Common Stock. Mr. Abdo has also agreed, subject to certain exceptions, not to transfer certain of his shares of BFC’s Class B Common Stock and to obtain the consent of Mr. Alan Levan prior to the conversion of certain of his shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock. Because BFC’s Class A Common Stock and Class B Common Stock vote as a single class on most matters, Mr. Alan Levan and Mr. Abdo effectively have the voting power to elect the members of BFC’s board of directors and to control the outcome of any other vote of BFC’s shareholders, except in those limited circumstances where Florida law mandates that the holders of BFC’s Class A Common Stock vote as a separate class. Mr. Alan Levan’s and Mr. Abdo’s control position may have an adverse effect on the market price of BFC’s Class A Common Stock. In addition, their interests may conflict with the interests of BFC’s other shareholders.

As described in further detail under “Description of BFC’s Capital Stock – Shareholder Agreements” below, Mr. Alan Levan’s beneficial holdings of BFC’s stock include the shares of BFC’s Class B Common Stock held by Jarett S. Levan and Seth M. Wise as a result of the shareholder agreement between Mr. Alan Levan and Mr. Jarett Levan pursuant to which Mr. Jarett Levan has agreed to vote all of the shares of BFC’s Class B Common Stock that he owns in the same manner as Mr. Alan Levan votes his shares of BFC’s Class B Common Stock and the shareholder agreement between Mr. Jarett Levan and Mr. Wise pursuant to which Mr. Wise has agreed to vote the shares of BFC’s Class B Common Stock that he owns in the same manner as the shares of BFC’s Class B Common Stock held by Mr. Jarett Levan are voted.

Mr. Alan Levan is currently subject to a bar preventing him from serving as a director or executive officer of any public company. See “Information About BBX Capital – Certain Proceedings” for additional information regarding the director and officer bar and the related SEC action.

Provisions in BFC’s Amended and Restated Articles of Incorporation and Bylaws, as well as BFC’s rights agreement, may make it difficult for a third party to acquire BFC and could impact the price of BFC’s Class A Common Stock.

BFC’s Amended and Restated Articles of Incorporation and Bylaws contain provisions that could delay, defer or prevent a change of control of BFC or its management. These provisions could make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of BFC’s Class A Common Stock. These provisions include:

•	the provisions in BFC’s Amended and Restated Articles of Incorporation regarding the special voting rights of BFC’s Class B Common Stock;

•

subject to the special class voting rights of holders of BFC’s Class B Common Stock under certain circumstances, the authority of BFC’s board of directors to issue additional shares of common or preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval; and

•	advance notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

In addition, BFC’s rights agreement, which was adopted and is designed to preserve certain tax benefits available to BFC, may have an anti-takeover effect because the rights agreement provides a deterrent to investors from acquiring a 5% or greater ownership interest in BFC’s Class A Common Stock and Class B Common Stock.

See the section of this proxy statement/prospectus entitled “Description of BFC’s Capital Stock” for additional information regarding the provisions of BFC’s Amended and Restated Articles of Incorporation, Bylaws and rights agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management, markets for the securities of BFC and BBX Capital, the merger and the effects thereof (if consummated) upon the companies and other matters relating to the companies and their respective subsidiaries, including Bluegreen. Statements included in or incorporated by reference into this proxy statement/prospectus that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Words such as “estimate,” “project,” “anticipate,” “plan,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements, wherever they occur in this proxy statement/prospectus or in the documents incorporated into this proxy statement/prospectus by reference, reflect the judgment of the management of the applicable company, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including, without limitation, those set forth below and the risks and uncertainties described in the “Risk Factors” sections of this proxy statement/prospectus and the documents incorporated herein by reference.

Risks and uncertainties associated with the merger include, but are not limited to, the following:

•	the parties’ ability to satisfy the conditions to closing the merger and otherwise consummate the merger on the contemplated terms;

•

the expected benefits of the merger, including those described in the section of this proxy statement/prospectus entitled “Special Factors — Recommendation of BBX Capital’s Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger,” may not be realized to the extent anticipated, or at all;

•	the substantial costs incurred and to be incurred by BFC and BBX Capital in connection with the merger;

•	diversion of management attention to the merger instead of the operations of BFC and BBX Capital and their pursuit of business and investment opportunities;

•	fluctuations in the trading prices of BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock;

•

the impact on BFC’s financial condition and cash position if the merger is consummated of the cash payments which will be required to be made to shareholders of BBX Capital who elect or are otherwise entitled to receive cash consideration in connection with the merger or who exercise appraisal rights; and

•	the other risks and uncertainties described in the “Risk Factors” section of this proxy statement/prospectus.

In addition to the risks and uncertainties related to the merger, risks and uncertainties associated with BFC, include, but are not limited to, the following:

•

BFC has limited sources of cash and is dependent upon dividends from its subsidiaries to fund its operations; BFC’s subsidiaries may not be in a position to pay dividends or otherwise make a determination to pay dividends to its shareholders; dividend payments may be subject to restrictions, including restrictions contained in debt instruments; any payment of dividends by a subsidiary of BFC is subject to declaration by such subsidiary’s board of directors or managers; and dividend decisions may not be made in BFC’s interests;

•

risks associated with BFC’s indebtedness, including that BFC will be required to utilize cash flow to service its indebtedness, that indebtedness may make BFC more vulnerable to economic downturns, that indebtedness may subject BFC to covenants or restrictions on its operations and activities or on its ability to pay dividends, and, with respect to the $80 million loan that BFC received from Bluegreen’s subsidiary during April 2015, that BFC may be required to prepay the loan to the extent necessary for Bluegreen or its subsidiaries to remain in compliance with covenants under their outstanding indebtedness;

•

risks associated with BFC’s current business strategy, including the risk that BFC will not be in a position to provide strategic support to or make additional investments in its subsidiaries or in joint ventures, or that BFC may not achieve or maintain in the future the benefits anticipated to be realized from such support or additional investments, and the risk that BFC will not be in a position to make new investments or that any investments made will not prove to be advantageous;

•	risks associated with acquisitions, asset or subsidiary dispositions or other strategic transactions or debt or equity financings which BFC may consider or pursue from time to time;

•

the risk that creditors of BFC’s subsidiaries or other third parties may seek to recover from the subsidiaries’ respective parent companies, including BFC, distributions or dividends made by such subsidiaries or other amounts owed by such subsidiaries to such creditors or third parties;

•

BFC’s shareholders’ interests will be diluted if additional shares of BFC’s Class A Common Stock or Class B Common Stock are issued, and BFC’s investments in its subsidiaries may be diluted if such subsidiaries issue additional shares of stock to the public or persons other than BFC;

•	adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on the activities of BFC and its subsidiaries;

•

the impact of economic conditions on BFC, the price and liquidity of BFC’s Class A Common Stock and Class B Common Stock and BFC’s ability to obtain additional capital, including the risk that if BFC needs or otherwise believes it is advisable to issue debt or equity securities or to incur indebtedness in order to fund its operations or investments, it may not be possible to issue any such securities or obtain such indebtedness on favorable terms, if at all;

•

the risk that the verdict in the SEC action against BBX Capital and Alan B Levan, BFC’s former Chairman, Chief Executive Officer and President, will not be reversed on appeal, and the impact that the loss of services of Mr. Alan Levan as BFC’s Chairman, Chief Executive Officer and President may have on BFC;

•	the performance of entities in which BFC has made investments may not be profitable or have anticipated results;

•

the preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions, and any changes in estimates, judgments and assumptions used could have a material adverse impact on the financial condition and operating results of BFC or its subsidiaries;

•	the risks and uncertainties described below and elsewhere herein or in the documents incorporated by reference herein with respect to BBX Capital and Bluegreen;

•

the other risks and uncertainties related to BFC described in the reports filed by BFC with the SEC, including those contained in the “Risk Factors” section of BFC’s Annual Report on Form 10-K for the year ended December 31, 2015; and

•	BFC’s success at managing the risks involved in the foregoing.

With respect to BBX Capital, the risks and uncertainties include, but are not limited to:

•

the impact of economic, competitive and other factors affecting BBX Capital and its assets, including the impact of decreases in real estate values on BBX Capital’s business, the value of BBX Capital’s assets, the ability of BBX Capital’s borrowers to service their obligations and the value of collateral securing BBX Capital’s loans;

•	the risk of loan losses and the risks of additional charge-offs, impairments and required increases in BBX Capital’s allowance for loan losses and trade receivables;

•	the risk of loss of significant customers or key personnel in our operating companies;

•	the risk of losses associated with excess and obsolete inventory and the risks of additional required reserves for lower of cost or market value losses in inventory;

•

the adverse impact of and expenses associated with litigation, including the risk that BBX Capital’s insurance carrier seeks to obtain reimbursement of the amounts it previously advanced to BBX Capital in connection with the action brought by the SEC against BBX Capital and Alan B. Levan, BBX Capital’s former Chairman and Chief Executive Officer, that the decision, verdict or remedy ordered by the court in such action will not be reversed on appeal;

•	adverse conditions in the stock market, the public debt market and other financial and credit markets, and the impact of such conditions on BBX Capital’s activities;

•

the risk that the assets retained by BBX Capital as part of the BankAtlantic Sale may not be monetized at the values currently ascribed to them, and the risks associated with the impact of periodic valuation of BBX Capital’s assets for impairment;

•

risks related to BBX Capital’s ability to successfully implement its business plans, which may not be realized as anticipated, if at all, and BBX Capital’s current and anticipated investments in operating businesses may not achieve the returns anticipated or may not be profitable, including the risks associated with the operations and activities of Bluegreen, the businesses acquired by BBX Sweet Holdings, LLC, a wholly owned subsidiary of BBX Capital (“BBX Sweet Holdings”), and Renin Corp.;

•

risks related to BBX Capital’s investments in real estate developments, either directly or through joint ventures, including exposure to downturns in the real estate and housing markets, exposure to risks associated with real estate development activities, risks associated with obtaining necessary zoning and entitlements, risks that BBX Capital’s joint venture partners may not fulfill their obligations and concentration risks associated with entering into numerous joint ventures with one joint venture partner, risk of reliance on third party developers or joint venture partners to complete real estate projects, and risks that the projects will not be developed as anticipated or be profitable;

•

risks related to acquisitions, including acquisitions by BBX Sweet Holdings, and the businesses of the acquired companies and Renin Corp., including risks related to the amount and terms of indebtedness associated with acquisitions, which may impact BBX Capital’s financial condition and results of operations and limit BBX Capital’s activities, the risk that acquired companies may fail to meet financial covenants and that BBX Capital may be required to make further capital contributions or advances to the acquired companies, the risk that businesses acquired (or which may be acquired in the future) may not be profitable or perform as anticipated, risks associated with commodity price volatility, the risk that the integration of acquired businesses may not be completed effectively or on a timely basis, the risk that BBX Capital may not realize any anticipated benefits or profits from acquisitions, and Renin’s operations expose BBX Capital to foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain pound.

•

the other risks and uncertainties related to BBX Capital described in the reports filed by BBX Capital with the SEC, including those contained in the “Risk Factors” section of BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2015; and

•	BBX Capital’s success at managing the risks involved in the foregoing.

With respect to Bluegreen, the risks and uncertainties include, but are not limited to:

•

Bluegreen’s business and operations, including its ability to market vacation ownership interests (“VOIs”), is subject to risks related to general economic conditions and the availability of financing;

•	the vacation ownership and hospitality industries are highly competitive, and Bluegreen may not be able to compete successfully;

•	Bluegreen would incur substantial losses and Bluegreen’s liquidity position could be adversely impacted if the customers to whom Bluegreen provides financing default on their obligations;

•

while Bluegreen has attempted to structure its business to reduce its need for and reliance on financing for liquidity in the short term, there is no assurance that Bluegreen’s business and profitability will not in the future depend on its ability to obtain financing, which may not be available on favorable terms, or at all;

•	Bluegreen’s indebtedness may impact its financial condition and results of operations, and the terms of Bluegreen’s indebtedness may limit its activities;

•	the ratings of third-party rating agencies could adversely impact Bluegreen’s ability to obtain, renew or extend credit facilities, or otherwise raise funds;

•	Bluegreen’s future success depends on its ability to market its products and services successfully and efficiently, and Bluegreen’s marketing expenses may increase;

•

Bluegreen may not be successful in increasing or expanding its capital-light business relationships or activities, including fee based, sales and marketing activities, just-in-time VOI arrangements, and secondary market sales activities, and such activities may not be profitable, which would have an adverse impact on Bluegreen’s results of operations and financial condition;

•

Bluegreen’s results of operations and financial condition may be materially and adversely impacted if Bluegreen does not continue to participate in exchange networks and other strategic alliances with third parties or if Bluegreen’s customers are not satisfied with the networks in which Bluegreen participates or Bluegreen’s strategic alliances;

•	the resale market for VOIs could adversely affect Bluegreen’s business;

•

Bluegreen is subject to the risks of the real estate market and the risks associated with real estate development, including a decline in real estate values and a deterioration of other conditions relating to the real estate market and real estate development;

•	adverse outcomes in legal or other regulatory proceedings, including claims for development-related defects, could adversely affect Bluegreen’s financial condition and operating results;

•

Bluegreen may be adversely affected by extensive federal, state and local laws and regulations and changes in applicable laws and regulations, including risks associated with the imposition of additional taxes on its operations;

•	results of audits of Bluegreen’s tax returns or those of Bluegreen’s subsidiaries may have a material adverse impact on Bluegreen’s financial condition;

•	environmental liabilities, including claims with respect to mold or hazardous or toxic substances, could have a material adverse impact on Bluegreen’s financial condition and operating results;

•	a failure to maintain the integrity of internal or customer data could result in damage to Bluegreen’s reputation and/or subject Bluegreen to costs, fines, or lawsuits;

•

Bluegreen’s technology requires updating, the cost involved in updating the technology may be significant and the failure to keep pace with developments in technology could impair Bluegreen’s operations or competitive position;

•	the loss of the services of Bluegreen’s key management and personnel could adversely affect its business;

•

the other risks and uncertainties related to Bluegreen described in the reports filed by BFC with the SEC, including those contained in the “Risk Factors” section of BFC’s Annual Report on Form 10-K for the year ended December 31, 2015; and

•	Bluegreen’s success at managing the risks involved in the foregoing.

The risks and uncertainties described above and elsewhere in this proxy statement/prospectus or in the documents incorporated by reference into this proxy statement/prospectus should not be considered a complete statement of all potential risks and uncertainties. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in the “Risk Factors” sections of BFC’s and BBX Capital’s reports filed with the SEC and incorporated herein by reference, will be important in determining future results, and actual results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on BFC’s or BBX Capital’s results of operations or financial condition. In view of these uncertainties, BFC and BBX Capital caution that investors should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date on which the statements were made, and it should not be assumed that the statements remain accurate as of any future date. Except as required by applicable law, rule or regulation, none of BFC, BBX Capital or any other person undertakes any obligation to update the forward-looking statements to reflect future events or circumstances.

THE BBX CAPITAL SPECIAL MEETING

General

This proxy statement/prospectus is being provided to BBX Capital’s shareholders as part of a solicitation of proxies by the board of directors of BBX Capital for use at the special meeting of BBX Capital’s shareholders.

Date, Time and Place

The special meeting of BBX Capital’s shareholders will be held on             , 2016 at     :     a.m., local time, at                     .

Purpose of the Meeting

At the meeting, BBX Capital’s shareholders will be asked to consider and vote upon the proposal to approve the merger agreement.

Record Date; Shares Entitled to Vote

Only shareholders of record of BBX Capital at the close of business on             , 2016, the record date for the meeting, are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. As of the close of business on the record date,                  shares of BBX Capital’s Class A Common Stock and 195,045 shares of BBX Capital’s Class B Common Stock were outstanding and eligible to be voted at the meeting.

A complete list of BBX Capital’s shareholders of record will be open for examination by any shareholder of record of BBX Capital at BBX Capital’s principal executive offices, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, during regular business hours for a period of no less than ten days prior to the meeting. The list will also be available for examination by any shareholder of record of BBX Capital present at the meeting.

Voting Rights

Holders of BBX Capital’s Class A Common Stock and Class B Common Stock will vote as one class on the merger agreement. Holders of BBX Capital’s Class A Common Stock will be entitled to one vote per share on the merger agreement and, with respect to the combined vote of holders of BBX Capital’s Class A Common Stock and Class B Common Stock on the merger agreement, all holders of BBX Capital’s Class A Common Stock will have in the aggregate 53% of the general voting power. The number of votes represented by each share of BBX Capital’s Class B Common Stock, which represents in the aggregate 47% of the general voting power, is calculated in accordance with BBX Capital’s Restated Articles of Incorporation. At the meeting, each outstanding share of BBX Capital’s Class B Common Stock will be entitled to                      votes on the merger agreement.

As described below, approval of the merger agreement also requires the affirmative vote of holders of a majority of the shares of BBX Capital’s Class  A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates.

Quorum

The presence at the meeting, in person or by proxy, of the holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the total voting power of such stock as of the close of business on the record date will constitute a quorum, permitting the conduct of business at the meeting.

Voting Choices

BBX Capital’s shareholders may vote for or against, or abstain from voting on, the merger agreement.

Vote Required for Approval

Under the Florida Business Corporation Act, the merger agreement is required to be approved by holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the total number of votes entitled to be cast on the merger agreement. BFC, which holds shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing an approximately 90% voting interest in BBX Capital, has agreed in the merger agreement to vote all of the shares of BBX Capital’s Class A Common Stock and Class B Common Stock that it owns in favor of the merger agreement. Accordingly, assuming BFC votes its shares as agreed, approval of the merger agreement with respect to the combined vote of the holders of BBX Capital’s Class A Common Stock and Class B Common Stock is assured.

In addition to the combined vote of the holders of BBX Capital’s Class A Common Stock and Class B Common Stock, under the terms of the merger agreement, approval of the merger agreement also requires the affirmative vote of holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates.

Abstentions will have the same effect as votes cast against the merger agreement with respect to each required vote.

The condition that holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates, vote to approve the merger agreement was proposed by BFC as a material term of the merger agreement. By including such condition in the merger agreement, BBX Capital’s unaffiliated shareholders have greater power with respect to the merger, as they have the ability to vote against the merger agreement and therefore cause the merger not to be completed if a sufficient number of shares are voted against the merger agreement or are cast as abstentions. Such a vote entitles the merger to greater deference in some courts. Without this additional required vote, BFC, as the controlling shareholder of BBX Capital, would be able to approve the merger agreement without the approval or consent of any other BBX Capital shareholder.

If you do not believe the merger consideration or the process for establishing the merger consideration or other terms of the merger agreement is fair or if you believe that the information contained in or incorporated by reference into this proxy statement/prospectus is not sufficient for you to make a knowing and intelligent decision about how to vote on the merger, whether to accept merger consideration and, if so, what form of merger consideration to elect, you should follow the procedures set forth in the “Appraisal Rights” section to pursue your appraisal rights, vote against the merger agreement or cast an abstention on the merger agreement, and decline to accept the merger consideration.

Recommendation of the Board of Directors of BBX Capital

For the reasons described in this proxy statement/prospectus, including the recommendation of BBX Capital’s special committee and the opinion of the financial advisor to BBX Capital’s special committee as to the fairness of the merger consideration, from a financial point of view, to BBX Capital’s unaffiliated shareholders, the board of directors of BBX Capital has determined that the merger is advisable, fair to and in the best interest of BBX Capital’s shareholders. Accordingly, the board of directors of BBX Capital recommends that BBX Capital’s shareholders vote “FOR” the approval of the merger agreement. See “Special Factors — Recommendation of BBX Capital’s Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger.”

Shares Owned by BFC and Directors and Executive Officers of BBX Capital

BFC currently owns 13,126,396 shares of BBX Capital’s Class A Common Stock, representing approximately 81% of the outstanding shares of such stock, and all 195,045 outstanding shares of BBX Capital’s Class B Common Stock. Collectively, these shares represent approximately 90% of BBX Capital’s total voting power. BFC agreed in the merger agreement to vote all of the shares of BBX Capital’s Common Stock that it owns in favor of the merger agreement, which would constitute the requisite approval of the merger agreement by BBX Capital’s shareholders under the Florida Business Corporation Act. However, as previously described, in addition to the shareholder vote required by the Florida Business Corporation Act, the terms of the merger agreement also require that the merger agreement be approved by holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates.

John E. Abdo, who serves as Vice Chairman of each of BFC and BBX Capital, and Alan B. Levan, who serves as a non-executive employee of each of BFC and BBX Capital and who is the former Chairman, Chief Executive Officer and President of BFC and the former Chairman and Chief Executive Officer of BBX Capital, may be deemed to beneficially own the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC by virtue of their collective ownership interest in BFC’s Class A Common Stock and Class B Common Stock. In addition to the shares of BBX Capital’s Class A Common Stock and Class B Common Stock which Mr. Alan Levan and Mr. Abdo may be deemed to beneficially own by virtue of their ownership interest in BFC, BBX Capital’s directors and executive officers, including Mr. Abdo, may be deemed to collectively own and are entitled to vote 85,793 shares, or approximately 1%, of BBX Capital’s Class A Common Stock. While it is expected that BBX Capitals’ directors and executive officers will vote all such shares in favor of the merger agreement, none of them nor any other person other than BFC has any binding agreement to do so.

Voting of Shares

If you are a shareholder of record of BBX Capital, which means your shares are registered directly in your name with AST, BBX Capital’s stock transfer agent, you can give a proxy to be voted at the meeting by mailing in the enclosed proxy card or by transmitting your voting instructions by telephone or internet as described in further detail on the enclosed proxy card. Shareholders of record of BBX Capital may also vote their shares at the meeting as described below.

If you hold your shares of BBX Capital in “street name,” which means your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares but not the shareholder of record, and you must vote your shares in accordance with the directions set forth on the voting instruction card enclosed or provided by your broker, bank or other nominee.

Voting in Person

If you are a shareholder of record of BBX Capital, you may attend the meeting and vote your shares in person, rather than signing and returning your proxy card or otherwise transmitting your voting instructions as described on the proxy card.

If you hold your shares of BBX Capital in “street name,” you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from your broker, bank or other nominee giving you the right to vote the shares in person.

The votes of all shareholders of BBX Capital are important. Accordingly, all shareholders of BBX Capital should sign and return the enclosed proxy card or otherwise transmit their voting instructions as described on the proxy card or submit their voting instructions to their broker, bank or other nominee, whether or not they plan to attend the meeting in person. Shareholders of record and “street name” holders who have obtained proxies to vote their shares in person can always change their votes at the meeting if they desire to do so.

Revocation of Proxies

If you are a shareholder of record of BBX Capital, you may revoke your proxy by providing written notice of revocation addressed to, or in person to, BBX Capital Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Corporate Secretary. Shareholders of record may also submit a new valid proxy bearing a later date or transmit new voting instructions by telephone or the internet in accordance with the voting procedures described on the proxy card. To be valid, any such revocation notice or new proxy card must be received, and any new voting instructions must be transmitted, in each case by no later than 11:59 p.m., local time, on the date immediately preceding the meeting. In addition, shareholders of record may revoke previously granted proxies or change their vote by attending the meeting and voting in person, although attendance at the meeting will not by itself revoke a previously granted proxy.

The options described in the preceding paragraph do not apply to shareholders of BBX Capital who hold their shares in “street name.” Rather, shareholders of BBX Capital who hold their shares in “street name” must contact their broker, bank or other nominee to find out how to change their vote.

Failure to Vote Shares or Provide Voting Instructions to Nominee Holders

The failure of a shareholder of record of BBX Capital to return his, her or its proxy card or vote his, her or its shares at the meeting or by telephone or the internet pursuant to the directions set forth on the proxy card will have the same effect as voting against the approval of the merger agreement with respect to the combined vote on the merger agreement by the holders of BBX Capital’s Class A Common Stock and Class B Common Stock, but will have no impact on the voting results of the required vote under the merger agreement of the holders of BBX Capital’s Class A Common Stock other than BFC and its affiliates.

If you hold your shares in “street name” through a broker, bank or other nominee and do not provide your broker, bank or other nominee with voting instructions with respect to your shares, your broker, bank or other nominee will not have discretion to vote your shares on the merger agreement. Therefore, without instructions, your shares will not be voted on the merger agreement and will effectively count as votes against the approval of the merger agreement with respect to the combined vote on the merger agreement by the holders of BBX Capital’s Class A Common Stock and Class B Common Stock, but will have no impact on the voting results of the required vote under the merger agreement of the holders of BBX Capital’s Class A Common Stock other than BFC and its affiliates. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares.

Proxy Cards Returned without Voting Instructions

All signed and dated proxies received by BBX Capital prior to the vote at the meeting that do not contain any direction as to how to vote will be voted “FOR” the approval of the merger agreement.

Waiver

By voting any of its shares for the merger agreement, a BBX Capital shareholder will have waived and relinquished any claim for appraisal rights. In addition, BFC and BBX Capital intend to take the position with respect to any shareholder lawsuit seeking recovery outside of the appraisal rights process that any shareholder who either (i) votes for the approval of the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, whether cash, stock or a combination of cash and stock, and whether by making a valid election or by exchanging any of such shareholder’s stock certificates for merger consideration, will have waived and relinquished all claims arising out of or relating to the consideration provided to BBX Capital’s shareholders under the merger agreement.

Proxy Solicitation

BBX Capital is soliciting proxies for the special meeting of its shareholders. BBX Capital will bear the entire cost of soliciting proxies from its shareholders, except that BBX Capital and BFC have each agreed to share equally all expenses incurred in connection with this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part, including the preparation, printing, mailing, filing and legal and other professional fees and expenses associated therewith. In addition to the solicitation of proxies by mail, BBX Capital will request that brokers, banks and other nominees send proxies and proxy materials to BBX Capital’s “street name” holders and secure their voting instructions, if necessary. BBX Capital will reimburse those nominee holders for their reasonable expenses in so doing. Additionally, BBX Capital has engaged [                    ], a proxy solicitation firm, to assist in the solicitation of proxies from its shareholders. BBX Capital has agreed to pay [                    ] customary fees for its services, as well as reimburse [                    ] for its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and indemnify [                    ] against any losses arising out of its proxy soliciting services. BBX Capital also may use its directors, officers and other employees, who will not be specially compensated, to solicit proxies from BBX Capital’s shareholders, either personally or by telephone, the Internet, telegram, facsimile or special delivery letter.

Other Business

No business other than the vote on the merger agreement will be considered or acted upon at the meeting.

Assistance

If you are a shareholder of BBX Capital and you need assistance in completing your proxy card or otherwise providing your voting instructions, or if you have questions regarding the meeting or the merger agreement, please contact the information agent for the merger, [                    ], at [                    ].

THE MERGER AGREEMENT

The following discussion describes certain material provisions of the merger agreement and may not contain all the information about the merger agreement that is important to you. This discussion is qualified in its entirety by reference to the full text of the merger agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You are encouraged to carefully read the merger agreement in its entirety as it is the legal document governing the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about BFC, BBX Capital or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about BFC, BBX Capital or their respective subsidiaries or affiliates contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by BFC, BBX Capital and Merger Sub were qualified and subject to important limitations agreed to by BFC, BBX Capital and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to BBX Capital’s shareholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants, or any descriptions of those provisions, should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

Parties to the Merger Agreement

The parties to the merger agreement are BFC, Merger Sub, which is a wholly owned subsidiary of BFC, and BBX Capital. For information regarding BBX Capital and its business, please see the section of this proxy statement/prospectus entitled “Information About BBX Capital” beginning on page 133. For information regarding BFC, BFC’s business and Merger Sub, please see the section of this proxy statement/prospectus entitled “Information About the Purchaser Group” beginning on page 138.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the Florida Business Corporation Act, at the effective time of the merger, BBX Capital will merge with and into Merger Sub. At that time, BBX Capital’s separate corporate existence will cease, and Merger Sub will be the surviving company of the merger and will continue in existence as a wholly owned subsidiary of BFC.

Effective Time of the Merger

The consummation of the merger will occur as promptly as practicable after the satisfaction or waiver of the conditions to consummation of the merger set forth in the merger agreement. The merger will become effective upon filing of Articles of Merger with the Florida Department of State.

Merger Consideration

Upon consummation of the merger, shareholders of BBX Capital (other than BFC and shareholders who duly exercise and perfect their appraisal rights in accordance with the Florida Business Corporation Act) will have the right to receive, at their election, cash consideration of $20.00, without interest, or stock consideration of 5.4 shares of BFC’s Class A Common Stock in exchange for each share of BBX Capital’s Class A Common Stock they hold at the effective time of the merger. BBX Capital’s shareholders may specify different elections for different shares of BBX Capital’s Class A Common Stock that they own. Accordingly, BBX Capital’s shareholders may receive all stock consideration, all cash consideration, or a mix of stock and cash consideration in exchange for their shares. BFC will not issue fractional shares of its Class A Common Stock in the merger, but instead, the aggregate number of shares of BFC’s Class A Common Stock to which each shareholder of BBX Capital who receives stock consideration will be entitled will be rounded up to the next largest whole share. The shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC will be canceled in connection with the merger.

BFC’s shareholders will not receive any consideration in connection with the merger. Each share of BFC’s Class A Common Stock and Class B Common Stock outstanding immediately prior to the merger will remain outstanding as a share of BFC’s Class A Common Stock or Class B Common Stock, as the case may be, immediately following the merger.

Treatment of Stock Options and Restricted Stock Units Outstanding Under BBX Capital’s Equity Compensation Plans

In connection with the merger, BFC will assume the BBX Capital Equity Compensation Plans. Each option to purchase shares of BBX Capital’s Class A Common Stock granted under a BBX Capital Equity Compensation Plan and outstanding and unexercised immediately prior to the effective time of the merger will be assumed by BFC and converted into an option to purchase shares of BFC’s Class A Common Stock. The number of shares of BFC’s Class A Common Stock which may be purchased upon exercise of the new option will be equal to 5.4 times the number of shares of BBX Capital’s Class A Common Stock which, immediately prior to the effective time of the merger, were purchasable upon exercise of the original option, and the exercise price per share of BFC’s Class A Common Stock under the new option will be equal to the result of dividing the exercise price per share of BBX Capital’s Class A Common Stock in effect under the original option immediately prior to the effective time of the merger by 5.4. In addition, at the effective time of the merger, each restricted stock unit issued under a BBX Capital Equity Compensation Plan and outstanding immediately prior to the effective time of the merger will be assumed by BFC and converted into a restricted stock unit of BFC’s Class A Common Stock. Each new restricted stock unit will have and be subject to the same terms, conditions and restrictions applicable to the original restricted stock unit immediately prior to the effective time of the merger, but the number of shares of BFC’s Class A Common Stock underlying the restricted stock unit will be equal to 5.4 times the number of shares of BBX Capital’s Class A Common Stock which were covered by the restricted stock unit immediately prior to the effective time of the merger.

Exchange Agent

Prior to the effective time of the merger, BFC will appoint an exchange agent reasonably acceptable to BBX Capital for the purpose of exchanging certificates representing shares of BBX Capital’s Class A Common Stock and shares of BBX Capital’s Class A Common Stock registered in book-entry form for the merger consideration. At or prior to the effective time of the merger, BFC will cause to be deposited with the exchange agent, in trust for the benefit of BBX Capital’s shareholders whose shares are converting into the right to receive the merger consideration, shares of BFC Class A Common Stock (which may be in certificated form or non-certificated book-entry form in BFC’s discretion) in an aggregate amount equal to the total stock consideration and an amount of cash sufficient to pay the aggregate cash consideration. BFC also agreed in the merger agreement to make available to the exchange agent, from time to time as needed, cash sufficient to pay any dividends on BFC’s Class A Common Stock and payable pursuant to the merger agreement, as described below, shares of BFC’s Class A Common Stock (which may be in certificated form or non-certificated book-entry form in BFC’s discretion) and cash sufficient to pay any cash consideration, in each case, that may be issuable or payable from time to time following the effective time of the merger. The cash and shares of BFC’s Class A Common Stock deposited with the exchange agent are referred to as the “exchange fund.” The exchange agent will deliver the merger consideration contemplated to be issued or paid in exchange for shares of BBX Capital’s Class A Common Stock pursuant to the merger agreement out of the exchange fund. The exchange fund will not be used for any other purpose.

Exchange Procedures

Promptly after the effective time of the merger, but in no event later than three business days after the effective time of the merger, the exchange agent will mail to each applicable record holder of BBX Capital’s Class A Common Stock who is entitled to receive merger consideration and who did not validly submit an election form with respect to all of his, her or its shares and properly surrender all of his, her or its shares to the exchange agent a letter of transmittal. The letter of transmittal will contain or be accompanied by instructions on how to surrender certificates or book-entry shares formerly representing BBX Capital’s Class A Common Stock in exchange for the merger consideration to which such former shareholder of BBX Capital is entitled.

BBX Capital Class A Common Stock certificates should NOT be returned with the enclosed proxy card.

If any cash payment is to be made to a person other than the person in whose name the applicable surrendered certificate or book-entry share is registered, it will be a condition of such payment that the person requesting such payment pay any transfer or other similar taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered certificate or book-entry share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable. Further, if any stock consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered certificate or book-entry share is registered, it shall be a condition to the registration thereof that the surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery of the stock consideration pay to the exchange agent any transfer or other similar taxes required as a result of such registration in the name of a person other than the registered holder of such certificate or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable. No interest will be paid or accrued on any cash amount payable to a former BBX Capital shareholder.

As previously described, BFC and BBX Capital intend to take the position with respect to any shareholder lawsuit seeking recovery outside of the appraisal rights process that any shareholder who either (i) votes for the approval of the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, whether cash, stock or a combination of cash and stock, and whether by making a valid election or by exchanging any of such shareholder’s stock certificates for merger consideration, will have waived and relinquished all claims arising out of or relating to the consideration provided to BBX Capital’s shareholders under the merger agreement.

Termination of Exchange Fund

Any portion of the exchange fund that remains undistributed to former shareholders of BBX Capital one year following the effective time of the merger will be delivered to BFC, and from and after such delivery, any former shareholders of BBX Capital who are entitled to receive merger consideration but who have not complied with the requirements to obtain such merger consideration may look only to BFC for the merger consideration and dividends with respect to shares of BFC’s Class A Common Stock to which they may be entitled pursuant to the merger agreement, in each case, without any interest. Any amounts remaining unclaimed by former shareholders of BBX Capital seven years after the effective time of the merger (or immediately prior to such earlier time as such amounts would otherwise escheat to or become the property of any governmental entity) will, to the extent permitted by applicable law, be held by BFC, free and clear of all claims and interests.

None of BFC, BBX Capital, Merger Sub or the exchange agent will be liable to any person in respect of any merger consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Dividends

No dividends declared or made with respect to shares of BFC’s Class A Common Stock with a record date after the effective time of the merger will be paid to any former shareholder of BBX Capital with respect to shares of BFC’s Class A Common Stock that such holder would be entitled to receive in accordance with the merger agreement until he, she or it has delivered the required documentation and surrendered any certificates or book-entry shares as contemplated by the merger agreement. Following such surrender, subject to applicable law, there shall be paid, without interest, to the record holder of the shares of BFC’s Class A Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends, if any, payable in respect of any such shares of BFC’s Class A Common Stock with a record date after the effective time of the merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, any dividends payable with respect to such shares of BFC’s Class A Common Stock with a record date after the effective time of the merger but prior to such surrender and with a payment date subsequent to such surrender.

No Further Rights in BBX Capital’s Class A Common Stock

The merger consideration delivered upon surrender of a share of BBX Capital’s Class A Common Stock in accordance with the terms of the merger agreement will be deemed to have been delivered in full satisfaction of all rights pertaining to such shares.

No Fractional Shares of BFC’s Class A Common Stock

No certificates or scrip representing fractional shares of BFC’s Class A Common Stock or book-entry credit of the same will be issued or delivered. Rather, the total number of shares of BFC’s Class A Common Stock issued to each holder of shares of BBX Capital’s Class A Common Stock that elects to receive stock consideration in connection with the merger and who would otherwise have been entitled to receive a fraction of a share of BFC’s Class A Common Stock (after taking into account all shares of BBX Capital’s Class A Common Stock exchanged by such holder for stock consideration) will be rounded up to the next largest whole share.

Lost, Stolen or Destroyed Certificates

If any certificate representing shares of BBX Capital’s Class A Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if requested by BFC or the exchange agent, the posting by such person of a bond in such reasonable amount as BFC or the exchange agent may direct as indemnity against any claim that may be made with respect to such certificate, the exchange agent will issue or pay to the holder thereof the merger consideration in respect of the shares of BBX Capital’s Class A Common Stock represented by such certificate and, if applicable, any dividends to which such holder is entitled pursuant to the merger agreement.

Withholding

BFC, Merger Sub, the surviving company and the exchange agent will deduct and withhold from the consideration otherwise payable to shareholders of BBX Capital pursuant to the merger agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in cash or shares of BFC’s Class A Common Stock, as determined by BFC). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated for purposes of the merger agreement as having been paid to the former holder of the shares of BBX Capital’s Class A Common Stock in respect of whom such withholding was made. If withholding is taken in shares of BFC’s Class A Common Stock, BFC and the exchange agent will be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Anti-Dilution Provisions

If between the date of the merger agreement and the effective time of the merger, the number of outstanding shares of BBX Capital’s Class A Common Stock or BFC’s Class A Common Stock is changed into a different number of shares or a different class or series by reason of any share dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of shares or similar transaction, the cash consideration, stock consideration and any other similar dependent item, as the case may be, will be appropriately adjusted to reflect the effect of such event or transaction and to provide the holders of BBX Capital’s Class A Common Stock the same economic effect as contemplated by the merger agreement prior to such event or transaction.

Conditions to Consummation of the Merger

Each of BFC and BBX Capital is required to consummate the merger only if specific conditions are satisfied, including the following:

•

the approval of the merger agreement by (i) holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the total voting power of BBX Capital and (ii) holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger;

•

the declaration by the SEC that the registration statement of which this proxy statement/prospectus is a part is effective and the absence of any stop order or proceeding, initiated or threatened in writing by the SEC, suspending or threatening to suspend such effectiveness;

•

the receipt of all consents, approvals, assignments and authorizations reasonably necessary to consummate the merger and, subject to certain limited exceptions, to continue in full force and effect certain material contracts to which BFC or BBX Capital is a party; and

•

Stearns Weaver delivering an opinion to BFC and BBX Capital, dated as of the closing date of the merger, stating that the merger should be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligation of BBX Capital to consummate the merger is subject to the satisfaction at or prior to the closing of the merger of the following additional conditions:

•	the representations and warranties of BFC contained in the merger agreement being true and correct, subject to certain materiality qualifications;

•	the performance in all material respects by BFC of all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	the delivery by BFC to BBX Capital of an officer’s certificate, dated as of the closing date of the merger, certifying the satisfaction of each of the two foregoing conditions;

•	the absence of any “Material Adverse Effect” with respect to BFC; and

•	Hovde, the financial advisor to BBX Capital’s special committee, not withdrawing, revoking or annulling its fairness opinion.

The obligation of BFC to consummate the merger is subject to the satisfaction at or prior to the closing of the merger of the following additional conditions:

•	the representations and warranties of BBX Capital contained in the merger agreement being true and correct, subject to certain materiality qualifications;

•	the performance in all material respects by BBX Capital of all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	the delivery by BBX Capital to BFC of an officer’s certificate, dated as of the closing date of the merger, certifying the satisfaction of each of the two foregoing conditions;

•	the absence of any “Material Adverse Effect” with respect to BBX Capital; and

•

holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock duly and validly exercising, or remaining entitled to exercise immediately prior to the effective time of the merger, appraisal rights in accordance with the Florida Business Corporation Act (it being specifically noted that BFC will be relying on the number of shares of BBX Capital’s Class A Common Stock as to which appraisal rights are exercised in determining whether to terminate the merger agreement or consummate the merger).

The merger is not subject to a financing condition.

To the extent permitted by applicable law, the board of directors of either BFC or BBX Capital may choose to waive any of the conditions to consummation of the merger and choose to proceed to closing notwithstanding the fact that any such condition has not been fulfilled. No shareholder vote will be required in connection with the waiver of a closing condition. Neither the condition that the merger agreement be approved by holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the total voting power of BBX Capital nor the condition that the merger agreement be approved by holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates, may be waived.

Representations and Warranties

The merger agreement contains customary representations and warranties of each of BFC and BBX Capital, including representations and warranties relating to, among other things:

•	organization, active status (good standing) and similar matters;

•	capitalization;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	subsidiaries;

•	absence of conflicts with applicable law, governing documents and other agreements;

•	financial statements and information;

•	documents filed with the SEC, including compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	absence of any event or occurrence of any condition since December 31, 2015 that has had or could reasonably be expected to have a “Material Adverse Effect”;

•	filing of tax returns and payment of taxes;

•	material contracts, and the enforceability of such contracts;

•	pending or threatened litigation and other actions;

•	insurance;

•	compliance with laws;

•	title to assets;

•	environmental matters;

•	labor and employment matters;

•	employee benefit plans;

•	related party transactions;

•	investment securities;

•	engagement and payment of fees of brokers, investment bankers and finders;

•	the accuracy of information included in this proxy statement/prospectus, the registration statement of which this proxy statement/prospectus is a part and the related Schedule 13E-3;

•	the qualification of the merger as a “reorganization” under Section 368(a) of the Code;

•	certain business practices;

•	steps taken to exempt the merger and other transactions contemplated by the merger agreement from the operation of each party’s respective rights agreement;

•	in the case of BBX Capital only, its loans and allowance for loan losses;

•	in the case of BBX Capital only, the exemption of the merger and other transactions contemplated by the merger agreement from any applicable state anti-takeover statute;

•	in the case of BBX Capital only, the delivery by Hovde of its fairness opinion to BBX Capital’s special committee;

•	in the case of BFC only, that BFC will have available to it at the closing sufficient cash in order to pay the aggregate cash consideration;

•	in the case of BFC only, the operations of Merger Sub; and

•	the accuracy and sufficiency of information contained in the merger agreement.

Conduct of Business by BFC and BBX Capital Prior to Consummation of the Merger

BFC and BBX Capital have each agreed that, during the period from the date of the merger agreement to the earlier of the consummation of the merger and the termination of the merger agreement, except as required by applicable law, expressly contemplated by the merger agreement or consented to in writing by the other party, each of BFC and BBX Capital will:

•

conduct its business only in the ordinary course of business consistent with past practice, and in compliance in all material respects with all applicable laws and the requirements of all material agreements to which it is a party or subject;

•	preserve intact its current business organization;

•	preserve its relationships and goodwill with its customers, suppliers and others having significant business dealings with it; and

•	keep available the services of its current officers and other key employees.

In addition, BFC and BBX Capital have each agreed that, during the period from the date of the merger agreement to the earlier of the consummation of the merger and the termination of the merger agreement, except as required by applicable law, expressly contemplated by the merger agreement or consented to in writing by the other party (and subject to certain limited exceptions), neither BFC nor BBX Capital will:

•	change or amend its governing documents;

•

except for (i) shares of BFC’s Class A Common Stock and Class B Common Stock issued upon exercise of BFC options outstanding as of the date of the merger agreement or the vesting of restricted stock awards of BFC’s Class A Common Stock and Class B Common Stock outstanding as of the date of the merger agreement, shares of BBX Capital’s Class A Common Stock issued upon exercise of BBX Capital options outstanding as of the date of the merger agreement or the vesting of restricted stock units of BBX Capital’s Class A Common Stock outstanding as of the date of the merger agreement; (ii) shares of BFC’s Class A Common Stock or Class B Common Stock issued pursuant to the Share Exchange Agreements or (iii) to the extent required under the terms and conditions of BFC’s rights agreement or BBX Capital’s rights agreement, issue, sell, or grant any shares of capital stock or any options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of BFC, BBX Capital or any of their respective subsidiaries or rights or obligations convertible into or exchangeable for any such shares of capital stock;

•	acquire or dispose of any assets or rights other than in the ordinary course of business consistent with past practice;

•	divide, combine or reclassify any of its capital stock or otherwise make any changes in its capital structure;

•

declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other equity securities; provided, however, that nothing contained in the merger agreement shall be deemed to limit or prohibit the declaration or payment of (i) any quarterly cash dividend by BFC with respect to its 5% Cumulative Preferred Stock in accordance with BFC’s Amended and Restated Articles of Incorporation, as amended, (ii) any quarterly cash dividend on BFC’s Class A Common Stock or Class B Common Stock in an amount not greater than $0.005 per share, or (iii) any dividend or other distribution made by a subsidiary that is wholly owned by either BFC or BBX Capital, or collectively by BFC and BBX Capital, including Woodbridge and its wholly owned subsidiaries, including Bluegreen;

•

other than in the ordinary course of business consistent with past practices or other than in connection with joint venture investments in real estate projects or indebtedness incurred in connection with the development of real estate either owned by, or serving as collateral to secure a loan owned by, BBX Capital or any of its subsidiaries as of the date of the merger agreement in either case not to exceed $25 million individually or $50 million in the aggregate, (i) incur, issue or assume any indebtedness for borrowed money or guarantee thereof or otherwise become liable for any indebtedness for borrowed money, including increasing the indebtedness for borrowed money under agreements in existence as of the date of the merger agreement, (ii) make any loans, advances or capital contributions to, or investments in, any other person, in each case other than to a subsidiary that is wholly owned by either BFC or BBX Capital, or collectively by BFC and BBX Capital, including Woodbridge and its wholly owned subsidiaries, including Bluegreen, or sell, transfer or hypothecate any accounts receivable;

•

except as contemplated by the terms of any of its benefit plans, or any contract, agreement or other instrument evidencing any outstanding option or restricted stock award or unit granted under any such plan, (i) amend or waive any of its rights under, or accelerate the vesting under, any provision of any such plan or any provision of any such contract, agreement or other instrument or otherwise modify any of the terms of any such option or restricted stock award or unit;

•

establish, adopt, enter into or amend any benefit plan, including, without limitation, any employment or consulting agreement, pay any bonus or similar payment to, or increase the compensation payable to, any of its directors, officers, employees or consultants, in each case, except (i) as contemplated by the terms of any benefit plan or agreement as in effect on the date of the merger agreement, (ii) for reimbursement of expenses in the ordinary course of business, (iii) employment agreements entered into to replace an existing employee (other than a “named executive officer” of the company) who was subject to an employment agreement with the company, which new employment agreement shall be on terms no less favorable to such company than those contained in the employment agreement of the employee that was replaced, and (iv) periodic changes to compensation arrangements in the ordinary course of business consistent with past practice with respect to persons other than “named executive officers” and directors of the company;

•

enter into or become bound by, or permit any of the assets owned or used by it to become bound by, or modify, amend, terminate or waive any material rights under, any agreement that is or would be a “Material Contract” (as defined in the merger agreement) of the company;

•

enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract, agreement or other instrument that would require the consent of any party thereto in connection with the merger and other transactions contemplated by the merger agreement;

•	make or commit to any capital expenditure outside of the ordinary course of business and not consistent with past practice;

•

make any pledge of any of its material assets or permit any of its material assets to become subject to any liens (subject to certain limited exceptions), other than in the ordinary course of business consistent with past practice or in connection with indebtedness specifically permitted by the terms of the merger agreement, as described above;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	change any of its accounting methods unless required by GAAP;

•	take any action that would cause its representations and warranties contained in the merger agreement to be untrue or, in certain cases, untrue in any material respect;

•	make, change or revoke any election in respect of taxes, file any amended tax return, or adopt or change any material accounting method or period in respect of taxes;

•	commence or settle any legal or regulatory action other than in the ordinary course of business consistent with past practice;

•	take any other action that could reasonably be likely to materially delay the merger or result in a “Material Adverse Effect” with respect to such company; or

•	agree to take, or make any commitment to take, any of the foregoing actions.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements relating to the period of time between the date of the merger agreement and the earlier of the consummation of the merger and the termination of the merger agreement, pursuant to which each of BFC and BBX Capital has agreed to, among other things:

•

give prompt notice to the other company (i) of any event known to such company which has or is reasonably likely to have a “Material Adverse Effect” on such company, (ii) of any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties or covenants of such company contained in the merger agreement or (iii) if such company determines that it is unable to fulfill any of the conditions to performance by the other company under the merger agreement;

•

provide the other company and its authorized representatives with reasonable access during regular business hours to the properties of such company and make its directors, management and other employees, agents and authorized representatives (including counsel and independent public accountants) available to confer with the other company and its authorized representatives at reasonable times and upon reasonable request;

•

disclose and make available to the other company all books, papers and records relating to the assets, properties, operations, obligations and liabilities of such company, and to maintain the confidentiality of such information, except as otherwise required by law;

•

consult with the other company before issuing, and provide the other company with the opportunity to review, comment upon and approve, subject to applicable law, regulation or stock exchange rules, any press release or other public announcement with respect to the merger;

•

use all commercially reasonable efforts to take or cause to be taken as promptly as practicable all actions to cause the conditions precedent to its obligations to consummate the merger to be fulfilled, including to obtain all consents and approvals required in connection with the consummation of the merger and other transactions contemplated by the merger agreement;

•	in the case of BBX Capital, hold a special meeting of its shareholders to vote on the merger agreement, and use its reasonable efforts in good faith to secure the required vote of its shareholders;

•

use its reasonable efforts in good faith (i) to cause the merger to qualify as a “reorganization” under Section 368(a) of the Code, (ii) not to permit or cause any of its affiliates or subsidiaries to take any action or cause any action to be taken which would cause the merger to fail to so qualify as a “reorganization” under Section 368(a) of the Code and (iii) to obtain the opinion of Stearns Weaver that, for U.S. federal income tax purposes, the merger should constitute a “reorganization” under Section 368(a) of the Code, including to deliver to Stearns Weaver representation letters as may be reasonably requested by such law firm;

•	jointly prepare and file the Schedule 13E-3 required to be filed with the SEC with respect to the merger; and

•

cooperate and consult with the other company, to the fullest extent possible, in connection with any legal or other proceeding against it or any of its directors or officers with respect to the merger.

In addition, BFC has agreed to, among other things:

•

with BBX Capital’s assistance, prepare and file with the SEC the registration statement of which this proxy statement/prospectus is a part and use commercially reasonable efforts to cause the registration statement to become effective as promptly as practicable after filing and to maintain such effectiveness until all of the shares of BFC’s Class A Common Stock to be issued in connection with the merger have been issued and distributed;

•

use commercially reasonable efforts to cause to be taken any action required under applicable federal or state securities laws in connection with the issuance of shares of BFC’s Class A Common Stock in connection with the merger;

•

offer each of the individuals serving as directors of BBX Capital immediately prior to the effective time of the merger who are not also directors of BFC the opportunity to join BFC’s board of directors upon consummation of the merger; and

•

to cause Merger Sub to comply promptly with all of its obligations under the merger, and to not permit Merger Sub from engaging in any activities of any nature except as provided in or as contemplated by or related to the merger agreement and the merger and the other transactions contemplated thereby.

Further, BBX Capital has agreed to, among other things:

•

to the extent applicable, discontinue the sale or contribution (for any applicable period not commenced as of the date of the merger agreement) of BBX Capital’s Class A Common Stock pursuant to any of BBX Capital’s benefit plans which are subject to Section 401(a) of the Code;

•	to cooperate with BFC in connection with BFC’s efforts related to financing the cash consideration payable in the merger;

•

to take all actions necessary to permit the conversion and assumption by BFC of options to purchase shares of BBX Capital’s Class A Common Stock and unvested restricted shares of BBX Capital’s Class A Common Stock in accordance with the terms of the merger agreement; and

•

to take such actions as may be necessary to cause dispositions of its securities in the merger by each of its directors and officers, and all other persons subject to filing requirements under Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to BBX Capital’s securities, to be exempt under Section 16 of the Exchange Act and such rules and regulations.

No Solicitation

The merger agreement provides that, from and after the date of the merger agreement until the effective time of the merger, without the prior written consent of BFC, and subject to the rights described under “Superior Proposal” below, BBX Capital will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or affiliates to, directly or indirectly:

•	solicit, initiate or knowingly encourage any “acquisition proposal” or any inquiries or proposals that could reasonably be expected to lead to any “acquisition proposal”;

•

engage in negotiations or discussions concerning, or provide any non-public information to any person in connection with, any “acquisition proposal” or under circumstances that could reasonably be expected to result in an “acquisition proposal”; or

•	agree to, approve, recommend or otherwise endorse or support any “acquisition proposal.”

As defined in the merger agreement, the term “acquisition proposal” means, other than the merger (or any modification thereof or proposal relating thereto), any proposal relating to a possible:

•	merger, consolidation, share exchange, business combination or similar transaction involving BBX Capital or any of its subsidiaries;

•

sale, lease, exchange, transfer or other disposition (other than sales of inventory in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of BBX Capital and its subsidiaries on a consolidated basis;

•	liquidation, dissolution, recapitalization or other similar type of transaction involving BBX Capital or any of its subsidiaries;

•

tender or exchange offer for ten percent or more of the outstanding shares BBX Capital’s Common Stock (in the aggregate) or other transaction with BBX Capital in which any person or group shall acquire or have the right to acquire beneficial ownership of ten percent or more of the outstanding shares of BBX Capital’s Common Stock (in the aggregate); or

•	transaction which is similar in form, substance or purpose to any of the foregoing transactions.

The merger agreement further provides that, with respect to an acquisition proposal, BBX Capital will:

•

notify BFC immediately, and in any event within one business day, if (i) an “acquisition proposal” is made or is modified in any material respect (including, without limitation, any written material provided by the offeror, the principal terms and conditions of any such “acquisition proposal” or modification thereto and the identity of the offeror), in which case BBX Capital will provide a copy of the “acquisition proposal” concurrently with such notice or (ii) if BBX Capital furnishes non-public information to, or enters into discussions or negotiations with, any third party with respect to an “acquisition proposal”;

•

as promptly as practicable, advise BFC orally and in writing of any request for information that could reasonably be expected to lead to an “acquisition proposal” as well as the material terms and conditions of such request or inquiry and keep BFC informed in all material respects of the status of any such request or inquiry; and

•

provide BFC with prior telephonic (promptly confirmed in writing) or written notice of any board of directors or committee meeting (including, BBX Capital’s special committee) at which an “acquisition proposal” is expected or could reasonably be expected to be considered, together with a copy of all documentation relating to such “acquisition proposal” delivered or furnished to BBX Capital or its representatives by the person or group making the “acquisition proposal.”

Superior Proposal

The merger agreement provides that, notwithstanding the restrictions described above, if at any time prior to the date, if any, on which BBX Capital receives the required approval of its shareholders with respect to the merger agreement, any third party submits to BBX Capital’s special committee or board of directors an unsolicited, bona fide, written “acquisition proposal” not resulting from a breach of the “no solicitation” provisions of the merger agreement, and BBX Capital’s special committee or board of directors reasonably determines in good faith, (i) after consultation with their financial, legal and other advisors, that such “acquisition proposal” will result in, or upon further discussion with or due diligence by such third party could reasonably be expected to constitute or result in, a “superior proposal” and (ii) after consultation with their legal advisors, that the failure to take the following actions may be inconsistent with the fiduciary duties of directors under applicable law, then BBX Capital may:

•

furnish information about its business to such third party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such third party, provided that BBX Capital contemporaneously furnishes to BFC all the non-public information furnished to such third party; and

•	negotiate and participate in discussions with such third party with respect to the “acquisition proposal.”

As defined in the merger agreement, the term “superior proposal” means any unsolicited, bona fide, written “acquisition proposal” for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which BBX Capital’s special committee or board of directors determines, after consultation with their legal, financial and other advisors, are more favorable to BBX Capital’s shareholders from a financial point of view than the merger or other revised proposal submitted by BFC, prior to such determination, taking into account the ability of the offeror to consummate the superior proposal on substantially the terms proposed.

Nothing contained in the merger agreement prohibits BBX Capital from taking, and disclosing to its shareholders a position required by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.

Change of Recommendation

The merger agreement provides that the board of directors of BBX Capital may withhold, withdraw, modify or change its recommendation of the advisability of the merger agreement or approve or recommend to its shareholders a “superior proposal” if, after the date of the merger agreement and prior to the date, if any, on which BBX Capital receives the required approval of its shareholders with respect to the merger agreement, BBX Capital receives a “superior proposal” not in violation of the “no solicitation” provisions of the merger agreement and BBX Capital’s special committee or board of directors determines, in good faith and after consultation with their legal, financial and other advisors, that the failure to do so would be inconsistent with the fiduciary duties owed by directors under applicable law. In the case of such an event, BBX Capital must provide BFC with at least two business days prior written notice stating its intention to take such actions, and such notice must include the principal terms and conditions of the “superior proposal” and the identity of the offeror.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of BBX Capital and BFC. In addition, the merger agreement may be terminated by either BBX Capital or BFC under certain circumstances, including if:

•

the merger has not been consummated by June 30, 2017; provided, however, that this deadline will be automatically extended until December 31, 2017 if the parties are proceeding in good faith with respect to consummation of the merger;

•

if the merger agreement is not approved at the BBX Capital special meeting or any adjournment or postponement thereof by (i) holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the total voting power of BBX Capital and (ii) holders of a majority of the shares of BBX Capital’s Class A Common Stock voted on the merger agreement, excluding the shares voted by BFC and its affiliates;

•	any order, decree, ruling or other judgment issued by any court or other governmental entity prohibiting the consummation of the merger is in effect and has become final and nonappealable;

•	any law is enacted which makes the consummation of the merger illegal; or

•

after complying with the “no solicitation” provisions of the merger agreement, BBX Capital’s special committee or board of directors determines to approve or recommend a “superior proposal” or withholds or withdraws its recommendation of the merger in a manner adverse to BFC.

The merger agreement also may be terminated by BBX Capital at any time prior to the effective time of the merger if:

•

BFC breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is incapable of being cured or is not cured within 15 days following the giving of written notice to BFC and which breach or failure to perform would result in the failure of a condition to BBX Capital’s obligation to consummate the merger;

•	any of the conditions to BBX Capital’s obligation to complete the merger becomes incapable of being satisfied;

•

after the date of the merger agreement, there shall have occurred any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a “Material Adverse Effect” with respect to BFC; or

•	Hovde withdraws, revokes or annuls its fairness opinion.

The merger agreement also may be terminated by BFC at any time prior to the effective time of the merger if:

•

BBX Capital breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is incapable of being cured or is not cured within 15 days following the giving of written notice to BBX Capital and which breach or failure to perform would result in the failure of a condition to BFC’s obligation to consummate the merger;

•	any of the conditions to BFC’s obligation to complete the merger becomes incapable of being satisfied;

•

after the date of the merger agreement, there shall have occurred any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a “Material Adverse Effect” with respect to BBX Capital; or

•

a tender offer or exchange offer for ten percent or more of the outstanding shares of BBX Capital’s Common Stock is commenced or a registration statement or statement on Schedule TO with respect thereto is filed (other than by BFC or its affiliates) and the board of directors of BBX Capital, notwithstanding its obligations under the merger agreement, recommends that the shareholders of BBX Capital tender their shares in such tender or exchange offer or publicly announces its intention to take no position with respect to such tender offer.

Neither BFC nor BBX Capital will be required to pay a fee to the other company in the event the merger agreement is terminated, including in the event of a termination resulting from BBX Capital’s special committee or board of directors determining to approve or recommend a “superior proposal” or withholding or withdrawing its recommendation of the merger agreement, after complying with the “no solicitation” provisions of the merger agreement. In addition, neither company will be subject to any liability in the event the merger agreement is terminated, provided that neither company will be relieved from liability relating to a willful or intentional breach of the merger agreement.

Expenses

All fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses, except that BFC and BBX Capital have each agreed to share equally all expenses, including, without limitation, legal fees and expenses, incurred by the companies with respect to this proxy statement/prospectus, the registration statement of which this proxy statement/prospectus forms a part, the related Schedule 13E-3 and any litigation relating to the merger or other actions contemplated by the merger agreement.

Indemnification and Insurance

The merger agreement provides that the surviving company will indemnify, defend and hold harmless each present and former director and officer of BBX Capital for each such director’s and officer’s liabilities with respect to acts or omissions occurring prior to the effective time of the merger, to the same extent as provided for under the Florida Business Corporation Act and in BBX Capital’s Restated Articles of Incorporation and Amended and Restated Bylaws.

The merger agreement also provides that, for six years after the effective time of the merger, the surviving company will maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by BBX Capital or a substitute policy of at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the BBX Capital policy, in each case, with respect to claims arising from facts or events which occurred before the effective time of the merger. Alternatively, the surviving company may obtain single limit tail coverage providing at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the BBX Capital policy for such six-year period with respect to claims arising from facts or events which occurred before the effective time of the merger, in which event and upon the request of BFC, BBX Capital shall purchase such coverage immediately prior to the consummation of the merger.

Amendment and Waiver

The merger agreement may be amended or modified, in whole or in part, at any time only by a writing signed by BFC and BBX Capital. Except as may be required by applicable law, prior to the effective time of the merger, any consent, waiver or other determination to be made, or action to be taken, by BBX Capital under the merger agreement will be made or taken only upon the approval of BBX Capital’s special committee.

Pursuant to the Florida Business Corporation Act, BFC and BBX Capital may amend the merger agreement following approval of the merger agreement by BBX Capital’s shareholders without being required to obtain approval of the amendment by BBX Capital’s shareholders, provided any such amendment may not change the amount or kind of consideration to be received in the merger, change any other term or condition of the merger agreement if the change would materially and adversely affect BBX Capital or its shareholders, or, subject to certain limited exceptions, change any term of the Articles of Incorporation of BBX Capital. Without limiting the generality of the foregoing, BFC and BBX Capital may, if they deem it to be advisable, amend the merger agreement, whether before or after shareholder approval of the merger agreement, to provide for the merger of BBX Capital directly into BFC rather than into Merger Sub.

APPRAISAL RIGHTS

General. BBX Capital’s shareholders are entitled to pursue appraisal rights in connection with the merger. Accordingly, BBX Capital’s shareholders who do not vote, or cause or permit to be voted, any of their shares of BBX Capital’s Class A Common Stock in favor of the merger agreement and who comply with the other appraisal rights procedures set forth in Sections 607.1301 to 607.1333 of the Florida Business Corporation Act will be entitled to receive from the surviving company a cash payment in an amount equal to the “fair value” of the shares of BBX Capital’s Class A Common Stock as to which they are exercising appraisal rights (plus interest thereon). As described below, “fair value” under the appraisal rights provisions of the Florida Business Corporation Act means the value of a dissenting holder’s shares of BBX Capital’s Class A Common Stock determined immediately preceding the consummation of the merger and excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable). This amount could be more than, less than or equal to $20.00 or the value of the shares of BFC’s Class A Common Stock that the shareholder would otherwise have been entitled to receive in connection with the merger. A BBX Capital shareholder that wishes to exercise his, her or its appraisal rights in connection with the merger must strictly comply with the procedures set forth in Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, a summary of which is set forth below and the complete text of which is attached hereto as Annex D. Any failure to follow the required procedures will result in a termination or loss of appraisal rights.

Summary of Florida Appraisal Rights Statutes. To assert appraisal rights, a BBX Capital shareholder must not vote, or cause or permit to be voted, any of his, her or its shares of BBX Capital’s Class A Common Stock in favor of the merger agreement and must provide written notice to BBX Capital indicating that such shareholder intends to demand payment for his, her or its shares of BBX Capital’s Class A Common Stock if the merger is effected. Such written notification must be received by BBX Capital before the vote on the merger agreement is taken at the BBX Capital meeting (which is scheduled to be held on             , 2016) and delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to BBX Capital Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Corporate Secretary. All such notices must be signed in the same manner as the shares to which the notices relate are registered on the books of BBX Capital. If a BBX Capital shareholder votes, or causes or permits to be voted, any of his, her or its shares of BBX Capital’s Class A Common Stock in favor of the merger agreement or BBX Capital does not receive written notice of such shareholder’s intent to exercise appraisal rights before the vote is taken at the BBX Capital meeting, the shareholder will be deemed to have waived and relinquished his, her or its appraisal rights.

If the merger is consummated, then within ten days after effective date of the merger, the surviving company will provide to each former BBX Capital shareholder who did not vote, or cause or permit to be voted, any of his, her or its shares in favor of the merger agreement and who properly and timely provided the required written notification of his, her or its intent to exercise appraisal rights, a written appraisal notice and appraisal election form which will set forth, among other items required by the Florida Business Corporation Act, the surviving company’s estimate of the “fair value” of BBX Capital’s Class A Common Stock (as determined in accordance with the Florida Business Corporation Act). The appraisal notice and appraisal election form provided by the surviving company will also include a copy of Sections 607.1301 to 607.1333 of the Florida Business Corporation Act as well as the financial statements of BBX Capital required thereunder.

Pursuant to the Florida Business Corporation Act, the “fair value” of the shares of BBX Capital’s Class A Common Stock held by a shareholder exercising appraisal rights means the value of such shares determined immediately preceding the consummation of the merger and excluding any appreciation or depreciation of the merger (unless exclusion would be inequitable). This amount could be more than, less than or equal to $20.00 or the value of the shares of BFC’s Class A Common Stock that the shareholder would otherwise have been entitled to receive in connection with the merger. “Fair value” is determined based on the value of the shares immediately preceding consummation of the merger and without regard to when the vote on the merger agreement is taken.

A BBX Capital shareholder asserting appraisal rights must execute and return the appraisal election form to the surviving company and deposit the shareholder’s certificates representing the shares of BBX Capital’s Class A Common Stock as to which he, she or it is exercising appraisal rights in accordance with the terms of the appraisal notice on or before the date specified therein (which will not be fewer than 40 or more than 60 days after the date on which the appraisal notice and appraisal election form were sent to the shareholder). A BBX Capital shareholder who timely complies with the required procedures and does not timely withdraw his, her or its appraisal rights demand (as described in further detail below) will not have any rights with respect to BFC, BBX Capital or the merger other than the right to receive the “fair value” of his, her or its shares in accordance with the appraisal rights procedures. A dissenting shareholder who does not execute and return the appraisal election form and deposit his, her or its BBX Capital stock certificates by the date set forth in the appraisal notice will lose his, her or its appraisal rights and will thereafter be entitled to receive, pursuant to the terms of the merger agreement, $20.00 in cash, without interest, in exchange for each share of BBX Capital’s Class A Common Stock owned by such shareholder at the effective time of the merger.

A BBX Capital shareholder who complies with the requirements for asserting and exercising appraisal rights but subsequently wishes to withdraw from the appraisal process may do so by providing the surviving company with written notification of such withdrawal by the deadline set forth in the appraisal notice (which will not be more than 20 days after the date on which the appraisal election form was due). Any such written notification of withdrawal must be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to the surviving company at, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Corporate Secretary. A shareholder who fails to timely withdraw from the appraisal process may not thereafter withdraw without the surviving company’s written consent.

A BBX Capital shareholder wishing to assert appraisal rights must do so with respect to all of the shares of BBX Capital’s Class A Common Stock registered in his, her or its name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify the surviving company in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to the surviving company the record shareholder’s written consent to the assertion of such appraisal rights before the date specified in the appraisal notice and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

If a BBX Capital shareholder timely accepts the surviving company’s offer to pay the “fair value” of the shares of BBX Capital’s Class A Common Stock as set forth in the appraisal notice, payment will be made within 90 days after the surviving company receives the appraisal election form from the shareholder. A BBX Capital shareholder who is dissatisfied with the surviving company’s payment offer set forth in the appraisal notice must include in his, her or its returned appraisal election form the shareholder’s estimate of the “fair value” of his, her or its shares, as well as a demand for payment in such amount (plus interest). Otherwise, the shareholder will be entitled to payment of only the amount offered by the surviving company. Pursuant to the Florida Business Corporation Act, interest accrues from the effective date of the merger until the date of payment at the interest rate on judgments in Florida on the effective date of the merger. Once the surviving company has made payment of an agreed upon value to a BBX Capital shareholder, such shareholder will cease to have any interest in, or rights with respect to, his, her or its shares.

If the surviving company and a BBX Capital shareholder who has exercised appraisal rights are unable to agree on the “fair value” of the shares of BBX Capital’s Class A Common Stock, then within 60 days after the surviving company’s receipt of the dissenting shareholder’s payment demand described above, the surviving company may file an appraisal action in a court of competent jurisdiction in Broward County, Florida requesting that the “fair value” of the shares of BBX Capital’s Class A Common Stock be determined by the court. If the surviving company fails to file such proceeding within such 60-day period, any shareholder who has exercised appraisal rights and made a payment demand based on his, her or its estimate of the “fair value” of BBX Capital’s Class A Common Stock may file the appraisal action in the name of BBX Capital. All such shareholders, other than shareholders who have agreed upon a value with the surviving company, are deemed to be parties to the proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of “fair value.” Each shareholder that is a party to the appraisal rights proceeding will be entitled to receive a payment from the surviving company in the amount determined by the presiding court within ten days after final determination of the proceeding. Upon payment of the amount determined by the court, the shareholders will cease to have any interest in, or rights with respect to, their shares of BBX Capital’s Class A Common Stock.

The court in an appraisal rights proceeding will determine the cost and expense of such proceeding, and such costs and expenses will be assessed against the surviving company. However, all or any part of such costs and expenses may be apportioned and assessed against all or some of the shareholders that are parties to the proceeding in such amount as the court deems equitable if the court determines that such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court may also assess the fees and expenses of counsel and experts for the respective parties in the amounts the court finds equitable against the surviving company if the court finds that the surviving company did not substantially comply with the requirements applicable to it under Sections 607.1320 and 607.1322 of the Florida Business Corporation Act, or against any party which the court finds acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. In the event the surviving company fails to make any required payments, the shareholders to which such payments are due may sue directly for the amount owed and, to the extent successful, will be entitled to recover all costs and expenses of the suit, including attorneys’ fees.

The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the Florida Business Corporation Act and is qualified in its entirety by reference to the full text of Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, which is attached to this proxy statement/prospectus as Annex D. The foregoing discussion does not constitute any legal or other advice nor does it constitute a recommendation that holders of BBX Capital’s Common Stock exercise or waive their appraisal rights.

Condition to BFC’s Obligation to Consummate the Merger. Unless waived by BFC, BFC’s obligation to consummate the merger is conditioned upon holders of not more than 150,000 shares of BBX Capital’s Class A Common Stock exercising, or remaining entitled to exercise immediately prior to the effective time of the merger, appraisal rights for their shares.

Waiver. Based on Florida’s appraisal rights statutes as well as principles of waiver and estoppel, BFC and BBX Capital intend to take the position with respect to any lawsuit seeking recovery outside of the appraisal rights process that appraisal rights represent the exclusive remedy to challenge the merger consideration and that any shareholder who either (i) votes for the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, whether cash, stock or a combination of cash and stock, and whether by making a valid election or by exchanging any of such shareholder’s stock certificates for merger consideration, will have waived and relinquished all claims arising out of or relating to the consideration provided to BBX Capital’s shareholders under the merger agreement and be barred from seeking recovery of other consideration.

If you do not believe the merger consideration or the process for establishing the merger consideration or other terms of the merger agreement is fair or if you believe that the information contained in or incorporated by reference into this proxy statement/prospectus is not sufficient for you to make a knowing and intelligent decision about how to vote on the merger, whether to accept merger consideration and, if so, what form of merger consideration to elect, you should follow the appraisal rights procedures set forth above in order to invoke your appraisal rights, vote against the merger agreement or cast an abstention on the merger agreement, and decline to accept the merger consideration.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements present the pro forma consolidated financial position and results of operations of BFC after giving effect to the merger. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 was prepared as if the merger was consummated on June 30, 2016, and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2015, and for the six months ended June 30, 2016, were prepared as if the merger was consummated on January 1, 2015.

The merger will be accounted for under Accounting Standards Codification 810-10-45-23, Consolidation, which indicates that increases in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary shall be accounted for as an equity transaction. Because BFC controls BBX Capital, and will control BBX Capital after the merger, the changes in BFC’s ownership interest in BBX Capital will be accounted for as an equity transaction, and no gain or loss will be recognized in BFC’s consolidated statements of operations as a result of the merger.

The unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of BFC. Because of BFC’s majority voting interest in BBX Capital, the historical consolidated financial statements of BFC consolidate BBX Capital. The pro forma adjustments are based upon currently available information and certain estimates and assumptions, including that none of BBX Capital’s shareholders exercise appraisal rights and that, because the implied value of the stock consideration based on the market price of BFC’s Class A Common Stock at the time of preparation of these unaudited pro forma condensed consolidated financial statements is approximately equal to the cash consideration of $20.00, BBX Capital’s shareholders elect, in the aggregate, to receive cash consideration for 50% of their shares and stock consideration for 50% of their shares. Actual results may differ from the pro forma adjustments. For instance, while any change in the proportion of cash elections to stock elections as compared to the assumed 50%/50% split will not impact the pro forma adjustments with respect to the statements of operations, BFC’s cash and shares of Class A Common Stock outstanding following the merger will both be decreased to the extent that cash elections are made with respect to a greater number of shares than assumed and be increased to the extent that stock elections are made with respect to a greater number of shares than assumed. It is estimated that a total of approximately $61.5 million of cash would be payable to BBX Capital’s shareholders in the merger if all of BBX Capital’s shareholders elect to receive solely cash consideration for their shares. The pro forma adjustments and their underlying assumptions are described in the notes to the unaudited pro forma condensed consolidated financial statements. BFC’s management believes that the assumptions provide a reasonable basis for presenting the significant effects of the merger. In addition, with respect to the unaudited pro forma condensed consolidated statements of operations, pro forma adjustments have been made only for items that are expected to have a continuing impact on BFC’s results.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of BFC and BBX Capital contained in each company’s respective Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. See “Where You Can Find More Information.”

The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and do not purport to represent what BFC’s results of operations or financial condition would have been had the merger actually occurred on the dates assumed nor do they purport to project BFC’s results of operations or financial condition for any future period or as of any future date. Actual results may vary significantly from the results reflected because of various factors.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2016

	BFC	Pro Forma		Pro Forma
	Historical	Adjustments(1)		Combined
	(in thousands, except per share data)
ASSETS
Cash and interest bearing deposits in banks	$270,933	(30,727	)(2)	240,206
Restricted cash	58,388	—		58,388
Loans receivable, net of allowance	34,218	—		34,218
Notes receivable, net of allowance	417,820	—		417,820
Inventory	216,553	—		216,553
Real estate held-for-investment	30,046	—		30,046
Real estate held-for-sale, net	32,854	—		32,854
Investments in unconsolidated real estate joint ventures	42,752	—		42,752
Property and equipment, net	96,670	—		96,670
Intangible assets, net	76,907	—		76,907
Other assets	107,701	—		107,701

Total assets	$1,384,842	(30,727)		1,354,115

LIABILITIES AND EQUITY
Liabilities:
Receivable-backed notes payable - recourse	61,645	—		61,645
Receivable-backed notes payable - non-recourse	352,451	—		352,451
Notes and mortgage notes payable and other borrowings	112,753	—		112,753
Junior subordinated debentures	151,532	—		151,532
Deferred income taxes	13,341	—		13,341
Shares subject to mandatory redemption	13,303	—		13,303
Other liabilities	183,913	—		183,913

Total liabilities	888,938	—		888,938

Equity:
Preferred stock of $.01 par value; authorized 10,000,000 shares:
Redeemable 5% Cumulative Preferred Stock of $.01 par value; authorized 15,000 shares; issued and outstanding 15,000 shares with redemption value of $1,000 per share	—	—		—

Equity:
Class A Common Stock of $.01 par value, authorized 150,000,000 shares; issued and outstanding 72,236,519	722	83	(3)	805
Class B Common Stock of $.01 par value, authorized 20,000,000 shares; issued and outstanding 11,346,336	113	—		113
Additional paid-in capital	146,194	32,077	(3)(4)	178,271
Accumulated earnings	237,419	—		237,419
Accumulated other comprehensive income	510	—		510

Total BFC Financial Corporation equity	384,958	32,160		417,118
Noncontrolling interests	110,946	(62,887	)(4)	48,059

Total equity	495,904	(30,727)		465,177

Total liabilities and equity	$1,384,842	(30,727)		1,354,115

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2016

	BFC	Pro Forma		Pro Forma
	Historical	Adjustments		Combined
	(in thousands, except per share data)
Revenues
Sales of VOIs	$124,912	—		124,912
Fee-based sales commission revenue	94,335	—		94,335
Other fee-based services revenue	51,611	—		51,611
Trade sales	42,212	—		42,212
Interest income	42,213	—		42,213
Other revenues	3,321	—		3,321

Total revenues	358,604	—		358,604

Costs and Expenses
Cost of VOIs sold	13,582	—		13,582
Cost of other fee-based services	31,587	—		31,587
Cost of trade sales	34,006	—		34,006
Interest expense	18,805	—		18,805
Recoveries from loan losses, net	(8,035)	—		(8,035)
Asset impairments	1,722	—		1,722
Selling, general and administrative expenses	254,259	—		254,259

Total costs and expenses	345,926	—		345,926

Equity in net earnings from unconsolidated real estate joint ventures	1,313	—		1,313
Foreign exchange gains	320	—		320
Other income, net	452	—		452

Income before income taxes	14,763	—		14,763
Provision for income taxes	4,739	—		4,739

Net income	10,024	—		10,024
Less: Net income attributable to noncontrolling interests	4,298	468	(5)	4,766

Net income attributable to BFC	$5,726	(468)		5,258

Basic earnings per common share	$0.07	—		0.06

Basic weighted average number of common shares outstanding	86,392	8,296	(6)	94,688

Diluted earnings per common share	$0.07	—		0.05

Diluted weighted average number of common shares outstanding	86,577	11,450	(7)	98,027

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2015

	BFC	Pro Forma		Pro Forma
	Historical	Adjustments		Combined
	(in thousands, except per share data)
Revenues
Sales of VOIs	$259,236	—		259,236
Fee-based sales commission revenue	173,659	—		173,659
Other fee-based services revenue	97,539	—		97,539
Trade sales	84,284	—		84,284
Interest income	88,765	—		88,765
Other revenues	36,724	—		36,724

Total revenues	740,207	—		740,207

Costs and Expenses
Cost of VOIs sold	22,884	—		22,884
Cost of other fee-based services	60,942	—		60,942
Cost of trade sales	62,707	—		62,707
Interest expense	40,408	—		40,408
Recoveries from loan losses, net	(13,457)	—		(13,457)
Asset impairments	287	—		287
Litigation settlement	36,500	—		36,500
Selling, general and administrative expenses	466,700	—		466,700

Total costs and expenses	676,971	—		676,971
Equity in net losses from unconsolidated real estate joint ventures	(1,565)	—		(1,565)
Foreign exchange loss	(1,038)	—		(1,038)
Other income, net	4,050	—		4,050

Income before income taxes	64,683	—		64,683
Benefit for income taxes	(76,596)	—		(76,596)

Net income	141,279	—		141,279
Less: Net income attributable to noncontrolling interests	18,805	(4,964	)(5)	13,841

Net income attributable to BFC	$122,474	4,964		127,438

Basic earnings per common share	$1.41	—		1.34

Basic weighted average number of common shares outstanding	87,022	8,296	(6)	95,318

Diluted earnings per common share	$1.40	—		1.29

Diluted weighted average number of common shares outstanding	87,208	11,846	(7)	99,054

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2016

(1)

BFC owns approximately 81% of BBX Capital’s outstanding equity and consolidates the financial results of BBX Capital. Since BFC has a controlling financial interest in BBX Capital prior to the merger, the merger will be accounted for as an equity transaction. Accordingly, the merger will be recorded in equity by reclassifying the carrying value of the noncontrolling interest associated with BBX Capital into additional paid-in-capital and the par value of BFC’s Class A Common Stock.

(2)

Represents the amount of cash consideration payable to BBX Capital’s shareholders in the merger assuming that, in the aggregate, BBX Capital’s shareholders elect to receive cash consideration for 50% of their shares.

(3)

Represents the approximately 8.3 million shares of BFC’s Class A Common Stock which would be issued to BBX Capital’s shareholders in the merger, at its par value of $0.01 per share, assuming that, in the aggregate, BBX Capital’s shareholders elect to receive stock consideration for 50% of their shares.

(4)

Represents the carrying value of BBX Capital’s noncontrolling interest of $62.9 million less the $30.7 million of cash consideration assumed to be paid in the merger to BBX Capital’s shareholders (as described in note 2 above) less the reclassification from additional paid-in-capital to Class A Common Stock of the par value associated with the 8.3 million shares of BFC’s Class A Common Stock assumed to be issued in the merger to BBX Capital’s shareholders (as described in note 3 above).

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(5)	Represents the adjustment to net income attributable to BFC associated with the acquisition of BBX Capital’s noncontrolling interest in connection with the proposed merger.

(6)

Represents the shares of BFC’s Class A Common Stock which would be issued to BBX Capital’s shareholders in the merger, assuming that, in the aggregate, BBX Capital’s shareholders elect to receive stock consideration for 50% of their shares.

(7)	Represents the dilutive effect of converting outstanding restricted stock units of BBX Capital’s Class A Common Stock into restricted stock units of BFC’s Class A Common Stock.

COMPARATIVE STOCK PRICES AND DIVIDENDS, AND RELATED SHAREHOLDER MATTERS

Comparative Stock Prices

BFC’s Class A Common Stock is listed for trading on the OTCQB under the ticker symbol “BFCF.” BBX Capital’s Class A Common Stock is currently listed for trading on the NYSE under the ticker symbol “BBX.”

The tables below set forth, for the periods indicated, the high and low per share sales prices for BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock.

BFC’s Class A Common Stock

	High	Low
Calendar year 2014
First quarter	$4.29	$2.68
Second quarter	4.33	3.15
Third quarter	4.15	3.52
Fourth quarter	3.95	2.56
Calendar year 2015
First quarter	$3.31	$2.76
Second quarter	3.88	3.10
Third quarter	3.64	2.75
Fourth quarter	3.80	2.90
Calendar year 2016
First quarter	$3.44	$2.50
Second quarter	3.10	2.51
Third quarter (through August 18, 2016)	2.79	3.77

BBX Capital’s Class A Common Stock

	High	Low
Calendar year 2014
First quarter	$22.54	$14.18
Second quarter	20.50	17.06
Third quarter	19.95	17.25
Fourth quarter	18.50	11.80
Calendar year 2015
First quarter	$18.79	$13.26
Second quarter	19.18	15.39
Third quarter	16.56	15.32
Fourth quarter	18.44	14.45
Calendar year 2016
First quarter	$16.22	$11.80
Second quarter	16.31	13.60
Third quarter (through August 18, 2016)	15.20	19.95

The merger agreement was entered into following the close of trading on July 27, 2016 and publicly announced prior to the opening of trading on July 28, 2016. The table below sets forth the closing prices for BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock on July 27, 2016 and             , 2016, the last trading day before the date of this proxy statement/prospectus. The table also includes the equivalent prices per share of BBX Capital’s Class A Common Stock that holders of such stock who receive stock consideration in connection with the merger would have received if the merger were completed on those dates, applying the exchange ratio of 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock.

	BFC’s Class A Common Stock			BBX Capital’s Class A Common Stock			Equivalent Value of BBX Capital’s Class A Common Stock
July 27, 2016		$2.84			$15.73			$15.34
, 2016	$	[	]	$	[	]	$	[	]

The preceding tables show only historical comparisons. Because the market prices of BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock likely will fluctuate prior to the merger, these comparisons may not provide meaningful information to BBX Capital’s shareholders in determining how to vote at the BBX Capital special meeting or in making an election as to the consideration that they desire to receive. BBX Capital’s shareholders should obtain current market quotations for BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock and to review carefully the other information contained in this proxy statement/prospectus prior to voting their shares and making an election as to the consideration that they desire to receive.

Dividend Information

BFC

During June 2016, BFC’s board of directors declared a cash dividend payment of $0.005 per share on BFC’s Class A Common Stock and Class B Common Stock, which was paid during July 2016. Prior to such dividend, BFC had never paid cash dividends on its Class A Common Stock or Class B Common Stock. BFC has indicated its intention to declare regular quarterly dividends of $0.005 per share on its Class A Common Stock and Class B Common Stock (an aggregate of $0.02 per share annually); however, any such future dividend payment is subject to approval and declaration by BFC’s board of directors based on factors considered by it and, accordingly, BFC may not make dividend payments in the future, whether in the amount anticipated, on a regular basis or as anticipated, or at all.

BFC pays regular quarterly cash dividends of $187,500 with respect to its outstanding 5% Cumulative Preferred Stock. BFC may not pay or set apart for payment any dividend or other distribution (other than a dividend or distribution payable solely in common stock) on its Class A Common Stock or Class B Common Stock until such time as all accrued and unpaid dividends on BFC’s 5% Cumulative Preferred Stock have been or contemporaneously are declared or paid and a sum is set apart sufficient for payment of such accrued and unpaid dividends.

BBX Capital

BBX Capital did not pay any dividends during the years ended December 31, 2014 or 2015, or thereafter through the date of this proxy statement/prospectus. While BBX Capital currently expects to continue to utilize its available cash to pursue opportunities in accordance with its business strategies, it may consider the payment of dividends in the future depending upon its results of operations, liquidity needs and other factors although there is no assurance it will do so. If BBX Capital or its successor pays dividends following the consummation of the merger, only BFC, as the 100% owner of BBX Capital or its successor, will be entitled to such dividends.

Restrictions on Bluegreen’s Ability to Pay Dividends

As previously described, BFC and BBX Capital own 54% and 46%, respectively, of the outstanding membership interests in Woodbridge, which in turn owns 100% of Bluegreen. Certain of Bluegreen’s credit facilities contain terms which could limit the payment of cash dividends by Bluegreen, and Bluegreen may only pay dividends subject to such limitations as well as declaration by its board of directors. In addition, any subsequent dividend or distribution by Woodbridge currently requires the approval of the boards of directors of both BFC and BBX Capital. Any dividend or distribution by Woodbridge is currently payable pro rata to BFC and BBX Capital based on their respective membership interest percentages in Woodbridge.

Record Holders

As of August 18, 2016, there were approximately 429 record holders of BFC’s Class A Common Stock and approximately 234 record holders of BBX Capital’s Class A Common Stock.

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF BFC AND BBX CAPITAL

BFC and BBX Capital are Florida corporations subject to the provisions of the Florida Business Corporation Act. In addition, BBX Capital’s shareholders rights are currently governed by BBX Capital’s Restated Articles of Incorporation and Amended and Restated Bylaws, both of which are on file with the SEC and are incorporated herein by reference. BFC’s shareholders rights are governed by BFC’s Amended and Restated Articles of Incorporation and Bylaws, both of which are on file with the SEC and are incorporated herein by reference. If the merger is completed, holders of BBX Capital’s Class A Common Stock who receive stock consideration in the merger will become holders of BFC’s Class A Common Stock, and their rights as shareholders of BFC will be governed by the Florida Business Corporation Act and BFC’s Amended and Restated Articles of Incorporation and Bylaws. The following description summarizes the material differences that may affect the rights of shareholders of BFC and BBX Capital. This summary does not purport to be complete, and the identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. BBX Capital’s shareholders should read carefully the relevant provisions of BFC’s Amended and Restated Articles of Incorporation and Bylaws. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.” BBX Capital’s shareholders are also referred to the section of this proxy statement/prospectus entitled “Description of BFC’s Capital Stock.”

Authorized Capital Stock

BFC

The authorized capital stock of BFC consists of 180,000,000 shares, comprised of 150,000,000 shares of Class A Common Stock, par value $0.01 per share, 20,000,000 shares of Class B Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share. Out of the 10,000,000 authorized shares of Preferred Stock, BFC’s board of directors previously designated 15,000 shares as 5% Cumulative Preferred Stock (all of which are currently outstanding) and, in connection with its adoption of BFC’s rights agreement described below, 2,000,000 shares as Series A Junior Participating Preferred Stock (none of which are currently outstanding).

BBX Capital

The authorized capital stock of BBX Capital consists of 36,800,000 shares, comprised of 25,000,000 shares of Class A Common Stock, par value $0.01 per share, 1,800,000 shares of Class B Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share. Out of the 10,000,000 authorized shares of Preferred Stock, BBX Capital’s board of directors previously designated 1,000,000 shares as Series A Junior Participating Preferred Stock in connection with its adoption of BBX Capital’s rights agreement described below. No shares of BBX Capital’s Preferred Stock are currently outstanding.

Voting Rights

BFC

Each share of BFC’s Class A Common Stock is entitled to one vote, and all shares of BFC’s Class A Common Stock currently represent in the aggregate 22% of the total voting power of BFC. Each share of BFC’s Class B Common Stock is entitled to the number of votes per share which currently represent in the aggregate 78% of the total voting power of BFC. These fixed voting percentages will remain in effect until the total number of outstanding shares of BFC’s Class B Common Stock falls below 1,800,000 shares. If the total number of outstanding shares of BFC’s Class B Common Stock is less than 1,800,000 shares but greater than 1,400,000 shares, then BFC’s Class A Common Stock will hold a voting percentage equal to 40% of BFC’s total voting power and BFC’s Class B Common Stock will hold a voting percentage equal to the remaining 60% of BFC’s total voting power. If the total number of outstanding

BBX Capital

Each share of BBX Capital’s Class A Common Stock is entitled to one vote, and all shares of BBX Capital’s Class A Common Stock represent in the aggregate 53% of the total voting power of BBX Capital. Each share of BBX Capital’s Class B Common Stock is entitled to the number of votes per share which represent in the aggregate 47% of the total voting power of BBX Capital. Subject to adjustment in connection with any stock split, reverse stock split or other similar transaction, these fixed voting percentages will remain in effect until the total number of outstanding shares of BBX Capital’s Class B Common Stock falls below 97,523 shares, at which time each share of BBX Capital’s Class A Common Stock and Class B Common Stock will be entitled to one vote.

Except as provided by the Florida Business Corporation Act (as described in the section of this proxy shares of BFC’s Class B Common Stock is less than 1,400,000 shares but greater than 500,000 shares, then BFC’s Class A Common Stock will hold a voting percentage equal to 53% of BFC’s total voting power and BFC’s Class B Common Stock will hold a voting percentage equal to the remaining 47% of BFC’s total voting power. If the total number of outstanding shares of BFC’s Class B Common Stock is less than 500,000 shares, then each share of BFC’s Class A Common Stock and Class B Common Stock will be entitled to one vote. Each of the above-described share thresholds will be ratably adjusted in connection with any stock split, reverse stock split or other similar transaction.

Except as provided by the Florida Business Corporation Act (as described in the section of this proxy statement/prospectus entitled “Description of BFC’s Capital Stock”) or as set forth in BFC’s Amended and Restated Articles of Incorporation (as described below), holders of BFC’s Class A Common Stock and Class B Common Stock vote together as a single group, and holders of BFC’s 5% Cumulative Preferred Stock have no voting rights. Under BFC’s Amended and Restated Articles of Incorporation, the approval of the holders of BFC’s Class B Common Stock, voting as a separate voting group, is be required before BFC may take any of the following actions: (i) issue any additional shares of BFC’s Class B Common Stock, other than a stock dividend issued to holders of BFC’s Class B Common Stock; (ii) reduce the number of outstanding shares of BFC’s Class B Common Stock (other than upon conversion of BFC’s Class B Common Stock into BFC’s Class A Common Stock or upon a voluntary disposition to BFC); or (iii) amend any of the voting rights provisions of BFC’s Amended and Restated Articles of Incorporation.

If any shares of BFC’s Series A Junior Participating Preferred Stock are issued, then each such share will have the same voting power as one share of BFC’s Class A Common Stock, with all outstanding shares of BFC’s Class A Common Stock and Series A Junior Participating Preferred Stock representing, in the aggregate, the percentage of the total voting power of BFC described above based on the number of outstanding shares of BFC’s Class B Common Stock — e.g., currently 22% of BFC’s total voting power.

statement/prospectus entitled “Description of BFC’s Capital Stock”) or as set forth in BBX Capital’s Restated Articles of Incorporation (as described below), holders of BBX Capital’s Class A Common Stock and Class B Common Stock vote together as a single group. Under BBX Capital’s Restated Articles of Incorporation, the approval of the holders of BBX Capital’s Class B Common Stock, voting as a separate voting group, is required before BBX Capital may take any of the following actions: (i) issue any additional shares of BBX Capital’s Class B Common Stock, other than a stock dividend issued to holders of BBX Capital’s Class B Common Stock; (ii) reduce the number of outstanding shares of BBX Capital’s Class B Common Stock (other than upon conversion of BBX Capital’s Class B Common Stock into BBX Capital’s Class A Common Stock or upon a voluntary disposition to BBX Capital); or (iii) amend any of the capital stock provisions of BBX Capital’s Restated Articles of Incorporation.

If any shares of BBX Capital’s Series A Junior Participating Preferred Stock are issued, then each such share will have the same voting power as one share of BBX Capital’s Class A Common Stock. Until such time, if any, as the number of outstanding shares of BBX Capital’s Class B Common Stock falls below 97,523 shares (as ratably adjusted in connection with any stock split, reverse stock split or other similar transaction), all outstanding shares of BBX Capital’s Class A Common Stock and Series A Junior Participating Preferred Stock will represent, in the aggregate, 53% of BBX Capital’s total voting power.

Authority of Board to Approve Issuance of Preferred Stock; Shares of Preferred Stock Outstanding

BFC

BFC’s board of directors has the power to authorize the issuance of up to 10,000,000 shares of Preferred Stock and to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof. As previously described, out of the 10,000,000 authorized shares of Preferred Stock, BFC’s board of directors has designated 15,000 shares as 5% Cumulative Preferred Stock and 2,000,000 shares as Series A Junior Participating Preferred Stock. As of the date of this proxy statement/prospectus, 15,000 shares of BFC’s 5% Cumulative Preferred Stock are issued and outstanding and no shares of BFC’s Series A Junior Participating Preferred Stock are issued or outstanding.

BBX Capital

BBX Capital’s board of directors has the power to authorize the issuance of up to 10,000,000 shares of Preferred Stock and to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof. As previously described, out of the 10,000,000 authorized shares of Preferred Stock, BBX Capital’s board of directors has designated 1,000,000 shares as Series A Junior Participating Preferred Stock. As of the date of this proxy statement/prospectus no shares of BBX Capital’s Series A Junior Participating Preferred Stock is outstanding.

Rights Agreements

BFC

On September 21, 2009, BFC entered into a rights agreement with AST. Under the terms and conditions of the rights agreement, a dividend of one preferred share purchase right was paid with respect to each outstanding share of BFC’s Class A Common Stock and Class B Common Stock. The rights agreement attempts to protect BFC’s ability to use available net operating losses to offset future taxable income by providing a deterrent to shareholders (subject to certain exceptions) from acquiring a 5% or greater ownership interest in BFC’s Class A Common Stock and Class B Common Stock without the prior approval of BFC’s board of directors. Upon the occurrence of any such acquisition which triggers the operation of the rights agreement (as well as the expiration of a limited interim period), the purchase rights would become exercisable. If the purchase rights become exercisable, all holders of the rights (other than the acquiring person or group and its or their affiliates and transferees) may, for $8.00 per right, purchase shares of BFC’s Class A Common Stock having a market value of $16.00 (or, at the option of BFC, the number of one-one hundredths of a share of BFC’s Series A Junior Participating Preferred Stock equal to the number of shares of BFC’s Class A Common Stock having a market value of $16.00). Prior to exercise, the purchase rights do not give their holders any dividend, voting or liquidation rights. The rights agreement was not adopted in response to any effort to acquire control of BFC. However, BFC’s rights agreement may have an anti-takeover effect and will be an impediment to a proposed takeover which is not approved by BFC’s board of directors.

BBX Capital

On February 7, 2013, BBX Capital entered into a rights agreement with AST which attempts to protect BBX Capital’s ability to use available net operating losses to offset future taxable income by providing a deterrent to shareholders (subject to certain exceptions) from acquiring a 5% or greater ownership interest in BBX Capital’s Class A Common Stock without the prior approval of BBX Capital’s board of directors. The terms and conditions of BBX Capital’s rights agreement, including those relating to the purchase rights issued thereunder, are substantially similar to those of BFC’s rights agreement, except that the purchase rights under BBX Capital’s rights agreement, if they become exercisable, will entitle the holders of the rights (other than the acquiring person or group and its or their affiliates and transferees) to purchase, for $25.00 per right, shares of BBX Capital’s Class A Common Stock having a market value of $50.00 (or, at the option of BBX Capital, the number of one-one hundredths of a share of BBX Capital’s Series A Junior Participating Preferred Stock equal to the number of shares of BBX Capital’s Class A Common Stock having a market value of $50.00). BBX Capital’s rights agreement was not adopted in response to any effort to acquire control of BBX Capital. However, BBX Capital’s rights agreement may have an anti-takeover effect and will be an impediment to a proposed takeover which is not approved by BBX Capital’s board of directors.

Prior to entering into the merger agreement, BBX Capital entered into an amendment to its rights agreement which renders BBX Capital’s rights

Prior to entering into the merger agreement, BFC’s board of directors adopted a resolution which exempted the merger and other transactions contemplated by the merger agreement from the operation of its rights agreement.

agreement inapplicable to the merger agreement and the merger and other transactions contemplated thereby. Specifically, the amendment, among other matters, provides that none of (i) the approval, execution, delivery, performance or public announcement of the merger agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the merger or (iii) the consummation of any of the other transactions contemplated by the merger agreement will result in BFC, Merger Sub or any of their respective affiliates or associates being deemed an “Acquiring Person” (as such term is defined in BBX Capital’s rights agreement) or give rise to any event that would result in the occurrence of a “Distribution Date” or “Stock Acquisition Date” (as those terms are defined in BBX Capital’s rights agreement). The amendment also provides that the rights issued under BBX Capital’s rights agreement shall expire immediately prior to the effective time of the merger if BBX Capital’s rights agreement has not otherwise terminated.

Ownership Restrictions on Common Stock

BFC

Other than as described above with respect to BFC’s rights agreement, there currently are no limitations on the amount of shares of BFC’s Class A Common Stock or Class B Common Stock that a shareholder may own.

BBX Capital

Other than as described above with respect to BBX Capital’s rights agreement, there currently are no limitations on the amount of shares of BBX Capital’s Class A Common Stock that a shareholder may own. However, only BFC and its affiliates may own shares of BBX Capital’s Class B Common Stock. Any sale of shares of BBX Capital’s Class B Common Stock to an individual or entity unaffiliated with BFC would require the conversion of the shares into BBX Capital’s Class A Common Stock prior to or contemporaneously with the sale. The sale of BFC or any other change in control of BFC would not result in the conversion of the shares of BBX Capital’s Class B Common Stock held by BFC into shares of BBX Capital’s Class A Common Stock.

Conversion Rights

BFC

Subject to any agreements which any holder of BFC’s Class B Common Stock may be a party to and which restricts the right of such holder to convert his, her or its shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock, including those described below under “Description of BFC’s Capital Stock - Shareholder Agreements,” holders of BFC’s Class B Common Stock possess the right, at any time, to convert any or all of their shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock on a share-for-share basis.

BBX Capital Shares of BBX Capital’s Class B Common Stock are convertible on a share-for-share basis into shares of BBX Capital’s Class A Common Stock at any time in the holder’s discretion.

Dividends and Other Distributions; Liquidation Rights

BFC

BFC pays regular quarterly cash dividends of $187,500 with respect to its outstanding 5% Cumulative Preferred Stock. BFC may not pay or set apart for payment any dividend or other distribution (other than a dividend or distribution payable solely in common stock) on its Class A Common Stock or Class B Common Stock until such time as all accrued and unpaid dividends on BFC’s 5% Cumulative Preferred Stock have been or contemporaneously are declared or paid and a sum is set apart sufficient for payment of such accrued and unpaid dividends.

Subject to the foregoing and the limitations set forth in the merger agreement as described below, holders of BFC’s Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by BFC’s board of directors out of legally available assets. Any distribution per share with respect to BFC’s Class A Common Stock will be identical to the distribution per share with respect to BFC’s Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of BFC’s Class A Common Stock may be declared and issued only in the form of BFC’s Class A Common Stock while a dividend or other non-cash distribution to holders of BFC’s Class B Common Stock may be declared and issued in the form of either BFC’s Class A Common Stock or Class B Common Stock at the discretion of BFC’s board of directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

During June 2016, BFC’s board of directors declared a quarterly cash dividend payment of $0.005 per share on BFC’s Class A Common Stock and Class B Common Stock, which was paid during July 2016. BFC has also indicated its intention to declare regular quarterly dividends of $0.005 per share on its Class A Common Stock and Class B Common Stock (an aggregate per share of $0.02 annually); however, any such future dividend payment is subject to approval and declaration by BFC’s board of directors based on factors considered by it and, accordingly, BFC may not make dividend payments in the future, whether in the amount anticipated, on a regular basis or as anticipated, or at all.

BBX Capital

Holders of BBX Capital’s Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by BBX Capital’s board of directors out of legally available assets. Any distribution per share with respect to BBX Capital’s Class A Common Stock will be identical to the distribution per share with respect to BBX Capital’s Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of BBX Capital’s Class A Common Stock may be declared and issued only in the form of BBX Capital’s Class A Common Stock while a dividend or other non-cash distribution to holders of BBX Capital’s Class B Common Stock may be declared and issued in the form of either BBX Capital’s Class A Common Stock or Class B Common Stock at the discretion of BBX Capital’s board of directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

The merger agreement contains restrictions on BBX Capital’s right to make dividend payments or capital distributions during the interim period between the date of the merger agreement and the effective time of the merger.

BBX Capital did not pay any dividends during the years ended December 31, 2014 or 2015, or thereafter through the date of this proxy statement/prospectus. While BBX Capital currently expects to continue to utilize its available cash to pursue opportunities in accordance with its business strategies, it may consider the payment of dividends in the future depending upon its results of operations, liquidity needs and other factors. If BBX Capital, or its successor, pays dividends following the consummation of the merger, BFC, as the 100% owner of BBX Capital or its successor will be entitled to 100% of such dividends.

Upon any liquidation of BBX Capital, the assets legally available for distribution to BBX Capital’s shareholders will be distributed ratably among the holders of BBX Capital’s Class A Common Stock and Class B Common Stock after the payment of liabilities and the liquidation preferences of any then-outstanding Preferred Stock of BBX Capital.

The merger agreement contains restrictions on BFC’s right to make dividend payments or capital distributions during the interim period between the date of the merger agreement and the effective time of the merger, other than regular quarterly dividend payments on BFC’s 5% Cumulative Preferred Stock and quarterly dividend payments on BFC’s Class A Common Stock and Class B Common Stock in an amount not greater than $0.005 per share.

BFC’s 5% Cumulative Preferred Stock liquidation preference in the event of BFC’s voluntary liquidation or winding up is equal to its stated value of $1,000 per share plus any accumulated and unpaid dividends or an amount equal to the redemption price described in the section of this proxy statement/prospectus entitled “Description of BFC’s Capital Stock—Preemptive or Payment Rights; Redemption of 5% Cumulative Preferred Stock.” Upon any liquidation of BFC, the assets legally available for distribution to BFC’s shareholders after payment of liabilities, the 5% Cumulative Preferred Stock liquidation preference and the liquidation preferences of any other series of Preferred Stock then outstanding will be distributed ratably among the holders of BFC’s Class A Common Stock and Class B Common Stock.

Number and Classification of Board of Directors

BFC

BFC’s Bylaws currently provide for a board of directors comprised of between three and fifteen members. The specific number of directors is set from time to time by resolution of the board. As of the date of this proxy statement/prospectus, the board of directors of BFC consists of nine members. See “Information about the Purchaser Group - Directors, Executive Officers and Managers of BFC and Merger Sub.” Each director of BFC is appointed or elected for a term expiring at BFC’s next annual meeting of shareholders.

BBX Capital

BBX Capital’s Amended and Restated Bylaws provide for a board of directors comprised of between seven and twelve directors. The specific number of directors is set from time to time by resolution of the board. As of the date of this proxy statement/prospectus, the board of directors of BBX Capital consists of seven members. See “Information about BBX Capital – Directors and Executive Officers.” Each director of BBX Capital is appointed or elected for a term expiring at BBX Capital’s next annual meeting of shareholders.

Newly Created Directorships and Vacancies

BFC

BFC’s Bylaws provide that any vacancy occurring in the board of directors of BFC, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. In each case, the director so elected or appointed will serve for a term expiring at BFC’s next annual meeting of shareholders.

BBX Capital

BBX Capital’s Amended and Restated Bylaws provide that any vacancy occurring in the board of directors may be filled only by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors, or by a sole remaining director. A director elected or appointed to fill a vacancy will serve until BBX Capital’s next annual meeting of shareholders.

Removal of Directors

BFC

BFC’s Bylaws provide that any director or the entire board of directors of BFC may be removed, with or without cause, at a meeting of BFC’s shareholders called expressly for such purpose, by vote of the holders of shares representing a majority of the votes entitled to be cast on such removal.

BBX Capital

Under the Florida Business Corporation Act, BBX Capital’s shareholders may remove one or more of BBX Capital’s directors with or without cause. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Special Meetings of Shareholders

BFC

BFC’s Bylaws provide that special meetings of BFC’s shareholders may be held when directed by BFC’s President or board of directors or when requested in writing by the holders of shares representing not less than 10% of the votes entitled to be cast at the meeting. A special meeting requested by shareholders will be called for a date not less than ten nor more than sixty days after the request is made, unless (in the case of the sixty-day maximum) the shareholders requesting the meeting designate a later date and unless (in the case of the ten-day minimum) the number of shareholders constituting a quorum waive the minimum notice period. The call for the meeting will be issued by BFC’s Secretary, unless BFC’s President, board of directors or the shareholders requesting the meeting designate another person to do so.

BBX Capital

BBX Capital’s Amended and Restated Bylaws provide that special meetings of BBX Capital’s shareholders shall be held when called by BBX Capital’s Chairman or President, by a majority of the board of directors of BBX Capital or upon the written request of holders of outstanding shares representing not less than 50% of the votes entitled to be cast at the meeting (in which case the meeting will be held when called by BBX Capital’s Chairman, President or Secretary). Written notice of the meeting, which shall include the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting.

Extraordinary Corporate Transactions

BFC

The Florida Business Corporation Act generally provides that unless a Florida corporation’s articles of incorporation or bylaws require a greater vote, mergers or share exchanges on which shareholders are entitled to vote (which is generally only in the event the corporation is the acquired entity in the merger or share exchange) must be approved by a vote of the holders of a majority of all outstanding shares of each class entitled to vote on the transaction under the Florida Business Corporation Act. The Florida Business Corporation Act further provides that unless a Florida corporation’s articles of incorporation or bylaws require a greater vote, sales of substantially all the assets of the corporation must be approved by a vote of the holders of a majority of all outstanding shares without reference to class.

BBX Capital

Approval of extraordinary corporate transactions by BBX Capital’s shareholders is governed by the Florida Business Corporation Act. In addition, BBX Capital’s Class A Common Stock is currently listed on the NYSE and BBX Capital is therefore subject to the listing standards of the NYSE. The listing standards of the NYSE include rules requiring shareholder approval of certain corporate transactions, including transactions in which BBX Capital may issue shares representing 20% or more of its outstanding stock prior to the transaction.

BFC’s Amended and Restated Articles of Incorporation currently require that any merger, consolidation or other acquisition and any sale, lease or transfer of all or substantially all of the assets of BFC which is required to be approved by BFC’s shareholders receive the affirmative vote of the holders of shares representing at least two-thirds of the votes entitled to be cast on the transaction; provided, however, that if any such transaction is recommended to BFC’s shareholders by at least two-thirds of the members of BFC’s board of directors, then the transaction will be approved upon the affirmative vote of holders of shares representing a simple majority of the votes entitled to be cast on the transaction.

Amendment of Articles of Incorporation

BFC

Under the Florida Business Corporation Act, the amendment of a Florida corporation’s articles of incorporation generally requires the approval of the corporation’s board of directors and, subject to certain limited exceptions, the corporation’s shareholders. An amendment will receive the requisite shareholder approval, if any, under the Florida Business Corporation Act if the votes cast in favor of the amendment exceed the votes cast opposing the amendment, except in the case the amendment would create appraisal rights, in which case the amendment would require the approval of holders of shares representing a majority of the votes entitled to be cast on the amendment. In certain cases, an amendment may also require the separate approval of holders of a class or series of shares. See the section of this proxy statement/prospectus entitled “Description of BFC’s Capital Stock.”

In addition to the requirements under the Florida Business Corporation Act, BFC’s Amended and Restated Articles of Incorporation currently require an amendment to be approved by the affirmative vote of the holders of shares representing at least two-thirds of the votes entitled to be cast on the amendment; provided, however, that if the amendment is recommended to BFC’s shareholders by at least two-thirds of the members of the board of directors of BFC, then such amendment will be approved upon the affirmative vote of holders of shares representing a simple majority of the votes entitled to be cast on the amendment.

BBX Capital The amendment of BBX Capital’s Restated Articles of Incorporation is governed by the Florida Business Corporation Act.

The following matters are governed by the Florida Business Corporation Act, which is applicable to both BFC and BBX Capital, and/or bylaw or articles of incorporation provisions which are substantially the same for both BFC and BBX Capital.

Amendment of Bylaws

The Florida Business Corporation Act provides that the directors of a Florida corporation may amend or repeal the corporation’s bylaws unless the corporation’s articles of incorporation or the Florida Business Corporation Act reserve the power to amend the bylaws, generally or a particular bylaw provision, exclusively to the shareholders, or the shareholders, in amending or repealing the bylaws, generally or a particular bylaw provision, provide expressly that the board may not amend or repeal the bylaws or that bylaw provision. The Florida Business Corporation Act further provides that a corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by the corporation’s board of directors.

BFC’s Bylaws and BBX Capital’s Amended and Restated Bylaws provide that the applicable corporation’s board of directors has the power to adopt, amend or repeal the bylaws; provided, however that the board of directors may not amend or repeal any bylaw which the shareholders specify may not be altered or repealed by the board of directors.

Duties of Directors

The Florida Business Corporation Act provides that all corporate powers will be exercised by or under the authority of the corporation’s board of directors. The Florida Business Corporation Act requires that a director shall discharge his or her duties as a director, including his or her duties as a member of a committee in good faith, with the care an ordinarily prudent person in a like position would exercise under the circumstances, and in a manner he or she reasonably believes to be in the best interests of the corporation.

The Florida Business Corporation Act further provides that in discharging his or her duties, a director may consider such factors as the director deems relevant, including (i) the long-term prospects and interests of the corporation and its shareholders, (ii) the social, economic, legal or other effects of any action on the employees, suppliers and customers of the corporation or its subsidiaries, (iii) the communities and society in which the corporation or its subsidiaries operate and (iv) the economy of the state and the nation.

Director Liability; Indemnification of Directors and Officers

The Florida Business Corporation Act generally provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach of or failure to perform those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) an unlawful distribution, (iv) in a proceeding by or in the right of the corporation or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

In addition, the Florida Business Corporation Act provides that a Florida corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), because he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Florida Business Corporation Act further provides that a Florida corporation has the power to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor because that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors of the corporation, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification is authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification with regard to a proceeding by or in the right of the corporation is to be made in respect of any claim, issue or matter as to which such person has been found liable unless, and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under the Florida Business Corporation Act, to the extent that a director, officer, employee or agent of a Florida corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

BFC’s Amended and Restated Articles of Incorporation and Bylaws, and BBX Capital’s Restated Articles of Incorporation and Amended and Restated Bylaws, contain indemnification provisions substantially similar to the above-described provisions of the Florida Business Corporation Act relating to indemnification. In addition, each of BFC and BBX Capital carries insurance permitted by the laws of the State of Florida for its directors, officers, employees and agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting in such capacities on behalf of the corporation, which acts may include liabilities under the Securities Act.

Shareholder Proposals and Nominations

Under BFC’s Bylaws and BBX Capital’s Amended and Restated Bylaws, a shareholder entitled to vote at an annual meeting of shareholders of the corporation may propose business to be brought before such meeting if the shareholder has delivered written notice to the corporation’s Secretary (containing certain information specified in BFC’s Bylaws or BBX Capital’s Amended and Restated Bylaws, as applicable, about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of the corporation’s shareholders. However, if the date of the annual meeting of the corporation’s shareholders changes by more than 30 days from the date of the preceding year’s annual meeting of the corporation’s shareholders, written notice of the proposed business must be received by BFC or BBX Capital, as applicable, within ten days after the corporation first mails notice of or publicly discloses the date of the annual meeting of the corporation’s shareholders. In addition, any shareholder of the corporation who wishes to submit a nomination to the board of directors of the corporation must deliver written notice of the nomination within the applicable time period set forth above and comply with the information requirements in BFC’s Bylaws or BBX Capital’s Amended and Restated Bylaws, as applicable, relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in BFC’s or BBX Capital’s proxy materials for a shareholder meeting.

State Anti-Takeover Statutes

The Florida Business Corporation Act provides that the voting rights to be accorded “control shares,” as defined below, of a Florida corporation that has (i) 100 or more shareholders, (ii) its principal place of business, its principal office or substantial assets in Florida and (iii) either more than 10% of its shareholders residing in Florida, more than 10% of its shares owned by Florida residents or 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the control shares will be granted any voting rights. “Control shares” are defined in the Florida Business Corporation Act as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by that person, would entitle that person to exercise, either directly or indirectly, voting power within any of the following ranges: (i) 20% or more but less than 33% of all voting power of the corporation’s voting securities; (ii) 33% or more but less than a majority of all voting power of the corporation’s voting securities; or (iii) a majority or more of all of the voting power of the corporation’s voting securities. These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of the Florida Business Corporation Act and to which the corporation is a party, or an acquisition of shares previously approved by the board of directors of the corporation.

The Florida Business Corporation Act also provides that, if any person who, together with such person’s affiliates and associates, beneficially owns 10% or more of any voting stock of a corporation (referred to as an “interested person”), is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation or other business combination requiring shareholder approval under the Florida Business Corporation Act, such transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested person; provided, that such approval is not required if (i) a majority of the disinterested directors has approved the interested person transaction (as is the case with respect to the currently proposed merger), (ii) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement, (iii) the interested person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement, (iv) the interested person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors, (v) the corporation is an investment company registered under the Investment Company Act of 1940, or (vi) the consideration that holders of the stock of the corporation will receive in the transaction meets certain minimum levels determined by a formula under Section 607.0901(4)(f) of the Florida Business Corporation Act.

Appraisal Rights

The Florida Business Corporation Act provides that appraisal rights are available in connection with (i) the consummation of a conversion or plan of merger that requires shareholder approval under the Florida Business Corporation Act or a short-form merger with respect to the subsidiary in such merger, (ii) consummation of a share exchange under which the corporation’s shares will be acquired that requires shareholder approval under the Florida Business Corporation Act, (iii) a sale or exchange of all or substantially all of the assets of a corporation upon which shareholders are entitled to vote under the Florida Business Corporation Act, (iv) an amendment to the corporation’s articles of incorporation if the shareholder is entitled to vote on the amendment under the Florida Business Corporation Act and if the amendment may adversely affect the rights or preferences of the shareholder and (v) any other corporate action, if and to the extent the corporation’s articles of incorporation provide that a shareholder is entitled to dissent and obtain payment for his, her or its shares.

In addition, the Florida Business Corporation Act states that unless otherwise provided in the articles of incorporation, no appraisal rights are available in connection with a conversion, plan of merger, share exchange or a proposed sale or exchange of property to holders of shares of any class or series of stock of a corporation that is listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 shareholders and having a market value of at least $10,000,000. However, the Florida Business Corporation Act provides that appraisal rights are available if, among other things, (i) the corporation’s shareholders are required to accept for their shares any consideration other than cash or shares of any corporation or other entity that satisfies the standards set forth in the preceding sentence, (ii) the corporation’s shares are being converted by a person or an affiliate of a person who is, or at any time in the one-year period preceding the corporation’s board of directors’ approval of the corporate action giving rise to the appraisal rights was, the beneficial owner of 20% or more of the voting power of the corporation, excluding shares acquired pursuant to certain offers for all voting shares of the corporation or (iii) the corporation’s shares are being acquired or converted by a person or an affiliate of a person who has, or at any time during the one-year period preceding the corporation’s board of directors’ approval of the corporate action giving rise to the appraisal rights had, the power to appoint or elect 25% or more of the board of directors of the corporation. BBX Capital’s shareholders are entitled to pursue appraisal rights in connection with the currently proposed merger in accordance with clauses (ii) and (iii) above.

Neither BFC’s Amended and Restated Articles of Incorporation or Bylaws, nor BBX Capital’s Restated Articles of Incorporation or Amended and Restated Bylaws, alters any of these requirements under the Florida Business Corporation Act.

INFORMATION ABOUT BBX CAPITAL

General

BBX Capital, a Florida corporation, is involved in the ownership, financing, acquisition, development and management of real estate, including through real estate joint ventures, and investments in middle market operating businesses. BBX Capital’s principal asset until July 31, 2012 was its ownership of BankAtlantic. BankAtlantic was a federal savings bank headquartered in Fort Lauderdale, Florida. On July 31, 2012, BBX Capital completed the sale to BB&T Corporation (“BB&T”) of all of the issued and outstanding shares of capital stock of BankAtlantic. The principal assets of BBX Capital currently consist of its 46% interest in Woodbridge, investments in real estate joint ventures, legacy loans and real estate transferred to BBX Capital in connection with its sale of BankAtlantic.

BBX Capital’s Class A Common Stock is traded on the NYSE under the ticker symbol “BBX.” BBX Capital’s principal executive offices are located at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and its principal telephone number at such address is (954) 940-4000.

For additional information about BBX Capital, see the sections of this proxy statement/prospectus entitled “Summary Term Sheet - Selected Historical Consolidated Financial Information of BBX Capital,” “Comparative Stock Prices and Dividends, and Related Shareholder Matters,” “Comparison of Rights of Common Shareholders of BFC and BBX Capital” and “Where You Can Find More Information.”

Directors and Executive Officers

The table below sets forth, as of the date of this proxy statement/prospectus, the name of each executive officer and director of BBX Capital, as well as their respective positions with BBX Capital. Each person identified below is a citizen of the United States. Except as specified below, the principal business address of each individual is c/o BBX Capital Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and the principal business telephone number of each individual is (954) 940-4000.

Name	Position
Jarett S. Levan	President and Acting Chairman and Chief Executive Officer
John E. Abdo	Vice Chairman
Raymond S. Lopez	Executive Vice President and Chief Financial Officer
Seth M. Wise	Executive Vice President
Norman H. Becker	Director
Steven M. Coldren	Director
Willis N. Holcombe	Director
Anthony P. Segreto	Director
Charlie C. Winningham, II	Director

Jarett S. Levan has served as President of BBX Capital since January 2007. During December 2015, he was appointed Acting Chairman and Chief Executive Officer of BBX Capital. Mr. Jarett Levan was also appointed Acting Chairman, Chief Executive Officer and President of BFC during December 2015. He has served as a director of BFC since September 2009 and as Executive Vice President of BFC since April 2011. In addition, Mr. Jarett Levan served as Chief Executive Officer and President of BankAtlantic from January 2007 until the completion of the sale of BankAtlantic to BB&T during July 2012.

John E. Abdo has served as Vice Chairman of BBX Capital since 1994. He served as Vice Chairman of BankAtlantic from 1987 until the completion of the sale of BankAtlantic to BB&T during July 2012. Since 1988, Mr. Abdo has served as a director of BFC and, since 1993, he has served as BFC’s Vice Chairman. During December 2015, Mr. Abdo was appointed Acting Chairman of Bluegreen. Mr. Abdo served as Vice Chairman of Bluegreen since 2002. Mr. Abdo is also President of Abdo Companies, Inc.

Raymond S. Lopez joined BBX Capital as Executive Vice President and Chief Financial Officer during March 2015. Since March 2015, Mr. Lopez has also served as Executive Vice President, Chief Financial Officer and Chief Accounting Officer of BFC. Prior to joining BBX Capital, Mr. Lopez served as an officer of Bluegreen. He joined Bluegreen as its Controller in 2004 and was promoted to Chief Accounting Officer and Vice President of Bluegreen in 2005 and to Senior Vice President of Bluegreen in 2007. Prior to joining Bluegreen, Mr. Lopez worked in various capacities at Office Depot, Inc. and Arthur Andersen LLP. Mr. Lopez is a Certified Public Accountant.

Seth M. Wise was appointed to serve as Executive Vice President of BBX Capital during August 2012. Mr. Wise has also served as a director and Executive Vice President of BFC since September 2009. Since July 2005, Mr. Wise has served as President of Woodbridge and its predecessor, Woodbridge Holdings Corporation, after serving as Executive Vice President of Woodbridge Holdings Corporation since September 2003. He also previously was Vice President of Abdo Companies, Inc.

Norman H. Becker has served as a director of BBX Capital since 2013. Mr. Becker has been self-employed as a Certified Public Accountant for more than ten years. Mr. Becker was the Chief Financial Officer and Treasurer of Proguard Acquisition Corp. as well as a member of its board of directors until his resignation from such positions during June 2012. Mr. Becker was previously a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP, for more than ten years. He has served as a director of Bluegreen since 2003.

Steven M. Coldren was appointed to BankAtlantic’s board of directors during 1986 and became a director of BBX Capital in 1994 when BankAtlantic reorganized into a holding company structure. Mr. Coldren is the President/Founder of Business Information Systems, Inc., a distributor of commercial recording systems since 1982. Until 2004, Mr. Coldren was also Chairman of Medical Information Systems, Corp., a distributor of hospital computer systems. Mr. Coldren’s principal business address is c/o Business Information Systems, Inc., 1350 Northeast 56th Street, Suite 300, Fort Lauderdale, Florida 33334.

Willis N. Holcombe has served as a director of BBX Capital since 2003. Mr. Holcombe served as the Chancellor of the Florida College System from October 2007 until his retirement from that position in November 2011 and as interim President of Florida State College at Jacksonville from January 2013 through December 2013. He previously served as the President of Broward Community College from January 1987 until January 2004, as well as interim President from November 2006 to July 2007.

Anthony P. Segreto has served as a director of BBX Capital since 2012 after serving as an advisory director from October 2009 until 2012. Mr. Segreto formerly served as a news anchor on NBC’s South Florida affiliate for 40 years. Mr. Segreto also served as a consultant to BankAtlantic from October 2009 until the completion of the sale of BankAtlantic to BB&T during July 2012.

Charlie C. Winningham, II is a private investor. He was appointed to BankAtlantic’s board of directors during 1976 and became a director of BBX Capital in 1994 when BankAtlantic reorganized into a holding company structure. Mr. Winningham was the President of C.C. Winningham Corporation, a civil engineering and land surveying firm, from 1963 until his retirement in 2003.

Certain Proceedings

During the past five years, except as described below with respect to BBX Capital, neither BBX Capital nor any of the executive officers or directors named above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceedings (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

On December 15, 2014, the jury in the federal securities litigation brought by the SEC against BBX Capital and its then-serving Chairman, Mr. Alan Levan, titled In re: Securities and Exchange Commission v. BankAtlantic Bancorp, Inc. and Alan B. Levan, found in favor of BBX Capital and Mr. Alan Levan with respect to disclosures made during an April 2007 earnings conference call and in BBX Capital’s quarterly reports on Form 10-Q for the 2007 first and second quarters, but found that they had engaged in an act of fraud or deceit toward shareholders or prospective investors by (i) making materially false statements knowingly or with severe recklessness with respect to three statements in a July 25, 2007 conference call and (ii) failing to classify certain loans as held-for sale in the BBX Capital’s 2007 Annual Report on Form 10-K. The jury also found that Mr. Alan Levan made or caused to be made false statements to BBX Capital’s independent accountants regarding the held-for-sale issue. The SEC sought a final judgment: (i) permanently barring Mr. Alan Levan from serving as an officer or director of any SEC reporting company; (ii) imposing civil penalties of $5.2 million against BBX Capital and $1.56 million against Mr. Alan Levan; and (iii) permanently restraining BBX Capital and Mr. Alan Levan from violating securities laws. On September 24, 2015, the court entered a final judgment denying the SEC’s request for a permanent bar from Mr. Alan Levan serving as an officer or director of any public company, but instead ordered Mr. Alan Levan barred from serving as an officer or director of any public company for a period of two years commencing on December 23, 2015. As a result of the court’s decision, effective December 23, 2015, Mr. Alan Levan resigned as Chairman and Chief Executive Officer of BBX Capital, as Chairman, Chief Executive Officer and President of BFC, and as a director of BBX Capital and BFC. Mr. Alan Levan continues to serve BFC and BBX Capital in a non-executive capacity as Founder and strategic advisor to each company’s board of directors. The court also imposed monetary penalties against BBX Capital in the amount of $4,550,000 and monetary penalties against Mr. Alan Levan in the amount of $1,300,000. BBX Capital and Mr. Alan Levan are appealing the final judgment to the Eleventh Circuit Court of Appeals.

Transactions in, and Agreements relating to, BBX Capital’s Class A Common Stock

On April 30, 2015, BFC consummated a cash tender offer pursuant to which it purchased from the shareholders of BBX Capital a total of 4,771,221 shares of BBX Capital’s Class A Common Stock, at a purchase price of $20.00 per share, for a total purchase price of approximately $95.4 million.

On September 4, 2015, BFC entered into Share Exchange Agreements with Alan B. Levan, John E. Abdo, Jarett S. Levan and Seth M. Wise (collectively, the “BBX Capital RSU Holders”) as holders of restricted stock units of Class A Common Stock of BBX Capital (“BBX Capital RSUs”). Pursuant to the Share Exchange Agreements, (a) each BBX Capital RSU Holder granted BFC the option to acquire, simultaneously with the vesting of each BBX Capital RSU, some or all of the shares of BBX Capital’s Class A Common Stock which, absent the Share Exchange Agreement, would (after withholding) have been received by the BBX Capital RSU Holder upon the vesting of the BBX Capital RSU and (b) BFC agreed to issue to the BBX Capital RSU Holder shares of BFC’s Class A Common Stock or Class B Common Stock having an aggregate market value equal to the aggregate market value of the shares of BBX Capital’s Class A Common Stock acquired by BFC upon the option exercise. Pursuant to the Share Exchange Agreements, the market value of the shares of BFC’s Class A Common Stock and Class B Common Stock and of BBX Capital’s Class A Common Stock is the closing price of the applicable class of stock on the trading day immediately preceding the date of closing of the share exchange.

On September 1, 2015, BFC’s board of directors approved (a) the exercise in full of BFC’s options with respect to all of the BBX Capital RSUs held by the BBX Capital RSU Holders which vested on September 30, 2015 and (b) the issuance of shares of BFC’s Class B Common Stock in exchange therefor. In connection with this option exercise, on September 30, 2015, BFC issued a total of 1,218,476 shares of its Class B Common Stock to the BBX Capital RSU Holders and received a total of 221,821 shares of BBX Capital’s Class A Common Stock in exchange therefor. The share exchanges were effected simultaneously with the vesting of the applicable BBX Capital RSUs on September 30, 2015 and were based on the closing prices of BFC’s Class B Common Stock and BBX Capital’s Class A Common Stock on September 29, 2015 of $2.88 per share and $15.82 per share, respectively. The following table sets forth the number of shares of BFC’s Class B Common Stock issued to each BBX Capital RSU Holder on September 30, 2015 and the number of shares of BBX Capital’s Class A Common Stock which BFC received in exchange therefor.

BBX Capital RSU Holder	Number of Shares of BFC’s Class B Common Stock Issued to the BBX Capital RSU Holder	Number of Shares of BBX Capital’s Class A Common Stock Received by BFC
Alan B. Levan	405,624	73,843
John E. Abdo	405,624	73,843
Jarett S. Levan	204,413	37,213
Seth M. Wise	202,815	36,922
Total	1,218,476	221,821

Except as described above, none of BBX Capital nor any member of the Purchaser Group has purchased any shares of BBX Capital’s Class A Common Stock during the past two years. In addition, there have been no transactions in shares of BBX Capital’s Class A Common Stock effected during the past 60 days by BBX Capital, BFC or Merger Sub, or any of their respective executive officers or directors (or, in the case of Merger Sub, managers), including Alan B. Levan, John E. Abdo, Jarett S. Levan, Seth M. Wise and Raymond S. Lopez.

BBX Capital has not made any underwritten public offering of its Class A Common Stock during the past three years.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 18, 2016, certain information as to BBX Capital’s Class A Common Stock and Class B Common Stock beneficially owned by persons known by BBX Capital to own in excess of 5% of the outstanding shares of such stock. In addition, this table includes information regarding the shares of BBX Capital’s Class A Common Stock and Class B Common Stock beneficially owned by (i) each “named executive officer” of BBX Capital for 2015, (ii) each current executive officer of BBX Capital who was not a “named executive officer” of BBX Capital for 2015, (iii) each current director of BBX Capital, and (iv) the current directors and executive officers of BBX Capital as a group. BBX Capital’s management knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of BBX Capital’s Class A Common Stock or Class B Common Stock as of August 18, 2016. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and BBX Capital pursuant to the Exchange Act. For purposes of the following table, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Class A Common Stock or Class B Common Stock of BBX Capital which he or she has or shares, directly or indirectly, voting or investment power, or which he or she has the right to acquire beneficial ownership of at any time within 60 days after August 18, 2016. As used herein, “voting power” is the power to vote, or direct the voting of, shares, and “investment power” includes the power to dispose of, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

	Class A		Class B		Percent of	Percent of
	Common		Common		Class A	Class B
	Stock		Stock		Common	Common
Name of Beneficial Owner	Ownership		Ownership		Stock	Stock
BFC Financial Corporation(1)	13,126,396	(3)(6)	195,045	(6)	81.0%	100%
Alan B. Levan(1)(4)	13,306,598	(2)(3)(6)	195,045	(2)(6)	81.4%	100%
John E. Abdo(1)	13,344,676	(2)(3)(6)	195,045	(2)(6)	81.6%	100%
Norman H. Becker	—		—		—	—
Steven M. Coldren	1,659		—		*	—
Willis N. Holcombe	3,344	(3)	—		*	—
Jarett S. Levan(4)	93,145	(3)	—		*	—
Anthony P. Segreto	—		—		—	—
Charlie C. Winningham, II	6,324	(3)	—		*	—
Seth M. Wise	92,842	(3)	—		*	—
Raymond S. Lopez	1,710	(3)	—		*	—
All directors and executive officers of BBX Capital as of August 18, 2016 as a group (9 persons)	13,705,298	(3)(5)(6)	195,045	(6)	82.1%	100.0%

*	Less than one percent of the class.
(1)

BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 76% of the total voting power of BFC. Mr. Abdo serves as Vice Chairman of BBX Capital and BFC. Mr. Alan Levan is the former Chairman and Chief Executive Officer of BBX Capital and the former Chairman, Chief Executive Officer and President of BFC.

(2)

Includes, for each of Mr. Alan Levan and Mr. Abdo, the 13,126,396 shares of Class A Common Stock and 195,045 shares of Class B Common Stock owned by BFC. Mr. Alan Levan’s ownership interest in the Class A Common Stock also includes 180 shares of Class A Common Stock held directly by Levan Partners LLC, which Mr. Alan Levan may be deemed to control.

(3)

Includes beneficial ownership of the following number of shares of Class A Common Stock of BBX Capital which may be acquired within 60 days pursuant to the exercise of outstanding stock options: Dr. Holcombe — 3,307 shares; and Mr. Winningham — 3,307 shares. In addition, the beneficial holdings of Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan, Mr. Wise and Mr. Lopez include the following number of shares subject to restricted stock units which are scheduled to vest within 60 days after August 18, 2016: Mr. Alan Levan – 161,598 shares; Mr. Abdo – 161,599 shares; Mr. Jarett Levan – 80,799 shares; Mr. Wise – 80,799 shares; and Mr. Lopez – 1,700 shares. However, as described under “Special Factors – Related Party Transactions” above, each of Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise is a party to a Share Exchange Agreement with BFC pursuant to which BFC has an option to acquire the shares subject to the restricted stock units upon vesting thereof in exchange for the issuance to each individual of shares of BFC’s Class A Common Stock or Class B Common Stock having an equivalent market value.

(4)	Mr. Jarett Levan is the son of Mr. Alan Levan.
(5)

Includes beneficial ownership of the 6,614 shares of Class A Common Stock of BBX Capital which may be acquired by Dr. Holcombe and Mr. Winningham within 60 days pursuant to the exercise of outstanding stock options, as described in footnote 3.

(6)	BBX Capital’s Class B Common Stock is convertible on a share-for-share basis into BBX Capital’s Class A Common Stock at any time at BFC’s discretion.

INFORMATION ABOUT THE PURCHASER GROUP

Members of the Purchaser Group

Based upon the following factors, the members of the Purchaser Group for purposes of this proxy statement/prospectus are BFC, Merger Sub, John E. Abdo, Alan B. Levan, Jarett S. Levan, Seth M. Wise and Raymond S. Lopez. As previously described, BFC, which owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing, in the aggregate, an approximately 81% equity interest and 90% voting interest in BBX Capital, and Merger Sub, a wholly owned subsidiary of BFC, are parties to the merger agreement pursuant to which BBX Capital will merge with and into Merger Sub, and Merger Sub will continue as the surviving company of the merger and a wholly owned subsidiary of BFC. John E. Abdo, who serves as Vice Chairman of BFC and BBX Capital, and Alan B. Levan, who serves in a non-executive capacity as Founder and strategic advisor to the board of directors of each of BFC and BBX Capital and is the former Chairman, Chief Executive Officer and President of BFC and the former Chairman and Chief Executive Officer of BBX Capital, may be deemed to control BFC by virtue of their collective ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 76% of the total voting power of such stock. Jarett S. Levan is the son of Mr. Alan Levan and is the Acting Chairman, Chief Executive Officer and President of BFC and the President and Acting Chairman and Chief Executive Officer of BBX Capital. Seth M. Wise is a director and Executive Vice President of BFC and Executive Vice President of BBX Capital. Raymond S. Lopez is Executive Vice President, Chief Financial Officer and Chief Accounting Officer of BFC and Executive Vice President and Chief Financial Officer of BBX Capital.

Information about BFC

BFC, a Florida corporation, is a holding company whose principal holdings include an approximately 81% equity interest in BBX Capital and a direct 54% equity interest in Woodbridge. As previously described, BBX Capital holds the remaining 46% equity interest in Woodbridge. Woodbridge owns 100% of Bluegreen. Bluegreen is a sales, marketing and management company focused on the vacation ownership industry. Bluegreen markets, sells and manages VOIs in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations, and were either developed or acquired by Bluegreen or developed and owned by others, in which case Bluegreen earns fees for providing these services. Bluegreen also provides other fee-based services, including property association management services, mortgage servicing, VOI title services, reservation services, and construction design and development services. Based on BFC’s 54% ownership interest in Woodbridge and BFC’s 81% ownership interest in BBX, BFC effectively has a 91% direct and indirect ownership interest in Bluegreen.

BFC’s Class A Common Stock is traded on the OTCQB under the ticker symbol “BFCF.” BFC’s Class B Common Stock is traded on the OTCQB under the ticker symbol “BFCFB.” BFC’s principal executive offices are located at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and its principal telephone number at such address is (954) 940-4900.

For additional information about BFC, see the sections of this proxy statement/prospectus entitled “Summary Term Sheet- Selected Historical Consolidated Financial Information of BFC,” “Comparative Stock Prices and Dividends, and Related Shareholder Matters,” “Comparison of Rights of Common Shareholders of BFC and BBX Capital,” “Description of BFC’s Capital Stock” and “Where You Can Find More Information.”

Information about Merger Sub

Merger Sub is a wholly owned subsidiary of BFC and was formed as a Florida limited liability company for the purpose of entering into the merger agreement and consummating the merger with BBX Capital. Merger Sub has no operations and, except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by the merger agreement, it has no obligations or liabilities. Merger Sub’s principal executive offices are located at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and its principal telephone number at such address is (954) 940-4900.

Information about John E. Abdo, Alan B. Levan, Jarett S. Levan, Seth M. Wise and Raymond S. Lopez

See the section of this proxy statement/prospectus entitled “Information about BBX Capital -Directors and Executive Officers” for additional information regarding John E. Abdo, Jarett S. Levan, Seth M. Wise and Raymond S. Lopez.

Alan B. Levan formed the I.R.E. Group (predecessor to BFC) in 1972. Mr. Alan Levan currently serves each of BFC and BBX Capital in a non-executive capacity as Founder and strategic advisor to each company’s board of directors. From 1978 until December 2015, he served as Chairman, Chief Executive Officer and President of BFC or its predecessors. From 1994 until December 2015, he was Chairman and Chief Executive Officer of BBX Capital. He also served as Chairman of BankAtlantic from 1987 until July 2012 when BankAtlantic was sold to BB&T. In addition, from 2002 until December 2015, Mr. Alan Levan served as Chairman of Bluegreen. As previously described, it is expected that Mr. Alan Levan will rejoin BFC’s board of directors and be appointed BFC’s Chairman, Chief Executive Officer and President if the director and officer bar imposed against him is reversed and vacated or upon the expiration of the bar in December 2017. It is also expected that Mr. Alan Levan will, if the bar is reversed and vacated or upon the expiration of the bar, rejoin BBX Capital’s board of directors (or board of managers if the bar is reversed and vacated, or expires, following consummation of the merger) and be appointed BBX Capital’s Chairman and Chief Executive Officer. See also the section of this proxy statement/prospectus entitled “Information about BBX Capital – Certain Proceedings.”

Directors, Executive Officers and Managers of BFC and Merger Sub

The table below sets forth, as of the date of this proxy statement/prospectus, the name of each executive officer and director of BFC, as well as their respective positions with BFC, and each Manager of Merger Sub. Each person identified below is a citizen of the United States. Except as specified below, the principal business address of each individual is c/o BFC Financial Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and the principal business telephone number of each individual is (954) 940-4900.

Name	Position
Jarett S. Levan	Acting Chairman and Chief Executive Officer of BFC; Executive Vice President of BFC; Manager of Merger Sub
John E. Abdo	Vice Chairman of BFC; Manager of Merger Sub
Raymond S. Lopez	Executive Vice President, Chief Financial Officer and Chief Accounting Officer of BFC; Manager of Merger Sub
Seth M. Wise	Executive Vice President and Director of BFC
Darwin Dornbush	Director of BFC
Oscar Holzmann	Director of BFC
Alan J. Levy	Director of BFC
Joel Levy	Director of BFC
William Nicholson	Director of BFC
Neil Sterling	Director of BFC

Additional information regarding Jarett S. Levan, John E. Abdo, Raymond S. Lopez and Seth M. Wise is set forth in the section of this proxy statement/prospectus entitled “Information about BBX Capital -Directors and Executive Officers.”

Darwin Dornbush has served as a director of BFC since 2009. Mr. Dornbush is an attorney in private practice. He served as a partner in the law firm of Dornbush Schaeffer Strongin & Venaglia, LLP from 1964 until January 2015. He also served as Secretary of Cantel Medical Corp., a healthcare company, until 2010 and as a director of that company until 2009.

Oscar Holzmann has served as a director of BFC since 2002. Mr. Holzmann has been an Associate Professor of Accounting at the University of Miami School of Business since 1980. Mr. Holzmann’s principal business address is c/o the University of Miami School of Business Administration, P.O. Box 248027, Coral Gables, Florida 33124.

Alan J. Levy has served as a director of BFC since 2009. Mr. Alan Levy is the founder and, since 1980, has served as the President and Chief Executive Officer of Great American Farms, Inc., an agricultural company involved in the farming, marketing and distribution of a variety of fresh fruits and vegetables. Mr. Alan Levy’s principal business address is c/o Great American Farms, Inc., 11 Southwest 15th Street, Fort Lauderdale, Florida 33315.

Joel Levy has served as a director of BFC since 2009. Mr. Joel Levy is the Vice Chairman of Adler Group, Inc., a commercial real estate company. He served as President and Chief Operating Officer of Adler Group from 1984 through 2007. Mr. Levy also serves as President and Chief Executive Officer of JLRE Consulting, Inc. Mr. Joel Levy’s principal business address is c/o Adler Group, Inc., 1400 Northwest 107 Avenue, Miami, Florida 33172.

William Nicholson has served as a director of BFC since 2009. Mr. Nicholson has served as a principal of Heritage Capital Group, an investment banking firm, since May 2010. He also served as a principal of Heritage Capital Group from December 2003 through March 2009. In addition, since 2004, Mr. Nicholson has served as President of WRN Financial Corporation. Mr. Nicholson’s principal business address is c/o Heritage Capital Group, 4811 Beach Boulevard, Suite 300, Jacksonville, Florida 32207.

Neil Sterling has served as a director of BFC since 2003. Mr. Sterling has been the principal of The Sterling Resources Group, Inc., a business development consulting firm, since 1998. He is also the principal of SRG Technology, LLC, a software development and sales company, and New River Consulting Group, LLC, a business development consulting firm. Mr.  Sterling’s principal business address is c/o The Sterling Resources Group, Inc., 2132 Bayview Drive, Fort Lauderdale, Florida 33305.

Certain Proceedings

Except as described above under “Information about BBX Capital – Certain Proceedings,” during the past five years, no member of the Purchaser Group nor any executive officers or directors of BFC or executive officers or managers of Merger Sub has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Beneficial Ownership of, and Agreements Involving, BBX Capital’s Securities

Beneficial Ownership of BBX Capital’s Securities

See the section of this proxy statement/prospectus entitled “Information about BBX Capital – Security Ownership of Certain Beneficial Ownership and Management” for information regarding the beneficial ownership of BBX Capital’s Class A Common Stock and Class B Common Stock by each of BFC, John E. Abdo, Alan B. Levan, Jarett S. Levan, Seth M. Wise and Raymond S. Lopez. The shares of BBX Capital’s Class A Common Stock beneficially owned by BFC include 20 shares held by Eden Services, Inc., a wholly owned subsidiary of BFC, and 22 shares held by Woodbridge. No other subsidiary of BFC, including Merger Sub, owns any shares of BBX Capital’s Class A Common Stock or Class B Common Stock. In addition, other than John E. Abdo, Jarett S. Levan, Seth M. Wise, Raymond S. Lopez, William Nicholson, who owns 657 shares of BBX Capital’s Class A Common Stock, and Darwin Dornbush, who owns 6,000 shares of BBX Capital’s Class A Common Stock, none of BFC’s executive officers or directors, or Merger Sub’s executive officers or managers, beneficially owns any shares of BBX Capital’s Class A Common Stock or Class B Common Stock.

Agreements Involving BBX Capital’s Securities

Pursuant to BBX Capital’s Articles of Incorporation, only BFC and its affiliates may own shares of BBX Capital’s Class B Common Stock.

In addition, reference is made to the description of the Share Exchange Agreements set forth in the section of this proxy statement/prospectus entitled “Information about BBX Capital - Transactions in, and Agreements relating to, BBX Capital’s Class A Common Stock.”

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 18, 2016, certain information as to BFC’s Class A Common Stock and Class B Common Stock beneficially owned by persons known by BFC to own in excess of 5% of the outstanding shares of such stock. In addition, this table includes information regarding the shares of BFC’s Class A Common Stock and Class B Common Stock beneficially owned by (i) each “named executive officer” of BFC for 2015, (ii) each current director of BFC and (iii) the current directors and executive officers of BFC as a group. BFC’s management knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of BFC’s Class A Common Stock or Class B Common Stock as of August 18, 2016.

Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and BFC pursuant to the Exchange Act. For purposes of the following table, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Class A Common Stock or Class B Common Stock of BFC which he or she has or shares, directly or indirectly, voting or investment power, or which he or she has the right to acquire beneficial ownership of at any time within 60 days after August 18, 2016. As used herein, “voting power” is the power to vote, or direct the voting of, shares, and “investment power” includes the power to dispose of, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

Name of Beneficial Owner	Notes	Class A Common Stock Ownership	Class B Common Stock Ownership	Percent of Class A Common Stock	Percent of Class B Common Stock
Levan BFC Stock Partners LP	(1,2,4,13)	—	1,684,571	2.3%	12.3%
Levan Partners LLC	(1,2,4,13)	5,011,048	707,882	7.8%	5.2%
Alan B. Levan	(1,2,4,5,6,7,8,13,14)	8,251,412	12,749,978	21.6%	92.9%
John E. Abdo	(1,2,4,6,13,14)	3,966,051	5,488,224	10.8%	40.0%
Seth M. Wise	(1,2,8,9,13,14)	787,850	1,107,217	1.8%	8.1%
Jarett S. Levan	(1,2,7,8,13,14)	617,309	1,108,815	1.6%	8.1%
Raymond S. Lopez	(1,2,12)	—	39,000	0.0%	*
Darwin Dornbush	(2,13)	50,087	—	*	0.0%
Oscar Holzmann	(1,2,3,13)	164,361	20,290	*	*
Alan J. Levy	(2,13)	51,783	—	*	0.0%
Joel Levy	(2,13)	61,558	—	*	0.0%
William Nicholson	(2,13)	60,173	—	*	0.0%
Neil Sterling	(2,13)	—	—	*	0.0%
Dr. Herbert A. Wertheim	(1,10,13)	3,968,157	416,448	6.0%	3.0%
Howard Dvorkin	(1,11,13)	3,695,245	25,000	5.1%	*
Trishield Capital Management, LLC	(12,13)	3,821,100	—	5.3%	0.0%

All directors and executive officers of BFC as of August 18, 2016, as a group (10 persons)	(1,2,3,4,5,6,7,8,9,13)	5,759,172	7,763,546	14.2%	56.6%

*	Less than one percent of class.
(1)

Subject to certain exceptions in the case of shares of BFC’s Class B Common Stock held by Mr. Abdo, Mr. Jarett Levan and Mr. Wise as described below, unrestricted shares of BFC’s Class B Common Stock are convertible on a share-for-share basis into shares of BFC’s Class A Common Stock at any time at the beneficial owner’s discretion. The number of shares of BFC’s Class B Common Stock held by each beneficial owner and convertible within 60 days after August 18, 2016 into shares of BFC’s Class A Common Stock is not separately included in the “Class A Common Stock Ownership” column, but is included for the purpose of calculating the percent of BFC’s Class A Common Stock held by each beneficial owner. The Class B share holdings of Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan, Mr. Wise and Mr. Lopez include 1,098,867 shares, 1,098,867 shares, 549,433 shares, 549,433 shares and 29,250 shares, respectively, which are restricted shares that cannot be converted into shares of BFC’s Class A Common Stock within 60 days after August 18, 2016 but over which the applicable individual has voting power.

(2)	Mailing address is 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301.
(3)	Includes 151,223 shares of BFC’s Class A Common Stock that may be acquired by Mr. Holzmann within 60 days after August 18, 2016 pursuant to the exercise of stock options.
(4)

BFC may be deemed to be controlled by Mr. Alan Levan and Mr. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 76% of the total voting power of BFC.

(5)

Mr. Alan Levan’s beneficial holdings include the 5,011,048 shares of BFC’s Class A Common Stock and 707,882 shares of BFC’s Class B Common Stock owned by Levan Partners LLC and the 1,684,571 shares of BFC’s Class B Common Stock owned by Levan BFC Stock Partners LP. Mr. Alan Levan’s beneficial holdings also include 1,270,294 shares of BFC’s Class A Common Stock and 133,314 shares of BFC’s Class B Common Stock owned directly by Florida Partners Corporation, 11,440 shares of BFC’s Class A Common Stock and 1,200 shares of BFC’s Class B Common Stock held of record by his wife and 36,711 shares of BFC’s Class A Common Stock held through trusts for the benefit of his children. In addition, Mr. Alan Levan’s beneficial holdings of BFC’s Class B Common Stock include the shares of BFC’s Class B Common Stock held by Mr. Abdo, Mr. Jarett Levan and Mr. Wise, as described below.

(6)

Mr. Alan Levan and Mr. Abdo are parties to an agreement pursuant to which Mr. Abdo has agreed to vote the shares of BFC’s Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Alan Levan (or upon Mr. Alan Levan’s death, unless previously revoked, as Mr. Jarett Levan) votes his shares of BFC’s Class B Common Stock. As a result, the shares of BFC’s Class B Common Stock beneficially owned by Mr. Abdo are included in Mr. Alan Levan’s beneficial holdings in the table. Mr. Abdo has also agreed, subject to certain exceptions, not to transfer certain of his shares of BFC’s Class B Common Stock and to obtain the consent of Mr. Alan Levan (or upon Mr. Alan Levan’s death, unless previously revoked, Mr. Jarett Levan) prior to the conversion of certain of his shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock. In addition, Mr. Alan Levan has agreed to vote his shares of BFC’s Class B Common Stock in favor of the election of Mr. Abdo to BFC’s board of directors for so long as he is willing and able to serve as a director of BFC.

(7)

Mr. Alan Levan and Mr. Jarett Levan are parties to an agreement pursuant to which Mr. Jarett Levan has agreed to vote the shares of BFC’s Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Alan Levan votes his shares of BFC’s Class B Common Stock. As a result, the shares of BFC’s Class B Common Stock beneficially owned by Mr. Jarett Levan are included in Mr. Alan Levan’s beneficial holdings in the table. Mr. Jarett Levan has also agreed, subject to certain exceptions, not to transfer certain of his shares of BFC’s Class B Common Stock and to obtain the consent of Mr. Alan Levan prior to the conversion of certain of his shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock. In addition, Mr. Alan Levan has agreed to vote his shares of BFC’s Class B Common Stock in favor of the election of Mr. Jarett Levan to BFC’s board of directors for so long as he is willing and able to serve as a director of BFC.

(8)

Mr. Jarett Levan and Mr. Wise are parties to an agreement pursuant to which Mr. Wise has agreed to vote the shares of BFC’s Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Jarett Levan’s shares of BFC’s Class B Common Stock are voted. As a result of this agreement and the above-described agreement between Mr. Alan Levan and Mr. Jarett Levan, the shares of BFC’s Class B Common Stock beneficially owned by Mr. Wise are included in Mr. Alan Levan’s beneficial holdings in the table. Mr. Wise has also agreed, subject to certain exceptions, not to transfer certain of his shares of BFC’s Class B Common Stock or convert such shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock, in each case, without first offering Mr. Jarett Levan the right to purchase such shares. Pursuant to the agreement, Mr. Jarett Levan and Mr. Wise have also agreed to vote, or cause to be voted, their shares of BFC’s Class B Common Stock in favor of the election of the other to BFC’s board of directors for so long as they are willing and able to serve as directors of BFC.

(9)	Mr. Wise’s holdings of BFC’s Class A Common Stock include 247 shares held in his spouse’s IRA which he may be deemed to beneficially own.
(10)

Dr. Wertheim’s ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicated that Dr. Wertheim had no intention to directly or indirectly manage or control BFC. Dr. Wertheim’s mailing address, as reported by him, is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(11)

Based on the Schedule 13G filed with the SEC on February 12, 2013, Mr. Dvorkin may be deemed to beneficially own the shares through two companies: YMF, Ltd., a Cayman Islands company that owns 3,689,845 shares of BFC’s Class A Common Stock, and PITA Ltd., a Cayman Islands company that owns 5,400 shares of BFC’s Class A Common Stock and 25,000 shares of BFC’s Class B Common Stock. Mr. Dvorkin disclosed in the Schedule 13G that he is the managing director and sole officer of both companies and that he has sole voting and dispositive power over all of the shares of BFC’s Class A Common Stock and Class B Common Stock owned by the companies. Mr. Dvorkin’s mailing address, as disclosed in the Schedule 13G, is 7809 Galleon Court, Parkland, Florida 33067.

(12)

Based on the Schedule 13G filed with the SEC on February 16, 2016, Trishield Capital Management LLC and its affiliates have shared voting and dispositive power over all 3,821,100 shares of BFC’s Class A Common Stock. The address of Trishield Capital Management LLC and its affiliates, as disclosed in the Schedule 13G, is 540 Madison Avenue, 14th Floor, New York, New York 10022.

(13)

Pursuant to the Instructions to Item 403 of Regulation S-K, the total number of outstanding shares of BFC’s Class A Common Stock for purposes of calculating the percentage beneficial ownership interest of each person or group does not include 892,224 shares of BFC’s Class A Common Stock, which represents approximately 1% of the total number of outstanding shares of such stock, underlying unvested restricted stock awards as to which BFC’s Compensation Committee has sole voting power and the award recipients do not have voting or investment power.

(14)

As previously described, shares of BBX Capital’s Class A Common Stock subject to restricted stock units granted by BBX Capital to each of Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise in the following amounts are scheduled to vest within 60 days after August 18, 2016: Mr. Alan Levan – 161,598 shares; Mr. Abdo – 161,599 shares; Mr. Jarett Levan – 80,799 shares; and Mr. Wise – 80,799 shares. Pursuant to the previously described Share Exchange Agreements between BFC and each of Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise, BFC has an option to acquire the shares subject to the restricted stock units upon vesting thereof in exchange for the issuance to each individual of shares of BFC’s Class A Common Stock or Class B Common Stock having an equivalent market value.

DESCRIPTION OF BFC’S CAPITAL STOCK

The following description of BFC’s capital stock is only a summary, does not purport to be complete, and is subject in all respects to and qualified by applicable Florida law and BFC’s Amended and Restated Articles of Incorporation and Bylaws. BFC’s Amended and Restated Articles of Incorporation and Bylaws are on file with the SEC and are incorporated herein by reference. You are encouraged to read carefully BFC’s Amended and Restated Articles of Incorporation and Bylaws in their entirely. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Authorized Capital Stock

BFC’s authorized capital stock consists of 150,000,000 shares of Class A Common Stock, par value $0.01 per share, 20,000,000 shares of Class B Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share. 15,000 shares of the authorized Preferred Stock have been designated 5% Cumulative Preferred Stock and 2,000,000 shares of the Preferred Stock have been designated Series A Junior Participating Preferred Stock. As of August 18, 2016, approximately 74,517,931 shares of BFC’s Class A Common Stock, 13,718,816 shares of BFC’s Class B Common Stock, and 15,000 shares of BFC’s 5% Cumulative Preferred Stock were issued and outstanding. BFC has not issued any shares of its Series A Junior Participating Preferred Stock.

Voting Rights

Except as provided by the Florida Business Corporation Act or as specifically provided in BFC’s Amended and Restated Articles of Incorporation, holders of BFC’s Class A Common Stock and Class B Common Stock vote as a single group on matters presented to them for a shareholder vote. Each share of BFC’s Class A Common Stock is entitled to one vote and BFC’s Class A Common Stock represents in the aggregate 22% of the total voting power of BFC’s Class A Common Stock and Class B Common Stock. Each share of BFC’s Class B Common Stock is entitled to the number of votes per share which will represent in the aggregate 78% of the total voting power of BFC’s Class A Common Stock and Class B Common Stock. These fixed voting percentages will remain in effect until the total number of outstanding shares of BFC’s Class B Common Stock falls below 1,800,000 shares. If the total number of outstanding shares of BFC’s Class B Common Stock is less than 1,800,000 shares but greater than 1,400,000 shares, then BFC’s Class A Common Stock will hold a voting percentage equal to 40% and BFC’s Class B Common Stock will hold a voting percentage equal to the remaining 60%. If the total number of outstanding shares of BFC’s Class B Common Stock is less than 1,400,000 shares but greater than 500,000 shares, then BFC’s Class A Common Stock will hold a voting percentage equal to 53% and BFC’s Class B Common Stock will hold a voting percentage equal to the remaining 47%. If the total number of outstanding shares of BFC’s Class B Common Stock is less than 500,000 shares, then each share of BFC’s Class A Common Stock and Class B Common Stock will be entitled to one vote. Each of the above-described share thresholds will be ratably adjusted in connection with any stock split, reverse stock split or similar transaction effected by BFC.

If issued, each one one-hundredth of a share of BFC’s Series A Junior Participating Preferred Stock will have the same voting power as one share of BFC’s Class A Common Stock (with all outstanding shares of BFC’s Class A Common Stock and Series A Junior Participating Preferred Stock representing, in the aggregate, 22% of the general voting power of BFC, subject to adjustment in accordance with BFC’s Amended and Restated Articles of Incorporation, as described above). Except as provided by Florida Business Corporation Act, holders of BFC’s 5% Cumulative Preferred Stock have no voting rights with respect to such stock.

Under the Florida Business Corporation Act, holders of BFC’s Class A Common Stock are entitled to vote as a separate voting group on amendments to BFC’s Amended and Restated Articles of Incorporation which require the approval of BFC’s shareholders under the Florida Business Corporation Act and would:

•	effect an exchange or reclassification of all or part of the shares of BFC’s Class A Common Stock into shares of another class;

•	effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of BFC’s Class A Common Stock;

•	change the designation, rights, preferences, or limitations of all or part of the shares of BFC’s Class A Common Stock;

•	change all or part of the shares of BFC’s Class A Common Stock into a different number of shares of Class A Common Stock;

•	create a new class of shares which have rights or preferences with respect to distributions or to dissolution that are prior or superior to BFC’s Class A Common Stock;

•

increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to BFC’s Class A Common Stock;

•	limit or deny an existing preemptive right of all or part of the shares of BFC’s Class A Common Stock; or

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of BFC’s Class A Common Stock.

However, if a proposed amendment that would otherwise entitle the holders of BFC’s Class A Common Stock to vote as a separate voting group as a result of the amendment having one of the effects described above would affect the holders of BFC’s Class B Common Stock or any of BFC’s other securities in the same or substantially similar way, then the holders of BFC’s Class A Common Stock will not be entitled to vote as a separate voting group on the proposed amendment but instead will vote together with the other similarly affected shareholders as a single voting group on the amendment.

Under the Florida Business Corporation Act, holders of BFC’s Class B Common Stock and 5% Cumulative Preferred Stock are each entitled to vote as a separate voting group, and, if issued, holders of BFC’s Series A Junior Participating Preferred Stock would be entitled to vote as a separate voting group, on any amendment to BFC’s Amended and Restated Articles of Incorporation which require the approval of BFC’s shareholders under the Florida Business Corporation Act and would affect the rights of the holders of BFC’s Class B Common Stock, 5% Cumulative Preferred Stock or Series A Junior Participating Preferred Stock, as the case may be, in substantially the same manner as described above with respect to BFC’s Class A Common Stock. Holders of BFC’s Class A Common Stock, Class B Common Stock, 5% Cumulative Preferred Stock and Series A Junior Participating Preferred Stock are each also entitled to vote as a separate voting group on any plan of merger or plan of share exchange that requires the approval of BFC’s shareholders under the Florida Business Corporation Act and contains a provision which, if included in a proposed amendment to BFC’s Amended and Restated Articles of Incorporation, would require their vote as a separate voting group.

In addition to the rights afforded to BFC’s shareholders under the Florida Business Corporation Act, BFC’s Amended and Restated Articles of Incorporation provide that the approval of the holders of BFC’s Class B Common Stock, voting as a separate voting group, will be required before any of the following actions may be taken:

•	the issuance of any additional shares of BFC’s Class B Common Stock, other than a stock dividend issued to holders of the Class B Common Stock;

•

a reduction in the number of outstanding shares of BFC’s Class B Common Stock, except for any reduction by virtue of a conversion of shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock or a voluntary disposition to BFC; or

•	any amendments of the voting rights provisions of BFC’s Amended and Restated Articles of Incorporation.

BFC’s Amended and Restated Articles of Incorporation do not provide for cumulative voting on the election of directors.

Convertibility of Class B Common Stock

Subject to any agreements which any holder of BFC’s Class B Common Stock may be a party to and which restricts the right of such holder to convert his, her or its shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock, including those described below under “Shareholder Agreements,” holders of BFC’s Class B Common Stock possess the right, at any time, to convert any or all of their shares of Class B Common Stock into shares of BFC’s Class A Common Stock on a share-for-share basis.

Dividends and Other Distributions; Liquidation Rights

Holders of BFC’s 5% Cumulative Preferred Stock are entitled to receive, when and as declared by BFC’s board of directors, cumulative quarterly cash dividends on each such share at a rate per annum of 5% of the stated value of $1,000 per share from the date of issuance. No dividend or other distribution (other than a dividend or distribution payable solely in BFC’s Class A Common Stock or Class B Common Stock) shall be paid on or set apart for payment on BFC’s Class A Common Stock or Class B Common Stock until such time as all accrued and unpaid dividends on BFC’s 5% Cumulative Preferred Stock have been or contemporaneously are declared or paid and a sum is set apart sufficient for payment of such accrued and unpaid dividends.

Subject to the foregoing, holders of BFC’s Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by BFC’s board of directors out of legally available assets. Any distribution per share with respect to BFC’s Class A Common Stock will be identical to the distribution per share with respect to BFC’s Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of BFC’s Class A Common Stock may be declared and issued only in the form of BFC’s Class A Common Stock while a dividend or other non-cash distribution to holders of BFC’s Class B Common Stock may be declared and issued in the form of either BFC’s Class A Common Stock or Class B Common Stock at the discretion of BFC’s board of directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis. See the section of this proxy statement/prospectus entitled “Comparative Stock Prices and Dividends, and Related Shareholder Matters – Dividend Information” for information regarding BFC’s dividend payment history and expectations.

The 5% Cumulative Preferred Stock liquidation preference in the event of BFC’s voluntary liquidation or winding up is equal to its stated value of $1,000 per share plus any accumulated and unpaid dividends or an amount equal to its stated value of $1,000 per share plus any accumulated and unpaid dividends or an amount equal to the redemption price described below under “Preemptive or Payment Rights; Redemption of 5% Cumulative Preferred Stock.” Upon any liquidation, the assets legally available for distribution to BFC’s shareholders after payment of the 5% Cumulative Preferred Stock liquidation preference will be distributed ratably among the holders of BFC’s Class A Common Stock and Class B Common Stock.

See “Provisions of BFC’s Junior Participating Preferred Stock” below for a discussion of the dividend rate applicable to, and liquidation preference of, BFC’s Series A Junior Participating Preferred Stock.

Preemptive or Payment Rights; Redemption of 5% Cumulative Preferred Stock

BFC’s shareholders have no preemptive rights, and there are no sinking fund provisions or, except with respect to BFC’s 5% Cumulative Preferred Stock and preferred share purchase rights issued under BFC’s rights agreement, redemption provisions relating to any shares of BFC’s capital stock. In addition, except as it relates to BFC’s rights agreement, BFC’s shareholders do not have any subscription or other similar rights to purchase shares of any class of BFC’s capital stock.

The shares of BFC’s 5% Cumulative Preferred Stock may be redeemed at BFC’s option at any time and from time to time at a redemption price of $1,000 per share. In addition, BFC is required to redeem 5,000 shares of its 5% Cumulative Preferred Stock for an aggregate redemption price of $5,000,000 ($1,000 per share) during each of the years ending December 31, 2018, 2019 and 2020, to the extent not previously redeemed pursuant to the optional redemption right. As of the date of this proxy statement/prospectus, BFC has not redeemed any shares of its 5% Cumulative Preferred Stock.

Provisions of BFC’s Series A Junior Participating Preferred Stock

The value of one one-hundredth of a share of BFC’s Series A Junior Participating Preferred Stock is intended to approximate the value of one share of BFC’s Class A Common Stock. Each one one-hundredth of a share of BFC’s Series A Junior Participating Preferred Stock, if issued:

•	will not be redeemable;

•

will rank, with respect to the payment of dividends and other distributions, senior to BFC’s Class A Common Stock and Class B Common Stock and junior to each series of Preferred Stock, including BFC’s 5% Cumulative Preferred Stock, unless the terms of such series of Preferred Stock provide otherwise;

•

will entitle holders to, when, as and if declared by BFC’s board of directors, dividend payments of $0.01, or an amount equal to the dividend paid on one share of BFC’s Class A Common Stock, whichever is greater;

•	will entitle holders, upon the liquidation of BFC, either to receive $1.00 or an amount equal to the payment made on one share BFC’s Class A Common Stock, whichever is greater;

•

as previously described, will have the same voting power as one share of BFC’s Class A Common Stock (with all outstanding shares of BFC’s Class A Common Stock and Series A Junior Participating Preferred Stock representing, in the aggregate, 22% of the general voting power of BFC, subject to adjustment in accordance with BFC’s Amended and Restated Articles of Incorporation, as described above); and

•

will entitle holders to a payment equal to the payment made on one share of BFC’s Class A Common Stock if shares of BFC’s Class  A Common Stock are exchanged via merger, consolidation or a similar transaction.

Authority of BFC’s Board of Directors with Respect to Additional Series of Preferred Stock

Under BFC’s Amended and Restated Articles of Incorporation and as permitted by the Florida Business Corporation Act, BFC’s board of directors has the authority to provide for the issuance of shares of Preferred Stock in one or more series, in addition to those currently designated, and to fix the preferences, powers and relative, participating, optional or other special rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series without any further vote or action by BFC’s shareholders. Any series of Preferred Stock so issued may rank senior to BFC’s Class A Common Stock and/or Class B Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of Preferred Stock, including in a series with voting and/or conversion rights, may have the effect of delaying, deferring or preventing a change in control of BFC without further action by its shareholders and may adversely affect the voting and other rights of the holders of BFC’s Class A Common Stock and Class B Common Stock.

Rights Agreement

On September 21, 2009, BFC entered into a rights agreement with AST, as rights agent. Under the terms and conditions of the rights agreement, a dividend of one preferred share purchase right was paid with respect to each outstanding share of BFC’s Class A Common Stock and Class B Common Stock. The rights agreement attempts to protect BFC’s ability to use available net operating losses to offset future taxable income by providing a deterrent to shareholders (subject to certain exceptions) from acquiring a 5% or greater ownership interest in BFC’s Class A Common Stock and Class B Common Stock without the prior approval of BFC’s board of directors, after which time and the expiration of a limited interim period, the purchase rights would become exercisable. If the purchase rights become exercisable, all holders of the rights, except the acquiring person or group and its or their affiliates and transferees, may, for $8.00 per right, purchase shares of BFC’s Class A Common Stock having a market value of $16.00 (or, at the option of BFC, the number of one-one hundredths of a share of Series A Junior Participating Preferred Stock equal to the number of shares of BFC’s Class A Common Stock having a market value of $16.00). Prior to exercise, the preferred share purchase rights do not give their holders any dividend, voting or liquidation rights. The rights agreement was not adopted in response to any effort to acquire control of BFC.

However, the rights agreement may have an anti-takeover effect and will be an impediment to a proposed takeover which is not approved by BFC’s board of directors. Prior to entering into the merger agreement, BFC’s board of directors adopted a resolution which exempted the merger and other transactions contemplated by the merger agreement from the operation of the rights agreement.

Certain Anti-Takeover Effects

In addition to BFC’s rights agreement, the terms of BFC’s Class A Common Stock and Class B Common Stock make the sale or transfer of control of BFC or the removal of BFC’s incumbent directors unlikely without the concurrence of the holders of BFC’s Class B Common Stock. BFC’s Amended and Restated Articles of Incorporation and Bylaws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation, the authority of BFC’s board of directors to issue additional shares of Preferred Stock and to fix the relative rights and preferences of the Preferred Stock without the need for any shareholder vote or approval, as discussed above, and advance notice procedures to be complied with by BFC’s shareholders in order to make shareholder proposals or nominate directors.

State Anti-Takeover Statutes

See the section of this proxy statement/prospectus entitled “Comparison of Rights of Common Shareholders of BFC and BBX Capital” for a discussion of the anti-takeover statutes contained in the Florida Business Corporation Act.

Limitation on Liability and Indemnification of Directors and Officers

See the section of this proxy statement/prospectus entitled “Comparison of Rights of Common Shareholders of BFC and BBX Capital” for a discussion of the provisions of the Florida Business Corporation Act and in BFC’s Amended and Restated Articles of Incorporation and Bylaws pertaining to director and officer indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to BFC’s directors and officers, BFC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shareholder Agreements

While BFC is not a party to any of the agreements described below, the agreements contain provisions which may affect the governance and management of BFC.

As previously described, John E. Abdo, Vice Chairman of BFC, and Alan B. Levan, who serves BFC in the non-executive capacity as Founder and strategic advisor to BFC’s board of directors and who previously served as Chairman, Chief Executive Officer and President of BFC, may be deemed to control BFC by virtue of their collective ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 76% of the total voting power of BFC. Mr. Abdo and Mr. Alan Levan are parties to an agreement pursuant to which Mr. Abdo has agreed to vote the shares of BFC’s Class B Common Stock that he owns in the same manner as Mr. Alan Levan (or upon Mr. Alan Levan’s death, unless previously revoked, as Mr. Jarett Levan) votes his shares of BFC’s Class B Common Stock. Mr. Abdo has also agreed, subject to certain exceptions, not to transfer certain of his shares of BFC’s Class B Common Stock and to obtain the consent of Mr. Alan Levan (or upon Mr. Alan Levan’s death, unless previously revoked, Mr. Jarett Levan) prior to the conversion of certain of his shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock. In addition, Mr. Alan Levan has agreed to vote his shares of BFC’s Class B Common Stock in favor of the election of Mr. Abdo to BFC’s board of directors for so long as he is willing and able to serve as a director of BFC.

Mr. Alan Levan and Mr. Jarett Levan are parties to an agreement pursuant to which Mr. Jarett Levan has agreed to vote the shares of BFC’s Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Alan Levan votes his shares of BFC’s Class B Common Stock. Mr. Jarett Levan has also agreed, subject to certain exceptions, not to transfer certain of his shares of BFC’s Class B Common Stock and to obtain the consent of Mr. Alan Levan prior to the conversion of certain of his shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock. In addition, Mr. Alan Levan has agreed to vote his shares of BFC’s Class B Common Stock in favor of the election of Mr. Jarett Levan to BFC’s board of directors for so long as he is willing and able to serve as a director of BFC.

Mr. Jarett Levan and Mr. Wise are parties to an agreement pursuant to which Mr. Wise has agreed to vote the shares of BFC’s Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Jarett Levan’s shares of BFC’s Class B Common Stock are voted. Mr. Wise has also agreed, subject to certain exceptions, not to transfer certain of his shares of BFC’s Class B Common Stock or convert such shares of BFC’s Class B Common Stock into shares of BFC’s Class A Common Stock, in each case, without first offering Mr. Jarett Levan the right to purchase such shares. Pursuant to the agreement, Mr. Jarett Levan and Mr. Wise have also agreed to vote, or cause to be voted, their shares of BFC’s Class B Common Stock in favor of the election of the other to BFC’s board of directors for so long as they are willing and able to serve as directors of BFC.

As a result of these agreements, Mr. Alan Levan may be deemed to have voting power over all of the shares of BFC’s Class B Common Stock owned by each of Mr. Abdo, Mr. Jarett Levan and Mr. Wise.

Stock Exchange Listing

BFC’s Class A Common Stock is listed for trading on the OTCQB under the trading symbol “BFCF.” BFC’s Class B Common Stock is listed for trading on the OTCQB under the trading symbol “BFCFB.”

Transfer Agent and Registrar

AST is the transfer agent and registrar for BFC’s Class A Common Stock and Class B Common Stock.

LEGAL MATTERS

The validity of the securities issuable in connection with the merger and being offered hereby will be passed upon for BFC by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida.

EXPERTS

The audited consolidated financial statements and schedules as of and for the year ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting of BFC as of December 31, 2015, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BFC as of December 31, 2014 and for the years ended December 31, 2013 and 2014 incorporated in this proxy statement/prospectus by reference to BFC’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements and schedules as of and for the year ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting of BBX Capital as of December 31, 2015, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BBX Capital as of December 31, 2014 and for the years ended December 31, 2013 and 2014 incorporated in this proxy statement/prospectus by reference to BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Woodbridge as of and for the year ended December 31, 2015, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Woodbridge as of December 31, 2014 and for the year ended December 31, 2014 and the nine months ended December 31, 2013 which are filed as Exhibit 99.1 to BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2015 and are incorporated in this proxy statement/prospectus by reference to BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADVANCE NOTICE PROCEDURES AND FUTURE SHAREHOLDER PROPOSALS

BBX Capital Advance Notice Procedures. BBX Capital will not hold any annual shareholder meetings following completion of the merger because, if the merger is completed, BBX Capital will merge with and into, and become, a wholly owned subsidiary of BFC. If the merger is not completed and BBX Capital holds annual meetings of its shareholders in the future, then, under BBX Capital’s Amended and Restated Bylaws, no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of BBX Capital’s board of directors or by a shareholder of BBX Capital entitled to vote who has delivered written notice to BBX Capital’s Corporate Secretary at BBX Capital’s principal executive offices, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301 (containing certain information specified in BBX Capital’s Amended and Restated Bylaws about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the anniversary of the preceding year’s annual meeting of shareholders. However, if the date of BBX Capital’s annual meeting of shareholders changes by more than 30 days from the date of the preceding year’s annual meeting of shareholders, written notice of the proposed business must be received by BBX Capital within ten days after BBX Capital first mails notice of or publicly discloses the date of the annual meeting of shareholders. For BBX Capital’s 2017 annual meeting of shareholders, if any, BBX Capital must receive written notice of proposed business from a shareholder of BBX Capital (i) between January 23, 2017 and February 22, 2017 or (ii) if the annual meeting is held more than 30 days before or after May 23, 2017, within ten days after BBX Capital first mails notice of or publicly discloses the date of the annual meeting. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in BBX Capital’s Amended and Restated Bylaws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in BBX Capital’s proxy materials, as discussed below.

Shareholder Proposals Intended for Inclusion in BBX Capital’s Annual Proxy Materials. Shareholders of BBX Capital interested in submitting a proposal for inclusion in BBX Capital’s proxy materials for an annual meeting of shareholders may do so by following the procedures relating to shareholder proposals set forth in the rules and regulations promulgated under the Exchange Act. To be eligible for inclusion in BBX Capital’s proxy materials for its 2017 annual meeting of shareholders, if any, such proposals must be received by BBX Capital’s Corporate Secretary at BBX Capital’s principal executive offices by December 26, 2016.

WHERE YOU CAN FIND MORE INFORMATION

BFC has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of its Class A Common Stock which may be issued in the merger. This proxy statement/prospectus constitutes the prospectus of BFC filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information that shareholders of BFC and BBX Capital can find in the registration statement or the exhibits to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits contain important information about BFC and BBX Capital and their respective businesses, financial conditions and results of operations, and are available for inspection and copying as indicated below.

Because the merger is a “going private” transaction under applicable SEC rules and regulations, BBX Capital and the members of the Purchaser Group, including BFC, have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as indicated below. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the merger.

BFC and BBX Capital file annual, quarterly and special reports and other information, including proxy statements, with the SEC. The SEC allows BFC and BBX Capital to incorporate by reference information into this proxy statement/prospectus, which means that BFC and BBX Capital can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Any later information filed by BFC or BBX Capital with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) until the termination of this offering.

The following documents filed by BFC with the SEC are incorporated by reference into this proxy statement/prospectus:

•	BFC’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016;

•	BFC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 6, 2016;

•	BFC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 9, 2016;

•	BFC’s Current Report on Form 8-K, filed with the SEC on March 23, 2016;

•	BFC’s Current Report on Form 8-K, filed with the SEC on March 29, 2016;

•	BFC’s Current Report on Form 8-K, filed with the SEC on May 25, 2016;

•	BFC’s Current Report on Form 8-K, filed with the SEC on June 10, 2016;

•	BFC’s Current Report on Form 8-K, filed with the SEC on July 28, 2016 (other than Item 7.01 and Exhibit 99.2);

•	the portions of BFC’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2016, that are deemed “filed” with the SEC under the Exchange Act;

•

the description of BFC’s Class A Common Stock contained in BFC’s Registration Statements on Form 8-A, filed with the SEC on October 16, 1997 and June 20, 2006, and any amendments to such Registration Statements filed subsequently thereto and other reports filed for the purpose of updating such description, including BFC’s Current Report on Form 8-K, filed with the SEC on July 2, 2014; and

•

the description of BFC’s preferred share purchase rights contained in BFC’s Registration Statement on Form 8-A, filed with the SEC on September 25, 2009, and any amendments to such Registration Statement filed subsequently thereto and other reports filed for the purpose of updating such description.

BFC will provide a copy of any document of BFC incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to BFC at the following address and telephone number:

BFC Financial Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

Attention: Corporate Secretary

Telephone: (954) 940-4900

BFC also makes available free of charge on its website at www.bfcfinancial.com the reports and other information filed by BFC with, or furnished by BFC to, the SEC, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. BFC’s website, and the information contained on BFC’s website, are not a part of this proxy statement/prospectus or the documents incorporated by reference.

The following documents filed by BBX Capital with the SEC are incorporated by reference into this proxy statement/prospectus:

•	BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016;

•	BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 6, 2016;

•	BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 9, 2016;

•	BBX Capital’s Current Report on Form 8-K, filed with the SEC on March 23, 2016;

•	BBX Capital’s Current Report on Form 8-K, filed with the SEC on May 25, 2016;

•	BBX Capital’s Current Report on Form 8-K, filed with the SEC on July 28, 2016;

•	the portions of BBX Capital’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2016, that are deemed “filed” with the SEC under the Exchange Act;

•

the description of BBX Capital’s Class A Common Stock contained in BBX Capital’s Registration Statement on Form 8-A, filed with the SEC on June 25, 1997, and any amendments to such Registration Statement filed subsequently thereto and other reports filed for the purpose of updating such description, including the BBX Capital’s Current Report on Form 8-K, filed with the SEC on July 11, 2014; and

•

the description of BBX Capital’s preferred share purchase rights contained in BBX Capital’s Registration Statement on Form 8-A, filed with the SEC on February 7, 2013, and any amendments to such Registration Statement filed subsequently thereto and other reports filed for the purpose of updating such description.

BBX Capital will provide a copy of any document of BBX Capital incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to BBX Capital at the following address and telephone number:

BBX Capital Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

Attention: Corporate Secretary

Telephone: (954) 940-4000

BBX Capital also makes available free of charge on its website at www.bbxcapital.com the reports and other information filed by BBX Capital with, or furnished by BBX Capital to, the SEC, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. BBX Capital’s website, and the information contained on BBX Capital’s website, are not a part of this proxy statement/prospectus or the documents incorporated by reference.

The SEC also maintains an internet website (www.sec.gov) that contains the reports, proxy statements and other information filed by BFC and BBX Capital electronically with the SEC. In addition, BBX Capital’s public filings with the SEC are available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You may also read and copy any document filed with the SEC at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room and its copy charges.

The information concerning BFC contained in this proxy statement/prospectus or incorporated by reference has been provided by BFC, and the information concerning BBX Capital contained in this proxy statement/prospectus or incorporated by reference has been provided by BBX Capital.

In order to receive timely delivery of requested documents in advance of the BBX Capital special meeting, your request should be received no later than             , 201  . If you request any documents, BFC or BBX Capital will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request. In addition, if you would like to request any documents incorporated by reference into this proxy statement/prospectus prior to deciding what form of consideration to elect, please do so at least five business days prior to the election deadline.

Neither BFC nor BBX Capital has authorized anyone to give any information or make any representation about the merger, BFC or BBX Capital that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

BFC FINANCIAL CORPORATION,

BBX MERGER SUBSIDIARY LLC

and

BBX CAPITAL CORPORATION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 27th day of July 2016, by and among BFC FINANCIAL CORPORATION, a Florida corporation (“BFC”), BBX MERGER SUBSIDIARY LLC, a Florida limited liability company (“Merger Sub”), and BBX CAPITAL CORPORATION, a Florida corporation (“BBX Capital”).

W I T N E S S E T H:

WHEREAS, BFC has proposed a business combination with BBX Capital pursuant to which BBX Capital will merge with and into Merger Sub, with Merger Sub to be the surviving company in the merger (the “Merger”);

WHEREAS, the Board of Directors of BBX Capital has designated a special committee (the “Special Committee”) composed entirely of independent directors, as determined in accordance with the listing standards of the New York Stock Exchange to, among other things, determine the advisability of the Merger and, together with the Special Committee’s legal and financial advisors, negotiate, review and evaluate the terms and conditions of the Merger;

WHEREAS, the Special Committee has (i) determined that the Merger is advisable, fair to, and in the best interests of BBX Capital’s shareholders and (ii) recommended the approval and adoption of this Agreement by the Board of Directors of BBX Capital;

WHEREAS, based upon the recommendation of the Special Committee and its own independent review, the Board of Directors of BBX Capital has (i) determined that the Merger is advisable, fair to, and in the best interests of BBX Capital’s shareholders, (ii) approved and adopted this Agreement and declared its advisability, (iii) approved the Merger and the other transactions contemplated by this Agreement and (iv) agreed to recommend the approval and adoption of this Agreement by BBX Capital’s shareholders in accordance with this Agreement;

WHEREAS, the Board of Directors of BFC, including all of its independent directors, has determined that the Merger is consistent with and in furtherance of the long-term business strategy of BFC and fair to, and in the best interests of, BFC and its shareholders, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Managers of Merger Sub has determined that the Merger is in the best interests of Merger Sub and BFC, as its sole member, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, BFC, Merger Sub and BBX Capital desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to also set forth certain conditions to the Merger;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

“Acquisition Proposal” shall have the meaning set forth in Section 7.4(a).

“Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement (i) BBX Capital and its Subsidiaries shall not be treated as an Affiliate of BFC or Merger Sub and (ii) BFC and its Subsidiaries, including Merger Sub, shall not be treated as Affiliates of BBX Capital.

“Agreement” means this Agreement and Plan of Merger as executed on the date hereof and as amended and supplemented in accordance with its terms, including, without limitation, all Schedules and Exhibits hereto.

“Articles of Merger” shall mean the articles of merger with respect to the Merger to be filed with the Florida Department of State.

“BBX Capital” shall have the meaning set forth in the Preamble. For the avoidance of doubt, any reference in this Agreement to BBX Capital and its Subsidiaries or the assets, properties, business, operations, financial statements or prospects of BBX Capital and its Subsidiaries shall not be deemed to include, and BBX Capital does not make any representation or warranty with respect to, Woodbridge or its subsidiaries, including Bluegreen, or the assets, properties, business, operations, financial statements or prospects of Woodbridge or its subsidiaries, including Bluegreen.

“BBX Capital Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of BBX Capital.

“BBX Capital Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of BBX Capital.

“BBX Capital Common Stock” shall mean, collectively, the BBX Capital Class A Common Stock and the BBX Capital Class B Common Stock.

“BBX Capital Equity Plans” shall mean BBX Capital’s 2014 Stock Incentive Plan, 2005 Restricted Stock and Option Plan, and Amended and Restated 2001 Stock Option Plan, in each case as amended to date.

“BBX Capital Financial Statements” shall mean (a) the audited Consolidated Statements of Financial Condition of BBX Capital as of December 31, 2015 and 2014, (b) the audited Consolidated Statements of Operations and Comprehensive Income, Consolidated Statements of Changes in Equity and Consolidated Statements of Cash Flows of BBX Capital for the years ended December 31, 2015, 2014 and 2013, (c) the unaudited Condensed Consolidated Statements of Financial Condition of BBX Capital as of March 31, 2016 and December 31, 2015, and (d) the unaudited Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income, Condensed Consolidated Statements of Total Equity and Condensed Consolidated Statements of Cash Flows of BBX Capital for the three months ended March 31, 2016 and 2015, in each case, as included in the BBX Capital SEC Reports and including the related notes thereto.

“BBX Capital Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or condition (including, without limitation, changes in applicable Laws) which when considered individually or in the aggregate with all other effects, changes, events, state of facts, developments, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect (a) the results of operations, financial condition, assets, liabilities, or business of BBX Capital and its Subsidiaries, taken as a whole, or (b) the ability of BBX Capital to consummate the Merger and/or any of the other transactions contemplated hereby; provided, however, that a “BBX Capital Material Adverse Effect” shall not be deemed to include any changes resulting from (i) general economic or political conditions, (ii) circumstances that affect the industries in which BBX Capital operates or in which it holds material investments, or (iii) force majeure events, acts of terrorism or acts of war; provided, further, that, notwithstanding the foregoing, the changes or events described in clauses (i) and (ii) above shall be regarded in determining whether a BBX Capital Material Adverse Effect has occurred if the effects of such changes or events disproportionately negatively impact or uniquely relate to BBX Capital.

“BBX Capital Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BBX Capital or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations; provided, however, that the term “BBX Capital Material Contract” shall not be deemed to include any agreement, contract or arrangement which would otherwise satisfy the requirements of the preceding sentence solely by virtue of Woodbridge or one or more of its Subsidiaries, including Bluegreen and its Subsidiaries, being a party thereto or such contract, agreement or arrangement otherwise relating to or affecting any of the assets, properties or operations of Woodbridge or one or more if its Subsidiaries, including Bluegreen and its Subsidiaries.

“BBX Capital Meeting” shall mean the special meeting of BBX Capital’s shareholders to be held for the purpose of voting upon this Agreement, and for no other purpose without the prior written consent of BFC.

“BBX Capital Options” shall mean all options, warrants or similar rights granted by BBX Capital to purchase shares of BBX Capital Common Stock which are outstanding and unexercised immediately prior to the Effective Time, other than preferred share purchase rights issued under the BBX Capital Rights Agreement.

“BBX Capital Plans” shall mean all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which BBX Capital or any of its Subsidiaries is a party, with respect to which BBX Capital or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by BBX Capital or any of its Subsidiaries for the benefit of any current or former employee, officer or director of BBX Capital or any of its Subsidiaries.

“BBX Capital Properties” shall have the meaning set forth in Section 5.15.

“BBX Capital Rights Agreement” shall mean the Rights Agreement, dated as of February 7, 2013, between BBX Capital and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended to date.

“BBX Capital SEC Reports” shall have the meaning set forth in Section 5.5(a).

“BBX Capital Stock” shall have the meaning set forth in Section 5.2(a).

“BFC” shall have the meaning set forth in the Preamble. For the avoidance of doubt, any reference in this Agreement to BFC and its Subsidiaries or the assets, properties, business, operations, financial statements or prospects of BFC and its Subsidiaries shall not be deemed to include, and neither BFC nor Merger Sub makes any representation or warranty with respect to, BBX Capital, Woodbridge or any of their respective subsidiaries, including Bluegreen, or the assets, properties, business, operations, financial statements or prospects of BBX Capital, Woodbridge or any of their respective subsidiaries, including Bluegreen.

“BFC Capital Stock” shall have the meaning set forth in Section 4.2(a).

“BFC Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of BFC.

“BFC Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of BFC.

“BFC Common Stock” shall mean, collectively, the BFC Class A Common Stock and the BFC Class B Common Stock.

“BFC Equity Plans” shall mean the BFC Financial Corporation 2014 Stock Incentive Plan, the BFC Financial Corporation Stock Option Plan and the BFC Financial Corporation 2005 Stock Incentive Plan, in each case, as amended to date.

“BFC Financial Statements” shall mean (a) the audited Consolidated Statements of Financial Condition of BFC as of December 31, 2015 and 2014, (b) the audited Consolidated Statements of Operations and Comprehensive Income, Consolidated Statements of Changes in Equity and Consolidated Statements of Cash Flows of BFC for the years ended December 31, 2015, 2014 and 2013, (c) the unaudited Condensed Consolidated Statements of Financial Condition of BFC as of March 31, 2016 and December 31, 2015, and (d) the unaudited Condensed Consolidated Statements of Operations and Comprehensive Income, Condensed Consolidated Statements of Changes in Equity and Condensed Consolidated Statements of Cash Flows of BFC for the three months ended March 31, 2016 and 2015, in each case, as included in the BFC SEC Reports and including the related notes thereto.

“BFC Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or condition (including, without limitation, changes in applicable Laws) which when considered individually or in the aggregate with all other effects, changes, events, state of facts, developments, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect (a) the results of operations, financial condition, assets, liabilities, or business of BFC and its Subsidiaries, taken as a whole, or (b) the ability of BFC to consummate the Merger and/or any of the other transactions contemplated hereby; provided, however, that a “BFC Material Adverse Effect” shall not be deemed to include any changes resulting from (i) general economic or political conditions, (ii) circumstances that affect the industries in which BFC operates or in which it holds material investments, or (iii) force majeure events, acts of terrorism or acts of war; provided, further, that, notwithstanding the foregoing, the changes or events described in clauses (i) and (ii) above shall be regarded in determining whether a BFC Material Adverse Effect has occurred if the effects of such changes or events disproportionately negatively impact or uniquely relate to BFC.

“BFC Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BFC or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations. Notwithstanding the foregoing, the term “BFC Material Contract” shall not be deemed to include any agreement, contract or arrangement which would otherwise satisfy the requirements of the preceding sentence solely by virtue of BBX Capital or one or more of its Subsidiaries, or Woodbridge or one or more of its Subsidiaries, including Bluegreen and its Subsidiaries, being a party thereto or such contract, agreement or arrangement otherwise relating to or affecting any of the assets, properties or operations of BBX Capital or one or more of its Subsidiaries, or Woodbridge or one or more of its Subsidiaries, including Bluegreen and its Subsidiaries.

“BFC Options” shall mean all options, warrants or similar rights granted by BFC to purchase shares of BFC Class A Common Stock or BFC Class B Common Stock which are outstanding and unexercised immediately prior to the Effective Time, other than the preferred share purchase rights issued under the BFC Rights Agreement.

“BFC Plans” shall mean all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which BFC or any of its Subsidiaries is a party, with respect to which BFC or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by BFC or any of its Subsidiaries for the benefit of any current or former employee, officer or director of BFC or its Subsidiaries.

“BFC Properties” shall have the meaning set forth in Section 4.13.

“BFC Rights Agreement” shall mean the Rights Agreement, dated as of September 21, 2009, by and between BFC and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended to date.

“BFC SEC Reports” shall have the meaning set forth in Section 4.5(a).

“Bluegreen” shall mean Bluegreen Corporation, a Florida corporation and wholly-owned subsidiary of Woodbridge.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(f).

“Business Day” shall mean any day on which banks are not required or authorized by Law or executive order to close in the city of Fort Lauderdale, Florida, USA.

“Cash Election” shall have the meaning set forth in Section 3.1(b)(ii).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Certificate” shall have the meaning set forth in Section 3.1(f).

“Claim” shall have the meaning set forth in Section 7.8(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Dissenting Shares” shall have the meaning set forth in Section 3.6.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.4(b).

“Election Form” shall have the meaning set forth in Section 3.4(a).

“Election Period” shall have the meaning set forth in Section 3.4(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“Environmental Laws” shall mean all applicable local, state and federal environmental, health and safety Laws, including, without limitation, the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning set forth in Section 3.2(b).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(b)(i).

“FBCA” shall mean the Florida Business Corporation Act.

“FRLLCA” shall mean the Florida Revised Limited Liability Company Act.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods presented in accordance with past practices.

“Governmental Entity” shall mean any federal, state, local or foreign court, tribunal, arbitral body, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission, or branch or department thereof.

“Hazardous Material” shall mean, collectively, (i) any “hazardous substance” as defined by CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Order or applicable Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as presently in effect.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.8(a).

“Indemnified Parties” shall have the meaning set forth in Section 7.8(a).

“Law” shall mean any federal, state or local governmental law, rule, regulation or requirement, including, without limitation, any rules, regulations and Orders promulgated thereunder and any Orders, decrees, consents or judgments of any Governmental Entity and courts having the force of law.

“Lien” shall mean any lien, charge, pledge, security interest, mortgage, claim, encumbrance, option, right of first refusal and other proscription, restriction, condition, covenant or similar right whether imposed by law, by contract or otherwise.

“Loans” shall have the meaning set forth in Section 5.10(a).

“Mailing Date” shall have the meaning set forth in Section 3.4(a).

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger” shall have the meaning set forth in the Recitals.

“No Election Shares” shall have the meaning set forth in Section 3.4(b).

“Order” shall mean any judgment, ruling, order, writ, injunction, decree, consent decree, statute, rule or regulation.

“Per Share Cash Consideration” shall have the meaning set forth in Section 3.1(b)(ii).

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1(b)(i).

“Permits” shall mean all permits, licenses, variances, registrations, certificates of authority, Orders and approvals of Governmental Entities.

“Permitted Liens” shall mean (i) statutory Liens imposed by Law for Taxes that are not yet due and payable, or are being contested in good faith by proper proceedings and which have been adequately reserved for in accordance with GAAP on the BBX Capital Financial Statements or BFC Financial Statements, as applicable, (ii) Liens which are purchase money Liens arising in the ordinary course of business for amounts which are not in default, (iii) carriers’, warehousemen’s, mechanics, landlords’, materialmen’s, repairmen’s or other substantially similar Liens arising under Law for amounts not yet due and payable, (iv) easements, rights-of-way and other similar instruments, whether or not recorded in the public land records or filed in other public records, which do not, individually or in the aggregate, interfere with the use or marketability of the relevant asset, (v) zoning, subdivision and other applicable Laws and (vi) amendments, extensions, renewals or replacements of any Lien referred to in clauses (i) through (v) above, to the extent that the scope, duration and effect of the Lien so amended, extended, renewed or replaced remains the same in all material respects.

“Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, Governmental Entity, or any other legal entity.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by BFC pursuant to which the issuance of the shares of BFC Class A Common Stock to be issued to BBX Capital’s shareholders in the Merger will be registered under the Securities Act, including the prospectus of BFC and the proxy statement of BBX Capital to be made a part thereof.

“Representatives shall have the meaning set forth in Section 7.1.

“Required BBX Capital Shareholder Vote” means, collectively, (a) the approval of this Agreement by the affirmative vote of shares of BBX Capital Common Stock representing, in the aggregate, at least a majority of the total number of votes entitled to be cast on this Agreement by holders of BBX Capital Common Stock, voting as a single class, and (b) the approval of this Agreement by the affirmative vote of at least a majority of the total number of shares of BBX Capital Class A Common Stock voted on this Agreement (including abstentions) by holders of BBX Capital Class A Common Stock other than BFC and its Affiliates.

“Schedule 13E-3” means the Rule 13E-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time and including any document incorporated by reference therein) relating to this Agreement and the transactions contemplated hereby, including the Merger, to be jointly filed by the parties hereto and all other filing Persons required by the rules and regulation of the SEC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Share Exchange Agreements” means those certain Share Exchange Agreements, dated as of September 4, 2015, by and among BFC and each of Alan B. Levan, John E. Abdo, Jarett S. Levan and Seth M. Wise.

“Special Committee” shall have the meaning set forth in the Recitals.

“Stock Election” shall have the meaning set forth in Section 3.1(b)(i).

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, directly or indirectly (either alone or through or together with any other Subsidiary of such Person) owns more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the members of the board of directors, board of managers or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity; provided, however, that for purposes of this Agreement, BBX Capital and its subsidiaries and Woodbridge and its subsidiaries, including Bluegreen and its subsidiaries, shall not be treated as Subsidiaries of BFC.

“Superior Proposal” shall have the meaning set forth in Section 7.4(b).

“Surviving Company” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Third Party” shall have the meaning set forth in Section 7.4(b).

“Woodbridge” shall mean Woodbridge Holdings, LLC, a Florida limited liability, in which BFC holds a 54% equity interest and BBX Capital holds a 46% equity interest as of the date hereof.

ARTICLE II

THE MERGER

2.1 Merger. At the Effective Time, BBX Capital shall be merged with and into Merger Sub, and Merger Sub will be the surviving company of the Merger (the “Surviving Company”), in accordance with the terms, conditions and provisions of this Agreement and the Articles of Merger.

2.2 Consummation of the Merger; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, at such time as shall be fixed by mutual agreement of BFC and BBX Capital as promptly as practicable after the satisfaction or waiver of all of the conditions to Closing set forth in this Agreement (the date of Closing is hereinafter sometimes referred to as the “Closing Date”). On or prior to the Closing Date, each of BBX Capital and Merger Sub will execute the Articles of Merger and deliver it to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. for filing with the Florida Department of State. Subject to the satisfaction or waiver of all conditions precedent to the consummation of the Merger, the parties shall cause the Merger to become effective on the date of the Closing by (i) causing the filing, in accordance with the FBCA and FRLLCA, of the Articles of Merger as set forth in the preceding sentence and (ii) causing all other documents which must be recorded or filed as a result of the Merger to be recorded or filed. Unless otherwise agreed to in writing by the parties, the Articles of Merger shall provide for the Merger to be effective upon filing thereof with the Florida Department of State (the date and time of such effectiveness being referred to herein as the “Effective Time”). The Closing shall be deemed to occur simultaneously with the Effective Time.

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Articles of Merger and the FBCA and FRLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of BBX Capital and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of BBX Capital and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.4 Articles of Organization and Operating Agreement. The Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Company, and the Operating Agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Company, in each case, subject to any change to the Articles of Organization as may be set forth in the Articles of Merger, and any subsequent amendment to the Articles of Organization and Operating Agreement as may be effected in accordance with the provisions thereof and the FRLLCA.

2.5 Board of Managers. The managers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial managers of the Surviving Company until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s Articles of Organization and Operating Agreement.

2.6 Officers. The officers of BBX Capital at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s Articles of Organization and Operating Agreement.

2.7 Additional Actions. If, at any time after the Effective Time, BFC or the Surviving Company shall consider or be advised that, consistent with the terms of this Agreement, any further assignments or assurances in Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, title to and possession of any property or right of either BBX Capital or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) to otherwise carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, BBX Capital and its officers and directors, and Merger Sub and its officers and managers, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement; and the officers and managers of the Surviving Company are fully authorized in the name of both BBX Capital and Merger Sub to take any and all such actions.

ARTICLE III

CONVERSION OF SHARES; CONSIDERATION

3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of BFC, Merger Sub, BBX Capital or the holders of any of their respective securities:

(a) 100% of the issued and outstanding membership interests in Merger Sub immediately prior to the Effective Time shall remain issued and outstanding and unchanged following the Effective Time and constitute 100% of the issued and outstanding membership interests in the Surviving Company.

(b) Subject to the other provisions of this Article III, each share of BBX Capital Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right, at the election of the holder thereof pursuant to Section 3.4, to receive either of the following (the “Merger Consideration”):

(i) Stock Election Shares. Each share of BBX Capital Common Stock with respect to which an election to receive BFC Class A Common Stock consideration (a “Stock Election”) has been properly made and not properly revoked pursuant to Section 3.4 shall be converted into the right to receive 5.40 shares of BFC Class A Common Stock, including the preferred share purchase rights associated therewith (the “Exchange Ratio”), subject to adjustment in accordance with Section 3.1(g) (the “Per Share Stock Consideration”).

(ii) Cash Election Shares; No Election Shares. Each share of BBX Capital Common Stock with respect to which an election to receive cash consideration (a “Cash Election”) has been properly made and not properly revoked pursuant to Section 3.4 and each No Election Share shall be converted into the right to receive Twenty Dollars ($20.00) in cash without interest (the “Per Share Cash Consideration”), subject to adjustment in accordance with Section 3.1(g).

(c) Notwithstanding anything to the contrary contained in this Agreement, including the foregoing Section 3.1(b), (i) no shares of BFC Class A Common Stock, cash or other consideration shall be paid or issued in respect of shares of BBX Capital Common Stock owned by BFC or Merger Sub immediately prior to the Effective Time and (ii) as set forth in Section 3.6 hereof, holders of Dissenting Shares will, with respect to each such Dissenting Share, be entitled to payment in cash from the Surviving Company of the “fair value” of the Dissenting Share in accordance with the provisions of Sections 1301-1333 of the FBCA in lieu of the Per Share Stock Consideration or Per Share Cash Consideration to which they would otherwise be entitled.

(d) The preferred share purchase rights associated with each share of BBX Capital Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, any party hereto or any other Person, be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor, as the value of such preferred share purchase rights is included within the value of the associated share of BBX Capital Common Stock.

(e) No certificates or scrip representing fractional shares of BFC Class A Common Stock or book-entry credit of the same shall be issued or delivered in connection with the Merger. Rather, if a holder of BBX Capital Common Stock converted in the Merger into shares of BFC Class A Common Stock would otherwise be entitled to receive a fraction of a share of BFC Class A Common Stock (after taking into account all shares of BBX Capital Common Stock exchanged by such holder for shares of BFC Class A Common Stock), the aggregate number of shares of BFC Class A Common Stock to which such holder shall be entitled to receive as a result of the Merger will be rounded up to the next largest whole number.

(f) As of the Effective Time, all shares of BBX Capital Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented shares of BBX Capital Common Stock (a “Certificate”) or non-certificated shares of BBX Capital Common Stock represented in book-entry form immediately prior to the Effective Time (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration, if any, to which such holder is entitled pursuant to this Article III, in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.2.

(g) Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time, the number of outstanding shares of BBX Capital Class A Common Stock or BFC Class A Common Stock shall have been changed into a different number of shares or a different class or series by reason of any share dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of shares or similar transaction, the Per Share Cash Consideration, the Per Share Stock Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such share dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of shares or similar transaction and to provide the holders of BBX Capital Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.2 Exchange Procedures.

(a) Prior to the Closing Date, BFC shall appoint an exchange agent reasonably acceptable to BBX Capital (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Promptly after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, BFC will instruct the Exchange Agent to send, to each holder of record of BBX Capital Common Stock outstanding immediately prior to the Effective Time whose shares of BBX Capital Common Stock were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated shares of BBX Capital Common Stock, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h)) to the Exchange Agent) in such customary forms as BFC and BBX Capital may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(h)) and Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration and any dividends pursuant to Section 3.2(j).

(b) At or prior to the Effective Time, BFC shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of BBX Capital Common Stock whose shares of BBX Capital Common Stock are converting into the right to receive the Merger Consideration at the Effective Time, shares of BFC Class A Common Stock (which may be in certificated form or non-certificated book-entry form in BFC’s discretion) and an amount of cash in U.S. dollars sufficient to pay the aggregate cash consideration pursuant to Section 3.1, payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h) with respect to certificated shares of BBX Capital Common Stock) or Book-Entry Shares pursuant to the provisions of this Article III. Following the Effective Time, BFC agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends pursuant to Section 3.2(j) and any shares of BFC Class A Common Stock

(which may be in certificated form or non-certificated book-entry form in BFC’s discretion) or cash in U.S. dollars sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and shares of BFC Class A Common Stock and any dividends pursuant to Section 3.2(j) deposited with the Exchange Agent are referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to instructions to be delivered by BFC at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, shares issued in lieu of any fractional shares pursuant to Section 3.1(e) and any dividends pursuant to Section 3.2(j).

(c) Each holder of shares of BBX Capital Common Stock that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(h) with respect to certificated shares of BBX Capital Common Stock) or Book-Entry Shares and such other documents as may reasonably be required by the Exchange Agent will be entitled to receive in exchange therefor (i) the number of shares of BFC Class A Common Stock that such holder has the right to receive in accordance with the provisions of this Article III, and (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article III (including any dividends that such holder has the right to receive pursuant to Section 3.2(j)). Subject to the terms and conditions hereof, including the provisions regarding timing of payment set forth in Section 3.2(j), the Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(h) with respect to certificated shares of BBX Capital Common Stock) or any applicable documentation with respect to the surrender of Book-Entry Shares and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid dividends payable to holders of Certificates and Book-Entry Shares. Until so surrendered, each such Certificate and Book-Entry Share shall, after the Effective Time, represent for all purposes (other than in the case of Dissenting Shares) only the right to receive such Merger Consideration and such other amount as contemplated by Section 3.2(j).

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the

Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) All Merger Consideration issued or paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of BBX Capital Common Stock theretofore represented by such Certificates or Book-Entry Shares.

(f) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares upon the date that is twelve months after the Effective Time shall be delivered by the Exchange Agent to BFC, and any holders of Certificates or Book-Entry Shares who are entitled to Merger Consideration (and any dividends pursuant to Section 3.2(j)) in exchange therefor in accordance with this Article III and who have not theretofore complied with this Article III shall thereafter look only to BFC for the Merger Consideration and dividends to which they are entitled.

(g) None of BFC, BBX Capital, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date that is seven (7) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or other amounts payable hereunder would otherwise escheat to, or become the property of, any Governmental Entity), any such Merger Consideration and other amounts shall, to the extent permitted by applicable Law, become the property of BFC, free and clear of all claims or interest of any Person previously entitled thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by BFC or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as BFC or the Exchange Agent may direct as indemnity against any claim that may be made with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article III and any dividends pursuant to Section 3.2(j).

(i) BFC, Merger Sub, the Surviving Company and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or BFC Class A Common Stock, as determined by BFC). To the extent amounts are so withheld and paid over to the appropriate Taxing authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the former holder of the shares of BBX Capital Common Stock in respect of whom such withholding was made. If withholding is taken in shares of BFC Class A Common Stock, BFC and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Taxing authority.

(j) No dividends with respect to shares of BFC Class A Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 3.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of BFC Class A Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends, if any, payable in respect of any such shares of BFC Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of BFC Class A Common Stock with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender.

3.3 Stock Transfer Books. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of BBX Capital or the Surviving Company of the shares of BBX Capital Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company or the Exchange Agent for any reason, they shall be canceled and, in accordance with and subject to the provisions of this Article III, exchanged for the Merger Consideration, except as otherwise required by Law.

3.4 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated shares of BBX Capital Common Stock that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h)) to the Exchange Agent)) in such form as BFC shall reasonably specify and as shall be reasonably acceptable to BBX Capital (the “Election Form”) shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as BFC and BBX Capital shall mutually agree (the “Mailing Date”) to each holder of record of shares of BBX Capital Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date, or such other date as mutually agreed to by BFC and BBX Capital.

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the number of such holder’s (or such beneficial owner’s) shares of BBX Capital Common Stock with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Share Stock Consideration or (B) the Per Share Cash Consideration. Any shares of BBX Capital Common

Stock as to which the Exchange Agent does not receive a properly completed (and unrevoked) Election Form specifying whether the holder (or beneficial owner) thereof elects to receive the Per Share Stock Consideration or the Per Share Cash Consideration during the period (the “Election Period”) commencing on the Mailing Date and ending at 5:00 p.m., New York time, on the second (2nd) Business Day prior to the Effective Time (the “Election Deadline”) shall be deemed to be “No Election Shares.” BFC shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) Business Day prior to the Effective Time or such other date as mutually agreed to by BFC and BBX Capital), and BFC shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) BFC shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders or beneficial owners of shares of BBX Capital Common Stock during the Election Period, and BBX Capital shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d) Any election shall have been properly made only if the Exchange Agent shall have actually received during the Election Period a properly completed (and unrevoked) Election Form specifying whether the holder (or beneficial owner) thereof elects to receive the Per Share Stock Consideration or the Per Share Cash Consideration. After a Cash Election or a Stock Election is validly made with respect to any shares of BBX Capital Common Stock, any subsequent transfer of such shares of BBX Capital Common Stock shall automatically revoke such election or decision. In addition, any Election Form may be revoked or changed by the Person submitting it by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked, the shares of BBX Capital Common Stock as to which such Election Form relates shall be deemed to be No Election Shares, except to the extent a subsequent election is properly made and received by the Exchange Agent during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of BFC, BBX Capital, the Surviving Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

3.5 BBX Capital Options and Restricted Stock. Notwithstanding anything in this Agreement to the contrary:

(a) At the Effective Time, the BBX Capital Equity Plans shall be assumed by BFC, and each BBX Capital Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by BFC and converted into an option to purchase shares of BFC Class A Common Stock in such number and at such exercise price as provided in Section 3.5(b) and otherwise having and being subject to the same terms and conditions as in effect immediately prior to the Effective Time (except that all references to BBX Capital in each such BBX Capital Option shall be deemed to refer to BFC). All restricted shares of BBX Capital Common Stock, whether in the form of restricted stock awards or restricted stock units, previously issued under the BBX Capital Equity Plans and outstanding at the Effective Time shall be assumed by BFC and converted into such number of restricted shares of BFC Class A Common Stock as provided in Section 3.5(b) and otherwise having and being subject to the same terms and conditions, including being in the same form (e.g., restricted stock awards or restricted stock units) as in effect immediately prior to the Effective Time (except that all references to BBX Capital in each such award of restricted shares shall be deemed to refer to BFC).

(b) The number of shares of BFC Class A Common Stock to be subject to each BBX Capital Option and restricted share of BBX Capital Common Stock assumed by BFC pursuant to Section 3.5(a) shall equal the product of (i) the number of shares of BBX Capital Common Stock subject to the BBX Capital Option, or the number of restricted shares of BBX Capital Class A Common Stock, as the case may be, immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. In addition, with respect to each assumed BBX Capital Option, the exercise price shall be adjusted to equal (i) the exercise price in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio.

(c) In effecting such assumption and conversion, in lieu of fractional shares, the aggregate number of shares of BFC Class A Common Stock to be subject to each assumed BBX Capital Option or restricted shares of BBX Capital Common Stock shall be rounded up, if necessary, to the next largest whole share, and the aggregate exercise price of each assumed BBX Capital Option shall be rounded down, if necessary, to the nearest whole cent.

(d) The adjustments provided herein with respect to any assumed BBX Capital Options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code and the adjustments provided herein with respect to any assumed BBX Capital Option or restricted shares of BBX Capital Common Stock shall be effected in a manner consistent with maintaining applicable exemptions from Section 409A of the Code.

3.6 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable Law, each share of BBX Capital Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to Sections 1301-1333 of the FBCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of BBX Capital Common Stock (“Dissenting Shares”), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration or any other amounts under Section 3.2, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Company of the “fair value” of the Dissenting Shares in accordance with the provisions of Sections 1301-1333 of the FBCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of BBX Capital Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall be exchangeable only for the right to receive the Merger Consideration and any other amounts to which such holder is entitled under Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BFC AND MERGER SUB

BFC and Merger Sub jointly and severally represent and warrant to BBX Capital as set forth below. With respect to the following representations and warranties, reference is hereby made to the definition of BFC contained in Article I hereof.

4.1 Organization; Good Standing; Power. BFC is a corporation duly organized and validly existing under the laws of the State of Florida, and its status is active. Merger Sub is a limited liability company duly organized and validly existing under the laws of the State of Florida, and its status is active. BFC has all necessary corporate power and authority, and Merger Sub has all necessary limited liability company power and authority, to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. BFC has heretofore made available to BBX Capital a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to the date hereof. Each of BFC and Merger Sub is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be so qualified or licensed could not reasonably be expected to have a BFC Material Adverse Effect.

4.2 Capitalization.

(a) BFC’s authorized capital stock consists solely of 150,000,000 shares of BFC Class A Common Stock, 20,000,000 shares of BFC Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “BFC Capital Stock”). As of the date hereof, 74,517,819 shares of BFC Class A Common Stock (including 2,281,300 restricted shares), 13,718,928 shares of BFC Class B Common Stock (including 4,692,203 restricted shares) and 15,000 shares of preferred stock designated as 5% Cumulative Preferred Stock are issued and outstanding. No shares of preferred stock designated as Series A Junior Participating Preferred Stock are issued or outstanding as of the date hereof. As of the date hereof, 3,228,600 shares of BFC Class A Common Stock (including 176,233 shares reserved for issuance upon exercise of outstanding BFC Options) and 3,052,367 shares of BFC Class B Common Stock are reserved for issuance under the BFC Equity Plans, 13,718,928 shares of BFC Class A Common Stock are reserved for issuance upon conversion of shares of BFC Class B Common Stock, and no shares of BFC Capital Stock are held in treasury.

(b) All of the issued and outstanding shares of BFC Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of BFC Capital Stock have been issued in violation of any statutory preemptive rights. Shares of BFC Class A Common Stock and BFC Class B Common Stock represent the only securities of BFC with the right to vote on the election of directors of BFC. Except for BFC Options outstanding on the date hereof to acquire not more than 176,233 shares of BFC Class A Common Stock and except as contemplated by the BFC Rights Agreement and the Share Exchange Agreements, there are no outstanding or existing BFC Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of BFC; provided, however that shares of BFC Class B Common Stock are convertible on a share-for-share basis into shares of BFC Class A Common Stock at any time in the holder’s discretion.

(c) All outstanding BFC Options were granted under the BFC Equity Plans. None of the BFC Options was issued in violation of applicable Law or the terms of the applicable BFC Equity Plan. BFC is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of any BFC Capital Stock or redeem, purchase or otherwise acquire any shares of BFC Common Stock. There are no agreements or understandings with respect to the voting of any shares of BFC Capital Stock or which restrict the transfer of such shares to which BFC is a party, nor, except as set forth on Schedule 4.2(c), does BFC have knowledge of any such agreements or understandings to which BFC is not a party. True and complete copies of the BFC Equity Plans have been filed as exhibits to the BFC SEC Reports and there is no agreement to amend, modify or supplement the BFC Equity Plans from the forms filed with the SEC.

(d) The shares of BFC Class A Common Stock to be issued pursuant to the Merger will, when issued at the Effective Time: (i) be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by the FBCA, BFC’s Articles of Incorporation or Bylaws, or any agreement to which BFC is a party or is bound; and (ii) be registered under the Exchange Act, and registered or exempt from registration under applicable state, local and other applicable securities laws.

(e) No bonds, debentures, notes or other indebtedness of BFC having the right to vote on any matters on which shareholders may vote are issued or outstanding.

4.3 Authorization; No Violation. Subject to the filing of the Articles of Merger pursuant to the FBCA and FRLLCA, the execution and delivery of this Agreement by BFC and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BFC and all necessary limited liability company action on the part of Merger Sub, and no other corporate action on the part of BFC or limited liability company action on the part of Merger Sub is necessary in connection with the execution and delivery of this Agreement by BFC and Merger Sub or the consummation of the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and assuming the due and valid authorization, execution and delivery hereof by BBX Capital, this Agreement constitutes the legal, valid and binding obligation of BFC and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery or performance of this Agreement by BFC or Merger Sub, nor the consummation of the transactions contemplated hereby, nor the compliance by BFC and Merger Sub with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of BFC or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of BFC or any of its Subsidiaries or (ii) any BFC Material Contract; (b) violate any Law or any Order applicable to BFC or any of its Subsidiaries or any of their respective properties or assets; or (c) require any filing, declaration or registration by BFC or any Subsidiary of BFC, including Merger Sub, with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including, without limitation, the filing of (A) the Schedule 13E-3 and the Registration Statement and (B) such reports under Section 13(a) or 15(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the FBCA or FRLLCA in connection with the Merger, including, without limitation, the Articles of Merger, (iii) any filings as may be required by the HSR Act, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a BFC Material Adverse Effect.

4.4 Subsidiaries. Set forth on Schedule 4.4 is a list of each Subsidiary of BFC, including its name and jurisdiction of organization. Except as set forth on Schedule 4.4, BFC does not own more than 50% of the capital stock or similar interests in or control any Person (other than BBX Capital and its subsidiaries and Woodbridge and its subsidiaries). Except as set forth on Schedule 4.4, BFC is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of BFC’s Subsidiaries owned by BFC are beneficially owned, directly or indirectly, free and clear of any Liens. Each Subsidiary of BFC (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a BFC Material Adverse Effect.

4.5 Exchange Act Reports; Financial Statements.

(a) Since January 1, 2015, BFC has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “BFC SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the BFC SEC Reports, including, without limitation, all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by BFC with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by BFC. Notwithstanding the foregoing, neither BFC nor Merger Sub makes any representation or warranty with respect to the information contained in the BFC SEC Reports or any omission therefrom regarding BBX Capital.

(b) The BFC Financial Statements fairly present in all material respects the financial condition and results of operations of BFC as of and for the periods presented. The BFC Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (other than as specifically noted therein and subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a BFC Material Adverse Effect). There are no material liabilities or obligations of BFC or its Subsidiaries, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability or obligation for Taxes and any liability under any guaranty or indemnification arrangement, other than as reflected in the BFC Financial Statements as of March 31, 2016, liabilities and obligations incurred after March 31, 2016 in the ordinary course of business consistent with past practice that could not reasonably be expected to have a BFC Material Adverse Effect, and the obligations provided for in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any revision or restatement of the BFC Financial Statements which results solely from a revision or restatement of the BBX Capital Financial Statements shall not be deemed to constitute a breach of this representation and warranty or any other representation or warranty of BFC contained herein.

4.6 Absence of Certain Changes. Except as disclosed in the BFC SEC Reports, since December 31, 2015, BFC and each of its Subsidiaries have conducted their business in all material respects in the ordinary and usual course, consistent with past practices, and there has not been any event, occurrence, development or set of circumstances or facts which has had or could reasonably be expected to have a BFC Material Adverse Effect.

4.7 Taxes. Except as disclosed in the BFC SEC Reports and such matters as could not reasonably be expected to have a BFC Material Adverse Effect, (a) BFC and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any Taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of BFC and its Subsidiaries, (b) all Taxes that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against BFC or any of its Subsidiaries, (d) BFC and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports, and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against BFC or any of its Subsidiaries by a Taxing authority.

4.8 BFC Material Contracts. Each BFC Material Contract has been filed as an exhibit to a BFC SEC Report or has been disclosed in a BFC SEC Report (where filing thereof is not yet required). Except as could not reasonably be expected to have a BFC Material Adverse Effect, (a) each BFC Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof and (b) BFC and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under, and they are not in material default in respect of, any BFC Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. No consent of or notice to third parties is required pursuant to the terms of any BFC Material Contract or other material agreement to which BFC or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for such consents or notices which if not obtained or given could not reasonably be expected to have a BFC Material Adverse Effect. To the knowledge of BFC, no other party to any BFC Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default.

4.9 Investigations; Litigation. Except as set forth in the BFC SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of BFC, threatened, against BFC or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of BFC or any of its Subsidiaries which, if determined adversely to BFC or any of its Subsidiaries, could reasonably be expected to have a BFC Material Adverse Effect. Except as set forth in the BFC SEC Reports, neither BFC nor any of its Subsidiaries nor any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending, or, to the knowledge of BFC, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against BFC or any of its Subsidiaries, or any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of BFC or any of its Subsidiaries, and to the knowledge of BFC, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting BFC or any of its Subsidiaries, or any of their respective assets, businesses or operations.

4.10 Insurance. BFC and its Subsidiaries have in effect insurance coverage which, in respect to amounts, types and risks insured, is customary for the businesses in which BFC and its Subsidiaries are engaged. All of the insurance policies, binders, bonds and other similar forms of insurance owned, held or maintained by BFC and each of its Subsidiaries are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retrospective premiums which may be payable with respect to worker’s compensation insurance policies). Neither BFC nor any of its Subsidiaries is in material default under any such policy, and no notice of cancellation, termination or nonrenewal has been received with respect to any of the foregoing, and all claims thereunder have been filed in due and timely fashion. The insurance policies to which BFC and its Subsidiaries are parties are reasonably believed to (a) be sufficient for compliance, in all material respects, with all requirements of Law and, to the extent applicable, of all BFC Material Contracts and (b) provide adequate insurance coverage for the assets and operations of BFC and its Subsidiaries.

4.11 Compliance with Laws. BFC and each of its Subsidiaries are in compliance in all material respects with all applicable Laws and Orders. BFC and each of its Subsidiaries have all Permits and have made all required filings, applications or registrations with applicable Governmental Entities necessary to permit them to carry on their businesses as presently conducted except where the failure to have such Permits or make such filings, applications or registrations would not reasonably be expected to have a BFC Material Adverse Effect. Except as would not reasonably be expected to have a BFC Material Adverse Effect, all such Permits are in full force and effect, and, to the knowledge of BFC, no suspension or cancellation of any of them is pending or has been threatened, and all such filings, applications and registrations are current. Neither BFC nor any of its Subsidiaries is in material default under any such Permits.

4.12 Title to Assets. As of the date of this Agreement, BFC or its applicable Subsidiary has, and as of the Closing, BFC or its applicable Subsidiary will have, good and marketable title or a valid leasehold interest in, easement or right to use all of the assets and properties reflected on the BFC Financial Statements as being owned or leased, as applicable, by BFC or its applicable Subsidiary as of March 31, 2016 (except for assets sold or otherwise disposed of or leases that have expired since such date in the ordinary course of business consistent with past practice), and none of such properties or assets is subject to any Liens other than Permitted Liens. All such properties and assets which are utilized in the operation of BFC’s business are in good condition, ordinary wear and tear excepted.

4.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a BFC Material Adverse Effect, (i) BFC and its Subsidiaries have been and are in compliance with applicable Environmental Laws, (ii) none of BFC, any of its Subsidiaries or, to BFC’s knowledge, any other owners of any of the real property owned, leased, operated or managed by BFC or any of its Subsidiaries (the “BFC Properties”) at any time, has at any time released (as such term is defined in CERCLA) or otherwise disposed of Hazardous

Materials on, to, in, under or from the BFC Properties or any other real properties previously owned, leased, operated or managed by BFC or any of its Subsidiaries other than in compliance with all applicable Environmental Laws, (iii) neither BFC nor any of its Subsidiaries intends to use the BFC Properties or any subsequently acquired properties, other than in compliance with all applicable Environmental Laws, (iv) neither BFC nor any of its Subsidiaries has received any written notice of, or has any knowledge of any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any Environmental Law with respect to the BFC Properties, any other real properties previously owned, leased, operated or managed by BFC or any of its Subsidiaries, or their respective assets or arising out of the conduct of BFC or its Subsidiaries, (v) none of the BFC Properties are included or, to BFC’s knowledge, proposed for inclusion on the National Priorities List issued by the United States Environmental Protection Agency pursuant to CERCLA or any similar list or inventory issued pursuant to any other Environmental Law or issued by any other Governmental Entity, (vi) none of BFC, any of its Subsidiaries nor agents nor, to BFC’s knowledge, any other Person for whose conduct any of them is held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Material at any of the BFC Properties, except in compliance with all applicable Environmental Laws, and has not transported or arranged for the transport of any Hazardous Material from the BFC Properties or any other real properties previously owned, leased, operated or managed by BFC or any of its Subsidiaries to another property, except in compliance with all applicable Environmental Laws, (vii) no Lien has been imposed on the BFC Properties by any Governmental Entity in connection with the presence on or off such BFC Property of any Hazardous Material, and (viii) none of BFC, any of its Subsidiaries nor, to BFC’s knowledge, any other Person for whose conduct any of them is held responsible, has entered into or been subject to any Order with respect to the BFC Properties or any facilities or improvements or any operations or activities thereon.

4.14 Labor Matters. Neither BFC nor any of its Subsidiaries is a party to, nor does BFC or any of its Subsidiaries have in effect, any organized labor contract or collective bargaining agreement.

4.15 Employee Benefit Plans.

(a) BFC has previously made available to BBX Capital full, complete and correct copies of all of the BFC Plans. Each BFC Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. BFC has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any BFC Plan. No action, suit, proceeding or claim is pending or, to the knowledge of BFC, threatened, against BFC with respect to any BFC Plan (other than claims for benefits in the ordinary course).

(b) All contributions, premiums or payments required to be made with respect to all BFC Plans have been made. All such contributions have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any Governmental Entity.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any severance, termination or other payment by BFC to any director, officer, employee or consultant of BFC or any of its Subsidiaries, in their capacities as such.

4.16 Related Party Transactions. Except for arrangements disclosed in the BFC SEC Reports, no holder of more than 5% of the BFC Class A Common Stock or BFC Class B Common Stock, or any officer or director of BFC or any Subsidiary of BFC, or, to the knowledge of BFC, any Affiliate of any of the foregoing (other than BFC and its Subsidiaries) (a) is indebted to BFC for money borrowed from BFC, (b) to the knowledge of BFC, has any direct or indirect material interest in any Person which is a customer or supplier of BFC or any of its Subsidiaries or (c) is party to any other material transaction or business relationship with BFC or any of its Subsidiaries that would be required to be disclosed in the BFC SEC Reports pursuant to Item 404(a) of Regulation S-K of the SEC.

4.17 Investment Portfolio. All investment securities held by BFC or its Subsidiaries, as reflected in the BFC Financial Statements, are carried in accordance with GAAP. BFC or its applicable Subsidiary has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the BFC Financial Statements and except to the extent any such securities are pledged in the ordinary course of business to secure obligations of BFC or its applicable Subsidiary.

4.18 Brokers, Finders and Investment Bankers. Except for Keefe, Bruyette & Woods, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BFC or its Subsidiaries.

4.19 Registration Statement; Schedule 13E-3. None of the information relating to BFC included in the Registration Statement or the Schedule 13E-3 will, at the time the Registration Statement or Schedule 13E-3 is filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act and at the time of the BBX Capital Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by BFC or Merger Sub with respect to the accuracy of information in the Registration Statement or the Schedule 13E-3 based on information related to, derived from or supplied by BBX Capital.

4.20 Tax Treatment. BFC has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.

4.21 Certain Business Practices. Neither (a) BFC nor any of its Subsidiaries, nor (b) to BFC’s knowledge, any directors or officers, agents or employees of BFC or any of its Subsidiaries in connection with the operation of the business of BFC or any of its Subsidiaries, has (i) directly or indirectly given or agreed to give any funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

4.22 BFC Rights Agreement. BFC has taken all actions necessary to (i) render the BFC Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) ensure that (x) none of BBX Capital or any shareholder of BBX Capital is an Acquiring Person (as defined in the BFC Rights Agreement) pursuant to the BFC Rights Agreement, (y) a Stock Acquisition Date and Distribution Date (as such terms are defined in the BFC Rights Agreement) does not occur and (z) the Rights (as such term is defined in the BFC Rights Agreement) do not become exercisable, in the case of clauses (x), (y) and (z), by reason of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereby, including the issuance to BBX Capital’s shareholders, and the receipt by such shareholders, of shares of BFC Class A Common Stock pursuant to the terms of this Agreement.

4.23 Operations of Merger Sub. Merger Sub (a) is a direct, wholly-owned subsidiary of BFC, (b) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (c) has engaged in no other business activities and (d) has conducted its operations only as contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has no obligations or liabilities.

4.24 Financing. At the Effective Time, BFC and Merger Sub will have available to them sources of immediately available funds necessary to consummate the Merger and to pay all cash amounts required to be paid pursuant to Sections 3.1 and 3.2.

4.25 Full Disclosure. No representation or warranty of BFC or Merger Sub contained in this Agreement, and none of the statements or information concerning BFC and its Subsidiaries, including Merger Sub, contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BBX CAPITAL

BBX Capital represents and warrants to BFC and Merger Sub as follows:

5.1 Organization; Good Standing; Power. BBX Capital is a corporation duly organized and validly existing under the laws of the State of Florida, and its status is active. BBX Capital has all necessary corporate power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. BBX Capital has heretofore made available to BFC a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to the date hereof. BBX Capital is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be so qualified or licensed could not reasonably be expected to have a BBX Capital Material Adverse Effect.

5.2 Capitalization.

(a) BBX Capital’s authorized capital stock consists solely of 25,000,000 shares of BBX Capital Class A Common Stock, 1,800,000 shares of BBX Capital Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “BBX Capital Stock”). As of the date hereof, 16,199,145 shares of BBX Capital Class A Common Stock and 195,045 shares of BBX Capital Class B Common Stock are issued and outstanding. No shares of preferred stock, including shares designated as Series A Junior Participating Preferred Stock, are issued or outstanding as of the date hereof. As of the date hereof, 2,620,192 shares of BBX Capital Class A Common Stock (including 6,614 shares reserved for issuance upon exercise of outstanding BBX Capital Options and 1,429,152 shares reserved for issuance upon vesting of restricted stock awards granted in the form of restricted stock units) are reserved for issuance under the BBX Capital Equity Plans, 195,045 shares of BBX Capital Class A Common Stock are reserved for issuance upon conversion of shares of BBX Capital Class B Common Stock, no shares of BBX Capital Class B Common Stock are reserved for issuance and no shares of BBX Capital Stock are held in treasury.

(b) All of the issued and outstanding shares of BBX Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of BBX Capital Stock have been issued in violation of any statutory preemptive rights. Shares of BBX Capital Class A Common Stock and BBX Capital Class B Common Stock represent the only securities of BBX Capital with the right to vote on the Merger and the other transactions contemplated hereby or for the election of directors of BBX Capital. Except for BBX Capital Options outstanding on the date hereof to acquire not more than 6,614 shares of BBX Capital Class A Common Stock, 1,429,152 shares of BBX Capital Class A Common Stock underlying restricted stock awards previously granted in the form of restricted stock units, and as contemplated by the BBX Capital Rights Agreement, there are no outstanding or existing BBX

Capital Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of BBX Capital; provided, however that shares of BBX Capital Class B Common Stock are convertible on a share-for-share basis into shares of BBX Capital Class A Common Stock at any time in the holder’s discretion.

(c) True and complete copies of the BBX Capital Equity Plans have been filed as exhibits to the BBX Capital SEC Reports and there is no agreement to amend, modify or supplement the BBX Capital Equity Plans from the forms filed with the SEC. All outstanding BBX Capital Options were granted under the BBX Capital Equity Plans. None of the BBX Capital Options was issued in violation of applicable Law or the terms of the applicable BBX Capital Equity Plan. The terms of each BBX Capital Equity Plan permits the assumption and conversion of outstanding BBX Capital Options and restricted shares of BBX Capital Common Stock as provided in this Agreement without the consent or approval of the holders thereof, any other shareholders of BBX Capital, or any other Person (other than the Board of Directors of BBX Capital or a committee thereof). BBX Capital is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any shares of BBX Capital Stock. Schedule 5.2(c) hereto includes a true and complete list, as of the date hereof, of all holders of outstanding BBX Capital Options and restricted shares of BBX Capital Class A Common Stock, including the name of such holders, the number of shares subject to, and the vesting schedule of, each restricted stock award, and the number and class of shares of BBX Capital Class A Common Stock purchasable upon exercise of, the vesting schedule of, and the exercise price and expiration date of, each BBX Capital Option.

(d) There are no agreements or understandings with respect to the voting of any shares of BBX Capital Stock or which restrict the transfer of such shares to which BBX Capital is a party, nor, except as set forth on Schedule 5.2(d), does BBX Capital have knowledge of any such agreements or understandings to which BBX Capital is not a party.

(e) No bonds, debentures, notes or other indebtedness of BBX Capital having the right to vote on any matters on which shareholders may vote are issued or outstanding.

5.3 Authorization; No Violation. Subject to the receipt of the Required BBX Capital Shareholder Vote and the filing of the Articles of Merger pursuant to the FBCA and FRLLCA, the execution and delivery of this Agreement by BBX Capital and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BBX Capital, and no other corporate action on the part of BBX Capital is necessary in connection with the execution and delivery of this Agreement by BBX Capital or the consummation of the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and assuming the due and valid authorization, execution and delivery hereof by each of BFC and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of BBX Capital, enforceable against BBX Capital in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery or performance of this Agreement by BBX Capital, nor the consummation of the transactions contemplated hereby, nor the compliance by BBX Capital with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of BBX Capital or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of BBX Capital or any of its Subsidiaries or (ii) any BBX Capital Material Contract; (b) violate any Law or any Order applicable to BBX Capital or any of its Subsidiaries or any of their respective properties or assets; or (c) require any filing, declaration or registration by BBX Capital or any Subsidiary of BBX Capital with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including, without limitation, the filing of (A) the Schedule 13E-3 and the proxy statement of BBX Capital which will form a part of the Registration Statement and (B) such reports under Section 13(a) or 15(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the FBCA or FRLLCA in connection with the Merger, including, without limitation, the Articles of Merger, (iii) any filings as may be required by the HSR Act, and (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a BBX Capital Material Adverse Effect.

5.4 Subsidiaries. Set forth on Schedule 5.4 hereto is a list of each Subsidiary of BBX Capital, including its name and jurisdiction of organization. Except as set forth on Schedule 5.4, BBX Capital does not own more than 50% of the capital stock or similar interests in or control any Person. Except as set forth on Schedule 5.4, BBX Capital is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of BBX Capital’s Subsidiaries owned by BBX Capital are beneficially owned, directly or indirectly, free and clear of any Liens. Each Subsidiary of BBX Capital (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a BBX Capital Material Adverse Effect.

5.5 Exchange Act Reports; Financial Statements.

(a) Since January 1, 2015, BBX Capital has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “BBX Capital SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the BBX Capital SEC Reports, including, without limitation, all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by BBX Capital with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by BBX Capital.

(b) The BBX Capital Financial Statements fairly present in all material respects the financial condition and results of operations of BBX Capital and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (other than as specifically noted therein and subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a BBX Capital Material Adverse Effect). There are no material liabilities or obligations of BBX Capital or its Subsidiaries, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability or obligation for Taxes and any liability under any guaranty or indemnification arrangement, other than as reflected in the BBX Capital Financial Statements as of March 31, 2016, liabilities and obligations incurred after March 31, 2016 in the ordinary course of business consistent with past practice that could not reasonably be expected to have a BBX Capital Material Adverse Effect, and the obligations provided for in this Agreement.

5.6 Absence of Certain Changes. Except as disclosed in the BBX Capital SEC Reports, since December 31, 2015, BBX Capital and each of its Subsidiaries have conducted their business in all material respects in the ordinary and usual course, consistent with past practices, and there has not been any event, occurrence, development or set of circumstances or facts which has had or could reasonably be expected to have a BBX Capital Material Adverse Effect.

5.7 Taxes. Except as disclosed in the BBX Capital SEC Reports and such matters as could not reasonably be expected to have a BBX Capital Material Adverse Effect, (a) BBX Capital and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any Taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of BBX Capital and its Subsidiaries, (b) all Taxes that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against BBX Capital or any of its Subsidiaries, (d) BBX Capital and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports, and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against BBX Capital or any of its Subsidiaries by a Taxing authority.

5.8 BBX Capital Material Contracts. Each BBX Capital Material Contract has been filed as an exhibit to a BBX Capital SEC Report. Except as could not reasonably be expected to have a BBX Capital Material Adverse Effect, (a) each BBX Capital Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof and (b) BBX Capital and each of its Subsidiaries have performed in all material respects all obligations required to be performed by such entity to date under, and are not in material default in respect of, any BBX Capital Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Except as set forth on Schedule 5.8, no consent of or notice to third parties is required pursuant to the terms of any BBX Capital Material Contract or other material agreement to which BBX Capital or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for any such consents or notices which if not obtained or given could not reasonably be expected to have a BBX Capital Material Adverse Effect. To the knowledge of BBX Capital, no other party to any BBX Capital Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default.

5.9 Investigations, Litigation. Except as set forth in the BBX Capital SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of BBX Capital, threatened, against BBX Capital or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of BBX Capital or any of its Subsidiaries which, if determined adversely to BBX Capital or any of its Subsidiaries, could reasonably be expected to have a BBX Capital Material Adverse Effect. Except as set forth in the BBX Capital SEC Reports, neither BBX Capital nor any of its Subsidiaries nor any director, officer, employee or agent of BBX Capital or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending, or, to the knowledge of BBX Capital, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against BBX Capital or any of its Subsidiaries, or any director, officer, employee or agent of BBX Capital or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of BBX Capital or any of its Subsidiaries, and to the knowledge of BBX Capital, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting BBX Capital or any of its Subsidiaries, or any of their respective assets, businesses or operations.

5.10 Loans.

(a) Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by BBX Capital or its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all applicable Laws, (ii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, BBX Capital or its applicable Subsidiary, and are enforceable in accordance with their terms except as limited by (A) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law, and (iii) is in full force and effect. For purposes of this Section 5.10(a), the phrase “enforceable in accordance with their terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b) To the knowledge of BBX Capital, each outstanding Loan (including Loans held for resale or previously sold to investors) has been and is administered and, where applicable, serviced, and the relevant files are being maintained, in all material respects in accordance with the relevant Loan documents, BBX Capital’s or its applicable Subsidiary’s underwriting standards and with all applicable Laws and requirements of any government-sponsored enterprise program. BBX Capital and its Subsidiaries have fulfilled in all material respects their contractual responsibilities and duties in any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

5.11 Allowance for Loan Losses. The allowances for loan and lease losses and for credit losses contained in the BBX Capital Financial Statements were established in accordance with the practices and experiences of BBX Capital and its Subsidiaries and in accordance with the applicable requirements of GAAP.

5.12 Insurance. BBX Capital and its Subsidiaries have in effect insurance coverage which, in respect to amounts, types and risks insured, is customary for the businesses in which BBX Capital and its Subsidiaries are engaged. All of the insurance policies, binders, bonds and other similar forms of insurance owned, held or maintained by BBX Capital and each of its Subsidiaries are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retrospective premiums which may be payable with respect to worker’s compensation insurance policies). Neither BBX Capital nor any of its Subsidiaries is in material default under any such policy, and no notice of cancellation, termination or nonrenewal has been received with respect to any of the foregoing, and all claims thereunder have been filed in due and timely fashion. The insurance policies to which BBX Capital and its Subsidiaries are parties are reasonably believed to (a) be sufficient for compliance, in all material respects, with all requirements of Law and, to the extent applicable, of all BBX Capital Material Contracts and (b) provide adequate insurance coverage for the assets and operations of BBX Capital and its Subsidiaries.

5.13 Compliance with Laws. BBX Capital and each of its Subsidiaries are in compliance in all material respects with all applicable Laws and Orders. BBX Capital and each of its Subsidiaries have all Permits and have made all required filings, applications or registrations with applicable Governmental Entities necessary to permit them to carry on their businesses as presently conducted except where the failure to have such Permits or make such filings, applications or registrations would not reasonably be expected to have a BBX Capital Material Adverse Effect. Except as would not reasonably be expected to have a BBX Capital Material Adverse Effect, all such Permits are in full force and effect, and, to the knowledge of BBX Capital, no suspension or cancellation of any of them is pending or has been threatened, and all such filings, applications and registrations are current. Neither BBX Capital nor any of its Subsidiaries is in material default under any such Permits.

5.14 Title to Assets. As of the date of this Agreement, BBX Capital or its applicable Subsidiary has, and as of the Closing, BBX Capital or its applicable Subsidiary will have, good and marketable title or a valid leasehold interest in, easement or right to use all of the assets and properties reflected on the BBX Capital Financial Statements as being owned or leased, as applicable, by BBX Capital or its applicable Subsidiary as of March 31, 2016 (except for assets sold or otherwise disposed of or leases that have expired since such date in the ordinary course of business consistent with past practice), and none of such properties or assets is subject to any Liens other than Permitted Liens. All such properties and assets which are utilized in the operation of BBX Capital’s business are in good condition, ordinary wear and tear excepted.

5.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a BBX Capital Material Adverse Effect, (i) BBX Capital and its Subsidiaries have been and are in compliance with applicable Environmental Laws, (ii) none of BBX Capital, any of its Subsidiaries or, to BBX Capital’s knowledge, any other owners of any of the real property owned, leased, operated or managed by BBX Capital or any of its Subsidiaries (the “BBX Capital Properties”) at any time, has at any time released (as such term is defined in CERCLA) or otherwise disposed of Hazardous Materials on, to, in, under or from the BBX Capital Properties or any other real properties previously owned, leased, operated or managed by BBX Capital or any of its Subsidiaries other than in compliance with all applicable Environmental Laws, (iii) neither BBX Capital nor any of its Subsidiaries intends to use the BBX Capital Properties or any subsequently acquired properties, other than in compliance with all applicable Environmental Laws, (iv) neither BBX Capital nor any of its Subsidiaries has received any written notice of, or has any knowledge of any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any Environmental Law with respect to the BBX Capital Properties, any other real properties previously owned, leased, operated or managed by BBX Capital or any of its Subsidiaries, or their respective assets or arising out of the conduct of BBX Capital or its Subsidiaries, (v) none of the BBX Capital Properties are included or, to BBX Capital’s knowledge, proposed for inclusion on the National Priorities List issued by the United States Environmental Protection

Agency pursuant to CERCLA, or any similar list or inventory issued pursuant to any other Environmental Law or issued by any other Governmental Entity, (vi) none of BBX Capital, any of its Subsidiaries or agents or, to BBX Capital’s knowledge, any other Person for whose conduct any of them is held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Material at any of the BBX Capital Properties, except in compliance with all applicable Environmental Laws, and has not transported or arranged for the transport of any Hazardous Material from the BBX Capital Properties or any other real properties previously owned, leased, operated or managed by BBX Capital or any of its Subsidiaries to another property, except in compliance with all applicable Environmental Laws, (vii) no Lien has been imposed on the BBX Capital Properties by any Governmental Entity in connection with the presence on or off such BBX Capital Property of any Hazardous Material, and (viii) none of BBX Capital, any of its Subsidiaries or, to BBX Capital’s knowledge, any other Person for whose conduct any of them is held responsible, has entered into or been subject to any Order with respect to the BBX Capital Properties or any facilities or improvements or any operations or activities thereon.

5.16 Labor Matters. Neither BBX Capital nor any of its Subsidiaries is a party to, nor does BBX Capital or any of its Subsidiaries have in effect, any organized labor contract or collective bargaining agreement.

5.17 Employee Benefit Plans.

(a) BBX Capital has previously made available to BFC full, complete and correct copies of all of the BBX Capital Plans. Each BBX Capital Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. BBX Capital has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any BBX Capital Plan. No action, suit, proceeding or claim is pending or, to the knowledge of BBX Capital, threatened, against BBX Capital with respect to any BBX Capital Plan (other than claims for benefits in the ordinary course).

(b) All contributions, premiums or payments required to be made with respect to all BBX Capital Plans have been made. All such contributions have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any Governmental Entity.

(c) Except as set forth on Schedule 5.17, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any severance, termination or other payment to any director, officer, employee or consultant of BBX Capital or any of its Subsidiaries.

5.18 Related Party Transactions. Except for arrangements disclosed in the BBX Capital SEC Reports or as set forth on Schedule 5.18, no holder of more than 5% of the BBX Capital Class A Common Stock or BBX Capital Class B Common Stock, or any officer or director of BBX Capital or any Subsidiary of BBX Capital, or, to the knowledge of BBX Capital, any Affiliate of any of the foregoing (other than BBX Capital and its Subsidiaries or BFC and its Subsidiaries) (a) is indebted to BBX Capital for money borrowed from BBX Capital, (b) to the knowledge of BBX Capital, has any direct or indirect material interest in any Person which is a customer or supplier of BBX Capital or any of its Subsidiaries or (c) is party to any other material transaction or business relationship with BBX Capital or any of its Subsidiaries that would be required to be disclosed in the BBX Capital SEC Reports pursuant to Item 404(a) of Regulation S-K of the SEC.

5.19 Investment Portfolio. All investment securities held by BBX Capital or its Subsidiaries, as reflected in the BBX Capital Financial Statements, are carried in accordance with GAAP. BBX Capital or its applicable Subsidiary has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the BBX Capital Financial Statements and except to the extent any such securities are pledged in the ordinary course of business to secure obligations of BBX Capital or its applicable Subsidiary.

5.20 Brokers, Finders and Investment Bankers. Except for Hovde Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BBX Capital or its Subsidiaries.

5.21 Registration Statement; Schedule 13E-3. None of the information included in the Registration Statement or Schedule 13E-3 relating to BBX Capital will, at the time the Registration Statement or Schedule 13E-3 is filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act or at the time of the BBX Capital Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by BBX Capital with respect to the accuracy of information in the Registration Statement or the Schedule 13E-3 based on information related to, derived from or supplied by BFC.

5.22 State Takeover Laws. BBX Capital has taken all action necessary on its part to exempt the Merger, this Agreement and the transactions contemplated hereby, and the Merger, this Agreement, and (except for the taking of any actions that may be necessary on the part of BFC in order for such matters to be so exempt) the transactions contemplated hereby are exempt, from any applicable state anti-takeover statutes, including, without limitation, Sections 0901 and 0902 of the FBCA.

5.23 Opinion of Financial Advisor. Hovde Group, LLC has (a) rendered its opinion to the Special Committee to the effect that, as of the date of the meeting of the Special Committee at which the Special Committee recommended that the Board of Directors of BBX Capital approve this Agreement and subject to certain assumptions, qualifications, limitations and other matters considered in preparing and rendering such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of BBX Capital Common Stock (other than BFC and its Affiliates) and (b) consented to the inclusion of such opinion in its entirety, as well as a summary thereof, in the Registration Statement, the Schedule 13E-3 and any other filing required to be made by BBX Capital with the SEC with respect to the Merger to the extent required by applicable Law, subject to its advance review and approval.

5.24 Tax Treatment. BBX Capital has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.

5.25 Certain Business Practices. Neither (a) BBX Capital nor any of its Subsidiaries nor (b) to BBX Capital’s knowledge, any directors or officers, agents or employees of BBX Capital or any of its Subsidiaries in connection with the operation of the business of BBX Capital or any of its Subsidiaries, has (i) directly or indirectly given or agreed to give any funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

5.26 BBX Capital Rights Agreement. BBX Capital has taken all actions necessary to (a) render the BBX Capital Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) provide that the Expiration Date (as defined in the BBX Capital Rights Agreement) shall occur immediately prior to the Effective Time and (c) ensure that (i) none of BFC or Merger Sub or any other subsidiary of BFC is an Acquiring Person (as defined in the BBX Capital Rights Agreement) pursuant to the BBX Capital Rights Agreement, (ii) a Stock Acquisition Date and Distribution Date (as such terms are defined in the BBX Capital Rights Agreement) does not occur and (iii) the Rights (as such term is defined in the BBX Capital Rights Agreement) do not become exercisable, in the case of clauses (i), (ii) and (iii), by reason of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereby.

5.27 Full Disclosure. No representation or warranty of BBX Capital contained in this Agreement, and none of the statements or information concerning BBX Capital and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business by the Parties. During the period from the date of this Agreement through the earlier of the termination of this Agreement and the Effective Time, except (a) as may be required by applicable Law or Order, (b) as contemplated by this Agreement or as set forth on Schedule 6.1A in the case of BBX Capital or Schedule 6.1B in the case of BFC, or (c) with the prior written consent of BFC, with respect to matters relating to BBX Capital and its Subsidiaries, or the prior written consent of BBX Capital, with respect to matters relating to BFC and its Subsidiaries, the businesses of BFC, BBX Capital and their respective Subsidiaries shall be conducted only in the ordinary course of business and consistent with past practice, and in compliance in all material respects with all applicable Laws and the requirements of all BFC Material Contracts or BBX Capital Material Contracts, as the case may be, and BFC and BBX Capital shall, and shall cause each of their respective Subsidiaries to, (i) preserve intact its current business organization, (ii) preserve its relationships and goodwill with its customers, suppliers and others having significant business dealings with it and (iii) keep available the services of its current officers and other key employees. Without limiting the generality of the foregoing, except as provided by clauses (a), (b) or (c) above, neither BFC nor BBX Capital shall, and BFC and BBX Capital shall cause each of their respective Subsidiaries not to, directly or indirectly, take or propose to take any of the following actions:

(a) change or amend its articles of incorporation or bylaws (or similar organizational documents);

(b) except for (i) BFC Common Stock to be issued upon exercise of BFC Options outstanding on the date of this Agreement or the vesting of restricted shares of BFC outstanding on the date of this Agreement, BBX Capital Common Stock to be issued upon exercise of BBX Capital Options outstanding on the date of this Agreement or the vesting of restricted shares of BBX Capital outstanding on the date of this Agreement, (ii) BFC Common Stock issued pursuant to the Share Exchange Agreements or (iii) to the extent required under the terms and conditions of the BFC Rights Agreement or BBX Capital Rights Agreement, issue, sell, or grant any shares of capital stock or any options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of BFC, BBX Capital or any of their respective Subsidiaries or rights or obligations convertible into or exchangeable for any such shares of capital stock;

(c) acquire, or sell, lease, license, transfer or otherwise dispose of, any assets (including, without limitation, interests in any Person) or rights other than in the ordinary course of business consistent with past practices;

(d) divide, combine or reclassify any of its capital stock or otherwise make any changes in its capital structure;

(e) declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock or other equity securities; provided, however, that nothing contained herein shall be deemed to limit or prohibit the declaration or payment of (i) any quarterly cash dividend by BFC with respect to its 5% Cumulative Preferred Stock in accordance with BFC’s Amended and Restated Articles of Incorporation, as amended to date, (ii) any quarterly cash dividend on BFC Class A Common Stock or BFC Class B Common Stock in an amount not greater than $0.005 per share, or (iii) any dividend or other distribution made by a subsidiary that is wholly owned by either BFC or BBX Capital, or collectively by BFC and BBX Capital, including Woodbridge and its wholly owned subsidiaries, including Bluegreen;

(f) (i) incur, issue or assume any indebtedness for borrowed money or guarantee thereof or otherwise become liable for any indebtedness for borrowed money, including increasing the indebtedness for borrowed money under agreements in existence as of the date hereof (other than due to scheduled interest accruals and fees set forth in such agreements); (ii) make any loans, advances or capital contributions to, or investments in, any other Person, in each case other than to a subsidiary that is wholly owned by either BFC or BBX Capital, or collectively by BFC and BBX Capital, including Woodbridge and its wholly owned subsidiaries, including Bluegreen, or (iii) sell, transfer or hypothecate any accounts receivable; in the case of each of the foregoing clauses (i), (ii) and (iii), other than in the ordinary course of business consistent with past practices or other than in connection with joint venture investments in real estate projects or indebtedness incurred in connection with the development of real estate either owned by, or serving as collateral to secure a loan owned by, BBX Capital or any of its Subsidiaries as of the date hereof, in either case not to exceed $25 million individually or $50 million in the aggregate;

(g) except as contemplated by the terms of any BFC Equity Plan or BBX Capital Equity Plan, as the case may be, or any contract, agreement or other instrument evidencing any outstanding BFC Option or restricted share of BFC Common Stock or BBX Capital Option or restricted share of BBX Capital Common Stock, as the case may be, in each case as such terms are in effect as of the date hereof, (i) amend or waive any of its rights under, or accelerate the vesting under, any provision of any such plan or any provision of any such contract, agreement or other instrument or (ii) otherwise modify any of the terms of any outstanding BFC Option or restricted share of BFC Common Stock or BBX Capital Option or restricted share of BBX Capital Common Stock, as the case may be;

(h) establish, adopt, enter into or amend any BFC Plan or BBX Capital Plan, as the case may be, including, without limitation, any employment or consulting agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees or consultants, in each case except (i) as contemplated by the terms of any BFC Plan or BBX Capital Plan, as the case may be, as in effect on the date hereof or agreement existing as of the date hereof and disclosed to the other party, (ii) for reimbursement of expenses in the ordinary course of business, (iii) employment agreements entered into to replace an existing employee (other than a named executive officer) who was subject to any employment agreement with the applicable company, which new employment agreement shall be on terms no less favorable to such company than those contained in the employment agreement of the employee that was replaced, or (iv) periodic changes to compensation arrangements in the ordinary course of business consistent with past practices with respect to persons other than named executive officers and directors;

(i) (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract, agreement or other instrument that would be a BFC Material Contract or BBX Capital Material Contract, as the case may be; (ii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract, agreement or other instrument that would require the consent of any party thereto (other than the parties hereto) in connection with the Merger and other transactions contemplated hereby; or (iii) modify, amend, terminate or waive any material rights under any BFC Material Contract or BBX Capital Material Contract, as the case may be;

(j) make or commit to any capital expenditure or expenditures outside of the ordinary course of business and not consistent with past practices;

(k) make any pledge of any of its material assets or permit any of its material assets to become subject to any Liens, except for Permitted Liens, other than in the ordinary course of business consistent with past practices or in connection with indebtedness incurred in connection with the development of real estate projects permitted by Section 6.1(f);

(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m) change any of its accounting methods unless required by GAAP;

(n) take any action that would cause its representations and warranties set forth in this Agreement which (i) are not qualified as to materiality or “BFC Material Adverse Effect” or “BBX Capital Material Adverse Effect,” as the case may be, to be untrue in any material respect or (ii) are qualified as to materiality or “BFC Material Adverse Effect” or “BBX Capital Material Adverse Effect,” as the case may be, to be untrue;

(o) make, change or revoke any election in respect of Taxes, file any amended Tax Return, or adopt or change any material accounting method or period in respect of Taxes;

(p) commence or settle any legal or regulatory action, suit, proceeding or claim other than in the ordinary course of business and consistent with past practices;

(q) take any other action that could reasonably be likely to materially delay the Merger or result in a BFC Material Adverse Effect or BBX Capital Material Adverse Effect, as the case may be; or

(r) agree to take, or make any commitment to take, any of the foregoing actions.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Access to Information. From the date hereof through the Effective Time, each party shall permit the other party and its directors, officers, employees, investment bankers, attorneys, accountants and other authorized agents and representatives (collectively “Representatives”) reasonable access during regular business hours to the properties of such party and each of its Subsidiaries. Each party shall, and shall cause its Subsidiaries to, make their respective Representatives available to confer with the other party and its Representatives at reasonable times and upon reasonable request, and each party shall disclose and make available to the other party, and shall cause its Subsidiaries and the Representatives of such party and its Subsidiaries, to disclose and make available to the other party, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of such party and its Subsidiaries. Each party may make or cause to be made such investigation of the records, business and properties of the other party and its Subsidiaries as such party deems necessary or advisable to familiarize itself and its advisors with such business, properties and other matters, provided that any such investigation shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with the normal operations of the other party or any of its Subsidiaries. Each party agrees to maintain the confidentiality of all information exchanged pursuant to this Section 7.1, except as otherwise required by Law.

7.2 Public Announcements. Any public announcement made by or on behalf of either BFC or BBX Capital prior to the termination of this Agreement concerning this Agreement, the transactions described herein or any other aspect of the dealings between BBX Capital and BFC as contemplated hereby must first be approved by the other party (any such approval not to be unreasonably withheld or delayed), subject to either party’s obligations under applicable Law or rules, regulations or requirements of any securities exchange on which its stock is listed (but such party shall use its reasonable efforts in good faith to consult with the other party as to all such public announcements).

7.3 Notice. Each party will promptly notify the other party of (i) any event of which it obtains knowledge which has or is reasonably likely to have a BFC Material Adverse Effect or BBX Capital Material Adverse Effect, as the case may be, and (ii) any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties or covenants of such party contained herein. Each party will promptly notify the other party in the event it determines that it is unable to fulfill any of the conditions to performance by the other party hereunder.

7.4 No Solicitation.

(a) From and after the date of this Agreement until the Effective Time, subject to Section 7.4(b), without the prior written consent of BFC, BBX Capital will not, and will not permit its Representatives or Affiliates to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposals or any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposals, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal or under circumstances that could reasonably be expected to result in an Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (1) merger, consolidation, share exchange, business combination or similar transaction involving BBX Capital or any of its Subsidiaries, (2) sale, lease, exchange, transfer or other disposition (other than sales of assets in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of BBX Capital and its Subsidiaries on a consolidated basis, (3) liquidation, dissolution, recapitalization or other similar type of transaction involving BBX Capital or any of its Subsidiaries, (4) tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of BBX Capital Common Stock, or other transaction with BBX Capital in which any Person or group shall acquire or have the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of BBX Capital Common Stock, or (5) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the transactions contemplated hereby (or any modification thereof or proposal relating thereto). BBX Capital will, and will direct all its Representatives and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any Persons or groups conducted heretofore with respect to any of the foregoing.

(b) Notwithstanding the provisions of Section 7.4(a) above, if, between the date of this Agreement and the date, if any, on which this Agreement is approved by the Required BBX Capital Shareholder Vote, a Person or group other than BFC or any of its Affiliates (any such Person or group, a “Third Party”), submits to BBX Capital or its Board of Directors or Special Committee not resulting from a breach of Section 7.4(a) above, an unsolicited, bona fide, written Acquisition Proposal, and BBX Capital’s Board of Directors or Special Committee reasonably determines in good faith, (i) after consultation with its financial, legal and other advisors that such Acquisition Proposal will result in, or upon further discussion with or due diligence by such Third Party could reasonably be expected to constitute or result in, a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the action set forth in (A) and (B) below may be inconsistent with its fiduciary duties under applicable Law, then, in such case BBX Capital may (A) furnish information about its business to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that BBX Capital contemporaneously furnishes to BFC all such non-public information furnished to the Third Party and (B) negotiate and participate in discussions and negotiations with such Third Party with respect to such Acquisition Proposal. In the event that, between the date of this Agreement and the date, if any, on which this Agreement is approved by the Required BBX Capital Shareholder Vote, BBX Capital receives a Superior Proposal not in violation of Section 7.4(a) and BBX Capital’s Board of Directors or Special Committee determines, in good faith and after consultation with its legal, financial and other advisors, that the failure to do so would be inconsistent with fiduciary duties owed by directors under applicable Law, then BBX Capital’s Board of Directors or Special Committee may: (x) withhold, withdraw, modify or change its approval or recommendation of this Agreement or the Merger and/or (y) approve or recommend to BBX Capital’s shareholders the Superior Proposal, provided, in each case, BBX Capital provides BFC with at least two (2) Business Days prior written notice stating that it intends to take such action and setting forth the information specified in Section 7.4(c) with respect to any Superior Proposal which it intends to accept or recommend. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which BBX Capital’s Board of Directors or Special Committee determines, after consultation with its legal, financial and other advisors, are more favorable to BBX Capital’s shareholders from a financial point of view than the Merger or other revised proposal submitted by BFC prior to such determination, taking into account the ability of the Third Party to consummate the Superior Proposal on substantially the terms proposed. Nothing contained herein shall prohibit BBX Capital from taking, and disclosing to its shareholders a position required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A of the SEC.

(c) BBX Capital will notify BFC immediately, and in any event within one (1) Business Day, if (i) an Acquisition Proposal is made or is modified in any material respect (including, without limitation, any written material provided by the offeror, the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror), in which case BBX Capital will provide a copy of the Acquisition Proposal concurrently with such notice or (ii) BBX Capital furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

(d) In addition to the obligations set forth in paragraphs (a), (b) and (c) of this Section 7.4, BBX Capital shall, as promptly as practicable, advise BFC orally and in writing of any request for information that could reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions of such request or inquiry, and keep BFC informed in all material respects of the status of any such request or inquiry. BBX Capital shall also provide BFC with prior telephonic (promptly confirmed in writing) or written notice of any meeting of its Board of Directors (or any committee thereof, including, the Special Committee) at which its Board of Directors or any such committee is expected or could reasonably be expected to consider an Acquisition Proposal, together with a copy of all documentation relating to such Acquisition Proposal delivered or furnished to BBX Capital or its Representatives by the Person or group making the Acquisition Proposal or its or their Representatives.

7.5 BBX Capital Meeting.

(a) BBX Capital shall call the BBX Capital Meeting to be held at such date and time as may be mutually agreed upon by BFC and BBX Capital, which in any event shall be after the effectiveness of the Registration Statement. Except as provided in Section 7.4(b) with respect to the right of BBX Capital’s Board of Directors or Special Committee to withhold, withdraw, modify or change its recommendation to BBX Capital’s shareholders, BBX Capital shall use its reasonable efforts in good faith to secure the Required BBX Capital Shareholder Vote and include in the proxy statement of BBX Capital which forms a part of the Registration Statement the recommendation of its Board of Directors in favor of this Agreement.

(b) BFC shall vote all of its shares of BBX Capital Common Stock at the BBX Capital Meeting in favor of this Agreement.

7.6 Registration Statement; Schedule 13E-3.

(a) As promptly as practicable after the date of this Agreement, (i) BFC shall prepare and file with the SEC, with BBX Capital’s assistance (as described below), the Registration Statement, which shall include the prospectus of BFC and proxy statement of BBX Capital, and (ii) BBX Capital, BFC, Merger Sub and all other filing Persons required by the applicable rules and regulations of the SEC shall jointly prepare and file the Schedule 13E-3 with the SEC. The parties shall notify each other promptly upon receipt by such party, including any Affiliate or Representative of such party, of any comments from the SEC or its staff with respect to, and of any request by the SEC or its staff for amendments or supplements to, the Registration Statement or the Schedule 13E-3, and the parties shall supply each other with copies of all correspondence between them, including any of their respective Affiliates or Representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement or the Schedule 13E-3. The parties shall respond to any and all comments from the SEC relating to the Registration Statement or the Schedule 13E-3 as promptly as practicable following the receipt thereof.

(b) BBX Capital shall cooperate with BFC in connection with the preparation and filing of the Registration Statement, including promptly furnishing to BFC in writing upon request any and all information relating to it as may be reasonably required to be set forth in the Registration Statement under applicable Law. Each party shall cooperate with the other parties in connection with the Schedule 13E-3. BFC and Merger Sub shall use their reasonable best efforts to ensure that the information regarding BFC and Merger Sub contained in the Registration Statement and the Schedule 13E-3 will not, on the date or dates the Registration Statement or Schedule 13E-3 is filed with the SEC, on the date the Registration Statement becomes effective under the Securities Act, and at the time of the BBX Capital Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. BBX Capital shall use its reasonable best efforts to ensure that the information provided by it for inclusion or incorporation by reference in the Registration

Statement or Schedule 13E-3 will not, on the date or dates the Registration Statement or Schedule 13E-3 is filed with the SEC, on the date the Registration Statement becomes effective under the Securities Act, and at the time of the BBX Capital Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each party will use its reasonable best efforts to ensure that the Registration Statement and the Schedule 13E-3 comply in all material respects with the applicable requirements of applicable rules and regulations of the SEC, provided BFC and Merger Sub, on the one hand, and BBX Capital, on the other hand, assume no responsibility with respect to information supplied in writing, or failed to be supplied, by or on behalf of the other for inclusion or incorporation by reference in the Registration Statement or the Schedule 13E-3. Prior to filing of the Registration Statement or the Schedule 13E-3 with the SEC, or mailing of the proxy statement of BBX Capital which forms a part of the Registration Statement to BBX Capital’s shareholders, filing or mailing any other required document (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect to any such document, each party shall provide the other with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

(c) If before the Effective Time, any event or circumstance relating to BBX Capital or any of its Subsidiaries or Affiliates is discovered by BBX Capital, or any event or circumstance relating to BFC or any of its Subsidiaries or Affiliates is discovered by BFC, and such information should be set forth in an amendment or a supplement to the Registration Statement, BBX Capital shall promptly inform BFC and shall provide to BFC, or BFC shall promptly inform BBX Capital and prepare, appropriate amendments or supplements to the Registration Statement. The representations and warranties of the parties contained in this Agreement as to the accuracy of the information contained in the Registration shall apply to all such amended or supplemented information.

(d) BFC, with BBX Capital’s assistance (as described above), shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and to maintain the effectiveness of the Registration Statement until all of the shares of BFC Class A Common Stock have been issued and distributed in the Merger as described in the Registration Statement. BFC shall use commercially reasonable efforts to cause to be taken any action required under applicable federal or state securities Laws in connection with the issuance of shares of BFC Class A Common Stock pursuant to the Merger.

(e) As promptly as practicable after the Registration Statement becomes effective, BBX Capital shall mail the proxy statement of BBX Capital which forms a part of the Registration Statement to its shareholders.

7.7 Employee Benefit Plans. As appropriate, BBX Capital’s Board of Directors shall adopt resolutions to discontinue the sale or contribution (for any applicable period that has not yet commenced) of BBX Capital Common Stock pursuant to any BBX Capital Plan subject to Section 401(a) of the Code, or otherwise shall cause such discontinuance. If such resolutions have previously been adopted by BBX Capital’s Board of Directors, BBX Capital shall provide copies thereof to BFC as promptly as practicable and, in any event, prior to the Effective Time.

7.8 Indemnification.

(a) After the Effective Time, the Surviving Company shall indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of BBX Capital (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of BBX Capital if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger) regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the same extent provided for under the FBCA and the Articles of Incorporation and Bylaws of BBX Capital as in effect on the date hereof. The Surviving Company shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the same extent provided for under the FBCA and the Articles of Incorporation and Bylaws of BBX Capital as in effect on the date hereof upon receipt of any undertaking allowed under applicable Law or the Articles of Incorporation or Bylaws of BBX Capital as in effect on the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 7.8(a), upon learning of any Claim, shall immediately notify BFC (but the failure to so notify BFC shall not relieve BFC from any liability which it may have under this Section 7.8(a) except to the extent such failure prejudices BFC). The Surviving Company shall ensure, to the extent permitted under applicable Law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Articles of Incorporation or Bylaws of BBX Capital as in effect on the date hereof, or allowed under applicable Law as in effect on the date hereof with respect to Indemnified Liabilities, shall survive the consummation of the transactions contemplated by this Agreement.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by BBX Capital (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in lieu thereof obtain single limit tail coverage providing at least the same coverage and amount containing terms and conditions which are substantially no less advantageous for such period (which shall be purchased by BBX Capital immediately prior to Closing upon the request of BFC)) with respect to claims arising from facts or events which occurred before the Effective Time.

(c) The obligations of the Surviving Company provided under paragraphs (a) and (b) of this Section 7.8 are intended to be enforceable against the Surviving Company directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of the Surviving Company.

7.9 Tax Treatment.

(a) Unless otherwise required by applicable Law, the parties shall (a) report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and (b) otherwise use all reasonable efforts in good faith to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code. None of the parties shall take or cause to be taken, nor permit or cause any of its respective Affiliates or Subsidiaries to take or cause to be taken, any action which would cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(b) The parties shall cooperate and use their reasonable efforts in good faith in order to obtain the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. described in Section 8.1(f). In connection therewith, BBX Capital, BFC and Merger Sub shall deliver to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. representation letters as may be reasonably requested by such firm, dated and executed as of the date of such opinion.

7.10 Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of, and without in any way limiting, the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation (or, with the consent of the other parties, settle such litigation) so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. If any Governmental Entity issues an Order, decree or ruling, or takes any other action, which restrains, enjoins or otherwise prohibits consummation of the Merger or other transactions contemplated hereby, the parties shall use commercially reasonable efforts to lift such Order, decree, ruling or other action. Notwithstanding the foregoing, no party shall compromise or settle any litigation commenced against it or any of its directors or officers relating to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) without the other parties’ prior written consent, which shall not be unreasonably withheld or delayed. For the benefit of the parties, including in order to reduce the legal fees and expenses incurred by the parties with respect to any legal action or other proceeding covered by this Section 7.10, the parties agree that BFC’s legal counsel shall represent both parties in any such action or proceeding (absent a conflict of interest precluding BFC’s legal counsel from undertaking such joint representation).

7.11 HSR Act. If, and to the extent, required, the parties will (a) take all commercially reasonable actions necessary to file as soon as practicable after the date of this Agreement notifications under the HSR Act with respect to the Merger, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) request early termination of all applicable waiting periods.

7.12 Appointment of Directors. BFC shall offer each director of BBX Capital who is not also a director of BFC immediately prior to the Effective Time the opportunity to be appointed to the Board of Directors of BFC at the Effective Time.

7.13 BBX Capital Options and Restricted Shares.

(a) At or prior to the Effective Time, BBX Capital shall take all actions necessary to permit the conversion and assumption of BBX Capital Options and unvested restricted shares of BBX Capital Common Stock, in each case at the Effective Time in accordance with Section 3.5.

(b) As soon as practicable after the Effective Time, but in no event later than thirty (30) days after the Effective Time, BFC shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of BFC Class A Common Stock purchasable upon exercise of the assumed BBX Capital Options and underlying the assumed restricted shares of BBX Capital Common Stock, and BFC will use its reasonable efforts to maintain the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) for so long as any such assumed BBX Capital Options or restricted shares of BBX Capital Common Stock remain outstanding under the applicable BBX Capital Equity Plan assumed by BFC.

7.14 BBX Capital Rights Agreement. The Board of Directors of BBX Capital shall take all further actions (in addition to those referred to in Section 5.26) reasonably requested by BFC in order to render the BBX Capital Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement and to cause the BBX Capital Rights Agreement to expire or terminate immediately prior to the Effective Time.

7.15 BFC Rights Agreement. The Board of Directors of BFC shall take all further actions (in addition to those referred to in Section 4.23) reasonably requested by BBX Capital in order to render the BFC Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

7.16 Merger Sub Compliance. BFC shall cause Merger Sub to comply promptly with all of Merger Sub’s obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or as contemplated by or related to this Agreement, the Merger and other transactions contemplated hereby.

7.17 Section 16 Matters. Prior to the Effective Time, BBX Capital shall take such steps as may be reasonably required to cause dispositions of its securities pursuant to the Merger and other transactions contemplated by this Agreement by each individual who is a director or officer of BBX Capital, or other Person subject to filing requirements under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to the BBX Capital Common Stock, to be exempt under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

7.18 Disclosure Schedules. Within fourteen (14) days after the date of this Agreement, (a) BFC shall deliver to BBX Capital the Schedules required to be delivered by BFC pursuant to this Agreement, and (b) BBX Capital shall deliver to BFC the Schedules required to be delivered by BBX Capital pursuant to this Agreement.

7.19 Cooperation with Financing. From and after the date of this Agreement, BBX Capital shall, and shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, provide all customary cooperation as reasonably requested by BFC to assist BFC in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

7.20 Further Assurances. In addition to the specific agreements, covenants and undertakings contained in this Article VII, subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including, without limitation, obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger and other transactions contemplated hereby is subject to the fulfillment (or waiver, to the extent permitted, by the party (or parties) entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:

(a) The Required BBX Capital Shareholder Vote shall have been obtained; it being understood and agreed that this condition may not be waived, in whole or in part, by any party.

(b) No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger or other transactions contemplated hereby, and there shall be no Order of a Governmental Entity precluding consummation of the Merger or other transactions contemplated hereby.

(c) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC, and all comments and requests for additional information on the part of the SEC shall have been responded to and complied with as required.

(d) All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required by or with respect to BBX Capital, BFC or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, including, without limitation, the expiration or termination of any notice and waiting period under the HSR Act, if applicable, other than consents, approvals, Orders, authorizations, registrations, declarations or filings which if not made or obtained could not reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Company after consummation of the Merger. All of such consents and approvals shall have been obtained without the imposition of any conditions which could reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Company after consummation of the Merger.

(e) All written consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or other certificates necessary to provide for the continuation in full force and effect of (i) the BFC Material Contracts and BBX Capital Material Contracts and (ii) all of the existing Permits of BFC and BBX Capital shall have been received, except where the failure to receive such consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or certificates could not, individually or in the aggregate, reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Company after consummation of the Merger or its ability to continue to conduct the businesses of BFC and BBX Capital as they have been historically conducted.

(f) BFC and BBX Capital shall each have received the written opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., in form and substance reasonably acceptable to each of them, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. Federal income tax purposes, the Merger should constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such firm, including, without limitation, representations set forth in certificates of officers of BFC, Merger Sub and BBX Capital.

8.2 Conditions to BBX Capital’s Obligation to Effect the Merger. The obligation of BBX Capital to consummate the Merger and other transactions contemplated hereby is also subject to the fulfillment (or waiver by BBX Capital) at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of BFC and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or “BFC Material Adverse Effect”, shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of each of the foregoing clauses (i) and (ii), where such failures to be true and correct, taken as a whole, would not reasonably be expected to have a “BFC Material Adverse Effect.”

(b) Each of BFC and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of BFC or Merger Sub if the failure by such party to so perform or comply is attributable to BBX Capital.

(c) Each of BFC and Merger Sub shall have delivered to BBX Capital a certificate, dated as of the Closing Date and signed by an authorized officer thereof, certifying the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b) in all respects.

(d) Between the date hereof and the Effective Time, there shall not have been any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a BFC Material Adverse Effect.

(e) The opinion of Hovde Group, LLC referred to in Section 5.23 shall not have been withdrawn, revoked or annulled.

8.3 Conditions to BFC’s and Merger Sub’s Obligation to Effect the Merger. The obligations of BFC and Merger Sub to consummate the Merger and other transactions contemplated hereby is also subject to the fulfillment (or waiver by BFC or Merger Sub) at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of BBX Capital set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or “BBX Capital Material Adverse Effect”, shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of each of the foregoing clauses (i) and (ii), where such failures to be true and correct, taken as a whole, would not reasonably be expected to have a “BBX Capital Material Adverse Effect.”

(b) BBX Capital shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of BBX Capital if the failure by BBX Capital to so perform or comply is attributable to BFC or Merger Sub.

(c) BBX Capital shall have delivered to BFC a certificate, dated the Closing Date and signed by an authorized officer thereof, certifying the satisfaction of the conditions set forth in Sections 8.3(a) and (b).

(d) Between the date hereof and the Effective Time, there shall not have been any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a BBX Capital Material Adverse Effect.

(e) Between the date hereof and the Effective Time, holders of not more than one hundred fifty thousand (150,000) shares of BBX Capital Class A Common Stock shall have duly and validly exercised, or, immediately prior to the Effective Time, remain entitled to exercise, appraisal rights in connection with the Merger in accordance with the FBCA.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination of the Agreement. This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of the Merger by the shareholders of BBX Capital and/or BFC), as follows:

(a) By written consent of all parties hereto.

(b) By any party hereto:

(i) If, at the BBX Capital Meeting (including any adjournment or postponement thereof), this Agreement is not approved by the Required BBX Capital Shareholder Vote;

(ii) if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits consummation of the Merger or other transactions contemplated hereby, and such Order, decree, ruling or other action shall have become final and non appealable;

(iii) if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger or other transactions contemplated hereby by any Governmental Entity which would make consummation of the Merger or other transactions contemplated hereby illegal;

(iv) if the Merger shall not have been consummated by June 30, 2017; provided, however, that this deadline shall automatically be extended to December 31, 2017 in the event the parties are proceeding in good faith with respect to the satisfaction of the conditions to consummation of the Merger; or

(v) if, after complying with the provisions of Section 7.4, BBX Capital’s Board of Directors or Special Committee (A) shall have finally determined to approve or recommend a Superior Proposal to BBX Capital’s shareholders or (B) withholds or withdraws its recommendation of this Agreement or modifies or changes such recommendation in a manner adverse to BFC.

(c) By BBX Capital if:

(i) any of the conditions specified in Section 8.2 becomes incapable of being satisfied;

(ii) BFC or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within fifteen (15) days after the giving of written notice to BFC or Merger Sub, as the case may be, and (B) would result in the failure to satisfy a condition set forth in Section 8.2;

(iii) after the date hereof, there shall have occurred any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a BFC Material Adverse Effect; or

(iv) the opinion of Hovde Group, LLC referred to in Section 5.23 shall have been withdrawn, revoked or annulled.

(d) By BFC or Merger Sub if:

(i) any of the conditions specified in Section 8.3 becomes incapable of being satisfied;

(ii) BBX Capital shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within fifteen (15) days after the giving of written notice to BBX and (B) would result in the failure to satisfy a condition set forth in Section 8.3; or

(iii) after the date hereof, there shall have occurred any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a BBX Capital Material Adverse Effect; or

(iv) a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of BBX Capital Common Stock shall have been commenced or a registration statement or statement on Schedule TO with respect thereto shall have been filed (other than by BFC or any Subsidiary or Affiliate thereof (other than BBX Capital or any of its Subsidiaries, directors, officers, employees or agents which or who are not also Subsidiaries, directors, officers, employees or agents of BFC)) and BBX Capital’s Board of Directors shall, notwithstanding its obligations hereunder, have (A) recommended that BBX Capital’s shareholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.

9.2 Effect of Termination. If this Agreement is terminated pursuant to this Article IX, written notice thereof shall promptly be given by the party electing such termination to the other party (or parties) and, subject to the expiration of any applicable cure periods provided in Section 9.1(c)(i) and Section 9.1(d)(i), this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement except that nothing in this Section 9.2 shall relieve a breaching party for liability for its willful or intentional breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Survival of the Representations and Warranties. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein, and each such representation and warranty shall survive such investigation. The representations and warranties of the parties hereto contained in this Agreement and in any certificate delivered pursuant hereto or in any exhibit or schedule to this Agreement shall not survive the Effective Time.

10.2 Payment of Expenses. Except as set forth in the following sentence or as otherwise expressly set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. BFC and BBX Capital each agree to pay one-half ( 1⁄2) of all expenses, including, without limitation, legal fees and expenses, incurred by the parties with respect to the Registration Statement, any applicable pre-merger notification and report forms under the HSR Act, and any litigation relating to the Merger or other actions contemplated hereby.

10.3 Assignment; Binding Effect. This Agreement shall not be assigned or delegated, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), by any party without the prior written consent of the other parties. Any attempted assignment in violation of this prohibition shall be null and void. All of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the respective heirs, personal representatives, legal representatives, successors and permitted assigns of the parties hereto.

10.4 Governing Law. This Agreement will be governed and enforced in all respects, including validity, interpretation and effect, by the Laws of the State of Florida, without giving effect to its principles of conflicts of laws.

10.5 Consent to Jurisdiction.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts of Florida located in Broward County, Florida for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in such courts. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Florida law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.9, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

10.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and expenses through all appeals in addition to any other remedy.

10.8 Counterparts. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document. Notwithstanding Section 10.9 or anything to the contrary contained herein, delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart signature page.

10.9 Notices. All notices and other communications hereunder shall be in writing and, subject to Section 10.8, shall be deemed to have been duly received (i) on the date given if delivered personally or by facsimile (ii) one day after being sent by nationally recognized overnight delivery service or (iii) five days after having been mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If either to BFC or Merger Sub, addressed to:

BFC Financial Corporation

401 East Las Olas Blvd., Suite 800

Fort Lauderdale, Florida 33301

Attention: Acting Chief Executive Officer

Facsimile: (954) 940-5050

with a copy addressed to (which shall not constitute notice):

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

Attention: Alison W. Miller, Esq.

Facsimile: (305) 789-3395

If to BBX Capital, addressed to:

BBX Capital Corporation

401 East Las Olas Blvd., Suite 800

Fort Lauderdale, Florida 33301

Attention: Chief Financial Officer

Facsimile: (954) 940-5050

and to

Steven M. Coldren, Chairman of the Special Committee

401 East Las Olas Blvd., Suite 800

Fort Lauderdale, Florida 33301

Facsimile: (954) 940-5050

with a copy addressed to (which shall not constitute notice):

Akerman LLP

98 Southeast 7th Street

Suite 1100

Miami, Florida 33131-1714

Attn: Stephen K. Roddenberry, Esq.

Facsimile: (305) 374-5095

10.10 Entire Agreement. All exhibits and schedules referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersedes all prior agreements and understandings between the parties with respect thereto.

10.11 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12 Knowledge of the Parties. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranties. Where reference is made to a party’s knowledge or any similar phrase, such reference shall be deemed to include the respective officers and directors of such party and each of its Subsidiaries, all of whom shall be deemed to have conducted the inquiry required in this Section 10.12.

10.13 No Third Party Beneficiary. Except as set forth in Section 7.8, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.14 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief, including, without limitation, injunctive relief, specific performance or other equitable remedies, in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

10.15 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

10.16 Amendment and Waiver. This Agreement may be amended or modified in whole or in part at any time only by a writing signed by the parties hereto. Except as may be prohibited by applicable Law, any term, condition or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof. Any such waiver shall be effective only if in writing and shall not constitute a waiver of any of the waiving party’s other rights or remedies or of any other or future breach, violation or default hereunder.

10.17 Special Committee. Except as may be required by applicable Law, prior to the Effective Time, any consent, waiver or other determination to be made, or action to be taken, by BBX Capital under this Agreement shall be made or taken only upon the approval of the Special Committee.

10.18 Time of the Essence. Time is of the essence in the performance of all agreements, obligations and covenants by the parties under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BFC FINANCIAL CORPORATION,
a Florida corporation

By:	/s/ Jarett S. Levan
Jarett S. Levan,
Acting Chief Executive Officer and President

BBX MERGER SUBSIDIARY LLC, a Florida limited liability company

By:	/s/ Jarett S. Levan
Jarett S. Levan,
Chief Executive Officer

BBX CAPITAL CORPORATION, a Florida corporation

By:	/s/ Raymond S. Lopez
Raymond S. Lopez,
Executive Vice President and
Chief Financial Officer

Annex B

Opinion of Hovde Group, LLC

July 27, 2016

Special Committee of Board of Directors

BBX Capital Corporation

401 East Las Olas Boulevard, Suite 800

Ft. Lauderdale, FL 33301

Ladies and Gentlemen:

Hovde Group, LLC (“we” or “Hovde”) understand that BFC Financial Corporation, a Florida corporation (“BFC”), BBX Merger Subsidiary LLC, a Florida limited liability company and wholly owned subsidiary of BFC (“Merger Sub”), and BBX Capital Corporation, a Florida corporation (“BBX Capital”) are about to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which BBX Capital will merge with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “Merger”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of BFC, Merger Sub, BBX Capital or the holders of any of their respective securities, each share of the Class A common stock, par value $0.01 per share, of BBX Capital (“BBX Capital Class A Common Stock”) and the Class B common stock, par value $0.01 per share, of BBX Capital (together with BBX Capital Class A Common Stock, collectively, “BBX Capital Common Stock”) that is issued and outstanding immediately prior to the Effective Time (except for shares of BBX Capital Common Stock owned by BFC or Merger Sub and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive, at the election of the holder thereof, either: (i) 5.40 shares of the Class A common stock, par value $0.01 per share, of BFC (the “BFC Class A Common Stock” and, together with the Class B common stock, par value $0.01 per share, of BFC, collectively, “BFC Common Stock”)(the “Per Share Stock Consideration”), or (ii) $20.00 in cash (the “Per Share Cash Consideration”). The right of such holders, at their election, to receive either the Per Share Stock Consideration or the Per Share Cash Consideration is referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection therewith, the Special Committee of the Board of Directors of BBX Capital (the “Special Committee”) has requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of BBX Capital (other than BFC and its affiliates). We express no view or opinion as to any terms or other aspects of the Merger.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated July 26, 2016 (the most recent draft made available to us);

(ii)

reviewed the Annual Reports on Form 10-K for each of BFC and BBX Capital for the years ended December 31, 2014 and December 31, 2015; and certain interim reports to stockholders and Quarterly Reports on Form 10-Q for each of BFC and BBX Capital for the quarter ending March 31, 2016;

(iii)	reviewed certain other publicly available business and financial information concerning each of BFC, BBX Capital, and their affiliates;

(iv)

reviewed certain internal information relating to the business, results of operations, financial condition and prospects of each of BFC and BBX Capital, including certain forecasts and projections relating to BFC and BBX Capital and their affiliates prepared by management of the respective entities and their affiliates;

(v)

discussed with certain members of senior management of BFC and BBX Capital, the business, results of operations, financial condition and prospects of BFC and BBX Capital and their affiliates and their assessment of the rationale for the Merger;

(vi)	reviewed the relative shareholder ownership and voting interest in BBX Capital and BFC, including beneficial shareholder ownership and voting interest of BBX Capital;

Special Committee of Board of Directors of

BBX Capital Corporation

(vii)	reviewed the current and historical market prices and trading volumes for each of BFC’s and BBX Capital’s common stock;

(viii)

compared the financial performance of each of BFC and BBX Capital and the prices and trading activity of each of BFC’s and BBX Capital’s common stock, and analyzed the financial performance of certain of BFC’s and BBX Capital subsidiaries as compared to certain other publicly-traded companies Hovde deemed comparable to such entities and their securities;

(ix)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving companies that we considered relevant;

(x)	assessed the general economic, market and financial conditions; and

(xi)	performed such other analyses, reviewed such other information and considered such other factors as Hovde deemed appropriate.

We have assumed, without independent verification, that the representations as well as the financial and other information provided to us by BBX Capital and BFC or included in the Agreement, which has formed a substantial basis for this opinion, are true and complete. Hovde has relied upon the management of BBX Capital and BFC as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by BBX Capital and BFC, and Hovde assumed such forecasts and projections have been reasonably prepared by BBX Capital and BFC on a basis reflecting the best currently available information and each of BBX Capital’s and BFC’s judgments and estimates. We have assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and we do not in any respect assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by BBX Capital and the Special Committee to rely upon such forecasts and projections and other information and data, including without limitation the projections, and we express no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by BBX Capital and BFC or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of BBX Capital and BFC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review. We did not make an independent evaluation or appraisal of any specific assets or liabilities of BBX Capital and BFC or any of their respective subsidiaries. This opinion does not take into account the effects of any existing or potential litigation involving BFC or BBX Capital or their respective officers, directors or affiliates, and we have assumed that the outcome of any such litigation will not have a material adverse effect on BFC or BBX Capital or otherwise negatively affect our determination of the fairness, from a financial point of view, of the Merger Consideration.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be consummated substantially in accordance with the terms set forth in the draft Agreement we reviewed (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied or waived; (v) the Merger has been, and will be, conducted in compliance with all laws and regulations that are applicable to BBX Capital and BFC; and (vi) all contemplated benefits of the Merger will be achieved. BBX Capital has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger, and that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on BBX Capital or BFC, or that would have a material adverse effect on the contemplated benefits of the Merger. BFC management has informed us, and we have assumed for purposes of rending this opinion, that BFC has, or will be able to obtain, all of the necessary cash, lines of credit or other sources of funds, if needed, to enable it to pay the Merger Consideration and to complete the Merger in a timely manner and without terms and conditions that would adversely affect the operations of BFC after consummation of the Merger.

Special Committee of Board of Directors of

BBX Capital Corporation

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of BBX Capital or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Special Committee or any other party with respect to alternatives to the Merger.

Our opinion is directed solely to the Special Committee of the Board of Directors of BBX Capital in connection with its consideration of the Merger and our opinion does not constitute a recommendation to BBX Capital or BFC as to whether or not BBX Capital or BFC should enter into the Agreement or to any shareholders of BBX Capital or BFC as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for BBX Capital or the effect of any other transaction in which BBX Capital might engage, nor does it address the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of BBX Capital, or class of such persons, relative to the amount of the consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration to be paid in connection with the Merger is necessarily the highest or best price that could be obtained in the Merger or in a sale, merger, combination or other corporate transaction with a third party.

We do not express any opinion as to the value of BBX Capital’s common stock or BFC’s common stock following the announcement of the proposed Merger, the value of BBX Capital’s common stock or BFC’s common stock following the consummation of the Merger, or the prices at which shares of BBX Capital’s common stock or BFC’s common stock may be purchased or sold at any time. We note that, as of the date of this letter, the aggregate market price of the Per Share Stock Consideration is substantially less than the value of the Per Share Cash Consideration. Under the Agreement, a holder of a No-Election Share will receive the Per Share Cash Consideration. We assume that a holder of BBX Capital Common Stock who elects to receive the Per Share Stock Consideration is willing and able to accept the risk that the Per Share Stock Consideration might not be equal to or exceed, and might be substantially less than, the value of the Per Share Cash Consideration at the time of the Merger or at any time in the future.

Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of BBX Capital or BFC or their affiliates. Furthermore, Hovde is not rendering any opinion with respect to the legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Special Committee of the Board of Directors of BBX Capital and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of the BBX Capital’s Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document, this letter has not been withdrawn prior to the date of such document, and any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring or information that becomes available after the date hereof.

In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Special Committee of Board of Directors of

BBX Capital Corporation

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Hovde was retained by the Special Committee to render this opinion letter in connection with the Merger. In connection with our services, we will receive from BBX Capital, a fairness opinion fee that is contingent upon the issuance of this opinion letter. BBX Capital has also agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement, and to reimburse Hovde for expenses incurred in connection with its engagement. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and BBX Capital or BFC.

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of BBX Capital (other than BFC and its affiliates) from a financial point of view.

Sincerely,

/s/ Hovde Group, LLC

Annex C

Background of the 2015 Tender Offer

On May 7, 2013, BFC and BBX Capital entered into an Agreement and Plan of Merger (the “2013 merger agreement”) which provided for BBX Capital to merge with and into a wholly-owned subsidiary of BFC. Under the terms of the 2013 merger agreement, BBX Capital’s shareholders (other than BFC and shareholders of BBX Capital who exercised appraisal rights in accordance with Florida law) would have been entitled to receive 5.39 shares of BFC’s Class A Common Stock in exchange for each share of BBX Capital’s Class A Common Stock that they held at the effective time of the merger. The merger contemplated by the 2013 merger agreement was subject to certain closing conditions, including, without limitation, BFC’s Class A Common Stock being approved for listing on a national securities exchange at the effective time of the merger. BFC was advised by the NYSE and NASDAQ that, subject to a change in their position in the future, they would not consider approval of any application for listing of BFC’s Class A Common Stock prior to the final resolution of the federal securities litigation brought by the SEC against BBX Capital and its then-serving Chairman, Alan B. Levan, who also served as BFC’s Chairman. As a result of the time frames involved in BBX Capital and Mr. Alan Levan’s appeal of the jury verdict in the SEC action, the boards of directors of BFC and BBX Capital mutually agreed to terminate the 2013 merger agreement on December 15, 2014.

Following the termination of the 2013 merger agreement, BFC’s management began to consider alternative methods of increasing its ownership interest in BBX Capital. In connection therewith, BFC, with the assistance of its legal counsel, conducted an analysis of tender offer requirements. Thereafter, BFC pursued consideration of a tender offer for shares of BBX Capital’s Class A Common Stock in order to increase its ownership interest in BBX Capital. Particularly, BFC sought to increase its ownership to in excess of 80% of the outstanding shares of BBX Capital in order to position BFC to take advantage of certain significant tax benefits made available to BFC as the holder of more than an 80% equity and voting interest in BBX Capital.

On February 10, 2015, BBX Capital’s board of directors held a meeting at which members of BBX Capital’s senior management, who were also officers and/or directors of BFC, reviewed with the other members of BBX Capital’s board of directors a proposal whereby BFC would make a tender offer to purchase a specified amount of the outstanding shares of BBX Capital’s Class A Common Stock, such that following the tender offer BFC would own approximately 81% of the total number of outstanding shares of BBX Capital’s Class A Common Stock and Class B Common Stock. The purchase of shares in the tender offer would potentially be financed through a loan from Bluegreen or a third-party lender to BFC. Following such presentation, the members of the senior management of BBX Capital left the meeting and the remaining directors, all of whom were determined by BBX Capital’s board of directors to be independent under applicable rules and regulations of the SEC and the listing standards of the NYSE and who together comprised a majority of BBX Capital’s board of directors, appointed a special committee comprised solely of independent directors to, with the assistance of legal and financial advisors engaged by the special committee, consider and respond to any tender offer made by BFC. The special committee met following the adjournment of the board meeting to discuss the potential tender offer by BFC.

On February 12, 2015, BBX Capital’s special committee for purposes of the tender offer met telephonically to discuss organizational matters. At the meeting, the special committee ratified the retention of legal counsel to the special committee. A representative of such legal counsel was present at the meeting and reviewed with the special committee the process by, and timeline on, which a tender offer is executed, and advised the members of the special committee of their fiduciary duties and the role of the special committee in evaluating any tender offer. During the meeting, the special committee determined to retain a financial advisor and discussed several investment banking firms that could act as the special committee’s financial advisor. Between February 12, 2015 and March 12, 2015, the Chairman of the special committee contacted prospective financial advisors.

At a meeting of BFC’s board of directors held on March 2, 2015, BFC’s management advised BFC’s board of directors that members of management had a conflict of interest as a result of their ownership of shares of BBX Capital’s Class A Common Stock and their intention to tender their shares in the tender offer. Accordingly, BFC’s board of directors established a special committee of independent directors to evaluate the advisability of making the tender offer and to determine the terms and conditions of the tender offer, including the purchase price, for recommendation to the full board of directors of BFC.

On March 3, 2015, the special committee of BBX Capital formed for purposes of the tender offer met to receive a report from the Chairman of the special committee concerning the potential engagement of a financial advisor and to review the proposed structure of the anticipated tender offer. The special committee also received from BBX Capital’s senior management an analysis of the tax and accounting considerations of the tender offer.

On March 4, 2015, the special committee of BBX Capital formed for purposes of the tender offer met to further review options for engaging a financial advisor and to discuss the potential terms of any financing to be provided to BFC by Bluegreen.

On March 12, 2015, at a meeting of BFC’s board of directors, BFC’s board of directors, together with its legal and financial advisors, discussed the potential benefits and risks of pursuing the tender offer and potential sources of financing. Following the meeting of BFC’s board of directors, a meeting of BFC’s special committee was held at which BFC’s special committee, together with its financial and legal advisors, discussed possible terms and conditions of the tender offer, and while the special committee confirmed the advisability of proceeding with the tender offer, no decisions were made at this meeting regarding the terms and conditions of the tender offer.

At a meeting of the special committee of BBX Capital formed for purposes of the tender offer held on March 12, 2015, the special committee approved the engagement of a financial advisor to the special committee.

On March 16, 2015, a meeting of BFC’s special committee was held at which the members resumed deliberations regarding the terms and conditions of the tender offer, and after discussion among the members of BFC’s special committee and its legal and financial advisors, BFC’s special committee determined to recommend the material terms and conditions of a tender offer for 4,771,221 shares of BBX Capital’s Class A Common Stock at a $20.00 per share purchase price.

BFC’s board of directors held a meeting on March 16, 2015 immediately following the meeting of BFC’s special committee to consider and discuss the tender offer. At the meeting, BFC’s special committee informed BFC’s board of directors of its recommendation regarding the terms and conditions of the tender offer, including the $20.00 per share purchase price. After further discussion and consideration, BFC’s board of directors approved the tender offer for 4,771,221 shares of BBX Capital’s Class A Common Stock and the terms and conditions thereof, including the $20.00 per share purchase price.

On March 17, 2015, BFC issued and filed with the SEC a press release announcing its intention to commence the tender offer to purchase up to 4,771,221 shares of BBX Capital’s Class A Common Stock at a purchase price of $20.00 per share. Later that day, the special committee of BBX Capital formed for purposes of the tender offer issued a statement acknowledging BFC’s announcement and asked that BBX Capital’s shareholders defer making a determination whether to accept or reject the tender offer until such time as they have been advised of the special committee’s position with respect to the tender offer.

On March 20, 2015, BFC filed with the SEC its Schedule TO relating to the tender offer and began mailing to BBX Capital’s shareholders the offer to purchase and transmittal documents.

The tender offer was not conducted in connection with or anticipation of any going private transaction, and it was conditioned upon, among other things, the consummation of the tender offer and the purchase of shares of BBX Capital’s Class A Common Stock in connection therewith not being reasonably likely to result in BBX Capital’s Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act. The tender offer was also subject to a financing contingency.

On March 25, 2015, the special committee of BBX Capital formed for purposes of the tender offer met to discuss and preliminarily evaluate, with the assistance of its legal counsel and financial advisor, the terms of the tender offer. At the meeting, a representative of the special committee’s legal counsel outlined for the special committee its fiduciary duties to BBX Capital’s shareholders with respect to the tender offer. There followed extensive discussion concerning the terms of the tender offer. The special committee authorized its Chairman to contact BFC’s Chairman to discuss certain terms of the tender offer. Later that day, the Chairman of the special committee met with BFC’s Chairman, with representatives of the special committee’s legal counsel and BFC’s legal counsel present, to discuss certain terms of the tender offer.

Thereafter, the terms of a letter agreement concerning certain corporate governance matters and a letter agreement concerning tax matters and BFC’s ownership intention with respect to BBX Capital were negotiated.

At a meeting of the special committee of BBX Capital formed for purposes of the tender offer held on March 31, 2015, the special committee’s financial advisor provided the special committee with an overview of its report and underlying analyses, and responded to questions from the special committee. The special committee also discussed with its legal counsel certain legal matters related to the tender offer.

On April 1, 2015, BFC delivered two letters to the special committee of BBX Capital formed for purposes of the tender offer. In the first letter, BFC confirmed its undertaking, in the event BFC obtained an 80% or greater ownership interest in BBX Capital, to enter into a tax sharing agreement with Woodbridge, Bluegreen and BBX Capital pursuant to which, among other customary terms and conditions, any company within the consolidated group that uses net operating losses or tax credits of another company within the group to offset its taxable income would pay to the other company an amount equal to the tax benefit it realizes as a result of the use of the other company’s net operating losses or tax credits. Such tax sharing agreement was entered into during May 2015. BFC also confirmed in the first letter that it intended to seek an ownership interest in BBX Capital of at least 80% and has no current plans or intentions to dispose of its investment in BBX Capital or decrease its ownership interest in BBX Capital to less than its ownership interest immediately following consummation of the tender offer. In the other letter, BFC agreed that, for a period of one year following consummation of the tender offer, BFC would not, without the approval of a majority of the independent directors then serving on the BBX Capital’s board of directors, take any action for the purpose of causing, or which would have a reasonable likelihood of causing: (a) BBX Capital’s Class A Common Stock to be delisted from the NYSE or deregistered under the Exchange Act, or (b) BBX Capital’s board of directors not to continue to meet certain specified corporate governance requirements set forth in the listing standards of the NYSE.

At a meeting of the special committee of BBX Capital formed for purposes of the tender offer held on April 1, 2015, a representative of the special committee’s legal counsel updated the special committee as to discussions with BFC’s legal counsel regarding certain legal matters related to the tender offer and reviewed with the special committee (i) the letters sent by BFC as described in the preceding paragraph and (ii) the special committee’s fiduciary duties to BBX Capital’s shareholders with respect to the tender offer. A member of BBX Capital’s senior management also addressed questions and discussion points relevant to the special committee’s consideration of the tender offer, and a representative of the special committee’s financial advisor addressed questions from the special committee related to its analyses. After discussion, the special committee authorized its Chairman to contact BFC’s Chairman to discuss the tender offer price of $20.00 per share.

At a meeting of the special committee of BBX Capital formed for purposes of the tender offer held on April 2, 2015, the special committee’s financial advisor provided a copy of its final report to the special committee. The Chairman of the special committee then updated the special committee as to his discussions with BFC’s Chairman. The Chairman of the special committee informed the special committee that BFC’s Chairman stated that BFC was not willing to increase the offer price. After discussion, the special committee made its formal recommendation to express no opinion on the tender offer and to remain neutral with respect thereto. Subsequent to that meeting, at a meeting of BBX Capital’s board of directors, the Chairman of the special committee advised BBX Capital’s board of directors of the special committee’s determination with respect to the tender offer. Later that day, BBX Capital filed its Solicitation/Recommendation Statement on Schedule 14D-9 in which it disclosed that, for the reasons described therein, the special committee determined to express no opinion and remain neutral with respect to the tender offer.

On April 17, 2015, BFC entered into a Loan Agreement and Promissory Note with Bluegreen Specialty Finance, LLC (“Bluegreen Specialty Finance”), a wholly owned subsidiary of Bluegreen, pursuant to which Bluegreen Specialty Finance agreed to provide an $80 million loan to BFC to be used to fund BFC’s purchase of shares of BBX Capital’s Class A Common Stock in the tender offer and to pay related fees and expenses of the tender offer.

On April 30, 2015, BFC consummated the tender offer and purchased from the shareholders of BBX Capital a total of 4,771,221 shares of BBX Capital’s Class A Common Stock, at a purchase price of $20.00 per share, for a total purchase price of approximately $95.4 million. BFC used cash on hand and the proceeds of the loan made by Bluegreen Specialty Finance in order to fund the purchase of shares of BBX Capital’s Class A Common Stock in the tender offer.

The purchase of shares of BBX Capital’s Class A Common Stock in the tender offer increased BFC’s ownership interest in BBX Capital from approximately 52% to approximately 81% and its voting interest in BBX Capital from approximately 74% to 90%.

Annex D

Florida Business Corporation Act

Appraisal Rights Statutes

(Sections 607.1301 to 607.1333)

607.1301. Appraisal rights; definitions

The following definitions apply to ss. 607.1302 - 607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 - 607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302. Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303. Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. Notice of appraisal rights

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301 - 607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321. Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301 - 607.1333.

607.1323. Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. Shareholder’s acceptance of corporation’s offer

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4 must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2 waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330. Court action

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act and the Amended and Restated Articles of Incorporation and Bylaws of BFC provide for indemnification of each of BFC’s directors and officers against claims, liabilities, amounts paid in settlement and expenses if such director or officer is or was a party to any proceeding by reason of the fact that such person is or was a director or officer of BFC or is or was serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of BFC, which may include liabilities under the Securities Act. In addition, BFC carries insurance permitted by the laws of the State of Florida on behalf of its directors, officers, employees or agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting in such capacities on behalf of BFC, which acts may also include liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Exhibit Description

2.1*

Agreement and Plan of Merger, dated as of July 27, 2016, by and among BFC Financial Corporation, BBX Merger Subsidiary LLC and BBX Capital Corporation (included as Annex A to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)

3.1

Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective October 8, 1997 (incorporated by reference to Exhibit 3.1 to BFC Financial Corporation’s Registration Statement on Form 8-A, filed with the SEC on October 16, 1997)

3.1.2

Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective June 18, 2002 (incorporated by reference to Exhibit 4 to BFC Financial Corporation’s Current Report on Form 8-K, filed with the SEC on June 27, 2002)

3.1.3

Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective April 15, 2003 (incorporated by reference to Appendix B to BFC Financial Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 18, 2003)

3.1.4

Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective February 7, 2005 (incorporated by reference to Appendix A to BFC Financial Corporation’s Definitive Information Statement on Schedule 14C, filed with the SEC on January 18, 2005)

3.1.5

Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective June 22, 2004, as amended on December 17, 2008 (incorporated by reference to Exhibit 3.1 to BFC Financial Corporation’s Current Report on Form 8-K, filed with the SEC on December 18, 2008)

3.1.6

Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective May 19, 2009 (incorporated by reference to Appendix A to BFC Financial Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2009)

3.1.7

Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective September 21, 2009 (incorporated by reference to Annex D to the proxy statement/prospectus that forms a part of Amendment No. 1 to BFC Financial Corporation’s Registration Statement on Form S-4, filed with the SEC on August 14, 2009)

3.1.8

Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective September 21, 2009 (incorporated by reference to Exhibit 3.8 of BFC Financial Corporation’s Current Report on Form 8-K, filed with the SEC on September 25, 2009)

3.1.9

Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective December 19, 2013 (incorporated by reference to Exhibit 3.1 of BFC Financial Corporation’s Current Report on Form 8-K, filed with the SEC on December 23, 2013)

3.2	Bylaws of BFC Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 of BFC Financial Corporation’s Current Report on Form 8-K, filed with the SEC on February 12, 2015)

4.1

Specimen BFC Financial Corporation Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to BFC Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 1, 2013)

4.2

Specimen BFC Financial Corporation Class B Common Stock Certificate (incorporated by reference to Exhibit 4.2 to BFC Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 1, 2013)

4.3

Rights Agreement, dated as of September 21, 2009, by and between BFC Financial Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to BFC Financial Corporation’s Current Report on Form 8-K, filed with the SEC on September 25, 2009)

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding the validity of the securities being issued

8.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. relating to tax matters (included in Exhibit 5.1)

12.1

Statement re: computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.1 to BFC Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016)

23.1	Consent of Grant Thornton LLP as to BFC Financial Corporation

23.2	Consent of PricewaterhouseCoopers LLP as to BFC Financial Corporation

23.3	Consent of Grant Thornton LLP as to BBX Capital Corporation

23.4	Consent of PricewaterhouseCoopers LLP as to BBX Capital Corporation

23.5	Consent of Grant Thornton LLP as to Woodbridge Holdings, LLC

23.6	Consent of PricewaterhouseCoopers LLP as to Woodbridge Holdings, LLC

23.7	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages of this Registration Statement on Form S-4)

99.1**	Form of BBX Capital Corporation proxy card

99.2	Consent of Hovde Group, LLC

99.3	Consent of Norman H. Becker

99.4	Consent of Steven M. Coldren

99.5	Consent of Willis N. Holcombe

99.6	Consent of Anthony P. Segreto

99.7	Consent of Charlie C. Winningham, II

*

The schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K of the SEC. The registrant will furnish the omitted schedules to the SEC upon request therefor by the SEC.

**	To be filed by amendment.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on August 24, 2016.

BFC FINANCIAL CORPORATION

By:	/s/ Jarett S. Levan
Jarett S. Levan,
Acting Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jarett S. Levan and John E. Abdo, and each of them acting alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to this registration statement, including any and all amendments and supplements hereto and thereto, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jarett S. Levan Jarett S. Levan	Acting Chairman, Chief Executive Officer and President	August 24, 2016

/s/ John E. Abdo John E. Abdo	Vice Chairman	August 24, 2016

/s/ Seth M. Wise Seth M. Wise	Executive Vice President and Director	August 24, 2016

/s/ Raymond S. Lopez Raymond S. Lopez	Executive Vice President, Chief Financial Officer and Chief Accounting Officer	August 24, 2016

/s/ Darwin Dornbush Darwin Dornbush	Director	August 24, 2016

/s/ Oscar J. Holzmann Oscar J. Holzmann	Director	August 24, 2016

/s/ Alan Levy Alan Levy	Director	August 24, 2016

/s/ Joel Levy Joel Levy	Director	August 24, 2016

/s/ William Nicholson William Nicholson	Director	August 24, 2016

/s/ Neil A. Sterling Neil A. Sterling	Director	August 24, 2016